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INDEX TO FINANCIAL STATEMENTS
Notes to the consolidated financial statements
Rexam Cosmetics Notes to the 2012 Combined Financial Statements In thousands of USD

As filed with the Securities and Exchange Commission on July 2, 2014

No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Twist Beauty S.à r.l. & Partners S.C.A.*
(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg (State or other jurisdiction of incorporation or organization)	3089 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

5, rue Guillaume Kroll
L-1882 Luxembourg
Grand Duchy of Luxembourg
+352 26 34 03 21
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Albéa Beauty Solutions USA, LLC
595 Madison Avenue
10th Floor
New York, New York 10022
+1 (212) 371-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Joshua N. Korff, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 +1 (212) 446-4800	William R. Burke, Esq. Kirkland & Ellis International LLP 30 St Mary Axe London EC3A 8AF +44 20 7469 2000	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Stelios G. Saffos, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 +1 (212) 906-1281

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

         If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)

Ordinary shares, nominal value $1.00 per ordinary share	$150,000,000	$19,320

(1)
Includes ordinary shares that the underwriters may purchase pursuant to the option to purchase additional shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, as amended.

*
Prior to the completion of this offering, Twist Beauty S.à r.l. & Partners S.C.A. will convert into a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg and will be named Albéa S.A.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities nor is it soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated July 2, 2014

PROSPECTUS

Ordinary Shares

Albéa S.A.

        This is an initial public offering of ordinary shares of Albéa S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg. We are offering                  ordinary shares and the selling shareholders identified in this prospectus are offering an additional                  ordinary shares. We will not receive any proceeds from the sale of the ordinary shares offered by the selling shareholders.

        Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price of our ordinary shares is expected to be between $            and $            per ordinary share. We plan to file an application to list our ordinary shares on the                        under the symbol "                    ."

        Investing in our ordinary shares involves risks. See "Risk Factors" beginning on page 19 of this prospectus.

Price $            per Ordinary Share

	Per Ordinary Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling shareholders	$	$
Proceeds, before expenses, to us	$	$

        The underwriters have a 30-day option to purchase up to                  additional ordinary shares from us and up to            additional ordinary shares from our selling shareholders at the same terms set forth above.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the ordinary shares against payment in New York, New York on or about                        , 2014.

BofA Merrill Lynch	J.P. Morgan	Goldman, Sachs & Co.
Baird	Barclays	BMO Capital Markets

                        , 2014.

        We, the selling shareholders and the underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus prepared by or on our behalf or to which we have referred you. We, the selling shareholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others might give you. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders are, and the underwriters and their affiliates are not, offering to sell, or seeking offers to buy, these securities in any jurisdiction where their offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any particular sale of the ordinary shares occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

        The laws of certain jurisdictions may restrict the distribution of this prospectus and the offer and sale of the ordinary shares. Persons into whose possession this prospectus or any ordinary shares may come must inform themselves about, and observe, any such restrictions on the distribution of this prospectus and the offer and sale of the ordinary shares. In particular there are restrictions on the distribution of this prospectus and the offer or sale of the ordinary shares in the United States, the European Economic Area, the United Kingdom, Singapore, Hong Kong, Japan, Dubai International Finance Centre, Australia and Switzerland. Neither we nor our representatives or any of the underwriters are making any representation to any offeree or any purchaser of the ordinary shares regarding the legality of any investment in the ordinary shares by such offeree or purchaser under

i

applicable legal investment or similar laws or regulations. Accordingly, no ordinary shares may be offered or sold, directly or indirectly, and neither this prospectus nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations.

MARKET AND INDUSTRY DATA

        Certain market and industry data and forecasts included in this prospectus were obtained from third-party sources, independent market research, publicly available information, governmental agencies and industry publications and organizations, including, among others, Arthur D. Little, Euromonitor, the International Monetary Fund ("IMF") and Smithers Pira and based upon our estimates using such sources when available. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we believe that such information and estimates are reliable and accurately extracted by us for the purposes of this prospectus, we have not independently verified the data from third-party sources. This prospectus also contains statements regarding our industry and our relative competitive position in the industry that are not based on published statistical data or information obtained from independent third parties, but are internal estimates based on our experience and our own investigation of market conditions. While we are not aware of any misstatements regarding the market and industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings "Risk Factors" and "Forward-Looking Statements."

TRADEMARKS AND TRADE NAMES

        This prospectus includes our trademarks, such as "Albéa," "Greenleaf" and "EZ'R" which are protected under applicable intellectual property laws and are our or our subsidiaries' property. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

BASIS OF PRESENTATION AND OTHER INFORMATION

        Except where the context otherwise requires or where otherwise indicated, the terms the "Issuer", "Albéa," "we," "us," "our," the "Group" and "our business" refer, prior to the conversion discussed in "Prospectus Summary—Our Conversion into a Public Limited Liability Company," to Twist Beauty S.à r.l. & Partners S.C.A., a partnership limited by shares (société en commandite par actions) incorporated under the laws of the Grand Duchy of Luxembourg on June 22, 2011, and after the conversion, to Albéa S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, in each case together with its consolidated subsidiaries.

        In this prospectus, all references to "U.S. dollar" and "$" are to the lawful currency of the United States and all references to "euro" or "€" are to the single currency of the participating member states of the European and Monetary Union of the Treaty Establishing the European Community, as amended from time to time.

PRESENTATION OF FINANCIAL INFORMATION

        We present our historic financial information under International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board (the "IASB"). None of the

ii

financial statements or financial information included in this prospectus has been prepared in accordance with generally accepted accounting principles in the United States of America.

        Our financial information as of and for the three years ended December 31, 2011, 2012 and 2013 has been derived from the audited consolidated financial statements as of and for the three years ended December 31, 2011, 2012 and 2013 included elsewhere in this prospectus.

        The Albéa business was the result of a series of acquisitions that have been completed since mid 2010 by Twist Beauty Packaging S.à r.l. ("Twist Beauty Packaging"), an indirect subsidiary of the Issuer. On July 2, 2010, Twist Beauty Packaging acquired Rio Tinto Alcan's beauty packaging business to form the Albéa group.

        On December 31, 2012, we acquired the Rexam worldwide cosmetics business (the "Rexam Cosmetics Business") from Rexam plc and several other Rexam entities (the "Rexam Cosmetics Acquisition"). Prior to the Rexam Cosmetics Acquisition, Rexam plc operated a worldwide cosmetics business and a significantly smaller home and personal care products business (the "HPC Business"). We have included in this prospectus the audited combined financial statements of the Rexam Cosmetics Business as of January 1, 2012 and December 30, 2012 and for the year ended December 30, 2012. The financial information of the Rexam Cosmetics Business included in this prospectus presents the financial condition and results of operations of the businesses operated by the Rexam Cosmetics Business prior to its acquisition by us, adjusting for the exclusion of certain businesses and assets which we did not acquire and are prepared on a carve-out basis. In particular, the HPC Business was acquired by an affiliate of Sun Capital Partners Inc. ("Sun Capital") on December 31, 2012. These results may not reflect the results of the Rexam Cosmetics Business had that business operated as a stand-alone business held by us and accordingly these results are not directly comparable to our audited financial statements as of and for the three years ended December 31, 2011, 2012 or 2013 presented in this prospectus.

        Certain numerical figures set out in this prospectus, including financial data presented in millions or thousands and percentages, have been subject to rounding adjustments, and, as a result, the totals of the data in this prospectus may vary slightly from the actual arithmetic totals of such information.

NON-IFRS FINANCIAL MEASURES

        This prospectus contains financial measures and ratios, including EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA Margin, Adjusted Net Income and net debt, that are not required by, or presented in accordance with IFRS. We refer to these measures as "non-IFRS financial measures." For a definition of how these financial measures are calculated, see "Selected Consolidated Financial and Other Data."

        We present non-IFRS financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluating our underlying historical performance. The non-IFRS financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating profit as reported under IFRS. Non-IFRS financial measures and ratios are not measurements of our performance, financial condition or liquidity under IFRS and should not be considered as alternatives to operating profit or profit, or as alternatives to cash flow from operating, investing or financing activities for the period, or any other performance measures, derived in accordance with IFRS or any other generally accepted accounting principles.

iii

 PROSPECTUS SUMMARY

        This summary provides an overview of selected information about us and the ordinary shares that we and the selling shareholders are offering, but does not contain all the information you should consider before investing in our ordinary shares. Before making an investment decision you should read this entire prospectus carefully, including the risks of investing in our ordinary shares described under "Risk Factors" and our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See "Forward-Looking Statements."

        Except where the context otherwise requires or where otherwise indicated, the terms the "Issuer", "Albéa," "we," "us," "our," the "Group" and "our business" refer, prior to the conversion discussed in "Prospectus Summary—Our Conversion into a Public Limited Liability Company," to Twist Beauty S.à r.l. & Partners S.C.A., a partnership limited by shares (société en commandite par actions) incorporated under the laws of the Grand Duchy of Luxembourg on June 22, 2011, and after the conversion, to Albéa S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, in each case together with its consolidated subsidiaries.

Overview

        We believe we are one of the world's leading producers of plastic packaging for the beauty and personal care market, which we believe is the fastest growing end-market for consumer packaged goods. Our packaging is primarily used in the skincare, color cosmetics, fragrance, bodycare and oral care segments of the beauty and personal care industry and consists of laminate tubes and plastic tubes, mascaras, lip gloss and lipstick containers, compact powder-cases, jars, fragrance caps and dispensing systems such as fragrance pumps and samplers, lotion pumps and foam pumps, as well as promotional items. We believe that our product offering addresses an $8 billion sub-segment of the global market for beauty and personal care packaging, which according to a 2014 Arthur D. Little report, is estimated to be approximately $22 billion. We are a global market leader across the majority of our product portfolio with over 70% of our sales in product categories in which we believe we hold the number one or two market positions. We believe that we have one of the broadest portfolios of packaging in our industry enabling us to provide comprehensive solutions, which simplify and optimize our customers' supply chain.

        We have a blue-chip customer base and long-standing relationships with leading global beauty and personal care companies such as L'Oréal, LVMH, Estée Lauder, Procter & Gamble, Avon, Natura, Unilever, Coty, Chanel and GlaxoSmithKline, averaging more than 20 years. Our customers also include more than 1,000 regional and local beauty and personal care companies. We have been able to grow and maintain long-term relationships with our customers due to the strength and global footprint of our manufacturing operations, our strong customer focus, new product development capabilities and the critical position that our packaging occupies within our customers' supply chain. New product development is at the core of our and our customers' success. Our new product development teams collaborate with our customers to develop packaging, enabling them to successfully market their products to consumers. Furthermore, we have advanced integrated printing, decorating, surface treatment (such as anodizing and electro-plating) and metallization capabilities. The design and presentation of our packaging communicates our customers' distinct values and style, which are of particular importance in the end-markets that we serve. Many are specialty items designed to provide a convenient and often unique means of storing, dispensing and applying our customers' products. Although our packaging often constitutes only a small portion of our customers' cost of production, it is an integral part of our customers' successful marketing strategy and, ultimately, an element of consumers' satisfaction.

        We have a global manufacturing platform of 38 plants, operating in 14 countries across Europe, North America, South America and Asia. Our global manufacturing network is closely aligned with our customers' plants. We serve both large, developed markets such as Europe and North America and faster-growing, developing markets such as Brazil, Mexico, China, Indonesia, Russia and India. We believe that we are well positioned relative to our largely regional peers to take advantage of anticipated growth in those emerging markets, in particular for affordable beauty and personal care products, since our global footprint and broad product offering enables us to serve our developed market customers as they expand globally as well as penetrate new regional and local customers in developing markets. Our global exposure is enhanced by the use of our packaging for high-end beauty and personal care products which are sold around the world. For example, several luxury brands we serve have their primary filling locations in France, but sell their products globally. The global distribution of our customers' products allows us to more efficiently utilize our developed market manufacturing footprint while participating in global growth trends.

        Since the acquisition of Albéa by an affiliate of Sun Capital in 2010, Albéa has been transformed into one of the world's leading producers of plastic packaging for the beauty and personal care industry through a series of strategic acquisitions and divestitures and capital investment and operational improvement programs. We established our global leadership position in the laminate tubes market through our merger with Betts Acquisition (2009) Limited ("Betts"), and expanded into dispensing systems through the acquisition of the Rexam Cosmetics Business. We have also completed several bolt-on acquisitions to broaden our geographic exposure and to solidify our supply chain, such as the purchases of Eyelematic in the U.S. and Tex China. Our continuous focus on operational efficiency and acquisition integration has reduced costs and improved our Adjusted EBITDA Margin. We have invested significantly in new plants and equipment, and rationalized our production capacity in France, Italy, Mexico and Brazil. As of December 31, 2013, we have achieved approximately $22 million of annualized synergies and cost savings from the acquisition of the Rexam Cosmetics Business out of a total annual target of $47 million (compared to 2012 costs). We expect to achieve the remaining $25 million of annualized synergies and cost savings related to the acquisition of the Rexam Cosmetics Business by the end of 2016 (compared to 2012 costs). Our strategic initiatives, in particular our acquisitions and cost reduction measures, have resulted in significant Adjusted EBITDA growth and Adjusted EBITDA Margin expansion. From 2011 to 2013, our Adjusted EBITDA has grown from $86.2 million to $155.5 million, representing a 34.3% compound annual growth rate ("CAGR"). During the same time period, our Adjusted EBITDA Margin has expanded from 8.5% to 10.0%. See "Summary Consolidated Financial and Other Data" for a reconciliation of profit/(loss) from continuing operations, the most directly comparable measure under IFRS, to EBITDA and Adjusted EBITDA. With our transformation well underway, we believe we are in a position to pursue further growth opportunities and continued Adjusted EBITDA Margin and net income improvement.

Our Products

        Our packaging includes laminate tubes, plastic tubes, rigid packaging, dispensing systems and solutions combining these products (such as tubes and dispensing systems). In addition, we provide promotional items, accessories and items provided on a complementary basis by our customers through our beauty solutions business.

Laminate Tubes

        Laminate tubes are made from multi-layer films in order for the composite material to achieve improved oxygen-, water-, or light-resistance, or a better appearance. A large portion of our laminate tubes are produced for the high-volume toothpaste market, which requires efficiently produced economical packaging solutions, ideally suited for emerging market customers. They are also used for cosmetic and over-the-counter healthcare applications.

Plastic Tubes

        Plastic tubes are often used for skincare and personal care products which require distinctive, branded packaging. Our plastic tubes come in a variety of shapes, sizes, caps and applicators, providing our customers with a range of products to fit their brands' needs. Our plastic tubes offering can also be combined with our dispensing systems, such as pumps that deliver the right amount of product, to provide better value for customers. Plastic tubes can be decorated with high-impact graphical content.

Rigid Packaging

        Rigid packaging consists of plastic injection-molded packaging, often combined with sophisticated decoration. Our principal rigid packaging includes mascara containers, fragrance and skincare caps (often used in combination with fragrance or lotion pumps), lipstick containers and compact powder-cases. We offer a wide range of decorating options such as printing, varnishing, hot-stamping, metallization, electro-plating and metal pieces.

Dispensing Systems

        Dispensing systems are injection-molded products that often have sophisticated designs and are manufactured through precise injection and high-speed assembly. Dispensing systems include fragrance, lotion and foam pumps as well as perfume samplers. Pumps are highly technical assembled products as a result of their small working parts. Our dispensing systems offer a wide choice of dosage and delivery quality options, which in combination with our tubes and rigid packaging offering gives us the ability to provide a total packaging solution to our customers.

Beauty Solutions

        Beauty Solutions is a value-added business through which we sell promotional items and products offered on a complementary basis and related services. We source innovative applicators, full service products (consisting of sub-contracted packaging, formula and filling) and small-quantity items from third-party manufacturers, and we provide product customization, quality control and supply-chain management.

        The following chart presents our sales by geographic region and product category for the year ended December 31, 2013.

Sales by geographic region for the year ended December 31, 2013	Sales by product category for the year ended December 31, 2013

        The following table presents our revenue, growth and global market position by product category (based on revenue) for the year ended December 31, 2013.

*
At constant exchange rate and based on aggregated financial information for 2012. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Strengths

Focused on the high growth beauty and personal care packaging market

        We believe that beauty and personal care packaging is one of the fastest growing major subsegments of the global consumer packaging market. The market for beauty and personal care packaging is characterized by a mix of large and resilient markets in developed countries, and by rapidly growing markets in emerging countries. Consumer purchases of beauty and personal care products, which drive demand for our packaging products, have grown through various economic cycles as consumers have continued to purchase those products regardless of economic conditions because they are a part of consumers' daily beauty and personal care regimen. End-market retail sales for the global beauty and personal care market has grown at a CAGR of 6.2% from 2003 to 2013 (according to Euromonitor), while gross domestic product ("GDP") growth during the same period averaged 3.8% per year (based on IMF data).

        According to a 2013 Smithers Pira report, the global beauty and personal care packaging market is expected to grow at 4.9% per year between 2013 and 2018, while the annual market growth in Europe and North America is expected to be 3.0% and 3.3%, respectively, between 2013 and 2018. We expect consumer demand for beauty and personal care products in emerging markets to continue to be driven by a growing middle class, a rapid increase in demand for branded and upscale products and improved retail infrastructure. We expect growth in developed markets to continue to be influenced by an aging population, consumer interest in beauty and personal care trends and growing demand for more convenient and effective packaging solutions. As illustrated in the graph below, the global beauty and personal care packaging market is expected to continue to exhibit one of the strongest growth rates relative to other major consumer packaging subsegments through 2018 on a global basis.

End Market Packaging Consumption Growth 2013 (estimated)—2018 (estimated)

Source:
Smithers Pira, 2013.

Leader in beauty and personal care packaging focused on providing total packaging solutions on a global basis

        We believe that we are one of the world's leading producers of beauty and personal care packaging, and hold the number one global market position in laminate and plastic tubes, foam pumps, fragrance samplers and lipstick and mascara containers. We also believe that we hold the number two global market position in the fragrance pumps category and the number three global position in the lotion pumps category. Our global footprint, long-standing customer relationships and new product development capabilities combined with our manufacturing excellence built on quality, consistent performance and continuous improvement, contribute to high barriers to entry and reinforce our global leadership position, and have resulted in strong revenue growth.

        We believe that we have the broadest product portfolio in our industry, which gives us the ability to provide a total packaging solution to our customers and generate sales from a diverse range of product categories. Further, as we have leadership positions and plants across all major geographic regions, we can serve a global customer base that increasingly requires product delivery across multiple regions. The ability to be a "one-stop-shop" on a global basis for our customers simplifies and optimizes their supply chains and represents a significant growth opportunity for us.

        Our "tube and pump" product line is an example of the packaging solutions we strive to develop. It offers to skincare brands an attractive response to the changing attitude of consumers to the use of preservatives, through the combination of a tube and an airless pump, replacing the more traditional jar and cap, and allows brands to use preservative-free formulas while facilitating the application of the skin cream.

Global footprint with strong presence in high growth geographies

        We have a global manufacturing platform of 38 plants, operating in 14 countries across Europe, North America, South America and Asia. Our global manufacturing base, which we believe is unmatched by our largely regionally-focused peers, enables us to manufacture packaging in close proximity to our customers' plants throughout the world, providing us with a competitive advantage and allowing us to benefit from global growth trends. As a result of our global footprint we have the capacity to align our manufacturing capabilities and our product offering to penetrate local and regional customer demand, while supporting the geographical expansion of our global customers.

Strong customer focus and long-standing relationships with our blue-chip customer base

        Our customer portfolio includes beauty and personal care companies that own the majority of the leading global beauty brands in Europe, the Americas and Asia. We have developed strong, long-standing relationships with our blue-chip customer base, which includes nine of the ten largest cosmetics manufacturers in the world. We have provided products to these manufacturers for an average of over 20 years, and they use our products in some of the most iconic global brands. Our blue-chip customer base includes L'Oréal, LVMH, Estée Lauder, Procter & Gamble, Avon, Natura, Unilever, Coty, Chanel and GlaxoSmithKline. We have built and grown these long-lasting relationships through our strong customer focus, breadth and quality of our product offering, close collaboration with customers to develop new products, global footprint and focus on manufacturing excellence. We believe that our blue-chip customer base has grown faster than our addressable markets and that we are well positioned to continue to be a key partner to them. We believe that our sustainability and corporate social responsibility initiatives are among the most comprehensive and the most advanced in our industry, reflecting not only our commitment to the communities in which we operate, but also a business imperative and a competitive advantage driven by customer and consumer demand.

New product development capabilities drive competitive advantage and growth

        Our product development capabilities are a key part of our ability to meet the continuous demand from our customers for new packaging for new product launches. Our new product development infrastructure, supported by our scale and financial resources, is a competitive advantage over our smaller peers. Our new product development efforts are aligned with our growth initiatives to expand in emerging markets, because we seek to develop products that may be produced on a more cost efficient basis so they can be sold at lower prices, and cross-sell our diverse product offering to our customers with whom we work closely throughout new product development cycles. For example, we developed smaller "Little Kiss" lipstick tubes in India to meet the demands of the market for a lower priced product. Finally, our new product development efforts support our "one-stop-shop" approach as evidenced by our ability to develop integrated caps, sprayers and tubes.

Proven financial performance

        We have reshaped our business portfolio through several strategic acquisitions and divestitures since 2011 while increasing profitability through rigorous cost reductions and continuous improvement programs, which have resulted in significant revenue growth, Adjusted EBITDA growth and Adjusted EBITDA Margin expansion.

Revenue	Adjusted EBITDA*	Adjusted EBITDA Margin*
(in millions)	(in millions)	(in percentages)

*
Adjusted EBITDA and Adjusted EBITDA Margin are not measures defined under IFRS. See "Summary Consolidated Financial and Other Data" for the definition of Adjusted EBITDA and a reconciliation of profit / (loss) from continuing operations to Adjusted EBITDA. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue.

**
The revenue and Adjusted EBITDA for the year ended December 31, 2012, presented for illustrative purposes only in the above charts, have been derived through the mathematical addition (without applying any pro forma adjustments or acquisition accounting) of the revenue and Adjusted EBITDA, respectively, of Albéa and the Rexam Cosmetics Business for such period and are not comparable to pro forma financial information prepared in accordance with Article 11 of Regulation S-X and should not be read as such.

Transformational management team with strong track record of execution

        Our team of ten executive officers has an average of 17 years of experience in the beauty and personal care packaging industry. Our senior management team has successfully managed our transition to a stand-alone business, the implementation of operational improvements and the acquisition and integration of Betts and the Rexam Cosmetics Business. Our team is led by our Chief Executive Officer, François Luscan, who joined in 1985 and has 29 years of experience in the packaging industry. Mr. Luscan led the Albéa business before, during and after its carve-out from the Rio Tinto Alcan group. Mr. Luscan is supported by our Chief Financial Officer, Xavier Leclerc de Hauteclocque, who joined in 2012 and has 10 years of experience in the packaging and beauty industries.

Our Strategies

        We intend to capitalize on our strengths in the beauty and personal care packaging market in order to grow revenue and improve our Adjusted EBITDA Margin to drive Adjusted EBITDA growth. We seek to achieve these objectives by executing the following strategies.

Leverage our capabilities to increase our market share

        We believe that our new product development capabilities, our ability to cross-sell our broad product offering to customers and our global manufacturing platform will enable us to increase our share of the global beauty and personal care packaging market. Our new product development capabilities have enabled us to penetrate new geographic markets and new customers as well as support our cross-selling initiatives. Additionally, our ability to cross-sell a total packaging solution to customers gives us the potential to increase our share of our existing customers' packaging spend and to attract new customers, especially smaller local ones, considering the benefits that we offer as a one-stop-shop. We also believe that we can increase the size of our addressable market through our ability to replace aluminum and other packaging material with plastic. For example, our laminate tube offering has taken market share from aluminum tubes.

Continue to penetrate regional and local customer base

        We will continue to develop long-term customer relationships and pursue business arrangements with small and medium-sized customers that provide us with profitable growth opportunities in the markets in which we operate. Further development of our sales to regional and local customers globally will enable us to increase our market share, leveraging our broad product portfolio and global footprint to serve them whatever and wherever their needs and opportunities may be.

Improve profitability and cash flow generation through operational excellence and value-added business solutions

        We will continue to focus on operational excellence. We intend to improve productivity and asset utilization, drive margins and lower costs by investing capital efficiently in cash-generative projects and new production equipment, by implementing purchasing process improvement initiatives and optimizing our industrial footprint. As of December 31, 2013, we have realized annualized cost reductions of $36 million (compared to 2010 costs) through footprint optimization programs in France, Mexico, the United Kingdom and Brazil. We are also in the process of executing our program to integrate the Rexam Cosmetics Business acquired by us in 2012, which program seeks to realize annualized synergies and cost savings of approximately $47 million (compared to 2012 costs) by the end of 2016, increased from our initial target of approximately $45.5 million established at the time of completion of the Rexam Cosmetics Acquisition. As of December 31, 2013, we realized annualized synergies and cost savings of approximately $22 million (compared to 2012 costs). Additionally, we continue to pursue production efficiencies through automation initiatives to drive utilization rates and to reduce our cost base.

Build on existing positions to increase sales in attractive emerging markets

        We believe that we have significant growth opportunities in emerging markets, which in recent years have grown faster than the demand for beauty and personal care products in developed markets. We will continue to leverage and build out our global footprint to both support existing global customers as they expand their operations into emerging markets and service rapidly growing, regional and local customers, thus further expanding and diversifying our customer base.

Leverage strategic benefits from the transformational Rexam Cosmetics Business transaction

        In addition to continuing to further improve our financial performance through new product development, outstanding service delivery and further operational efficiencies, we will continue to leverage our combined operating platform following the acquisition of the Rexam Cosmetics Business. This acquisition added a differentiated portfolio of fragrance, lotion and foam pumps and fragrance samplers, carrying significant intellectual property protection and attractive gross margins, to our existing portfolio. It also allows us to provide enhanced one-stop-shop solutions and the ability to cross-sell different packaging solutions, thereby optimizing our customers' supply chains. In addition, we believe that the ability to sell our portfolio of cosmetic rigid packaging to long-standing Albéa clients will drive additional growth opportunities.

Continue to pursue acquisition opportunities

        Given our global presence, scale and broad product offering, we believe that we have a large opportunity for acquisitions globally within our industry. We believe that we can create significant value through strategic acquisitions given our track record of integration and cost reduction, and our ability to leverage new products, technologies and geographies across our global customer base to drive significant incremental revenue. We will continue to have a disciplined acquisition strategy focused on increasing penetration in high-growth emerging markets and consolidating in our existing core markets while driving revenue growth and synergies.

Key Risks and Challenges

        Our business is subject to numerous risks and challenges and investing in our ordinary shares involves a substantial degree of risk as more fully described in "Risk Factors" and elsewhere in this prospectus. You should carefully consider these risks and challenges before investing in our ordinary shares. Our key risks and challenges include, but are not limited to, the following:

  •
  our primary direct customers sell to consumers of skincare, color cosmetics, fragrance and oral care products, and economic conditions may affect spending and therefore reduce demand for our products;

  •
  the beauty and personal care packaging market is highly competitive, we may not be able to compete effectively and we face competition from alternative forms of packaging;

  •
  we may lose one or more of the key customers for our products, which may harm our business due to customer concentration, and our large customers are able to exert leverage over their suppliers (including us), which may place downward pressure on prices;

  •
  our raw material, labor and energy costs may increase, and we may experience a shortage of available raw materials;

  •
  our cash interest costs on our indebtedness are significant and our business requires high levels of capital investments, and we may not have the cash to make such interest payments or the capital to make such investments;

  •
  we may not be able to integrate the Rexam Cosmetics Business effectively or realize the expected synergies from the Rexam Cosmetics Acquisition;

  •
  we may be subject to litigation or government penalties, in particular related to ongoing environmental matters and compliance with current and future environmental and workplace, health, safety and product requirements may be costly; and

  •
  the currencies in which we generate revenues and incur costs may fluctuate, which could adversely affect our profitability.

Our Conversion into a Public Limited Liability Company

        Prior to completion of this offering, we will convert into a Luxembourg public limited liability company (société anonyme) and change our name from Twist Beauty S.à r.l. & Partners S.C.A. to Albéa S.A. In connection with this conversion, all of the ordinary shares of Twist Beauty S.à r.l. & Partners S.C.A. will be converted into ordinary shares of Albéa S.A. Upon this conversion, an affiliate of Sun Capital and certain members of our management will receive ordinary shares of Albéa S.A., in exchange for their ordinary shares in Twist Beauty S.à r.l. & Partners S.C.A., based on the value of such ordinary shares then held by them.

        After our conversion into a Luxembourg public limited liability company (société anonyme), but prior to the completion of this offering, an affiliate of Sun Capital will hold        % of our ordinary shares and members of management will hold        % of our ordinary shares. The terms of our ordinary shares following such conversion will reflect the description thereof in the section "Description of Share Capital." After the completion of this offering, an affiliate of Sun Capital will hold          % of our ordinary shares and members of management will hold          % of our ordinary shares.

 History and Corporate Structure

History

        Our business was formed in 2004 when the Alcan group acquired Pechiney S.A. ("Pechiney") and consolidated two of its packaging businesses, Cebal Tube Europe and Techpack, to form Alcan Beauty Packaging. In 2004, Alcan Beauty Packaging's management identified non-core businesses for disposal and optimized its manufacturing footprint and operations in order to create a more integrated and efficient business. Rio Tinto acquired Alcan Beauty Packaging in 2007 as part of the wider acquisition of the Alcan group to form Rio Tinto Alcan (RTA) Beauty Packaging. In July 2010, an affiliate of Sun Capital acquired Rio Tinto's beauty packaging business and renamed it "Albéa." On December 31, 2012, we acquired the Rexam Cosmetics Business from Rexam plc and several other Rexam entities.

        We were incorporated on June 22, 2011 as a partnership limited by shares (société en commandite par actions) organized and existing under the laws of the Grand Duchy of Luxembourg. We are registered with the Luxembourg Register of Commerce and Companies under number B 161.913. Our registered office is located at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, telephone number +352 26 34 03 21. The principal executive offices of the Group are located at 1 Avenue du Général de Gaulle, 92230 Gennevilliers, France. Our website can be found at www.albea-group.com. Information on, or accessible through, our website is not part of and is not incorporated by reference in this prospectus. Prior to the completion of this offering, we will convert into a Luxembourg public limited liability company (société anonyme) and change our name from Twist Beauty S.à r.l. & Partners S.C.A. to Albéa S.A. See "—Our Conversion into a Public Limited Liability Company."

Equity Sponsor

        Sun Capital is a leading private investment firm focused on leveraged buyouts, equity, debt and other investments in market-leading companies. Sun Capital affiliates have invested in more than 335 companies worldwide with combined sales in excess of $45 billion since Sun Capital's inception in 1995. Sun Capital affiliates currently have approximately $10 billion of capital under management. Sun Capital has offices in Boca Raton, Los Angeles and New York, and affiliates in London, Paris, Frankfurt, Shanghai and Shenzhen. Sun Capital has significant experience in the paper and packaging industry with approximately 30 acquisitions completed. Its current investments include PaperWorks Industries, Inc., Polestar U.K. Print and Coveris Holding Corp. (formed by the combination of Exopack Holding, Intelicoat Technologies, the Britton Group, Unterland Flexible Packaging, Kobusch Sengewald, PACCOR, Pannunion Packaging, Paragon Print and Packaging (Holding)).

        Following completion of this offering, affiliates of Sun Capital will own approximately            % of our outstanding ordinary shares. As a result, funds advised by affiliates of Sun Capital will be able to have a significant effect relating to votes over fundamental and significant corporate matters and transactions. See "Risk Factors—Risks Related to Our Ordinary Shares and this Offering—Control by an affiliate of Sun Capital could adversely affect our other shareholders."

Corporate Structure

        Prior to completion of this offering, we will convert into a Luxembourg public limited liability company (société anonyme) and change our name to Albéa S.A. The following chart summarizes our corporate ownership structure immediately following the consummation of this offering. All entities shown below are 100% owned unless otherwise indicated.

*
Prior to completion of this offering, we will liquidate our direct subsidiary, Albéa S.A. (formerly Albéa Beauty Partners S.A.), which is not reflected in this corporate ownership structure chart.

 The Offering

        The following is a brief summary of the terms of this offering and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus. For a more complete description of our ordinary shares, see "Description of Share Capital" in this prospectus.

Issuer	Albéa S.A. (formerly Twist Beauty S.à r.l. & Partners S.C.A.).
Ordinary Shares Offered:
By us	ordinary shares.
By the selling shareholders	ordinary shares.
Total	ordinary shares.
Option to Purchase Additional Shares

We and the selling shareholders have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to      additional ordinary shares from us and the selling shareholders.

Ordinary Shares to be Outstanding After This Offering	ordinary shares (or if the underwriters exercise their option to purchase additional shares in full).
Use of Proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions will be approximately $           million, or $             million if the underwriters exercise their option to purchase additional shares in full assuming the ordinary shares are offered at $             per ordinary share, the midpoint of the price range set forth on the cover of this prospectus.

We will not receive any proceeds from the sale of our ordinary shares offered by the selling shareholders.

We intend to use the net proceeds from the sale of ordinary shares by us in this offering for general corporate purposes and to pay our and the selling shareholders' fees and expenses. See "Use of Proceeds" and "Description of Certain Indebtedness."

Dividend Policy

We do not currently intend to pay dividends on our ordinary shares. However, we expect to reevaluate our dividend policy on a regular basis following the completion of this offering and may, subject to compliance with the covenants contained in the agreements governing our indebtedness, determine to pay dividends in the future. Our ability to pay dividends on our ordinary shares is limited in the near-term by the indenture (the "Senior Secured Notes Indenture") governing our existing €200.0 million 8.75% senior secured notes due 2019 (the "Euro Notes") and our $385.0 million 8.375% senior secured notes due 2019 (the "Dollar Notes," and together with the "Euro Notes," the "Senior Secured Notes") and our North American facility agreement (the "North American Facility Agreement"), and may be further restricted by the terms of any of our future debt or preferred securities. See "Description of Certain Indebtedness."

Any future determinations relating to our dividend policies will be made at the discretion of our board of directors and will depend on various factors. See "Dividend Policy."
Payment and Settlement

The ordinary shares are expected to be delivered against payment on                        , 2014. The ordinary shares will be registered in the name of a nominee of The Depository Trust Company ("DTC") in New York, New York. In general, beneficial interests in the ordinary shares will be shown on, and transfers of these beneficial interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Lock-up Agreements

We, our directors and executive officers and certain other shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any of our shares or similar securities for 180 days after the date of this prospectus. See "Underwriting."

Listing	We plan to apply to list our shares on the under the symbol " ."
Risk Factors

Investing in our ordinary shares involves a substantial degree of risk. See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

        The number of ordinary shares to be issued and outstanding after this offering is based on                ordinary shares issued and outstanding as of                        , 2014.

        Except as otherwise indicated, all information in this prospectus:

  •
  assumes an initial public offering price of $        per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus;

  •
  gives effect to our conversion into a Luxembourg public limited liability company (société anonyme), and the conversion of all of the ordinary shares of Twist Beauty S.à r.l. & Partners S.C.A. into ordinary shares of Albéa S.A.; and

  •
  assumes no exercise of the underwriters' option to purchase additional ordinary shares.

 Summary Consolidated Financial and Other Data

        The following summary consolidated financial and other data is only a summary and should be read in conjunction with, and is qualified in its entirety by reference to, the sections of this prospectus entitled "Presentation of Financial Information," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Consolidated Financial and Other Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

        We prepare our consolidated financial statements in accordance with IFRS. The summary consolidated financial and other data presented as of and for the years ended December 31, 2011, 2012 and 2013 has been derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

	Year ended December 31,
	2011	2012	2013
	(in millions, except per share data and pro forma per share data)
Consolidated Income Statement Data:
Revenue	$1,009.4	$950.2	$1,553.1
Cost of sales	(826.1)	(783.8)	(1,273.9)

Gross profit	183.3	166.4	279.2
Selling and administrative expenses	(123.9)	(112.8)	(184.4)
Restructuring and project costs	(28.2)	(49.8)	(46.5)
Impairment charges	—	(1.4)	(4.7)
Bargain purchase gain	4.3	2.4	—
Other income / (expense)	(1.7)	(2.1)	(26.3)

Operating profit	33.8	2.7	17.3
Financial result(1)	(6.6)	(19.8)	(61.1)
Share of profit of associates	0.3	(0.1)	0.3

Profit / (loss) from continuing operations before income taxes	27.5	(17.2)	(43.5)
Income tax expense	(8.9)	(9.1)	(6.8)

Profit / (loss) from continuing operations	$18.6	$(26.3)	$(50.3)
Other comprehensive (loss) / income	(13.8)	(1.7)	(25.6)

Total comprehensive income / (loss)	$4.8	$(28.0)	$(75.9)
Attributable to:
—Owners of the Group	3.6	(27.9)	(75.9)
—Non-controlling interests	1.2	(0.1)	0.0
Per Share Data:
Earnings / (loss) per share
Weighted average number of shares
Pro Forma Per Share Data(2):
Pro forma earnings / (loss) per share
Pro forma weighted average number of shares

	Year ended December 31,
	2011	2012	2013
	(in millions)
Consolidated Cash Flow Data:
Cash flow from operating activities	$68.6	$34.7	$17.0
Cash flow (used in) investing activities	(57.5)	(477.0)	(90.4)
Cash flow (used in) / from financing activities	(21.6)	632.0	(63.9)

	As of December 31,
	2011	2012	2013
	(in millions)
Consolidated Financial Position Data:
Total assets	$511.9	$1,365.6	$1,304.7
Cash and cash equivalents	28.4	225.0	85.3
Inventories	85.5	158.5	169.1
Trade and other receivables	148.1	268.1	288.1
Property, plant and equipment	216.7	407.5	458.4

Total liabilities	353.8	1,261.9	1,276.8
Trade and other payables	182.8	358.4	322.1
Total borrowings	71.0	732.1	765.5

Total equity	158.1	103.7	27.9
Capital stock	0.3	0.3	0.3
Additional paid-in capital	19.2	17.6	17.7
Equity excluding non-controlling interests	157.9	103.6	27.8

Total equity and liabilities	$511.9	$1,365.6	$1,304.7

	As of and for the year ended December 31,
	2011	2012	2013
	(in millions, except for percentages)
Other Financial Data:
Gross profit	$183.3	$166.4	$279.2
EBITDA(3)	57.8	35.1	94.1
EBITDA Margin(3)(4)	5.7%	3.7%	6.1%
Adjusted EBITDA(3)	86.2	87.4	155.5
Adjusted EBITDA Margin(3)(4)	8.5%	9.2%	10.0%
Adjusted Net Income(3)	46.0	21.7	22.2
Depreciation and amortization	24.0	31.0	72.1
Capital expenditures	62.3	76.1	102.5
Net debt(5)	42.6	507.1	680.2
Revenue by product segment:
Tubes	596.3	551.3	613.1
Cosmetic rigid packaging	413.1	398.5	940.0
Holding & corporate	0.0	0.4	0.0
Adjusted EBITDA by product segment:
Tubes	63.0	63.8	72.3
Cosmetic rigid packaging	22.9	28.8	94.3
Holding & corporate	0.3	(5.2)	(11.1)
Revenue by geographic region:
Europe	$535.4	$491.5	$751.5

	As of and for the year ended December 31,
	2011	2012	2013
	(in millions, except for percentages)
Total Americas	373.1	350.8	578.2
North America	310.8	302.0	462.1
South America	62.3	48.8	116.1
Asia	100.9	107.6	223.4
Holding & corporate	—	0.3	—
Adjusted EBITDA by geographic region:
Europe	39.5	45.9	78.4
Total Americas	34.4	34.5	67.6
North America	29.7	29.7	53.5
South America	4.7	4.8	14.1
Asia	12.0	12.2	20.6
Holding & corporate	0.3	(5.2)	(11.1)

(1)
Represents net finance costs.

(2)
Pro forma per share data gives effect to our conversion into a Luxembourg public limited liability company (société anonyme), the conversion of all of the ordinary shares of Twist Beauty S.à r.l. & Partners S.C.A. into ordinary shares of Albéa S.A., this offering and the use of proceeds from this offering as described in "Use of Proceeds," assuming the shares offered by us are sold for $            per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and estimated offering expenses payable by us, as if each of these events occurred on                        . Pro forma earnings / (loss) per share consists of pro forma earnings / (loss) divided by the pro forma weighted average number of ordinary shares outstanding.

(3)
In considering the financial performance of our business and as a management tool in business decision making, our management analyzes the financial performance measures of EBITDA, Adjusted EBITDA and Adjusted Net Income at a company and operating segment level. We define EBITDA as profit / (loss) from continuing operations before financial result, income taxes, share of income from associates, depreciation and amortization and impairment. We define Adjusted EBITDA as EBITDA adjusted to exclude restructuring costs and separation costs, management fees paid to Sun Capital affiliates ("Sun Capital management fees"), bargain purchase gain, non-operating advisory and acquisition fees, inventory step-up release due to purchase price allocation and other items which are not related to our core results of operations. We define Adjusted Net Income as profit / (loss) from continuing operations adjusted to exclude restructuring costs and separation costs, Sun Capital management fees, bargain purchase gain, non-operating advisory and acquisition fees, inventory step-up release due to purchase price allocation and other items which are not related to our core results of operations, net of the tax effect of these items. EBITDA, Adjusted EBITDA and Adjusted Net Income are not measures defined by IFRS. The most directly comparable IFRS measure to EBITDA, Adjusted EBITDA and Adjusted Net Income is profit / (loss) from continuing operations.

We believe EBITDA, Adjusted EBITDA and Adjusted Net Income, as defined above, are useful metrics for investors to understand our results of operations and profitability because they permit investors to evaluate our recurring profitability from underlying operating activities. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluating our underlying historical performance. We believe EBITDA facilitates operating performance comparisons between periods and among other companies in industries similar to ours because it removes the effect of variation in capital structures, taxation, and non-cash depreciation, amortization and impairment charges, which may differ between companies for reasons unrelated to operating performance. We believe Adjusted EBITDA better reflects our underlying operating performance because it excludes the impact of items which are not related to our core results of operations. We believe Adjusted Net Income better reflects our net income because it excludes the impact of items which are not related to our core net income, net of the tax effect of these items.

EBITDA and Adjusted EBITDA measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present net income and EBITDA-related performance measures when reporting their results.

EBITDA, Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools. These measures are unaudited, are not presentations made in accordance with IFRS or the accounting standards of any other jurisdiction, are not measures of financial condition or liquidity and should not be considered in isolation or as alternatives to profit / (loss)

  from continuing operations or other measures determined in accordance with IFRS. EBITDA, Adjusted EBITDA and Adjusted Net Income are not necessarily comparable to similarly titled measures used by other companies.

  The following table reconciles our profit / (loss) from continuing operations, our most directly comparable measure under IFRS, to EBITDA and Adjusted EBITDA:

	Year ended December 31,
	2011	2012	2013
	(in millions)
Profit / (loss) from continuing operations	$18.6	$(26.3)	$(50.3)
Financial result(a)	6.6	19.8	61.1
Income tax expense	8.9	9.1	6.8
Share of profit of associates	(0.3)	0.1	(0.3)
Depreciation and amortization	24.0	31.0	72.1
Impairment	—	1.4	4.7

EBITDA	$57.8	$35.1	$94.1
Restructuring costs and separation costs(b)	22.9	12.7	38.5
Sun Capital management fees(c)	4.7	4.0	4.1
Bargain purchase gain(d)	(4.3)	(2.4)	—
Non-operating advisory and acquisition fees(e)	5.3	37.1	8.0
Inventory step-up release due to purchase price allocation(f)	—	—	6.7
Other items(g)	(0.2)	0.9	4.1

Adjusted EBITDA	$86.2	$87.4	$155.5

  The following table reconciles our profit / (loss) from continuing operations, our most directly comparable measure under IFRS, to Adjusted Net Income:

	Year ended December 31,
	2011	2012	2013
	(in millions)
Profit / (loss) from continuing operations	$18.6	$(26.3)	$(50.3)
Restructuring costs and separation costs(b)	22.9	12.7	38.5
Sun Capital management fees(c)	4.7	4.0	4.1
Bargain purchase gain(d)	(4.3)	(2.4)	—
Non-operating advisory and acquisition fees(e)	5.3	37.1	8.0
Inventory step-up release due to purchase price allocation(f)	—	—	6.7
Other items(g)	(0.2)	0.9	4.1
Income tax effect(h)	(1.0)	(4.3)	(1.0)
Amortization of acquisition related intangibles(i)	—	—	12.1

Adjusted Net Income	$46.0	$21.7	$22.2

(a)
Represents net finance costs.

(b)
Represents restructuring expenses relating to severance and relocation costs for site closures in the historical period which are deemed to be not in the ordinary course of business, and also includes separation costs related to the Rexam Cosmetics Acquisition. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability and Facility Rationalizations—The Rexam Cosmetics Acquisition and Related Synergies and Operational Improvement."

(c)
Represents management and transaction advisory fees paid to affiliates of Sun Capital. In connection with this offering, we expect to terminate the three consulting agreements we entered into in 2012 with Sun Capital Partners Management V, LLC, an affiliate of Sun Capital. In connection with such termination, we will pay to an affiliate of Sun Capital a termination fee which is to be determined. See "Certain Relationships and Related Party Transactions—Consulting Service Agreements."

(d)
Represents the non-cash gain on the acquisition of the business assets from Eyelematic Manufacturing Company, Inc., Echo Manufacturing Company, Inc. and Seemar Real Estate, LLC in November 2011 (the "Albéa Metal Acquisition") and the

  acquisitions of Jade River International Ltd., Honeycomb International Ltd. and ZhongShan Meiquan Plastic Products Co. Ltd. in April 2012 (the "Tex China Acquisition").

(e)
Represents advisory and acquisition fees related to the Albéa Metal Acquisition, the Tex China Acquisition and the Rexam Cosmetics Acquisition. Other advisory costs relate to strategic and operational consulting in relation to the integration of Betts and an Albéa operational improvement plan, legal advice in relation to the management participation program, accounting advice in relation to debt issuance, and other costs.

The sum of the EBITDA adjustments "restructuring costs and separation costs" and "non-operating advisory and acquisition fees" represents the line item "restructuring and project costs" in our income statement for the years ended December 31, 2011, 2012 and 2013.

(f)
Represents the non-cash impact of recording the inventory acquired as part of the Rexam Cosmetics Acquisition at fair value instead of at cost in accordance with IFRS 3 (Business Combinations).

(g)
Represents (gains) and losses on disposal of assets ($0.0 million in 2011, $(0.5) million in 2012 and $2.8 million in 2013), foreign exchange unrealized (gains) and losses ($(0.8) million in 2011, $1.0 million in 2012 and $1.2 million in 2013) and certain other items ($0.6 million in 2011, $0.4 million in 2012 and $0.1 million in 2013).

(h)
Represents an add back of the tax savings relating to the Sun Capital management fees and the advisory fees relating to the Rexam Cosmetics Acquisition in countries where we pay income tax (based on an assumed tax rate).

(i)
Represents amortization of intangibles as a result of the application of purchase accounting as part of the Rexam Cosmetics Acquisition. This is presented under the item "intangible assets depreciation (purchase price allocation)" in note 5.6 to our financial statements for the year ended December 31, 2013.
(4)
EBITDA Margin is defined as EBITDA as a percentage of revenue. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue.

(5)
In considering our financial condition, our management analyzes net debt, which is defined as total borrowings, minus (i) amortized financing fees incurred in relation to the Senior Secured Notes issuance and (ii) cash and cash equivalents (net of bank facilities and bank overdrafts).

  Net debt has limitations as an analytical tool. Net debt is neither a measure defined by or presented in accordance with IFRS nor a measure of financial performance or liquidity, and should not be considered in isolation or as an alternative financial measure determined in accordance with IFRS. Net debt is not necessarily comparable to similarly titled measures used by other companies.

  See note 6.10 to our consolidated financial statements included in this prospectus for a reconciliation of total borrowings to net debt. Total borrowings is the most directly comparable financial measure under IFRS for the periods presented.

RISK FACTORS

        Investing in our ordinary shares involves a significant degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase our ordinary shares. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our ordinary shares could decline and you could lose all or part of your investment in our ordinary shares. Additional risks that are not currently known to us or that we currently consider immaterial may also impair our business, financial condition, results of operation and prospects.

Risks Related to Our Business

Our primary direct customers sell to consumers of skincare, color cosmetics, fragrance and oral care products. If economic conditions affect consumer demand, our customers may be affected and reduce the demand for our products.

        Cosmetic and beauty products are generally considered discretionary and as a result our sales are affected by macroeconomic conditions in the markets in which we operate, including changes in national, regional and local employment levels, shifts in consumer spending patterns, credit availability and economic activity. Consumer confidence and consumer purchases could fall significantly during economic downturns. In addition, as economic conditions deteriorate, retailers often seek to manage inventory levels and slow their rate of product purchases as they try to sell products already in stock. As a result, our customers reduce the rate at which they purchase our products and also generally seek to reduce working capital, to revise trade credit terms and aggressively negotiate prices during an economic slowdown, which may adversely affect our financial position and our ability to fund our operations. In addition, disruptions in the overall economy could negatively affect consumer spending, which could be harmful to our business, results of operations and financial condition.

        Deterioration in economic conditions or disruptions in credit markets also pose a risk to our commercial relationships with our customers, suppliers and creditors. If economic conditions deteriorate significantly, or if our customers or raw material suppliers are not able to refinance their existing credit lines or otherwise are forced to cease doing business, our business would be materially adversely affected. The financial condition of some of our customers may expose us to credit risk. If our customers suffer financial difficulty, they may not be able to pay us, which could have a material adverse effect on our results of operations. In addition, if we are not able to secure working capital or other funding due to a lack of availability of credit, we may not be able to pay our suppliers who may cease doing business with us, which could have a material adverse effect on our business, results of operations and financial condition.

Significant competition in our markets may adversely affect our competitive position, sales and overall operations.

        The beauty and personal care packaging industry is highly competitive. The markets for our products are mature in Europe and North America, and there are many competing manufacturers that produce similar and other types of packaging. Additionally, we compete to a certain extent with our customers if they have in-house packaging-making capabilities. We face competition from alternative forms of packaging, including plastic, carton, glass and metal containers or flexible pouches and tubes made from other materials, and if these products are successful, our business may be negatively affected.

        New manufacturers may enter our markets and some of our current competitors have, and future competitors may have, greater financial, marketing, research and development, and other resources available than we do. For example, some of our key competitors include Aptar, Berry Plastics, CCL Packaging, Essel Propack, the Pochet-Qualipac group and MeadWestvaco, each of which has substantial financial, marketing and other resources and established brand names. Our competitors could use their significant resources to increase their marketing, develop new products or reduce their prices in a manner that adversely impacts our ability to sell our products at prices that generate the same margins we have earned in the past, or at all. It may be possible for our current or future competitors to develop new product, manufacturing technology or processes that may allow them to offer packaging products at a cost or quality that has a significant advantage over our products. If competition in our higher margin businesses increases, including our pumps business, our overall margins could be substantially reduced.

We may be adversely affected by the loss of key customers, and our customer concentration could increase due to industry consolidation, which would increase customers' leverage over their suppliers such as us and cause downward pressure on prices, which may adversely affect our profitability.

        Our commercial relations with most of our customers are conducted through short-term supply agreements or purchase orders. We generally do not have binding, long-term arrangements with our customers. As a result, we may not be able to continue to sell our products to our customers or sell on terms as favorable as in the past, or at all. Loss of key contracts, such as the loss in 2011 of the Unilever contract, which represented 24% of our sales in Brazil prior to the Rexam Cosmetics Acquisition, could have a material impact on our business, results of operations and financial condition.

        Several large international customers, such as L'Oréal, Procter & Gamble, Unilever, LVMH or Estée Lauder account for a significant share of the beauty and personal care market. For the year ended December 31, 2013, our ten largest customers accounted for approximately 50% of our revenue and our largest customer, L'Oréal, accounted for approximately 16% of our revenue. The leading beauty and personal care companies outweigh the size of their packaging suppliers, us included. The consolidation of our customers has increased the concentration of our revenue from our largest customers. Due in large part to this consolidation and the fragmentation of their packaging supplier base, customers have often been able to obtain year-on-year price reductions over the past years for comparable products. The price competition encouraged by such customers may put pressure on our margins, despite increases in productivity. There can be no assurance that we will not be pressured in the future by our customers to accept further cuts in prices, which could have a material adverse effect on our business, results of operations and financial condition. In addition, this consolidation may lead customers to rely on a reduced number of packaging suppliers. If, following the consolidation of one of our customers with another company, a competitor would be the main supplier to the consolidated company, this could have a material adverse effect on our business, results of operations and financial condition.

        There is also the risk that our customers may shift their production operations to locations in which we do not currently have a presence. Additionally, our customers may decide to in-source the production of packaging which we currently supply. Some of our largest customers have acquired companies with product lines similar or complementary to us. If our customers shift production facilities away from our plants or begin producing their own packaging materials, our business, results of operations and financial condition could be adversely impacted.

Increases in raw material, labor and energy costs, or a shortage of available raw materials may have a material adverse effect on our business, financial condition and results of operations.

        Our margins are driven by the prices we charge for our products and the costs of the raw materials we require to make our products, our labor costs and our energy costs. In total, raw materials and components accounted for 33.1% of the cost of sales of the products we manufacture and 27.1% of the sales value of these products in 2013, with plastic resins and films representing 15.7% of our cost of sales and 12.9% of our sales. Total employee benefit expenses represented 29.6% of our revenue in

2013. Over the same period, energy costs represented 3.5% of our cost of sales and 2.8% of our revenue.

        The raw materials we depend on in our production are primarily plastic resins, closures, plastic film, lacquers, inks, varnishes and various metal parts. The prices for these materials tend to be volatile. Price fluctuations, in particular with respect to plastic resins, may have a material adverse effect on our business, results of operations and financial condition. The resins we utilize are produced by a small number of companies, with the exception of Surlyn resins, which are available only from DuPont. Further consolidation could occur among our resin suppliers, and such consolidation could hinder our ability to obtain adequate supplies of raw materials, which could lead to higher prices. If the cost of plastic would increase, or if the cost of aluminum would decrease, we may not be able to convince our customers to replace aluminum and other packaging material with plastic, and thus we may not be successful in our strategy to increase the size of our addressable market. Further, there is a limited number of suppliers for various metal parts that we use for the pumps in our dispensing systems. Failure to obtain adequate supplies of raw materials or future price increases could have a material adverse effect on our business, results of operations and financial condition.

        The raw materials that we use have historically been available in adequate supply from multiple sources. However, volatility in global economic conditions, fluctuations in oil prices and plastic resin demand, production constraints and other factors could result in temporary shortages of raw materials. If any of our suppliers is subject to a major production disruption or is unable to meet its obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials and may not be able to increase the prices of our products. Therefore, interruptions in supply could increase pressure on our margins, or could harm our ability to deliver our products to our customers on a timely basis, which could adversely affect our business, results of operations and financial condition.

        Employee costs have been increasing steadily in all of our locations over the past years, with higher growth in "low-cost countries" where we manufacture products for export to U.S. and European customers. For example, labor costs generally in China and Indonesia increased significantly in 2013. Our labor costs may rise faster than expected in the future as a result of increased workforce activism, government decrees or changes in social and pension contribution rules. The continued and sustained increase in labor costs may make some of our plants less competitive against manufacturers operating from countries with lower salary levels, particularly if we do not manage to offset the increase in labor costs through productivity gains.

        We mostly use electricity to power our plants and operations and also use natural gas and oil. In recent years, the cost of natural gas and electricity has increased substantially in all locations in which we operate. These costs may continue to increase and we may not be able to pass these costs through to our customers.

        Our ability to pass on increases in raw materials, labor and energy costs to our customers is, to a large extent, dependent upon market conditions. We may not be able to enter into fixed price or longer term arrangements for our raw materials, and even if we do, we may not be able to secure favorable prices for them for specified future periods or reduce our exposure to near-term price fluctuations. Not all of our agreements contain price escalation clauses that adjust prices based on our costs and these clauses may not in all cases be effective to offset our increased costs. We also sell a substantial portion of our products under purchase orders, in which pricing is based on pricing sheets that we have previously sent to our customers. We may not be able to increase prices for these purchases if customers do not agree to a price escalation. Where we are able to raise prices, there is often a six-month to nine-month lag between the time our raw material prices increase and the time we realize increased pricing from our customers. As a result, if our raw materials, labor and energy costs increase, our margins will be negatively impacted.

Our business requires high levels of capital investments, and we may not be able to make such investments, which would adversely affect our business.

        Our business requires high levels of capital investments, including maintenance and growth expenditures. For the year ended December 31, 2013, capital expenditures accounted for $102.5 million. Since being acquired by an affiliate of Sun Capital, we have undertaken several projects requiring significant capital expenditures to improve efficiencies and achieve higher margins on our products. Our routine maintenance capital expenditures are also high, since we are required to spend significant amounts to maintain our plants. We also make capital expenditures in connection with the production and development of new products. For example, we are required to make injection molds or new toolings when we manufacture new products for our customers. We use these molds and toolings throughout the life span of these products and generally manufacture new molds as these products cease to be produced and new products take their place. We may not be able to make such capital expenditures if we do not generate sufficient cash flow from operations, have funds available for future borrowings under our existing credit facilities, are restricted from incurring additional debt or if our liquidity is impaired as a result of other factors. If we are unable to fund our capital expenditure requirements, we may not be able to maintain or expand our manufacturing capacity or efficiently produce new products, which may negatively impact our competitive position and, ultimately, our revenue and profitability.

We may be unable to integrate the Rexam Cosmetics Business effectively and realize the potential and anticipated benefits from the Rexam Cosmetics Acquisition.

        We cannot assure you that we will be able to integrate the Rexam Cosmetics Business effectively. If we cannot successfully integrate the Rexam Cosmetics Business we may not be able to realize the potential and targeted benefits from the Rexam Cosmetics Acquisition. In connection with the integration of the Rexam Cosmetics Business into our existing operating structure, we are seeking to realize annualized synergies and cost savings of approximately $47 million (compared to 2012 costs) by the end of 2016, increased from our initial target of $45.5 million established at the time we completed the Rexam Cosmetics Acquisition, from manufacturing footprint optimization, procurement savings, corporate overhead and function integration savings and certain stand-alone cost opportunities. As of December 31, 2013, we have already realized annualized synergies and cost savings of approximately $22 million (compared to 2012 costs). In order to realize targeted annualized synergies and cost savings, we expect to make significant cash outlays, which may be higher than our estimated amount. In total, we currently estimate that, through 2016, we will spend approximately $110 million to realize the targeted annualized synergies and cost savings as a result of the Rexam Cosmetics Acquisition, decreased from our initial estimate of $127 million established at the time we completed the Rexam Cosmetics Acquisition.

        Our targeted cost synergies are based upon assumptions about our ability to implement these measures in a timely fashion and within certain cost parameters. Our ability to achieve our targeted cost synergies is dependent upon a significant number of factors, some of which may be beyond our control. If one or more of our underlying assumptions regarding these projects proves to have been incorrect, these efforts could lead to substantially higher costs than planned and we may not be able to realize fully, or in the anticipated timeframe, the expected benefits of our targeted cost synergies. Also, cost synergies from improved production processes may not be realized or sustained due to changes in customer needs, environmental law, availability of raw materials, energy costs, difficulty of integrating employees due to different working cultures or other variables. The continued integration of the Rexam Cosmetics Business could have unintended consequences, such as the loss of key customers and suppliers. Our inability to realize the targeted cost savings, synergies and revenue enhancements from the Rexam Cosmetics Acquisition could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to execute our consolidation and relocation project in China, which could negatively impact our business by increasing our costs.

        We currently have plants in China, located in Shanghai and Suzhou. We intend to relocate and consolidate part of our activities in Shanghai into one location in Suzhou. Our Shanghai plant is the subject of a compulsory purchase order by the Chinese government. We have been advised that in return for our property being acquired following a government-initiated compulsory purchase, we will receive net proceeds of approximately $49.7 million in compensation, of which $35.5 million was received in 2013. Of the $35.5 million we received from the Chinese government in 2013, $33.0 million was for our Shanghai plant and $2.5 million was for the relocation from a previous Suzhou plant to our current Suzhou plant as a result of another compulsory purchase. We have been advised that the outstanding amount relating to the Shanghai plant will be paid in July 2014 after the purchase by the Chinese government, which was completed in May 2014, but there is uncertainty around when it will actually be paid. Any failure to execute our footprint optimization projects in China or to receive the funds owed from the Chinese government may have a material adverse effect on our business, results of operations and financial condition.

We are exposed to currency fluctuation risks in several different countries that could adversely affect our profitability.

        We currently have operations in 14 different countries across Europe, North America, South America and Asia. As a result, our businesses are subject to currency fluctuation risks. Our results of operations may be affected by both the transaction effects and the translation effects of foreign currency exchange rate fluctuations. In 2013, we earned 42.1% of our revenue in euro, 29.3% in U.S. dollars and 7.5% in Brazilian real. We are exposed to currency fluctuation when we convert currencies that we may receive (as revenue) for our products into currencies required to pay our debt, purchase raw materials, meet our fixed costs or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. For example, our transactions in Asia, Mexico and the United States are invoiced in U.S. dollars and we often incur costs in currencies other than the U.S. dollar. For the years ended December 31, 2011, 2012 and 2013, these fluctuations had a significant effect on our results of operations.

        We are also exposed to foreign exchange risk through the translation of the financial statements from our functional currencies to the U.S. dollar, which is currency translation risk. Our income or expense is reported in the relevant local currency and translated into U.S. dollars at the applicable currency exchange rate for inclusion in our combined financial statements. Therefore, our results in any given period are materially affected by fluctuations in the value of the U.S. dollar relative to the other currencies in which we have costs and expenses. We record the effects of these translations in our consolidated statement of recognized income and expense as exchange differences on retranslation of foreign operations. These translations could significantly affect the comparability of our results between financial periods or result in significant changes to the carrying value of our assets, liabilities and stockholders' equity.

        We have a policy of not hedging currency risk, which exposes us to the risk of unfavorable cash-flow variations due to changes in foreign currency and is only aimed at providing time to attempt to pass through to customers the impact on revenue and costs of long-lasting, unfavorable exchange rate variations. We do not hedge our foreign exchange exposure since we consider that, over time, the cost of hedging would be greater than the benefits derived from smoothing the impact of the fluctuations in the exchange rate. Significant changes in the value of the U.S. dollar or the other currencies in which we have costs and expenses relative to each other could have a material adverse effect on our business, results of operations and financial condition.

We may fail to keep up with product innovation and shifts in consumer preferences, which may negatively impact our profitability.

        Our profitability and our future growth will depend, among other things, on our ability to introduce new products and applications that offer value for our customers. For the year ended December 31, 2013, we invested $15.9 million in product development and engineering. Our product innovation is focused on developing value-added and innovative packaging for our customers, and our products generally have a lifetime of, on average, three to five years. Product development and engineering also requires significant investment. We cannot assure you that our product development and engineering efforts will continue to deliver competitive products or that we will consistently be able to renew our production lines as our customers stop using those products. If we fail to keep pace with the evolving technological innovations in our markets or we fail to maintain our key competencies, we may experience a material adverse effect on our business, results of operations and financial condition. We may also face challenges in manufacturing innovative new products for a number of reasons including the production complexity and logistic challenges of launching a production line in several plants located in different countries under time pressure and budget constraints.

        Our sales may be impacted by variations in consumer preferences. Consumer tastes may shift away from plastic-based packaging towards different styles of packaging. For example, difficult economic conditions may result in consumers' preference of less expensive and less elaborate forms of packaging. A material shift in consumer preferences from our packaging types, or competitive pressures from our direct and indirect competitors, could result in a decline in sales volume or pricing pressure that would have a material adverse effect on our business, results of operations and financial condition.

We may not be able to meet the demands of our customers.

        Some of our customers' products experience higher demand as part of their launch or as a result of promotions and advertising campaigns. Our production capacity is, on the other hand, usually constrained by line capacity, injection molding capacity, decoration processes or assembly automation. We may, therefore, be unable to deliver production at the level required by our customers during periods of strong sales to consumers, which may lead us to lose potential revenue or face claims from customers. In addition, our relationship with certain customers may be jeopardized and lead to a reduction in, or termination of, our business with these customers if we cannot meet their production requirements.

Any interruption in the operations of our manufacturing plants may adversely affect our business.

        Our manufacturing operations are subject to risks relating to plastics conversion, printing and varnishing operations and the related use, storage, transportation and disposal of feedstocks, inks and lacquers, products and wastes, including but not limited to:

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  pipeline leaks and ruptures;

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  fires and explosions;

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  accidents;

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  severe weather and natural disasters (such as hurricanes);

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  mechanical failures;

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  unscheduled downtimes;

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  transportation interruptions;

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  unpermitted discharges or releases of toxic or hazardous substances or gases;

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  other environmental risks; and

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  sabotage or terrorist attacks.

        These risks can cause personal injury and loss of life, catastrophic damage to, or destruction of, property and equipment and environmental damage, and may result in a suspension of operations, litigation exposures, loss of market share and the imposition of civil or criminal penalties. As a result, we may experience unplanned business interruptions and such interruptions may have an adverse impact on our business, results of operations and financial condition. We may not be able to secure alternative production capacity in the event of a major disruption or, if available, such capacity may not be able to be obtained on favorable terms. To the extent that we experience any breakdown of key manufacturing equipment or similar manufacturing problems, we will be required to make capital expenditures which may be costly, and may make it difficult for us to meet customer demand in a timely manner, which would result in a loss of revenue and could impair our liquidity.

        We mainly use electrical power and natural gas to manufacture our products. These energy sources are essential to our operations and we rely on their continuous supply to conduct our business. For example, frequent or prolonged power interruptions may have a material adverse effect on our operations. Certain locations in which we have operations, such as Brazil, Mexico, China, Indonesia, Russia and India, have experienced power shortages in the past and may continue to do so occasionally.

We are exposed to risks related to conducting operations in several different countries.

        We currently have manufacturing plants located in the European Union (France, Germany, Poland, Italy, the United Kingdom and the Netherlands), the United States, Canada, Mexico, Brazil, China, Indonesia, India and Russia. As a result, our business is subject to risks related to the differing legal, political, social and regulatory requirements and economic conditions of many jurisdictions. For example:

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  general economic, social or political conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

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  compliance with a variety of laws and regulations in various jurisdictions may be burdensome;

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  unexpected or adverse changes in laws or regulatory requirements in various jurisdictions may occur;

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  the imposition of withholding taxes or other taxes or royalties on our income, or the adoption of other restrictions on foreign trade or investment, including currency exchange controls;

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  adverse changes in export duties, quotas and tariffs, and difficulties in obtaining export licenses may negatively impact our international sales;

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  intellectual property rights may be more difficult to enforce;

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  transportation and other shipping costs may increase;

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  staffing difficulties, national or regional labor strikes or other labor disputes may negatively affect our production;

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  the imposition of any price controls may force us to cap or reduce our prices; and

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  local legal regime differences may lead to difficulty in enforcing agreements and collecting receivables.

        Any of these factors could require us to change our current operational structure and could have a material adverse effect on our business, results of operations and financial condition.

The financial information included in this prospectus may not be representative of our operations as a combined company or otherwise comparable to our current results of operations.

        Prior to the Rexam Cosmetics Acquisition, the Rexam Cosmetics Business was operated as a wholly owned portion of the plastic packaging operating segment of Rexam plc. The financial statements of the Rexam Cosmetics Business represent amounts that have been carved out from Rexam plc's consolidated financial statements and reflect assumptions and allocations made to reflect the business of the Rexam Cosmetics Business on a stand-alone basis. As a result, the results of operations included in this prospectus may not reflect the results of the Rexam Cosmetics Business if it had operated as a stand-alone entity prior to its acquisition by us.

        In addition, Albéa and the Rexam Cosmetics Business had no prior history as a combined business prior to December 30, 2012, and our operations were not managed on a combined basis prior to that date. Therefore, the aggregated revenue, costs of sales, EBITDA and Adjusted EBITDA of Albéa and the Rexam Cosmetics Business presented in this prospectus do not reflect what revenue, costs of sales, EBITDA and Adjusted EBITDA would have been had we operated on a combined basis and may not be indicative of what our results of operations, financial position and cash flows will be in the future.

Current and future environmental, health, safety and product requirements could adversely affect our financial condition and our ability to conduct our business.

        Our operations, properties and products are subject to international, European Union (the "EU"), U.S. federal and state, national and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air, soil and water, establish standards for the treatment, storage and disposal of solid and hazardous wastes, and require investigation and clean-up of contaminated sites, establish environmental standards for our products and raw material inputs to our product processes, as well as determine the requirements and standards for workplace health and safety, including the European Union's Regulation on Registration, Evaluation, Authorization and Restriction of Chemicals ("REACH") (EC 1907/2006). Certain environmental laws in the jurisdictions in which we operate, including the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, in the United States, impose joint and several liability for cleanup costs, without regard to fault, on current and former owners of property that has been impacted by a release of a hazardous substance or on persons who have disposed of, arranged for the disposal of or released hazardous substances into the environment.

        Product requirements have generally become more stringent worldwide. For example, countries outside the EU have implemented or are developing chemical regulations simililar to REACH. Such laws and regulations could impose requirements or restrictions on the substances incorporated into our products. Further, changes in laws and regulations could result in restrictions on, and conditions for use of, beauty and personal care products, or on the use of materials and agents in the manufacturing of our products. Changes in laws and regulations relating to the recycling of plastic packaging could also result in restrictions on the sale of our products or reduce demand for our product. These or other future product requirements could adversely affect our business, results of operations and financial condition if implemented in the markets where we operate. Further, we may from time to time receive notices and inquiries from regulatory authorities and others in relation to such laws and regulations, which could require us to incur substantial costs or could result in significant penalties.

        REACH requires that certain substances imported or manufactured within the European Economic Area be registered with the European Chemicals Agency and evaluated for their safety. Among other things, REACH can result in the imposition of use or marketing restrictions, and may require the phase-out or substitution of certain more dangerous chemicals with suitable alternatives. We are affected by REACH as a "downstream" user of REACH-regulated substances, based on our incorporation of regulated substances into our products. The authorization process or the marketing and use restrictions imposed by REACH or other new regulations could increase the costs of or affect the supply of some chemicals that we use as raw materials or that are manufactured or imported into the European Union by us or our suppliers, or require us to substitute current raw materials with alternative substances. The failure to comply with these requirements could result in fines and penalties.

        We may in the future have capital expenditures requirements in order to comply with applicable environmental, health, safety and product requirement laws and regulations. Continually changing compliance standards, which have become increasingly strict, are changing environmental technologies. From time to time, we could be subject to requests for information, notices of violation or investigations initiated by environmental regulatory agencies relating to our operations and properties, such as the requests related to the Pohatcong Valley Superfund Site in Washington, New Jersey. We may also assume significant environmental liabilities or obligations in future acquisitions. In addition, EU, U.S. federal and state, national and local governments could enact laws or regulations concerning environmental matters that directly or indirectly increase the cost of production, or otherwise adversely affect the demand, for plastic products.

        Legislation that would prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and would require diversion of solid wastes such as packaging materials from disposal in landfills, has been or may be introduced in the U.S. Congress, U.S. state legislatures, the European Union or certain member states thereof, and other legislative bodies. Container legislation has been adopted in a few jurisdictions and similar legislation has been defeated in public referenda in several jurisdictions, local elections and many state and local legislative sessions. Future legislation or regulation may have a material adverse effect on our business, results of operations and financial condition.

        Many of our plants are subject to various permits and other regulatory requirements, violations of which may result in civil or criminal sanctions. In some cases, third parties may also have the right to sue to enforce compliance. There can be no assurance that potential future regulatory action would not have a material adverse effect on our business, results of operations and financial condition.

We are exposed to litigation risks, in particular related to ongoing environmental matters in the United States, which, if we do not prevail, may adversely affect our business.

        As of the date of this prospectus, we are involved in a number of lawsuits, which relate to claims that arise in the ordinary course of our business. We have a number of employment or labor related litigations pending, mainly arising from wrongful termination claims in France, China and Brazil. Our operational improvement plan may result in additional human resources-related claims.

        We are subject to potential liabilities and exposed to litigation by the Environmental Protection Agency ("EPA"), and a party to litigation by the U.S. Department of Justice ("DOJ") (currently stayed), associated with, among other things, the cleanup of contaminated soil and groundwater. In 2005, the EPA identified the prior owner of the Washington Facility, Pechiney Plastic Packaging, Inc., a subsidiary of Rio Tinto, as a potentially responsible party with respect to the Pohatcong Valley Superfund Site. "Superfund Sites" are contaminated sites designated by the U.S. federal government as being of the highest priority for cleanup, and costs associated with their remediation tend to be very high. In 2009, the EPA placed an environmental lien against the property to secure remedial liabilities of approximately $15 million, which represented costs incurred by the EPA as of December 31, 2007. Pechiney Plastic Packaging, Inc. and Rio Tinto have agreed to perform all remedial action required and any operation and maintenance of remedial systems installed at the Washington Facility and to indemnify us for losses or claims we may incur associated with historical environmental conditions at the Washington Facility and the Pohatcong Valley Superfund Site. As the current owner of the Washington Facility, we expect to be a party to a forthcoming consent decree with the EPA, under which the parties will be responsible for completing remediation of the property. However, due to the indemnity from Pechiney Plastic Packaging, Inc. and Rio Tinto, our primary obligation under the consent decree should be limited to providing access to the Washington Facility as necessary for the remedial work and implement and maintain institutional controls placed on the property that are required by the EPA. The EPA's lien on the Washington Facility will remain in place until completion of the work required by the settlement agreement. It is possible that other government agencies and private parties also will file claims against us in connection with this site in the future. Our plants in Waterbury and Watertown, Connecticut, United States also have site contamination being remediated pursuant to the Connecticut Transfer Act. See "Business—Legal Proceedings."

        There is no guarantee that we will be successful in all or any of our litigation matters. A negative outcome in one or more of the pending or threatened high-value lawsuits, or in several low-value lawsuits, may have a material adverse effect on our business, results of operations and financial condition.

Failure of control measures and systems resulting in faulty or contaminated products could have a material adverse effect on our business.

        Failure to meet control measures and quality and safety standards, due to, among other things, accidental or malicious raw material contamination or due to supply chain contamination carried by human error or equipment failure may result in adverse effects on consumer health, litigation exposure, loss of market share, reputational damage, financial costs and loss of revenue.

        In addition, if our products fail to meet our customer specifications or applicable standards, we may be required to incur substantial costs in taking appropriate corrective action (including recalling products from consumers) and to reimburse customers and consumers for losses suffered as a result of this failure. Customers and consumers may seek to recover these losses through litigation and, under applicable legal rules, may succeed in any such claim even if there is no negligence or other fault on our part. Placing an unsafe product on the market, failing to notify the regulatory authorities of a safety issue, failing to take appropriate corrective action and failing to meet other regulatory requirements relating to product safety could lead to regulatory investigation, enforcement action and prosecution. Any product quality or safety issue may also result in adverse publicity, which may damage our reputation. Any liability resulting from a product defect, if it were to be established in relation to a sufficient volume of claims or to claims for sufficiently large amounts, could have a material adverse effect on our business, results of operations, financial condition and cash flows. For example, in 2010, we faced a €5 million claim from Chanel, which was not entirely covered by our product insurance policy.

We may not be successful in protecting our intellectual property rights, including our unpatented proprietary know-how and trade secrets, or in avoiding claims that we infringed on the intellectual property rights of others.

        In addition to relying on patent and trademark rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, customers and suppliers to protect our know-how and trade secrets. However, these methods and our patents and trademarks may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better production methods than us. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Additionally, we have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to third parties. While we attempt to ensure that our intellectual property and similar proprietary rights are protected when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business, results of operations and financial condition regardless of its outcome.

        Our success depends in part on our ability to obtain, or license from third parties, patents, trademarks, trade secrets and similar proprietary rights without infringing on the proprietary rights of third parties. Although we believe our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of such persons. Furthermore, no assurance can be given that we will not be subject to claims asserting the infringement of the intellectual property rights of third parties seeking damages, the payment of royalties or licensing fees and/or injunctions against the sale of our products. Any such litigation could be protracted and costly and could have a material adverse effect on our business, results of operations and financial condition.

If we do business in countries, or do business that benefits countries or persons, that are targets of sanctions imposed by the U.S. government, our reputation and the market for our ordinary shares could be adversely affected.

        Sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. Although we intend to comply with all applicable sanctions and embargo laws and regulations, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as engaging in operations under an otherwise lawful contract or transaction with a third party which separately and subsequently becomes involved in sanctionable conduct. Investor perception of the value of our ordinary shares may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Failure to comply with the U.S. Foreign Corrupt Practices Act or the UK Bribery Act could result in fines, criminal penalties, charter terminations and an adverse effect on our business.

        We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and intend to ensure full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, and the UK Bribery Act. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA and the UK Bribery

Act. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Our significant leverage may make it difficult for us to service our debt and operate our business.

        We have, and will continue to have, a substantial amount of outstanding indebtedness with significant debt service requirements. As of December 31, 2013, we had total borrowings of $765.5 million. As of December 31, 2013, we had an aggregate of $29.2 million available for borrowing under our North American asset-based revolving credit facility (the "North American ABL Facility") and $55.1 million equivalent available for funding under the European Receivables Facility (as defined below). See "Description of Certain Indebtedness."

        Our substantial indebtedness could have other important consequences to you and significant effects on our business, including, but not limited to:

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  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thus reducing the availability of our cash flow to fund internal growth through working capital and capital expenditures and for other general corporate purposes;

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  increasing our vulnerability to a downturn in our business or economic or industry conditions;

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  placing us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow;

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  causing more stringent repayment terms on trade indebtedness, including payments due to suppliers of the raw materials we use in our production;

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  limiting our flexibility in planning for, or reacting to, changes in our business and our industry;

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  restricting us from investing in customer acquisitions, growing our business, pursuing strategic acquisitions and exploiting certain business opportunities; and

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  limiting, among other things, our and our subsidiaries' ability to borrow additional funds or raise equity capital in the future and increasing the costs of such additional financings.

        Our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Many of these factors are beyond our control. For example, our indebtedness under our North American ABL Facility is subject to variable interest rates, which may increase if the market interest rates to which it is pegged increase. If we cannot service our indebtedness and meet our other obligations and commitments, we might be required to refinance our debt or to dispose of assets to obtain funds for such purpose. We cannot assure you that refinancing or asset dispositions could be effected on a timely basis or on satisfactory terms, if at all, or would be permitted by the terms of our debt instruments.

We are subject to restrictive covenants in the Senior Secured Notes Indenture and other debt documents, which could impair our ability to operate our business.

        Restrictive covenants in the Senior Secured Notes Indenture may restrict our ability to operate our business. Our failure to comply with these covenants, including as a result of events beyond our control, could result in an event of default thereunder that could materially and adversely affect our financial condition and results of operations.

        The Senior Secured Notes Indenture contains negative covenants restricting, among other things, our ability to:

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  incur indebtedness or issue guarantees;

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  sell, lease, transfer or dispose of assets;

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  merge or consolidate with other companies;

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  transfer all or substantially all of our assets;

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  pay dividends and make other restricted payments;

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  create or incur liens;

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  make certain investments;

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  agree to limitations on the ability of our subsidiaries to pay dividends or make other distributions; and

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  enter into transactions with affiliates.

        In addition, our other debt instruments contain similar covenants, such as our North American Facility Agreement and our European Receivables Facility Agreement (as defined below). The restrictions contained in the Senior Secured Notes Indenture and the other debt instruments could affect our ability to operate our business and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. For example, such restrictions could adversely affect our ability to finance our operations, make strategic acquisitions, investments or alliances, restructure our organization or finance our capital needs. Additionally, our ability to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If we breach any of these covenants or restrictions, we could be in default under our debt instruments.

        If there was an event of default under any of our debt instruments that was neither cured nor waived, the holders of the defaulted debt could terminate their commitments thereunder and cause all amounts outstanding with respect to such indebtedness to be due and payable immediately, which in turn could result in cross defaults under our other debt instruments, including the Senior Secured Notes. Any such actions could force us into bankruptcy or liquidation, and we may not be able to repay our obligations under our indebtedness or continue as a going concern in such an event.

        If Albéa Beauty Holdings S.A. (the "Senior Secured Notes Issuer") or its subsidiaries' creditors, accelerates the payment of those amounts, the assets of our subsidiaries may not be sufficient to repay in full those amounts, or to satisfy all other liabilities of our subsidiaries which would be due and payable. In addition, if our subsidiaries were unable to repay those amounts, our subsidiaries' creditors could proceed against any collateral granted to them to secure repayment of those amounts and those creditors with security interests will receive any enforcement proceeds from such assets and the Issuer will only have an equity claim on those assets once all secured debts are repaid in full.

Our success depends on the continued service of certain key personnel.

        Our success depends upon the continued service of our directors and senior management. Our future growth and success also depends on our ability to attract, train, retain and motivate skilled managerial, sales, administration, operating and technical personnel. The number of people with the necessary skills to serve in these positions, in particular once we are a listed company and our ordinary shares are publicly traded, is limited. Therefore, the loss of one or more of our key management or operating personnel, or the failure to attract and retain additional key personnel, could have a material adverse effect on our business, results of operations and financial condition.

Our pension and similar obligations are mostly unfunded and subject to fluctuations in market conditions.

        Most of our pension obligations are unfunded. A negative development in capital market conditions, in particular a downturn in the equity markets, could result in an increased underfunding of our pension obligations, which could require us to make additional contributions, potentially having a negative impact on our financial situation. As of December 31, 2013, our net unfunded pension and similar obligations amounted to $57.4 million. Our results in each period will be affected by the accounting impact of any changes in these liabilities, whether due to changes in equity markets or otherwise. If our pension obligations increase, it could have material adverse effects on our business, results of operations and financial condition.

We may not be able to enforce the indemnity Rexam plc or others have provided to us, and we are exposed to the credit risk of these indemnitors.

        In connection with the Rexam Cosmetics Acquisition, Rexam plc has agreed to indemnify us, subject to certain limitations, for certain liabilities. Similarly, in our acquisition of the beauty packaging business of Rio Tinto Alcan in 2010, Rio Tinto agreed to indemnify us, subject to certain limitations, for certain liabilities such as liabilities incurred in connection with the Pohatcong Valley Superfund Site in Washington, New Jersey. Nonetheless, third parties have sought and could further seek to hold us responsible for the liabilities these parties have agreed to retain, and there can be no assurance that we will be able to enforce our claims under the indemnities against any of these parties. Moreover, even if we ultimately succeed in recovering any amounts for which we are held liable from any of these parties, we may temporarily be required to bear these losses ourselves. In addition, our ability to enforce our claims under the indemnities against any of these parties depends on their creditworthiness at the time we seek to enforce our claims, and there can be no assurance regarding their financial condition in the future.

Our insurance coverage may not be sufficient to cover the risks inherent in our business and future coverage may be difficult to obtain replacement insurance on acceptable terms or at all.

        Our insurance policies may not provide adequate coverage for the risks inherent in our business, as these insurance policies typically exclude certain risks and are subject to certain thresholds and limits. We cannot assure you that our property, plant, equipment and inventories will not suffer damages due to unforeseen events or that the proceeds available from our insurance policies will be sufficient to protect us from all possible loss or damage resulting from such events. As a result, our insurance coverage may prove inadequate for events that may cause significant disruption to our operations, which may in turn have a material adverse effect on our business, results of operations and financial condition.

        We may suffer indirect losses, such as the disruption of our business or third-party claims of damages, as a result of an insured risk event. Our business interruption insurance and general liability insurance policies are subject to limitations, thresholds and limits, and may not fully cover all of our indirect losses.

        Among other factors, adverse political developments, security concerns and natural disasters in any country in which we operate may materially adversely affect available insurance coverage and result in increased premiums for available coverage and additional exclusions from coverage.

Risks Related to Investment in a Luxembourg Company

Prior to this offering, we will convert from a Luxembourg partnership limited by shares (société en commandite par actions) into a Luxembourg public limited liability company (société anonyme). It may be difficult for you to obtain or enforce judgments against us or our executive officers and directors in the United States.

        We are organized under the laws of the Grand Duchy of Luxembourg. Prior to the completion of this offering, we will convert from a Luxembourg partnership limited by shares (société en commandite par actions) into a Luxembourg public limited liability company (société anonyme). Most of our assets are located outside the United States. Furthermore, most of our directors and officers named in this prospectus reside outside the United States and most of their assets are located outside the United States. As a result, investors may find it difficult to effect service of process within the United States upon us or these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons. Luxembourg law, furthermore, does not recognize a shareholder's right to bring a derivative action on behalf of the Issuer.

        As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. The enforceability in Luxembourg courts of judgments entered by U.S. courts will depend upon the conditions set forth in the Luxembourg procedural code, which may include the following:

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  the judgment of the U.S. court is enforceable (exécutoire) in the United States;

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  the U.S. court had full jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

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  the U.S. court has applied to the dispute the substantive law designated by the Luxembourg conflict of law rules (although some first instance decisions rendered in Luxembourg, which have not been confirmed by the Court of Appeal, no longer apply this condition);

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  the judgment of the U.S. court must not have been obtained by fraud, but in compliance with its own procedural rules and in particular the rights of the defendant; and

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  the judgment of the U.S. court does not contravene Luxembourg international public policy.

        Each of our directors and officers, past and present, is entitled to indemnification from us to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by him in connection with any losses or liabilities, claim, action, suit or proceeding in which he is involved by virtue of his being or having been a director or officer and against amounts paid or incurred by him in the settlement thereof, subject to limited exceptions. To the extent allowed by law, the rights and obligations among us and any of our current or former directors and officers will be governed exclusively by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of their capacities as directors or officers. Although there is doubt as to whether U.S. courts would enforce such a provision in an action brought in the United States under U.S. securities laws, such provision could make enforcing judgments obtained outside Luxembourg more difficult to enforce against our assets in Luxembourg or in jurisdictions that would apply Luxembourg law.

Our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. corporation.

        Upon conversion into a Luxembourg public limited liability company (société anonyme), our corporate affairs will be governed by our articles of association and by the laws governing public limited liability companies organized under the laws of the Grand Duchy of Luxembourg. The rights of our shareholders and the responsibilities of our directors and officers under Luxembourg law are different from those applicable to a corporation incorporated in the United States. Luxembourg law and regulations in respect of corporate governance matters might not be as protective of minority shareholders as state corporation laws in the United States. Therefore, our shareholders may have more difficulty in protecting their interests in connection with actions taken by our directors and officers or our principal shareholders than they would as shareholders of a corporation incorporated in the United States. See "Comparison of Shareholder Rights" for a discussion of differences between Luxembourg and Delaware corporate law.

You may not be able to participate in equity offerings, and you may not receive any value for rights that we may grant.

        Pursuant to Luxembourg law on commercial companies, dated August 10, 1915, as amended (the "Luxembourg Corporate Law"), existing shareholders are generally entitled to pre-emptive subscription rights in the event of capital increases and issues of shares against cash contributions. However, prior to the completion of this offering, our articles of association will provide that pre-emptive subscription rights can be limited, waived or cancelled for a period of up to five (5) years, and the general meeting of our shareholders may renew, expand or amend such authorization. "Description of Share Capital—Pre-Emptive Rights."

Luxembourg insolvency laws may offer our shareholders less protection than they would have under U.S. insolvency laws.

        As a company organized under the laws of the Grand Duchy of Luxembourg and with its registered office in Luxembourg, we are subject to Luxembourg insolvency laws in the event any insolvency proceedings are initiated against us including, among other things, Council Regulation (EC) No. 1346/2000 of May 29, 2000 on insolvency proceedings. Should courts in another European country determine that the insolvency laws of that country apply to us in accordance with and subject to such EU regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency laws in Luxembourg or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency laws.

Risks Related to Our Ordinary Shares and this Offering

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer's directors consist of independent directors. This may afford less protection to holders of our ordinary shares.

        The                    listing rules require listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to follow home country practice instead of the above requirements.

Luxembourg law, the law of our home country, does not require that a majority of our board consist of independent directors or the implementation of a nominating and corporate governance committee, and our board may thus not include, or include fewer, independent directors than would be required if we were subject to the                    listing rules, or they may decide that it is in our interest not to have a compensation committee or nominating and corporate governance committee, or have such committees governed by practices that would not comply with                    listing rules. Since a majority of our board of directors may not consist of independent directors if we decide to rely on the foreign private issuer exemption to the                    listing rules, our board's approach may, therefore, be different from that of a board with a majority of independent directors, and as a result, the management oversight of our company could, in the future, be more limited than if we were subject to the                     listing rules.

        Moreover, because we qualify as a foreign private issuer under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including (i) the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and impose liability on insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act that require the filing of quarterly reports on Form 10-Q containing unaudited financial and other specified information and current reports on Form 8-K upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. As a result, you may not have the same protections afforded to stockholders of companies that are not foreign private issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

        Under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2015. We would lose our foreign private issuer status if (i) a majority of our outstanding voting securities are directly or indirectly held of record by U.S. residents and (ii) a majority of our shareholders or a majority of our directors or management are U.S. citizens or residents, a majority of our assets are located in the United States, or our business is administered principally in the United States. If we were to lose our foreign private issuer status, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. We may also be required to modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers, which would involve additional costs.

Control by an affiliate of Sun Capital could adversely affect our other shareholders.

        When this offering is completed and upon our conversion into a Luxembourg public limited liability company (société anonyme), an affiliate of Sun Capital will own, directly or indirectly, approximately            % of our ordinary shares, assuming no exercise of the underwriters' option to purchase additional ordinary shares in this offering. As a result, an affiliate of Sun Capital will be able to direct the election of all of the members of our board of directors and could exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional ordinary shares or other equity securities, the repurchase or redemption of ordinary shares and the payment of dividends. Similarly, it will have the power to determine matters submitted to a vote of our shareholders without the consent of our other shareholders, will have the power to prevent a change in our control and could take other actions that might be favorable to it.

        In addition, because we are a foreign private issuer, we will not be subject to the independence requirements of the                    that would require that our board of directors be comprised of a majority of independent directors, that we have a compensation committee comprised solely of independent directors and that we have a nominating and governance committee comprised solely of independent directors.

        This concentrated control by an affiliate of Sun Capital will limit the ability of other shareholders to influence corporate matters and, as a result, we may take actions that our other shareholders do not view as beneficial. For example, this concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could cause the market price of our ordinary shares to decline or prevent our shareholders from realizing a premium over the market price for their ordinary shares. Additionally, certain affiliates of Sun Capital are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. They may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States Holders of our ordinary shares.

        Based on the current and anticipated value of our assets and the composition of our income and assets, we do not expect to be treated as a passive foreign investment company ("PFIC") for United States federal income tax purposes for our current taxable year ending December 31, 2014 or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the United States Internal Revenue Service will not take a contrary position. A non-United States corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test generally will be determined by reference to the market price of our ordinary shares, a significant decrease in the market price of our ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC. If we are a PFIC for any taxable year during which a United States Holder (as defined in "Material Tax Considerations—United States Federal Income Taxation—Passive Foreign Investment Company") holds an ordinary share, certain adverse United States federal income tax consequences could apply to such United States Holder. See "Material Tax Considerations—United States Federal Income Taxation—Passive Foreign Investment Company."

There has been no prior public market for our ordinary shares, and an active trading market may not develop or be sustained.

        Prior to this offering, there has been no public market for our ordinary shares. We cannot predict the extent to which a trading market for our ordinary shares will develop or how liquid that market might become. An active trading market for our ordinary shares may never develop or may not be sustained, which could adversely affect your ability to sell your ordinary shares and the market price of your ordinary shares. Also, if you purchase ordinary shares in this offering, you will pay a price that was not established in public trading markets. The initial public offering price for the ordinary shares will be determined by negotiations between us, the selling shareholders and the underwriters and does not purport to be indicative of prices at which our ordinary shares will trade upon completion of this offering. Consequently, you may not be able to sell your ordinary shares above the initial public offering price and may suffer a loss on your investment.

The market price of our ordinary shares may be volatile and may trade at prices below the initial public offering price.

        The stock market in general, and the market for equities of newly-public companies in particular, have been highly volatile. As a result, the market price of our ordinary shares is likely to be similarly volatile, and investors in our ordinary shares may experience a decrease, which could be substantial, in the value of their ordinary shares, including decreases unrelated to our operating performance or prospects, or a complete loss of their investment. The price of our ordinary shares could be subject to wide fluctuations in response to a number of factors, including those listed elsewhere in this "Risk Factors" section and others such as:

  •
  variations in our operating performance and the performance of our competitors;

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  actual or anticipated fluctuations in our quarterly or annual results of operations;

  •
  changes in our revenue or earnings estimates or recommendations by securities analysts;

  •
  publication of research reports by securities analysts about us or our competitors or our industry;

  •
  our failure or the failure of our competitors to meet analysts' projections or guidance that we or our competitors may give to the market;

  •
  additions or departures of key personnel;

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  strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  announcement of technological innovations by us or our competitors;

  •
  the passage of legislation, changes in interpretations of laws or other regulatory events or developments affecting us;

  •
  speculation in the press or investment community;

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  changes in accounting principles;

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  terrorist acts, acts of war or periods of widespread civil unrest;

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  changes in general market and economic conditions;

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  changes or trends in our industry;

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  investors' perception of our prospects; and

  •
  adverse resolution of any new or pending litigation against us.

        In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle or defend litigation.

A total of            or            % of our total outstanding ordinary shares after this offering are restricted from immediate resale, but may be sold on a stock exchange in the near future. The large number of ordinary shares eligible for public sale or subject to rights requiring us to register them for public sale could depress the market price of our ordinary shares.

        The market price of our ordinary shares could decline as a result of sales of a large number of our ordinary shares in the market after this offering, and the perception that these sales could occur may also depress the market price of our ordinary shares. We will have            ordinary shares outstanding after this offering. Of these shares,            ordinary shares sold in this offering will be freely tradable in the United States, except for any ordinary shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). See "Shares Eligible For Future Sale."

        The holders of            outstanding ordinary shares have agreed with the underwriters, subject to a number of exceptions, not to dispose of or transfer any of their ordinary shares during the 180-day period beginning on the date of this prospectus, except with the prior written consent of the representatives of the underwriters in this offering. After the expiration of the 180-day restricted period, these ordinary shares, may be sold in the public market in the United States, subject to prior registration in the United States, if required, or reliance upon an exemption from U.S. registration, including, in the case of ordinary shares held by affiliates, compliance with the volume restrictions of Rule 144. See the description of the lock-up arrangements in "Underwriting."

        Upon completion of this offering, the holders of ordinary shares, or            % of our outstanding ordinary shares as of                        , 2014, will be entitled, under contracts providing for registration rights, to require us to register our ordinary shares owned by them with the Securities and Exchange Commission (the "SEC"). Upon effectiveness of any registration statement, subject to lock-up agreements with the representatives of the underwriters, those ordinary shares will be available for immediate resale in the United States in the open market. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

        Sales of our ordinary shares, as restrictions expire or pursuant to registration rights, may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales, or the perception that such sales could occur, also could cause the market price for our ordinary shares to fall and make it more difficult for you to sell our ordinary shares.

Purchasers in this offering will immediately experience substantial dilution in net tangible book value of their ordinary shares.

        The initial public offering price of our ordinary shares in this offering is considerably more than the net tangible book value per ordinary share. Purchasers in this offering will suffer immediate dilution of $            per ordinary share of pro forma net tangible book value, based on the sale of ordinary shares to be sold in this offering at an assumed initial public offering price of $            per ordinary share (the mid-point of the price range set forth on the cover of this prospectus). See "Dilution."

After the completion of this offering, we may not pay any dividends. Accordingly, investors may only realize future gains on their investments if the price of their ordinary shares increases, which may never occur.

        We do not currently intend to pay dividends on our ordinary shares. The payment of cash distributions on ordinary shares is restricted under the terms of our Senior Secured Notes Indenture and the North American Facility Agreement. In addition, because we are a holding company, our ability to make any distributions on ordinary shares may be limited by restrictions on our ability to obtain sufficient funds from subsidiaries, including restrictions under the laws of their jurisdiction of organization or the terms of our Senior Secured Notes and the North American Facility Agreement. Furthermore, under the laws of Luxembourg, we are able to make distributions only to the extent that we have profits available and distributable reserves. Accordingly, investors may only realize future gains on their investments if the price of their ordinary shares increases, which may never occur. See "Dividend Policy."

        We may in the future decide to offer additional equity to raise capital or for other purposes. Any such additional offering could reduce the proportionate ownership and voting interests of holders of our ordinary shares, as well as our earnings per ordinary share and net asset value per ordinary share. Future sales of substantial amounts of our ordinary shares in the public market, whether by us or by our existing shareholders, or the perception that sales could occur, may adversely affect the market price of our shares, which could decline significantly.

Provisions in our organizational documents and Luxembourg law may deter takeover efforts that could be beneficial to shareholder value.

        In addition to the beneficial ownership of a controlling percentage of our ordinary shares by an affiliate of Sun Capital, our articles of association and Luxembourg law contain provisions that could make it harder for a third party to acquire us, even if doing so might be beneficial to our shareholders. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures, and efforts by shareholders to change our direction or management may be unsuccessful. See "Description of Share Capital."

The lack of U.S. public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

        Our management team generally lacks U.S. public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in us.

We will incur increased costs as a result of becoming a public company.

        We have historically operated as a private company. As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. Any future growth of our business, as well as the additional reporting obligations as a public company, may strain our resources in our finance and accounting departments. Any future growth of our business will also require the expansion of our procedures for monitoring internal accounting functions and continued compliance with our reporting obligations. Any resulting growth of our employee base will also increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those that we have historically required. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Consumer Protection Act and related rules implemented by the SEC and the                    . The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our ordinary shares, fines, sanctions and other regulatory action and potentially civil litigation.

Implementing internal control over financial reporting, and in particular compliance with Section 404 of the Sarbanes-Oxley Act of 2002 will require significant expenditures and effort by management, and if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, the market price of our ordinary shares could be adversely affected.

        As a public company, we will be required to document and test our internal control over financial reporting in order to satisfy the requirements of Section 404 of Sarbanes-Oxley Act of 2002, which will require annual management assessments of the effectiveness of our internal control over financial reporting and, beginning with our annual report on Form 20-F for the year ended December 31, 2015, a report by our independent registered public accounting firm that addresses the effectiveness of internal control over financial reporting. We have not yet begun the process of reviewing and testing our internal control over financial reporting. During this process, we may identify deficiencies that we may not be able to remediate in a timely manner to meet our deadline for compliance with Section 404 or that constitute a material weakness, which could require a restatement or other revision of our financial statements. Testing and maintaining internal control could divert our management's attention from other matters that are important to the operation of our business. We also expect that the imposition of these regulations will increase our legal and financial compliance costs and make some management activities more difficult, time consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not issue an unqualified report on the effectiveness of our internal control over financial reporting. In such an event, we could not be certain that our financial statements will be accurate and investors could lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our ordinary shares. In addition, if we do not maintain effective internal controls, we may not be able to accurately report our financial information on a timely basis, which could harm the trading price of our ordinary shares, impair our ability to raise additional capital, or jeopardize our stock exchange listing.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, the price of our shares could decline.

        The market price of our ordinary shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the market price of our shares or its trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our shares or if our results of operations or prospects do not meet their expectations, the market price of our shares could decline.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and results of operations, our plans and objectives for future operations, growth or initiatives, or strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including, but not limited to:

  •
  changes in market conditions affecting consumer demand for our customers' products;

  •
  competition in our industry;

  •
  loss of key customers for our products, our customer concentration and our customers' ability to exert leverage over suppliers and place downward pressure on prices;

  •
  increases in raw material, labor or energy costs that we are unable to pass on to our customers;

  •
  our need to make high levels of capital investment;

  •
  our ability to integrate the worldwide cosmetics business unit of Rexam plc and to realize the expected synergies therefrom;

  •
  our ability to execute our consolidation and relocation project in China;

  •
  our exposure to currency fluctuations in several countries;

  •
  our ability to keep up with product innovation, shifts in consumer preferences and demands of our customers;

  •
  interruptions in the operations of our manufacturing plants;

  •
  our exposure to operating in several different countries;

  •
  certain of the financial information included in this prospectus may not be representative of our operations as a combined company;

  •
  environmental, health, safety and product requirements;

  •
  litigation risks, in particular related to ongoing environmental matters in the United States;

  •
  faulty or contaminated products;

  •
  our ability to protect our intellectual property rights, including our unpatented proprietary know-how and trade secrets;

  •
  our exposure to countries that are target of sanctions imposed by the U.S. government and our ability to comply with U.S. Foreign Corrupt Practices Act and the UK Bribery Act;

  •
  our significant leverage and the restrictive covenants of our Senior Secured Notes;

  •
  the continued service of key personnel;

  •
  our pension obligations, which are mostly unfunded, may be negatively impacted by fluctuations in market conditions;

  •
  our ability to enforce the indemnity we received from Rexam plc in connection with the acquisition of the worldwide cosmetics business unit of Rexam plc;

  •
  our exposure to insufficient insurance coverage; and

  •
  other risk factors listed in the section of this prospectus entitled "Risk Factors."

        We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

        We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

 USE OF PROCEEDS

        We estimate that, based upon an assumed initial public offering price of $            per ordinary share, the midpoint of the price range set forth on the cover of this prospectus, we will receive net proceeds from the offering of approximately $             million, after deducting underwriting discounts and commissions. We will not receive any proceeds from the sale of our ordinary shares by the selling shareholders, including any ordinary shares sold by the selling shareholders in connection with the exercise of the underwriters' option to purchase additional ordinary shares.

        We intend to use the net proceeds from the sale of ordinary shares by us in this offering for general corporate purposes and to pay our and the selling shareholders' fees and expenses.

        A $1.00 increase or decrease in the assumed initial public offering price of $            per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds we receive from this offering by approximately $             million, after deducting underwriting discounts and commissions, assuming the number of ordinary shares offered by us, as set forth on the cover of this prospectus, remains the same.

 DIVIDEND POLICY

        We do not currently intend to pay dividends on our ordinary shares. However, we expect to reevaluate our dividend policy on a regular basis following the completion of this offering and may, subject to compliance with the covenants contained in the agreements governing our indebtedness, determine to pay dividends in the future. Our ability to pay dividends on our ordinary shares is limited in the near-term by our Senior Secured Notes Indenture and the North American Facility Agreement, and may be further restricted by the terms of any of our future debt or preferred securities. In addition, under Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. If the legal reserve subsequently falls below the 10% threshold, 5% of net profits again must be allocated toward the reserve until such reserve returns to the 10% threshold. If the legal reserve exceeds 10% of our issued share capital, the legal reserve may be reduced. The legal reserve is not available for distribution. Additionally, because we are a holding company, our ability to pay dividends on our ordinary shares is limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under the terms of the agreements governing our indebtedness. See "Description of Certain Indebtedness."

        Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with covenants in current and future agreements governing our indebtedness, and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2013, on an actual basis and an as adjusted basis giving effect to (i) this offering at an assumed initial public offering price of $            per ordinary share (the midpoint of the range set forth on the cover page of this prospectus), (ii) the use of such proceeds as described under "Use of Proceeds" and (iii) our conversion into a Luxembourg public limited liability company (société anonyme).

        The as adjusted information presented in the table below is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with the sections entitled "Use of Proceeds," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements included elsewhere in this prospectus.

	As of December 31, 2013
	Actual	As Adjusted(1)
	(in millions)
Cash and cash equivalents	$85.3	$

Current borrowings:
European Receivables Facility(2)	42.0
North American ABL Facility(3)	10.1
Other existing debt(4)	28.9
Finance leases	6.6

Total current borrowings	87.6

Non-current borrowings:
Senior Secured Notes(5)	660.6
Other existing debt(4)	9.7
Finance leases	30.1

Total non-current borrowings	700.4

Total borrowings	$788.0	$

Shareholders' Equity

Capital stock	0.3
Additional paid-in capital	17.7
Retained earnings and other components of equity	53.3
Other accumulated comprehensive income	(43.5)
Non-controlling interests	0.1

Total equity	27.9

Total capitalization(6)	$815.9	$

(1)
A $1.00 increase or decrease in the assumed initial public offering price of $            per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds from this offering available to us and correspondingly increase or decrease the amount of additional paid-in capital, total equity and total capitalization by approximately $             million, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. See "Use of Proceeds."

(2)
As of December 31, 2013, we had approximately $55.1 million available for borrowing under the European Receivables Facility.

(3)
As of December 31, 2013, we had approximately $29.2 million available for borrowing under the North American ABL Facility.

(4)
Other existing debt primarily includes our local lending facilities, which generally consist of purchase money indebtedness and facilities to fund working capital and factoring requirements in our various jurisdictions. In addition, as of December 31, 2013, we had $2.5 million of convertible preferred equity certificates outstanding, which were accounted for as non-current borrowings.

(5)
Represents (i) $385.0 million 8.375% U.S. dollar-denominated Senior Secured Notes and (ii) €200.0 million 8.75% euro-denominated Senior Secured Notes; as of December 31, 2013, at an exchange rate of €0.73 to $1.00, based on the noon buying rate in New York City for cable transfers in foreign currencies on such date as certified for customs purposes by the Federal Reserve Bank in New York.

(6)
Total capitalization equals total borrowings plus total equity.

DILUTION

        If you invest in our ordinary shares, your ownership interest will be diluted to the extent of the difference between the initial public offering price per ordinary share paid by purchasers of the ordinary shares and the pro forma net tangible book value per ordinary share after this offering. Our net tangible book value as of                         , 2014, before giving effect to the sale of            ordinary shares offered in this offering, was approximately $            , or approximately $            per ordinary share. Net tangible book value per share represents the amount of our total tangible assets less the amount of our total liabilities, divided by the number of ordinary shares outstanding at                     , 2014, prior to the sale of                ordinary shares offered in this offering. Dilution in net tangible book value per ordinary share represents the difference between the amount per ordinary share paid by investors in this offering and the pro forma net tangible book value per ordinary share outstanding immediately after this offering.

        After giving effect to the sale of                ordinary shares in this offering, based upon an assumed initial public offering price of            per ordinary share, the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated expenses payable by us in connection with this offering, our pro forma net tangible book value as of                        , 2014 would have been approximately $             million, or $            per ordinary share. This represents an immediate increase in net tangible book value of $            per ordinary share, to existing shareholders and immediate dilution of $            per share to new investors purchasing ordinary shares in this offering at the assumed initial public offering price.

        The following table illustrates this dilution in net tangible book value per ordinary share to new investors:

Assumed initial public offering price per ordinary share	$
Net tangible book value per ordinary share as of , 2014	$
Increase in pro forma net tangible book value per ordinary share attributable to this offering	$
Pro forma net tangible book value per ordinary share as of , 2014 (after giving effect to this offering)	$
Dilution per ordinary share to new investors(1)	$

(1)
Dilution is determined by subtracting pro forma net tangible book value per ordinary share after giving effect to this offering from the assumed initial public offering price paid by a new investor.

        If the underwriters exercise their option to purchase additional shares in full, our pro forma net tangible book value per share after the offering would be $            per share, the increase in pro forma net tangible book value per share attributable to this offering would be $            per share and the dilution per ordinary share to new investors would be $            per ordinary share.

        Each $1.00 increase (decrease) in the assumed initial public offering price of $            per ordinary share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) our pro forma net tangible book value by $             million, or $            per ordinary share, and the dilution in net tangible book value per share to investors in this offering by $            per ordinary share, assuming that the number of ordinary shares offered by us, as set forth on the cover of this prospectus, remains the same. The as adjusted information is illustrative only and, following the completion of this offering, will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

        The following table summarizes, as of                        , 2014, on a pro forma basis, the number of ordinary shares purchased from us, the aggregate cash consideration paid to us and the average price per ordinary share paid to us by existing shareholders and to be paid by new investors purchasing

ordinary shares from us in this offering. The table assumes an initial public offering price of $            per ordinary share, the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering:

	Shares Purchased			Total Consideration
Average Price per Share
	Number	Percentage		Amount	Percentage
Existing shareholders			%	$		%	$
New investors

Total			%	$		%	$

        If the underwriters exercise their option to purchase additional shares in full, the number of ordinary shares held by existing shareholders after this offering would be reduced to         % of the total number of ordinary shares outstanding after this offering, and the number of ordinary shares held by new investors participating in this offering would increase to         , or        % of the total number of ordinary shares outstanding after this offering.

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per ordinary share would increase (decrease) the total consideration paid by investors participating in this offering by $             million, or increase (decrease) the percent of total consideration paid by investors participating in this offering by        %, assuming that the number of ordinary shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        Except as otherwise indicated, the discussion and tables above assume no exercise of any outstanding options and no sale of                ordinary shares by the selling shareholders. The sale of                ordinary shares to be sold by the selling shareholders in this offering will reduce the number of shares held by existing shareholders to                , or             % of the total shares outstanding, and will increase the number of shares held by investors participating in this offering to                , or        % of the total shares outstanding. In addition, if the underwriters' option to purchase additional shares is exercised in full, the number of ordinary shares held by existing shareholders will be further reduced to                 , or        % of the total number of ordinary shares to be outstanding upon the closing of this offering, and the number of ordinary shares held by investors participating in this offering will be further increased to                ordinary shares or        % of the total number of ordinary shares to be outstanding upon the closing of this offering.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following selected consolidated financial and other data should be read in conjunction with, and is qualified in its entirety by reference to, the sections of this prospectus entitled "Presentation of Financial Information," "Summary Consolidated Financial and Other Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the related notes included elsewhere in this prospectus.

        We prepare our consolidated financial statements in accordance with IFRS. The selected consolidated financial and other data presented as of and for the years ended December 31, 2011, 2012 and 2013 has been derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

        The Albéa business was the result of a series of acquisitions that have been completed since the acquisition in early 2010 by Twist Beauty Packaging, an indirect subsidiary of the Issuer. We have not included financial information as of and for the years ended December 31, 2009 and 2010 since this information is not available and would result in unreasonable effort and expense on us if we were to prepare such information.

	Year ended December 31,
	2011	2012	2013
	(in millions, except per share data and pro forma per share data)
Consolidated Income Statement Data:
Revenue	$1,009.4	$950.2	$1,553.1
Cost of sales	(826.1)	(783.8)	(1,273.9)

Gross profit	183.3	166.4	279.2
Selling and administrative expenses	(123.9)	(112.8)	(184.4)
Restructuring and project costs	(28.2)	(49.8)	(46.5)
Impairment charges	—	(1.4)	(4.7)
Bargain purchase gain	4.3	2.4	—
Other income / (expense)	(1.7)	(2.1)	(26.3)

Operating profit	33.8	2.7	17.3
Financial result(1)	(6.6)	(19.8)	(61.1)
Share of profit of associates	0.3	(0.1)	0.3

Profit / (loss) from continuing operations before income taxes	27.5	(17.2)	(43.5)
Income tax expense	(8.9)	(9.1)	(6.8)

Profit / (loss) from continuing operations	$18.6	$(26.3)	$(50.3)
Other comprehensive (loss) / income	(13.8)	(1.7)	(25.6)

Total comprehensive income / (loss)	$4.8	$(28.0)	$(75.9)
Attributable to:
—Owners of the Group	3.6	(27.9)	(75.9)
—Non-controlling interests	1.2	(0.1)	0.0
Per Share Data:
Earnings / (loss) per share
Weighted average number of shares
Pro Forma Per Share Data(2):
Pro forma earnings / (loss) per share
Pro forma weighted average number of shares

	Year ended December 31,
	2011	2012	2013
	(in millions)
Consolidated Cash Flow Data:
Cash flow from operating activities	$68.6	$34.7	$17.0
Cash flow (used in) investing activities	(57.5)	(477.0)	(90.4)
Cash flow (used in) / from financing activities	(21.6)	632.0	(63.9)

	As of December 31,
	2011	2012	2013
	(in millions)
Consolidated Financial Position Data:
Total assets	$511.9	$1,365.6	$1,304.7
Cash and cash equivalents	28.4	225.0	85.3
Inventories	85.5	158.5	169.1
Trade and other receivables	148.1	268.1	288.1
Property, plant and equipment	216.7	407.5	458.4

Total liabilities	353.8	1,261.9	1,276.8
Trade and other payables	182.8	358.4	322.1
Total borrowings	71.0	732.1	765.5

Total equity	158.1	103.7	27.9
Capital stock	0.3	0.3	0.3
Additional paid-in capital	19.2	17.6	17.7
Equity excluding non-controlling interests	157.9	103.6	27.8

Total equity and liabilities	$511.9	$1,365.6	$1,304.7

	As of and for the year ended December 31,
	2011	2012	2013
	(in millions, except for percentages)
Other Financial Data:
Gross profit	$183.3	$166.4	$279.2
EBITDA(3)	57.8	35.1	94.1
EBITDA Margin(3)(4)	5.7%	3.7%	6.1%
Adjusted EBITDA(3)	86.2	87.4	155.5
Adjusted EBITDA Margin(3)(4)	8.5%	9.2%	10.0%
Adjusted Net Income(3)	46.0	21.7	22.2
Depreciation and amortization	24.0	31.0	72.1
Capital expenditures	62.3	76.1	102.5
Net debt(5)	42.6	507.1	680.2
Revenue by product segment:
Tubes	596.3	551.3	613.1
Cosmetic rigid packaging	413.1	398.5	940.0
Holding & corporate	0.0	0.4	0.0
Adjusted EBITDA by product segment:
Tubes	63.0	63.8	72.3
Cosmetic rigid packaging	22.9	28.8	94.3
Holding & corporate	0.3	(5.2)	(11.1)

	As of and for the year ended December 31,
	2011	2012	2013
	(in millions, except for percentages)
Revenue by geographic region:
Europe	$535.4	$491.5	$751.5
Total Americas	373.1	350.8	578.2
North America	310.8	302.0	462.1
South America	62.3	48.8	116.1
Asia	100.9	107.6	223.4
Holding & corporate	—	0.3	—
Adjusted EBITDA by geographic region:
Europe	39.5	45.9	78.4
Total Americas	34.4	34.5	67.6
North America	29.7	29.7	53.5
South America	4.7	4.8	14.1
Asia	12.0	12.2	20.6
Holding & corporate	0.3	(5.2)	(11.1)

(1)
Represents net finance costs.

(2)
Pro forma per share data gives effect to our conversion into a Luxembourg public limited liability company (société anonyme), the conversion of all of the ordinary shares of Twist Beauty S.à r.l. & Partners S.C.A. into ordinary shares of Albéa S.A., this offering and the use of proceeds from this offering as described in "Use of Proceeds," assuming the shares offered by us are sold for $            per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and estimated offering expenses payable by us, as if each of these events occurred on                        . Pro forma earnings / (loss) per share consists of pro forma earnings / (loss) divided by the pro forma weighted average number of ordinary shares outstanding.

(3)
In considering the financial performance of our business and as a management tool in business decision making, our management analyzes the financial performance measures of EBITDA, Adjusted EBITDA and Adjusted Net Income at a company and operating segment level. We define EBITDA as profit / (loss) from continuing operations before financial result, income taxes, share of income from associates, depreciation and amortization and impairment. We define Adjusted EBITDA as EBITDA adjusted to exclude restructuring costs and separation costs, management fees paid to Sun Capital affiliates ("Sun Capital management fees"), bargain purchase gain, non-operating advisory and acquisition fees, inventory step-up release due to purchase price allocation and other items which are not related to our core results of operations. We define Adjusted Net Income as profit / (loss) from continuing operations adjusted to exclude restructuring costs and separation costs, Sun Capital management fees, bargain purchase gain, non-operating advisory and acquisition fees, inventory step-up release due to purchase price allocation and other items which are not related to our core results of operations, net of the tax effect of these items. EBITDA, Adjusted EBITDA and Adjusted Net Income are not measures defined by IFRS. The most directly comparable IFRS measure to EBITDA, Adjusted EBITDA and Adjusted Net Income is profit / (loss) from continuing operations.

  We believe EBITDA, Adjusted EBITDA and Adjusted Net Income, as defined above, are useful metrics for investors to understand our results of operations and profitability because they permit investors to evaluate our recurring profitability from underlying operating activities. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluating our underlying historical performance. We believe EBITDA facilitates operating performance comparisons between periods and among other companies in industries similar to ours because it removes the effect of variation in capital structures, taxation, and non-cash depreciation, amortization and impairment charges, which may differ between companies for reasons unrelated to operating performance. We believe Adjusted EBITDA better reflects our underlying operating performance because it excludes the impact of items which are not related to our core results of operations. We believe Adjusted Net Income better reflects our net income because it excludes the impact of items which are not related to our core net income, net of the tax effect of these items.

  EBITDA and Adjusted EBITDA measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present net income and EBITDA-related performance measures when reporting their results.

  EBITDA, Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools. These measures are unaudited, are not presentations made in accordance with IFRS or the accounting standards of any other jurisdiction, are not measures of financial condition or liquidity and should not be considered in isolation or as alternatives to profit / (loss) from continuing operations or other measures determined in accordance with IFRS. EBITDA, Adjusted EBITDA and Adjusted Net Income are not necessarily comparable to similarly titled measures used by other companies.

  The following table reconciles our profit / (loss) from continuing operations, our most directly comparable measure under IFRS, to EBITDA and Adjusted EBITDA:

	Year ended December 31,
	2011	2012	2013
	(in millions)
Profit / (loss) from continuing operations	$18.6	$(26.3)	$(50.3)
Financial result(a)	6.6	19.8	61.1
Income tax expense	8.9	9.1	6.8
Share of profit of associates	(0.3)	0.1	(0.3)
Depreciation and amortization	24.0	31.0	72.1
Impairment	—	1.4	4.7

EBITDA	$57.8	$35.1	$94.1
Restructuring costs and separation costs(b)	22.9	12.7	38.5
Sun Capital management fees(c)	4.7	4.0	4.1
Bargain purchase gain(d)	(4.3)	(2.4)	—
Non-operating advisory and acquisition fees(e)	5.3	37.1	8.0
Inventory step-up release due to purchase price allocation(f)	—	—	6.7
Other items(g)	(0.2)	0.9	4.1

Adjusted EBITDA	$86.2	$87.4	$155.5

  The following table reconciles our profit / (loss) from continuing operations, our most directly comparable measure under IFRS, to Adjusted Net Income:

	Year ended December 31,
	2011	2012	2013
	(in millions)
Profit / (loss) from continuing operations	$18.6	$(26.3)	$(50.3)
Restructuring costs and separation costs(b)	22.9	12.7	38.5
Sun Capital management fees(c)	4.7	4.0	4.1
Bargain purchase gain(d)	(4.3)	(2.4)	—
Non-operating advisory and acquisition fees(e)	5.3	37.1	8.0
Inventory step-up release due to purchase price allocation(f)	—	—	6.7
Other items(g)	(0.2)	0.9	4.1
Income tax effect(h)	(1.0)	(4.3)	(1.0)
Amortization of acquisition related intangibles(i)	—	—	12.1

Adjusted Net Income	$46.0	$21.7	$22.2

(a)
Represents net finance costs.

(b)
Represents restructuring expenses relating to severance and relocation costs for site closures in the historical period which are deemed to be not in the ordinary course of business and also includes separation costs related to the Rexam Cosmetics Acquisition. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability and Facility Rationalizations—The Rexam Cosmetics Acquisition and Related Synergies and Operational Improvement."

(c)
Represents management and transaction advisory fees paid to affiliates of Sun Capital. In connection with this offering, we expect to terminate the three consulting agreements we entered into in 2012 with Sun Capital Partners Management V, LLC, an affiliate of Sun Capital. In connection with such termination, we will pay to an affiliate of Sun Capital a termination fee which is to be determined. See "Certain Relationships and Related Party Transactions—Consulting Service Agreements."

(d)
Represents the non-cash gain on the acquisition of the business assets from Eyelematic Manufacturing Company, Inc., Echo Manufacturing Company, Inc. and Seemar Real Estate, LLC in November 2011 (the "Albéa Metal Acquisition") and the acquisitions of Jade River International Ltd., Honeycomb International Ltd. and ZhongShan Meiquan Plastic Products Co. Ltd. in April 2012 (the "Tex China Acquisition").

(e)
Represents advisory and acquisition fees related to the Albéa Metal Acquisition, the Tex China Acquisition and the Rexam Cosmetics Acquisition. Other advisory costs relate to strategic and operational consulting in relation to the integration of Betts and an Albéa operational improvement plan, legal advice in relation to the management participation program, accounting advice in relation to debt issuance, and other costs.

  The sum of the EBITDA adjustments "restructuring costs and separation costs" and "non-operating advisory and acquisition fees" represents the line item "restructuring and project costs" in our income statement for the years ended December 31, 2011, 2012 and 2013.

(f)
Represents the non-cash impact of recording the inventory acquired as part of the Rexam Cosmetics Acquisition at fair value instead of at cost in accordance with IFRS 3 (Business Combinations).

(g)
Represents (gains) and losses on disposal of assets ($0.0 million in 2011, $(0.5) million in 2012, and $2.8 million in 2013), foreign exchange unrealized (gains) and losses ($(0.8) million in 2011, $1.0 million in 2012, and $1.2 million in 2013) and certain other items ($0.6 million in 2011, $0.4 million in 2012, and $0.1 million in 2013).

(h)
Represents an add back of the tax savings relating to the Sun Capital management fees and the advisory fees relating to the Rexam Cosmetics Acquisition in countries where we pay income tax (based on an assumed tax rate).

(i)
Represents amortization of intangibles as a result of the application of purchase accounting as part of the Rexam Cosmetics Acquisition. This is presented under the item "intangible assets depreciation (purchase price allocation)" in note 5.6 to our financial statements for the year ended December 31, 2013.
(4)
EBITDA Margin is defined as EBITDA as a percentage of revenue. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue.

(5)
In considering our financial condition, our management analyzes net debt, which is defined as total borrowings, minus (i) amortized financing fees incurred in relation to the Senior Secured Notes issuance and (ii) cash and cash equivalents (net of bank facilities and bank overdrafts).

  Net debt has limitations as an analytical tool. Net debt is neither a measure defined by or presented in accordance with IFRS nor a measure of financial performance or liquidity, and should not be considered in isolation or as an alternative financial measure determined in accordance with IFRS. Net debt is not necessarily comparable to similarly titled measures used by other companies.

  See note 6.10 to our consolidated financial statements included in this prospectus for a reconciliation of total borrowings to net debt. Total borrowings is the most directly comparable financial measure under IFRS for the periods presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following is a discussion of our financial condition and results of operations in the periods set forth below. You should read this discussion in conjunction with our consolidated financial statements included under "Business," "Selected Consolidated Financial and Other Data," and our audited consolidated financial statements included elsewhere in this prospectus. The following presentation and analysis contains forward-looking statements which, although based on assumptions that we consider reasonable, involve risks and uncertainties. For the reasons explained under "Forward-Looking Statements," "Risk Factors," and elsewhere in this prospectus, our future results may differ materially from those expected or implied in these forward-looking statements.

Overview

        We believe we are one of the world's leading producers of plastic packaging for the beauty and personal care market, which we believe is the fastest growing end-market for consumer packaged goods. Our packaging is primarily used in the skincare, color cosmetics, fragrance, bodycare and oral care segments of the beauty and personal care industry and consists of laminate tubes and plastic tubes, mascaras, lip gloss and lipstick containers, compact powder-cases, jars, fragrance caps and dispensing systems such as fragrance pumps and samplers, lotion pumps and foam pumps, as well as promotional items. We believe that our product offering addresses an $8 billion sub-segment of the global market for beauty and personal care packaging, which according to a 2014 Arthur D. Little report, is estimated to be approximately $22 billion. We are a global market leader across the majority of our product portfolio with over 70% of our sales in product categories in which we believe we hold the number one or two market positions. We believe that we have one of the broadest portfolios of packaging in our industry enabling us to provide comprehensive solutions, which simplify and optimize our customers' supply chain.

        We have a blue-chip customer base and long-standing relationships with leading global beauty and personal care companies such as L'Oréal, LVMH, Estée Lauder, Procter & Gamble, Avon, Natura, Unilever, Coty, Chanel and GlaxoSmithKline, averaging more than 20 years. Our customers also include more than 1,000 regional and local beauty and personal care companies. We have been able to grow and maintain long-term relationships with our customers due to the strength and global footprint of our manufacturing operations, our strong customer focus, new product development capabilities and the critical position that our packaging occupies within our customers' supply chain. New product development is at the core of our and our customers' success. Our new product development teams collaborate with our customers to develop packaging, enabling them to successfully market their products to consumers. Furthermore, we have advanced integrated printing, decorating, surface treatment (such as anodizing and electro-plating) and metallization capabilities. The design and presentation of our packaging communicates our customers' distinct values and style, which are of particular importance in the end-markets that we serve. Many are specialty items designed to provide a convenient and often unique means of storing, dispensing and applying our customers' products. Although our packaging often constitutes only a small portion of our customers' cost of production, it is an integral part of our customers' successful marketing strategy and, ultimately, an element of consumers' satisfaction.

        We have a global manufacturing platform of 38 plants, operating in 14 countries across Europe, North America, South America and Asia. Our global manufacturing network is closely aligned with our customers' plants. We serve both large, developed markets such as Europe and North America and faster-growing, developing markets such as Brazil, Mexico, China, Indonesia, Russia and India. We believe that we are well positioned relative to our largely regional peers to take advantage of anticipated growth in those emerging markets, in particular for affordable beauty and personal care products, since our global footprint and broad product offering enables us to serve our developed market customers as they expand globally as well as penetrate new regional and local customers in developing markets. Our global exposure is enhanced by the use of our packaging for high-end beauty and personal care products which are sold around the world. For example, several luxury brands we serve have their primary filling locations in France, but sell their products globally. The global distribution of our customers' products allows us to more efficiently utilize our developed market manufacturing footprint while participating in global growth trends.

        Since the acquisition of Albéa by an affiliate of Sun Capital in 2010, Albéa has been transformed into one of the world's leading producers of plastic packaging for the beauty and personal care industry through a series of strategic acquisitions and divestitures and capital investment and operational improvement programs. We established our global leadership position in the laminate tubes market through our merger with Betts Acquisition (2009) Limited ("Betts"), and expanded into dispensing systems through the acquisition of the Rexam Cosmetics Business. We have also completed several bolt-on acquisitions to broaden our geographic exposure and to solidify our supply chain, such as the purchases of Eyelematic in the U.S. and Tex China. Our continuous focus on operational efficiency and acquisition integration has reduced costs and improved our Adjusted EBITDA Margin. We have invested significantly in new plants and equipment, and rationalized our production capacity in France, Italy, Mexico and Brazil. As of December 31, 2013, we have achieved approximately $22 million of annualized synergies and cost savings from the acquisition of the Rexam Cosmetics Business out of a total annual target of $47 million (compared to 2012 costs). We expect to achieve the remaining $25 million of annualized synergies and cost savings related to the acquisition of the Rexam Cosmetics Business by the end of 2016 (compared to 2012 costs). Our strategic initiatives, in particular our acquisitions and cost reduction measures, have resulted in significant Adjusted EBITDA growth and Adjusted EBITDA Margin expansion. From 2011 to 2013, our Adjusted EBITDA has grown from $86.2 million to $155.5 million, representing a 34.3% compound annual growth rate ("CAGR"). During the same time period, our Adjusted EBITDA Margin has expanded from 8.5% to 10.0%. See "Summary Consolidated Financial and Other Data" for a reconciliation of profit/(loss) from continuing operations, the most directly comparable measure under IFRS, to EBITDA and Adjusted EBITDA. With our transformation well underway, we believe we are in a position to pursue further growth opportunities and continued Adjusted EBITDA Margin and net income improvement.

Factors Affecting Our Business and Operations

General Economic Conditions in Our Markets and Resilience of the Beauty and Personal Care Market

        Macroeconomic factors in the geographic regions in which we operate affect our results of operations. Consumer purchases of beauty and personal care products have grown through various economic cycles and regardless of economic conditions, because they form a part of consumers' daily beauty and personal care regimen. Historically, during economic downturns, our revenue has been negatively impacted primarily by destocking efforts by our customers since they seek to manage their inventory in response to adverse economic conditions. However, consumer demand for beauty and personal care products generally has remained resilient. This resilience has helped to stabilize our revenues during economic downturns.

Growth in Our Existing Markets, Including Expansion of Developing Markets

        End market retail sales for the global beauty and personal care industry has grown at a CAGR of 6.2% from 2003 to 2013 (according to Euromonitor), while GDP growth during the same period averaged 3.8% per year (based on IMF data). According to a 2013 Smithers Pira report, the global beauty and personal care packaging market is expected to grow at 4.9% per year between 2013 and 2018, while the annual market growth in Europe and North America is expected to be 3.0% and 3.3%, respectively, between 2013 and 2018. We expect growth in developed markets to continue to be influenced by an aging population, consumer interest in beauty and personal care trends and growing demand for more convenient and effective packaging solutions. We expect consumer demand for beauty and personal care products in emerging markets to continue to be driven by a growing middle class, a rapid increase in demand for branded and upscale products and improved retail infrastructure. Our revenue will be impacted from period to period by our ability to penetrate, and the continued growth in, these emerging markets.

Competition and Market Trends

        Levels of competition and the ability of our competitors to more accurately address customer and consumer desires or to attract customers through competitive pricing or other factors impact our results of operations. Level of competition is a primary factor in our ability to set prices and pass through cost increases to our customers.

Success and Timing of Product Launches and Our New Product Development Initiatives

        We work with our customers to develop new packaging in connection with their product launches and we also organically develop packaging to sell to our existing customers. We develop products through both "push" and "pull" strategies. With respect to "push strategies," we develop new products and solicit customer interest based on our own initiative. We also execute our marketing and product development initiatives through "pull strategies," whereby we collaborate with our customers to develop products based on customer requirements. We seek to recoup the development costs from our customers for products developed through the "pull strategy," in particular the molds. Our products (and our customers' products) generally have a life span between, on average, three and five years. We sell large volumes of new products in the product launch phase. If a release is successful, the successful product will have a positive impact on our sales. Accordingly, our results may fluctuate from quarter to quarter, and may continue to fluctuate, based on the degree of success of product launches and the number of product launches by our customers. In 2013, for instance, our revenue was positively impacted by the use of our products for the "La Petite Robe Noire" fragrance of Guerlain and by the "Invictus" fragrance of Paco Rabanne.

Changes in Raw Material, Labor and Energy Costs

        Raw materials and components costs represent the single largest component of our operating costs. For example, resin and film costs represented about 16% of our cost of sales and about 13% of our sales in 2013. We generally seek to pass through increased raw material, labor and energy costs to our customers through a variety of means. In certain of our customer contracts, we have price modification mechanisms based on increases in our raw material, labor or energy costs and, in other cases, we seek to revise prices based on raw material, labor and energy costs as new customer agreements are negotiated or purchase orders are placed. Approximately 65% of our sales as of December 31, 2013 have escalation and de-escalation mechanisms which reduce the negative impact of rising resin prices on our gross margin.

Foreign Currency Exchange Rates

        We currently have operations in 14 different countries across Europe, North America, South America and Asia. As a result, our businesses are subject to currency fluctuation risks. Our results of operations may be affected by both the transaction effects and the translation effects of foreign currency exchange rate fluctuations. Since we present our consolidated financial statements in U.S. dollars, we must translate the assets, liabilities, revenue and expenses of all of our operations with a functional currency other than the U.S. dollar into U.S. dollars at then-applicable exchange rates. As a result of our operations in various countries, we generate a significant portion of our sales and incur a significant portion of our expenses in currencies other than the U.S. dollar. Where we are unable to match sales received in foreign currencies with costs paid in the same currency, our results of operations are impacted by currency exchange rate fluctuations.

Seasonality

        Our business, on a consolidated basis, is generally not subject to seasonal fluctuations. Each product segment and geographical regions, however, experiences seasonality independently, as a result of consumer buying patterns, as well as local holidays and their impact on our customers' manufacturing activity. In Europe, some of our customers reduce manufacturing activity during August and December. This, in some cases, can translate into lower sales in August and December.

Factors Affecting Comparability and Facility Rationalizations

The Rexam Cosmetics Acquisition and Related Synergies and Operational Improvement

Overview of the Rexam Cosmetics Acquisition

        On December 31, 2012, we completed the acquisition of the worldwide cosmetics business of Rexam plc, which is a leading global manufacturer of cosmetic and beverage packaging. The Rexam Cosmetics Business had 11 manufacturing plants located around the world that were strategically located close to its customers' filling lines. Historically, the cosmetics business of Rexam plc operated as two business units, worldwide cosmetics, and home and personal care ("HPC"). The worldwide cosmetics business, retained by us, offers a broad line of packaging solutions to leading cosmetics customers, with a primary focus on dispensing systems (such as fragrance pumps, lotion pumps and foam pumps) as well as make-up products. We did not purchase the HPC Business because it focuses on products that are not core to our business. Our financial statements do not include those of the HPC Business, except for the Polish business, which was acquired by us from the HPC Affiliate on January 8, 2013 and had sales of $8.9 million in 2012.

        The Rexam Cosmetics Business's revenue and Adjusted EBITDA for the year ended December 30, 2012 were $519.2 million and $41.3 million, respectively. The following table reconciles profit / (loss) from continuing operations, the most directly comparable measure under IFRS, for the year ended December 30, 2012 to the Rexam Cosmetics Business' EBITDA and Adjusted EBITDA:

Year ended December 30, 2012
(in millions)
Profit / (loss) from continuing operations	$(118.6)
Financial result(a)	2.8
Income tax expense(b)	30.0
Depreciation and amortization	32.7
Impairment(c)	87.9

Rexam Cosmetics Business EBITDA	$34.8
Restructuring and project costs(d)	4.3
Retention bonus(e)	6.0
Profit sharing of Le Treport(f)	6.5
Gain on disposals(g)	(10.2)
Other	(0.1)

Rexam Cosmetics Business Adjusted EBITDA	$41.3

(a)
Represents net finance costs.

(b)
Represents primarily (i) a $7.0 million impairment of deferred tax assets and (ii) a $15.2 million income tax expense incurred on the taxable profit generated by the net assets sold as part of the partial contribution of assets, whereby the Le Treport entity was split between personal care activities, acquired by us, and health care activities, acquired by Rexam plc from Rexam Cosmetics le Treport, in the context of the divestment of the Rexam Cosmetics Business by Rexam plc.

(c)
Represents primarily (i) a $77.1 million impairment of property, plants and equipment of the rigid packaging cash generating unit, based on management's assumptions and estimates of the future performance of the Rexam Cosmetics Business and (ii) a $10.5 million impairment of the buildings of the Rexam Cosmetics Business, based on an external property valuation.

(d)
Represents relocation costs due to restructurings in France and China.

(e)
Represents a one-off performance based retention bonus awarded to certain employees based on the performance of the Rexam Cosmetics Business in 2012.

(f)
Represents a one-off bonus paid to Le Treport employees following the carve-out of the Le Treport plant from its former legal entity, which formed part of the Rexam plc.

(g)
Represents capital gain on real estate in France of $2.6 million and gain on disposal of the Tianjin plant in China of $8.1 million.

Separation of the Rexam Cosmetics Business

        Prior to December 31, 2012, the Rexam Cosmetics Business was operated as a business unit of Rexam plc and the Rexam Cosmetics Acquisition was completed on a carve-out basis from the continuing operations and business units of Rexam plc. By its nature, the separation of business units as part of a carve-out transaction generally takes significant time and resources of the management team of the business being separated.

        Since the completion of the Rexam Cosmetics Acquisition on December 31, 2012, our management has been implementing a plan to improve the organization, sales and investment capabilities of the Rexam Cosmetics Business to improve its performance. The carve-out of the infrastructure of the Rexam Cosmetics Business was completed in the first quarter of 2013 and our primary focus in 2013 was to integrate the two businesses, implementing our own systems and best practices and adjusting our combined organizational structure and management footprint to maximize synergies. The Rexam Cosmetics Business has resumed investing in product innovation focused on developing complex and innovative packaging for our customers and we have been in the process of integrating our customer accounts and relationships. From the first quarter of 2013 to the first quarter of 2014, our revenue and EBITDA have improved in each sequential quarter as we have continued to integrate the Rexam Cosmetics Business.

Synergies Resulting from the Rexam Cosmetics Acquisition

        Our goal in completing the Rexam Cosmetics Acquisition was to create one of the world's leading producers of beauty and personal care packaging products with what we believe is one of the broadest product ranges in that industry. We believe the Rexam Cosmetics Acquisition positions us well to take advantage of rapid market growth in emerging markets, such as Brazil, Mexico and China, by combining the strong existing presence of the Rexam Cosmetics Business in Brazil and Asia with Albéa's operations in those markets, while also maintaining a balanced geographical mix through our combined strength in Europe, North America and Mexico.

        The Rexam Cosmetics Acquisition enables us to offer dispensing systems (pumps), which are high specification, high margin products with strong barriers to entry, which complement our existing product lines and increase our ability to serve as a "one-stop-shop" for our customers. The Rexam Cosmetics Acquisition increased our scale and as a result of the Rexam Cosmetics Acquisition, we are today one of the leading producers in the world of mascara containers, lip gloss and lipstick containers, foam pumps, fragrance samplers, plastic and laminate tubes and the second largest producer in the world of fragrance pumps.

        The Rexam Cosmetics Acquisition allowed us to combine our blue-chip customer relationships that span more than 20 years with global beauty and personal care producers such as L'Oréal, LVMH, Estée Lauder, Procter & Gamble, Avon and GlaxoSmithKline. We believe that the combination of the customer portfolios will allow us to increase our market share with large global customers and expand our network within the most important global beauty brands, leveraging existing relationships and benefiting from a competitive advantage when competing for incremental business.

        The cost savings and synergies from the Rexam Cosmetics Acquisition primarily fall into three categories: manufacturing footprint optimization, consolidation of procurement and selling, general and administrative costs across the entire organization. Since the Rexam Cosmetics Acquisition was completed, we have been in the process of integrating the two businesses through changes to our purchasing and production practices to improve margins, while also implementing our own systems and best practices and adjusting our combined organizational structure and management footprint to maximize synergies.

        As a result of the Rexam Cosmetics Acquisition and related cost savings, we seek to realize annualized synergies and cost savings of approximately $47 million (compared to 2012 costs) by the end of 2016, increased from our initial target of $45.5 million established at the time we completed the Rexam Cosmetics Acquisition, from manufacturing footprint optimization, procurement savings, corporate overhead and function integration savings and certain stand-alone cost opportunities. As of December 31, 2013, we realized annualized synergies and cost savings of approximately $22 million (compared to 2012 costs).

        Manufacturing Footprint Optimization.    As of December 31, 2013, we have achieved annualized synergies related to production optimization associated with our combined footprint of $3.7 million (compared to 2012 costs) by (i) investing in more efficient equipment to develop automation, (ii) optimizing production at our sites, specializing some sites to avoid duplication of resources, and rationalizing our cost structure to effectively bring Albéa and the Rexam Cosmetics Business in line with our primary competitors that are more profitable and (iii) using our existing sites and capacity to avoid costs associated with greenfield developments, particularly in emerging markets. We will seek to achieve approximately $21.2 million of annualized synergies and cost savings by the end of 2016 (compared to 2012 costs) primarily through our footprint optimization in China and Brazil and the turnaround of the loss making units of the acquired units of the Rexam Cosmetics Business in France and Poland. For instance, in August 2013, we relocated our Suzhou site in China to a new location, where we also plan to move the Shanghai operations of the Rexam Cosmetics Business. The transfer was completed in June 2014. However, the ramp up phase of this facility will take several months since we are in the process of continuing to recruit employees for this facility to further increase staffing levels. Further, on October 1, 2013, we sold our Albéa Annecy business and on October 4, 2013, we sold a former cap-making plant based in Albertville, France.

        Procurement Savings.    As of December 31, 2013, we have achieved annualized cost savings with respect to the procurement of metal parts, resins and other items of $1.5 million (compared to 2012 costs). We will seek to achieve annualized cost savings of $6.5 million by the end of 2016 (compared to 2012 costs).

        Corporate Overhead and Function Integration Savings.    We estimate that we have realized annualized synergies and cost savings through the integration of corporate, IT and other functions between the operational and management infrastructure of Albéa and the Rexam Cosmetics Business of $16.9 million as of December 31, 2013 (compared to 2012 costs), which is higher than initially planned. We will seek to achieve $19.4 million by the end of 2016 (compared to 2012 costs).

        We believe these synergies will allow us to improve manufacturing and operational efficiency and provide us with opportunities to achieve additional costs savings and sales synergies. We cannot, however, assure you that we will be able to realize these cost savings or synergies. See "Risk Factors—Risks Related to Our Business—We may be unable to integrate the Rexam Cosmetics Business effectively and realize the potential and anticipated benefits from the Rexam Cosmetics Acquisition."

        In total, we currently estimate that, through 2016, we will spend approximately $110 million to realize the cost saving and annualized synergies as a result of the Rexam Cosmetics Acquisition, decreased from our initial estimate of $127 million established at the time we completed the Rexam Cosmetics Acquisition. The budgeted $110 million will finance the carve-out from Rexam plc and the implementation costs of the threefold synergy program (comprising the manufacturing footprint optimization, procurement savings and corporate overhead and function integration savings). Since the completion of the Rexam Cosmetics Acquisition, we have spent $43 million of the budgeted $110 million cost as of December 31, 2013, to realize these synergies, and expect to spend approximately $51 million in 2014, $13 million in 2015 and $3 million in 2016.

        We plan to finance the implementation of these cost saving synergies by using both cash on hand and the approximately $49.7 million of net proceeds from a government-initiated compulsory purchase of our Chinese sites. We have already received an aggregate of $35.5 million in 2013 for the government-initiated compulsory purchases of our Shanghai and Suzhou plants and we expect to receive the outstanding amount in July 2014. We also expect to save on planned expenditures that are no longer necessary, including our plans to construct new plants in certain jurisdictions where the combined business now has a facility, the extension of the Rexam Cosmetics Business plants in Simandre and Jundiai, Brazil and the consolidation and relocation of the Rexam Cosmetics Business plants in Shanghai.

Effects on Our Financial Statements

        For periods beginning on or after December 31, 2012, our results have been consolidated with the results of the Rexam Cosmetics Business, and have been impacted by the revenue and expenses of the Rexam Cosmetics Business.

        As a result of the Rexam Cosmetics Acquisition, our financial statements for periods beginning after December 30, 2012, differ significantly from periods beginning prior to that date. Part of this variance is due to our accounting for the acquisition of the Rexam Cosmetics Business using the acquisition method of accounting. The purchase price for the Rexam Cosmetics Business of $410.6 million was allocated to the tangible and intangible assets of the Rexam Cosmetics Business that were acquired and liabilities assumed based upon their respective fair values as of the date of the Rexam Cosmetics Acquisition.

        The excess of the purchase price over these allocations was assigned to goodwill, which is not amortized for accounting purposes but is subject to testing for impairment at least annually. The allocation of the purchase price to the assets acquired in the acquisition has resulted in an increase in amortization and depreciation expense because we recorded the fair value of the acquired intangible assets and adjusted the book value of the acquired tangible assets to their fair value, and adjusted the remaining depreciable lives of tangible assets. We reviewed the value of the inventory and adjusted it to fair value, which changed the costs and expenses recognized by us upon the sale of this acquired inventory.

        In addition, we incurred a substantial amount of indebtedness to finance the Rexam Cosmetics Acquisition, and our interest expense increased in subsequent periods.

Description of Principal Income Statements Items

Revenue

        We generate revenue based on sales of products to third parties, and recognize revenue at invoiced amounts. Revenue from product sales, net of trade discounts, allowances and volume-based incentives, is recognized once delivery has occurred and, among other things, the significant risks and rewards of ownership of the product have been transferred to the buyer.

        Amounts billed to customers for shipping and handling are classified as sales revenue where we are responsible for carriage, insurance and freight. All shipping and handling costs incurred by us are recognized as operating costs within cost of sales. If we are acting solely as an agent, shipping costs are offset against revenue.

Cost of Sales

        Our cost of sales represents amounts paid for direct costs of running the business including amounts due to external third parties for service directly related to revenue. These costs also include direct and indirect materials costs, direct and indirect labor costs, including fringe benefits, supplies, utilities, depreciation, amortization, insurance, pension and post-retirement benefits and other manufacturing related costs. The largest component of our costs of sales is the cost of materials, and the most significant component of this is plastic resin.

        We also lease various buildings, machinery and equipment from third parties under operating lease agreements. Rent expense under the operating lease agreements is included in cost of sales or selling and administrative expenses depending on the nature of the leased assets.

Selling and Administrative Expenses

        Selling and administrative expenses primarily include sales and marketing, finance and administration, research and development and information technology costs. Our major cost elements include salary and wages, fringe benefits, travel and information technology costs.

Restructuring and Project Costs

        Restructuring and project costs include severance and other expenses associated with our facility rationalization and other restructuring programs and operational improvements plans, and also includes acquisition costs for various acquisitions.

Impairment Charges

        Our impairment charges include non-cash impairment charges for asset value impairments. At the end of each period, we assess whether there is an indication that an asset (other than a financial asset) may be impaired based on the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The recoverable amount of property, plant and equipment is based primarily on value-in-use calculations. These calculations use after-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the applicable period are extrapolated using an estimated growth rate.

Bargain Purchase Gain

        As a result of the application of the acquisition method of accounting, we recognized a non-cash gain on certain business combinations in 2011 and 2012, which represented the excess of the fair value of the identifiable assets acquired over the purchase price paid for the acquisition.

Other Expense (Income)

        Other expense (income) primarily consists of gains or losses on disposals and unrealized foreign exchange gains and losses, Sun Capital management fees and effects of the purchase price allocation of our acquisitions.

Financial Result

        Financial result represents net finance costs and relates mainly to interest income or expenses on financial debt and other finance costs and the related foreign exchange gains and losses.

Income Tax Expense

        Income tax expense includes current and deferred tax. Taxes are recognized in the income statement except where the underlying transaction is recognized in comprehensive income, in which case the tax effect is recognized in comprehensive income. Current tax is tax that is paid or received during the current year and includes adjustments of current tax for prior periods.

Reconciliation of Non-IFRS Financial Measures

        In considering the financial performance of our business and as a management tool in decision making, our management analyzes the financial performance measures of EBITDA, Adjusted EBITDA and Adjusted Net Income at a company and operating segment level. EBITDA, Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools. These measures are unaudited, are not presentations made in accordance with IFRS or the accounting standards of any other jurisdiction, are not measures of financial condition or liquidity and should not be considered in isolation or as alternatives to profit / (loss) from continuing operations or other measures determined in accordance with IFRS. EBITDA, Adjusted EBITDA and Adjusted Net Income are not necessarily comparable to similarly titled measures used by other companies. Accordingly, our EBITDA, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation, or construed as substitutes for, revenue, consolidated profit / (loss) from continuing operations, operating profit, gross profit and other IFRS measures as indicators of our results of operations in accordance with IFRS.

        We believe EBITDA, Adjusted EBITDA and Adjusted Net Income are useful metrics for investors to understand our results of operations and profitability because they permit investors to evaluate our recurring profitability from underlying operating activities. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluating our underlying historical performance. We believe EBITDA facilitates operating performance comparisons between periods and among other companies in industries similar to ours because it removes the effect of variation in capital structures, taxation, and non-cash depreciation, amortization and impairment charges, which may differ between companies for reasons unrelated to operating performance. We believe Adjusted EBITDA better reflects our underlying operating performance because it excludes the impact of items which are not related to our core results of operations. We believe Adjusted Net Income better reflects our net income because it excludes the impact of items which are not related to our core net income, net of the tax effect of these items. EBITDA and Adjusted EBITDA measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present net income and EBITDA-related performance measures when reporting their results.

EBITDA (Non-IFRS Financial Measure)

        We define EBITDA as profit / (loss) from continuing operations before financial result, income taxes, share of income from associates, depreciation and amortization and impairment.

Adjusted EBITDA (Non-IFRS Financial Measure)

        We define Adjusted EBITDA as EBITDA adjusted to exclude restructuring costs and separation costs, Sun Capital management fees, bargain purchase gain, non-operating advisory and acquisition fees, inventory step-up release due to purchase price allocation and other items which are not related to our core results of operations.

Adjusted Net Income (Non-IFRS Financial Measure)

        We define Adjusted Net Income as profit / (loss) from continuing operations adjusted to exclude restructuring costs and separation costs, Sun Capital management fees, bargain purchase gain, non-operating advisory and acquisition fees, inventory step-up release due to purchase price allocation and other items which are not related to our core results of operations, net of the tax effect of these items.

        The following table reconciles our profit / (loss) from continuing operations, our most directly comparable measure under IFRS, to EBITDA and Adjusted EBITDA:

	Year ended December 31,
	2011	2012	2013
	(in millions)
Profit / (loss) from continuing operations	$18.6	$(26.3)	$(50.3)
Financial result(a)	6.6	19.8	61.1
Income tax expense	8.9	9.1	6.8
Share of profit of associates	(0.3)	0.1	(0.3)
Depreciation and amortization	24.0	31.0	72.1
Impairment	—	1.4	4.7

EBITDA	$57.8	$35.1	$94.1
Restructuring costs and separation costs(b)	22.9	12.7	38.5
Sun Capital management fees(c)	4.7	4.0	4.1
Bargain purchase gain(d)	(4.3)	(2.4)	—
Non-operating advisory and acquisition fees(e)	5.3	37.1	8.0
Inventory step-up release due to purchase price allocation(f)	—	—	6.7
Other items(g)	(0.2)	0.9	4.1

Adjusted EBITDA	$86.2	$87.4	$155.5

        The following table reconciles our profit / (loss) from continuing operations, our most directly comparable measure under IFRS, to Adjusted Net Income:

	Year ended December 31,
	2011	2012	2013
	(in millions)
Profit / (loss) from continuing operations	$18.6	$(26.3)	$(50.3)
Restructuring costs and separation costs(b)	22.9	12.7	38.5
Sun Capital management fees(c)	4.7	4.0	4.1
Bargain purchase gain(d)	(4.3)	(2.4)	—
Non-operating advisory and acquisition fees(e)	5.3	37.1	8.0
Inventory step-up release due to purchase price allocation(f)	—	—	6.7
Other items(g)	(0.2)	0.9	4.1
Income tax effect(h)	(1.0)	(4.3)	(1.0)
Amortization of acquisition related intangibles(i)	—	—	12.1

Adjusted Net Income	$46.0	$21.7	$22.2

(a)
Represents net finance costs.

(b)
Represents restructuring expenses relating to severance and relocation costs for site closures in the historical period which are deemed to be not in the ordinary course of business, and also includes separation related to the Rexam Cosmetics Acquisition. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability and Facility Rationalizations—The Rexam Cosmetics Acquisition and Related Synergies and Operational Improvement."

(c)
Represents management and transaction advisory fees paid to affiliates of Sun Capital. In connection with this offering, we expect to terminate the three consulting agreements we entered into in 2012 with Sun Capital Partners Management V, LLC, an affiliate of Sun Capital. In connection with such termination, we will pay to an affiliate of Sun Capital a termination fee which is to be determined. See "Certain Relationships and Related Party Transactions—Consulting Service Agreements."

(d)
Represents the non-cash gain on the acquisition of the business assets from Eyelematic Manufacturing Company, Inc., Echo Manufacturing Company, Inc. and Seemar Real Estate, LLC in November 2011 (the "Albéa Metal Acquisition") and the acquisitions of Jade River International Ltd., Honeycomb International Ltd. and ZhongShan Meiquan Plastic Products Co. Ltd. in April 2012 (the "Tex China Acquisition").

(e)
Represents advisory and acquisition fees related to the Albéa Metal Acquisition, the Tex China Acquisition and the Rexam Cosmetics Acquisition. Other advisory costs relate to strategic and operational consulting in relation to the integration of Betts and an Albéa operational improvement plan, legal advice in relation to the management participation program, accounting advice in relation to debt issuance, and other costs.

The sum of the EBITDA adjustments "restructuring costs and separation costs" and "non-operating advisory and acquisition fees" represents the line item "restructuring and project costs" in our income statement for the years ended December 31, 2011, 2012 and 2013.

(f)
Represents the non-cash impact of recording the inventory acquired as part of the Rexam Cosmetics Acquisition at fair value instead of at cost in accordance with IFRS 3 (Business Combinations).

(g)
Represents (gains) and losses on disposal of assets ($0.0 million in 2011, $(0.5) million in 2012 and $2.8 million in 2013), foreign exchange unrealized (gains) and losses ($(0.8) million in 2011, $1.0 million in 2012 and $1.2 million in 2013) and certain other items ($0.6 million in 2011, $0.4 million in 2012 and $0.1 million in 2013).

(h)
Represents an add back of the tax savings relating to the Sun Capital management fees and the advisory fees relating to the Rexam Cosmetics Acquisition in countries where we pay income tax (based on an assumed tax rate).

(i)
Represents amortization of intangibles as a result of the application of purchase accounting as part of the Rexam Cosmetics Acquisition. This is presented under the item "intangible assets depreciation (purchase price allocation)" in note 5.6 to our financial statements for the year ended December 31, 2013.

Segment Discussion

        We report our results through two product segments: (i) the "tubes" segment, through which we manufacture laminate and plastic tubes; and (ii) the "cosmetic rigid packaging" segment, through which we manufacture mascara, lip gloss and lipstick containers, fragrance and skincare caps, compact make-up cases, dispensing systems and purchase products manufactured by third parties for resale by us. Additionally, we reported corporate costs not allocated to either of these two segments in the "holding & corporate" category. These segments were defined based on the manufacturing processes and market characteristics of our tubes business and cosmetic rigid packaging business and the way key business decisions are made (primarily).

        We currently also report our results of operations through three geographic regions, which correspond to our main geographic markets: Europe, Americas and Asia, with "holding & corporate" representing the corporate costs not allocated to our geographic regions.

        Our management is currently evaluating the roles and responsibilities of the product and geographical reporting lines. With the integration of the Rexam Cosmetics Business, we increasingly have opportunities to leverage the full range of products and technologies in sales, manufacturing and new product development, as evidenced by our push towards selling comprehensive packaging solutions, such as tubes fitted with dispensing pumps. We intend to accompany our customers into emerging markets. Key business decisions and resource allocation decisions are increasingly driven by the differing growth prospects of the various geographical regions, as opposed to by product line. As a result, we expect that the organization by geographical regions may gradually take precedence over the organization by product segment and in future periods we may only report our results in geographical segments.

Results of Operations

        The discussion of our results of operations for the year ended December 31, 2013 compared to the year ended December 31, 2012 (actual) compares our audited consolidated results of operations for the year ended December 31, 2013 to our audited consolidated results of operations for the year ended December 31, 2012 (which do not include the Rexam Cosmetics Business). As a result of the Rexam Cosmetics Acquisition, our annual results for these periods are not comparable.

        The discussion of our results of operations for the year ended December 31, 2013 compared to the year ended December 31, 2012 (aggregated) below is on the basis of information derived through the mathematical addition (without applying any pro forma adjustments or acquisition accounting) of the revenues, costs of sales, EBITDA and Adjusted EBITDA of Albéa and the Rexam Cosmetics Business for 2012. The 2012 results of operations of Albéa and the Rexam Cosmetics Business have been derived from the audited consolidated financial statements as of and for the three years ended December 31, 2011, 2012 and 2013 of Albéa and the audited combined financial statements as of January 1, 2012 and December 30, 2012 and for the year ended December 30, 2012 of the Rexam Cosmetics Business included elsewhere in this prospectus. We believe that presenting the discussion and analysis of the results of operations in this manner promotes the overall usefulness of the comparison given the complexities involved with comparing two significantly different periods. At the same time, we believe that it enables the reconciliation of the discussion and analysis to the statement of operations information provided herein. This aggregated financial information is presented for illustrative purposes only, does not apply acquisition accounting or accounting for transactions among entities under common control, and is not comparable to pro forma financial information prepared in accordance with Article 11 of Regulation S-X and should not be read as such. The aggregated financial information for 2012 does not purport to represent what the actual consolidated results of operations would have been had the Rexam Cosmetics Acquisition occurred prior to December 30, 2012, nor is the aggregated financial information necessarily indicative of future consolidated results of operations.

        The discussion of our results of operations for the year ended December 31, 2012 (actual) compared to the year ended December 31, 2011 (actual) below compares Albéa's audited consolidated results of operations for the year ended December 31, 2012 to Albéa's audited consolidated results for the year ended December 31, 2011.

        The foreign currency translation impacts referred to below were primarily due to changes in rates affecting the U.S. dollar compared to the euro, British pound, Polish z?oty and Brazilian real compared to prior periods. The principal foreign currencies impacting the translation into U.S. dollars of our results are the euro and the Brazilian real. Foreign currency translation had a small positive impact on our results of operations, causing a $5.6 million increase in revenue and a $1.9 million reduction in Adjusted EBITDA for the year ended December 31, 2013, compared to the year ended December 31, 2012.

        Information presented on a constant currency basis in this prospectus is calculated by translating prior year results at the monthly average exchange rates of the current year. Management reviews and analyzes business results excluding the effect of foreign currency translation because they believe this better represents our underlying business trends.

        The tables below set forth our historical results of operations and other financial data for the years ended December 31, 2011, 2012 and 2013 of Albéa, as well as the results of operations of the Rexam Cosmetics Business for the year ended December 30, 2012, and the aggregated revenue, costs of sales, EBITDA and Adjusted EBITDA of Albéa and the Rexam Cosmetics Business derived through the mathematical addition (without applying any pro forma adjustments or acquisition accounting) of the revenue, costs of sales, EBITDA and Adjusted EBITDA of Albéa and the Rexam Cosmetics Business for the year ended December 31, 2012.

	Year ended December 31,
	2011	2012			2013
	Albéa	Rexam Cosmetics Business	Albéa	Aggregated	Albéa
	(in millions)
		*
Consolidated Income Statement Data:
Revenue	$1,009.4	$519.2	$950.2	$1,469.4	$1,553.1
Cost of sales	(826.1)	(425.2)	(783.8)	(1,209.0)	(1,273.9)

Gross profit	183.3	94.0	166.4	260.4	279.2
Selling and administrative expenses	(123.9)	(86.4)	(112.8)		(184.4)
Restructuring and project costs	(28.2)	(16.8)	(49.8)		(46.5)
Impairment charges	—	(87.9)	(1.4)		(4.7)
Bargain purchase gain	4.3	—	2.4		—
Other income / (expense)	(1.7)	11.3	(2.1)		(26.3)

Operating profit	33.8	(85.8)	2.7		17.3
Financial result(a)	(6.6)	(2.8)	(19.8)		(61.1)
Share of profit of associates	0.3	—	(0.1)		0.3

Profit / (loss) from continuing operations before income taxes	27.5	(88.6)	(17.2)		(43.5)
Income tax expense	(8.9)	(30.0)	(9.1)		(6.8)

Profit / (loss) from continuing operations	$18.6	$(118.6)	$(26.3)		$(50.3)

EBITDA(b)	$57.8	$34.8	$35.1	$69.9	$94.1
Adjusted EBITDA(b)	$86.2	$41.3	$87.4	$128.7	$155.5

*
For the year ended December 30, 2012.

(a)
Represents net finance costs.

(b)
For a reconciliation of the EBITDA and Adjusted EBITDA of Albéa to profit / loss from continuing operations, the most directly comparable measure under IFRS, see footnote 3 to the "Selected Consolidated Financial and Other Data." For a reconciliation of the EBITDA and Adjusted EBITDA of the Rexam Cosmetics Business to profit / loss from continuing operations, the most directly comparable measure under IFRS, see "—Factors Affecting Comparability and Facility Rationalizations—The Rexam Cosmetics Acquisition and Related Synergies and Operational Improvement—Overview of the Rexam Cosmetics Acquisition."

Year ended December 31, 2013 (actual) as compared to Year ended December 31, 2012 (aggregated)

Revenue

        Revenue increased by $83.7 million, or 5.7%, from $1,469.4 million for the year ended December 31, 2012 (aggregated) to $1,553.1 million for the year ended December 31, 2013. This increase was primarily due to revenue growth in our tubes segment in all of our geographic regions of 10.6% at constant exchange rates (11.2% at non-constant exchange rates), in particular in emerging markets where our commercial activities have continued to expand, and due to revenue growth in our dispensing business and beauty solutions business. Over that period, revenue from the acquired Rexam Cosmetics Business decreased by $19.0 million or 3.8%, from $519.2 million for the year ended December 31, 2012 to $500.2 million for the year ended December 31, 2013. The decrease was mostly due to lower sales volumes in China and in North America, which, in North America, was partly due to general softness in the market.

        The following table shows a breakdown of our revenue by geographic region for the years ended December 31, 2013 (actual) and December 31, 2012 (aggregated) and as a percentage of revenue:

	Year ended December 31,
	2012 (aggregated)		2013 (actual)
	(in millions, except percentage of revenue)
Revenue by geographic region:
Europe	$694.5	47.3%	$751.5	48.4%
Total Americas	549.3	37.4%	578.2	37.2%
North America	437.7	29.8%	462.1	29.7%
South America	111.6	7.6%	116.1	7.5%
Asia	225.3	15.3%	223.4	14.4%
Holding & corporate	0.3	—	—	—

Revenue	$1,469.4	100.0%	$1,553.1	100.0%

Revenue by Geographic Region

        Europe—Revenue in Europe increased by $57.0 million, or 8.2%, from $694.5 million for the year ended December 31, 2012 (aggregated) to $751.5 million for the year ended December 31, 2013. The increase was due to revenue growth in our tubes business of 10.7% at constant exchange rates, resulting from additional capacity and modernized equipment, revenue growth in our beauty solutions business of approximately 13% at constant exchange rates, and new product launches in our rigid packaging business, resulting in revenue growth in that business of approximately 3.0% at constant exchange rates.

        North America—Revenue in North America increased by $24.4 million, or 5.6%, from $437.7 million for the year ended December 31, 2012 (aggregated) to $462.1 million for the year ended December 31, 2013. This increase was due to revenue growth in our tubes segment of 9.3%, resulting from the award of new contracts, and to a lesser extent due to the revenue growth, by approximately 3%, of our rigid packaging business.

        South America—Revenue in South America increased by $4.5 million, or 4.0%, from $111.6 million (aggregated) for the year ended December 31, 2012 to $116.1 million for the year ended December 31, 2013. This increase was due to revenue growth in our dispensing business. The increase was partly offset by a decline in sales of our rigid packaging business of 7.8% at constant exchange rates.

        Asia—Revenue in Asia decreased by $1.9 million, or 0.8%, from $225.3 million (aggregated) for the year ended December 31, 2012 to $223.4 million for the year ended December 31, 2013. This increase was due to revenue growth in our tubes segment of 15.8%, excluding the impact of foreign exchange. The increase was partly offset by a decline in revenue from our rigid packaging business.

Cost of Sales

        Cost of sales increased by $64.9 million, or 5.4%, from $1,209.0 million for the year ended December 31, 2012 (aggregated) to $1,273.9 million for the year ended December 31, 2013. This increase was primarily due to the increase in our sales, net of the synergies realized in procurement and in footprint optimization, which accounted for $1.5 million and $3.7 million, respectively.

Gross Margin

        Gross margin increased by 0.3% from 17.7% for the year ended December 31, 2012 (aggregated) to 18.0% for the year ended December 31, 2013. This increase was primarily due to improved operating and manufacturing performance and synergies.

EBITDA

        Albéa's EBITDA for the year ended December 31, 2012 was $35.1 million. The Rexam Cosmetics Business' EBITDA for the year ended December 31, 2012 was $34.8 million, and Albéa's and the Rexam Cosmetics Business' aggregated EBITDA for the same period was $69.9 million. The aggregated EBITDA increased by $24.2 million from $69.9 million for the year ended December 31, 2012 to $94.1 million for the year ended December 31, 2013. This increase was primarily due to an increase in our sales, improved operating performance and benefits of synergy programs in procurement, footprint optimization and corporate costs, which accounted for $1.5 million, $3.7 million and $16.9 million of the increase, respectively.

Adjusted EBITDA

        Albéa's Adjusted EBITDA for the year ended December 31, 2012 was $87.4 million. Rexam Cosmetics Business' Adjusted EBITDA for the year ended December 31, 2012 was $41.3 million, and Albéa's and Rexam Cosmetics Business' aggregated Adjusted EBITDA was $128.7 million. The aggregated Adjusted EBITDA increased by $26.8 million from $128.7 million for the year ended December 31, 2012 to $155.5 million for the year ended December 31, 2013. This increase was primarily due to an increase in our sales, benefits of synergy programs and improved operating performance.

Year ended December 31, 2013 (actual) as compared to Year ended December 31, 2012 (actual)

Revenue

        Revenue increased by $602.9 million from $950.2 million for the year ended December 31, 2012 to $1,553.1 million for the year ended December 31, 2013. This increase was primarily due to the consolidation with the Rexam Cosmetics Business, which accounted for an increase of $500.2 million of the increase. The increase was also due to strong revenue growth in the Albéa tubes segment in all geographic regions of 10.6% at constant exchange rates (11.2% at non-constant exchange rates), in particular in emerging markets where our commercial activities have continued to expand, and due to revenue growth in our rigid packaging business and beauty solutions business.

        The following table shows a breakdown of our revenue and Adjusted EBITDA by geographic region for the years ended December 31, 2013 and December 31, 2012 and as a percentage of revenue

(for revenue by geographic region) and as percentage of Adjusted EBITDA (for Adjusted EBITDA by geographic region):

	Year ended December 31,
	2012		2013
	(in millions, except percentage of revenue or Adjusted EBITDA)
Revenue by geographic region:
Europe	$491.5	51.7%	$751.5	48.4%
Total Americas	350.8	36.9%	578.2	37.2%
North America	302.0	31.8%	462.1	29.7%
South America	48.8	5.1%	116.1	7.5%
Asia	107.6	11.4%	223.4	14.4%
Holding & corporate	0.3	—	—	—

Revenue	$950.2	100.0%	$1,553.1	100.0%
Adjusted EBITDA by geographic region:
Europe	45.9	52.5%	78.4	50.4%
Total Americas	34.5	39.5%	67.6	43.5%
North America	29.7	34.0%	53.5	34.4%
South America	4.8	5.5%	14.1	9.1%
Asia	12.2	14.0%	20.6	13.2%
Holding & corporate	(5.2)	(6.0)%	(11.1)	(7.1)%

Adjusted EBITDA	$87.4	100.0%	$155.5	100.0%

Revenue by Geographic Region

        Europe—Revenue in Europe increased by $260.0 million from $491.5 million for the year ended December 31, 2012 to $751.5 million for the year ended December 31, 2013. This increase was primarily due to the consolidation of the Rexam Cosmetics Business in 2013, which accounted for $206.0 million. The increase was also due to revenue growth in our tubes segment of 10.7% at constant exchange rates, resulting from additional capacity and modernized equipment, revenue growth in our beauty solutions business of approximately 13% at constant exchange rates, and new product launches in our rigid packaging business, resulting in revenue growth in that business of approximately 8.3% at constant exchange rates.

        North America—Revenue in North America increased by $160.1 million from $302.0 million for the year ended December 31, 2012 to $462.1 million for the year ended December 31, 2013. This increase was primarily due to the consolidation of the Rexam Cosmetics Business in 2013, which accounted for $126.3 million. The increase was also due to revenue growth in our tubes segment of 9.3%, resulting from additional capacity following the award of new contracts, and to a lesser extent due to the revenue growth, by approximately 3%, of our rigid packaging business.

        South America—Revenue in South America increased by $67.3 million from $48.8 million for the year ended December 31, 2012 to $116.1 million for the year ended December 31, 2013. This increase was primarily due to the consolidation of the Rexam Cosmetics Business in 2013, which accounted for $72.5 million. This increase was partly offset by a decline in sales of our rigid packaging business of 7.8% at constant exchange rates.

        Asia—Revenue in Asia increased by $115.8 million from $107.6 million for the year ended December 31, 2012 to $223.4 million for the year ended December 31, 2013. This increase was primarily due to the consolidation of the Rexam Cosmetics Business in 2013, which accounted for $95.4 million. The increase was also due to revenue growth in our tubes segment of 15.8%, excluding the impact of foreign exchange. The increase was partly offset by a decline in revenue from our rigid packaging business.

Cost of Sales

        Cost of sales increased by $490.1 million from $783.8 million for the year ended December 31, 2012 to $1,273.9 million for the year ended December 31, 2013. This increase was primarily due to the consolidation of the Rexam Cosmetics Business in 2013, which accounted for $389.4 million. The increase was also due to the $100.7 million increase in revenue of legacy Albéa entities, resulting from revenue growth in all product lines and geographic regions, and the resulting increase in costs related to these revenues.

Gross Margin

        Gross margin increased from 17.5% for the year ended December 31, 2012 to 18.0% for the year ended December 31, 2013. This increase was primarily due to the relative contribution of the Rexam Cosmetics Business, as well as improved operating and manufacturing performance.

Selling and Administrative Expenses

        Selling and administrative expenses increased by $71.6 million from $112.8 million for the year ended December 31, 2012 to $184.4 million for the year ended December 31, 2013. This increase was primarily due to the consolidation of the Rexam Cosmetics Business in 2013 and was partly offset by approximately $16.9 million of cost savings relating to corporate overhead expense reductions.

Restructuring and Project Costs

        Restructuring and project costs decreased by $3.3 million from $49.8 million for the year ended December 31, 2012 to $46.5 million for the year ended December 31, 2013. This decrease was primarily due to lower advisory fees in 2013 compared to 2012, due to acquisition costs incurred related to the Rexam Cosmetics Acquisition. Restructuring and project costs in 2013 were impacted by separation costs related to the carve-out of the Rexam Cosmetics Business, and by integration and restructuring costs relating to the implementation of synergies and the footprint optimization project in China.

Impairment Charges

        Impairment charges increased by $3.3 million from $1.4 million for the year ended December 31, 2012 to $4.7 million for the year ended December 31, 2013. This increase was primarily due to the impairment of a building in France and the impairment of Cotuplas S.A.S., which we sold in February 2014 to Automation Industrielle S.A.

Other Income / (Expense)

        Other expenses increased by $24.2 million from an expense of $2.1 million for the year ended December 31, 2012 to an expense of $26.3 million for the year ended December 31, 2013. This increase was primarily due to the depreciation of intangible assets for $12.1 million, following the purchase price allocation as a result of the Rexam Cosmetics Acquisition, and the $6.7 million impact of the purchase price allocation on our inventory.

Financial Result

        Financial result increased by $41.3 million from an expense of $19.8 million for the year ended December 31, 2012 to an expense of $61.1 million for the year ended December 31, 2013. This increase was primarily due to the full year impact in 2013 of the interest expense on the Senior Secured Notes issued in October 2012 to finance the Rexam Cosmetics Acquisition. The increase was partly offset by an unrealized foreign exchange gain on the Senior Secured Notes.

Income Tax Expense

        Income tax expenses decreased by $2.3 million from $9.1 million for the year ended December 31, 2012 to $6.8 million for the year ended December 31, 2013. This decrease was primarily due to an increase in the loss from continuing operations before income taxes.

EBITDA

        EBITDA increased by $59.0 million from $35.1 million for the year ended December 31, 2012 to $94.1 million for the year ended December 31, 2013. This increase was primarily due to the consolidation with the Rexam Cosmetics Business, an increase in our sales and improved operating performance.

Adjusted EBITDA

        Adjusted EBITDA increased by $68.1 million from $87.4 million for the year ended December 31, 2012 to $155.5 million for the year ended December 31, 2013. This increase was primarily due to the consolidation with the Rexam Cosmetics Business and the resulting synergies, an increase in our sales and improved operating performance.

Adjusted EBITDA by Geographic Region

        Europe—Adjusted EBITDA in Europe increased by $32.5 million from $45.9 million for the year ended December 31, 2012 to $78.4 million for the year ended December 31, 2013. This increase was primarily due to the consolidation with the Rexam Cosmetics Business in 2013, which accounted for $23.8 million. The increase was also due to the contribution of sales growth in our tubes segment and the operational and margin improvements in all divisions.

        North America—Adjusted EBITDA in North America increased by $23.8 million from $29.7 million for the year ended December 31, 2012 to $53.5 million for the year ended December 31, 2013. This increase was primarily due to the consolidation with the Rexam Cosmetics Business in 2013, which accounted for $20.7 million. The increase was also due to contribution of sales growth in our tubes segment. The increase was partly offset by certain operational inefficiencies in our rigid packaging business.

        South America—Adjusted EBITDA in South America increased by $9.3 million from $4.8 million for the year ended December 31, 2012 to $14.1 million for the year ended December 31, 2013. This increase was primarily due to the consolidation with the Rexam Cosmetics Business in 2013, which accounted for $11.9 million.

        Asia—Adjusted EBITDA in Asia increased by $8.4 million from $12.2 million for the year ended December 31, 2012 to $20.6 million for the year ended December 31, 2013. This increase was primarily due to the consolidation with the Rexam Cosmetics Business in 2013, which accounted for $10.8 million. The increase was also due to the operational and margin improvements in our tubes segment and our rigid packaging businesses, which was partly offset by certain operational issues, resulting from revenue growth.

Year ended December 31, 2012 (actual) as compared to Year ended December 31, 2011 (actual)

Revenue

        Revenue decreased by $59.2 million, or 5.9%, from $1,009.4 million for the year ended December 31, 2011 to $950.2 million for the year ended December 31, 2012. This decrease was primarily due to a negative foreign exchange impact, which accounted for $55.5 million. Excluding the negative foreign exchange impact, our revenue remained approximately stable.

        The following table shows a breakdown of our revenue by geographic region for the years ended December 31, 2012 and December 31, 2011 and as a percentage of revenue (for revenue by geographic region) and as percentage of Adjusted EBITDA (for Adjusted EBITDA by geographic region) and the percentage change between periods:

	Year ended December 31,
	2011		2012
	(in millions, except percentage of revenue and Adjusted EBITDA)
Revenue by geographic region:
Europe	$535.4	53.0%	$491.5	51.7%
Total Americas	373.1	37.0%	350.8	36.9%
North America	310.8	30.8%	302.0	31.8%
South America	62.3	6.2%	48.8	5.1%
Asia	100.9	10.0%	107.6	11.4%
Holding & corporate	—	—	0.3	—

Revenue	$1,009.4	100.0%	$950.2	100.0%
Adjusted EBITDA by geographic region:
Europe	39.5	45.8%	45.9	52.5%
Total Americas	34.4	40.0%	34.5	39.5%
North America	29.7	34.5%	29.7	34.0%
South America	4.7	5.5%	4.8	5.5%
Asia	12.0	13.9%	12.2	14.0%
Holding & corporate	0.3	0.3%	(5.2)	(6.0)%

Adjusted EBITDA	$86.2	100.0%	$87.4	100.0%

Revenue by Geographic Region

        Europe—Revenue in Europe decreased by $43.9 million, or 8.2%, from $535.4 million for the year ended December 31, 2011 to $491.5 million for the year ended December 31, 2012. This decrease was primarily due to the translation impact of foreign exchange rates, fewer launches of new products in 2012, customer destocking and pricing pressure due to a difficult economic environment. We believe however that we outperformed the market, which was characterized by general market softness.

        North America—Revenue in North America decreased by $8.8 million, or 2.8%, from $310.8 million for the year ended December 31, 2011 to $302.0 million for the year ended December 31, 2012. This decrease was primarily due to general market softness and fewer launches of new products in 2012.

        South America—Revenue in South America decreased by $13.5 million, or 21.7%, from $62.3 million for the year ended December 31, 2011 to $48.8 million for the year ended December 31, 2012. This decrease was primarily due to a one-off loss of a tubes contract with Unilever and due to a negative foreign exchange impact, partly offset by revenue growth in our rigid packaging business.

        Asia—Revenue in Asia increased by $6.7 million from $100.9 million for the year ended December 31, 2011 to $107.6 million for the year ended December 31, 2012. This increase was primarily due to the consolidation of the Zhongshan Meiquan Plastic Products Co. Ltd. ("ZZMP") assets in China which we acquired in April 2012 and due to revenue growth in our tubes segment, which was partly offset by a decrease in exports of our rigid packaging business to Europe and North America. The increase was partly offset by the negative foreign exchange impact.

Cost of Sales

        Cost of sales decreased by $42.3 million, or 5.1%, from $826.1 million for the year ended December 31, 2011 to $783.8 million for the year ended December 31, 2012. This decrease was primarily due to the translation impact of foreign exchange rates, whereas our revenue at a constant exchange rate remained stable.

Gross Margin

        Gross margin decreased from 18.2% for the year ended December 31, 2011 to 17.5% for the year ended December 31, 2012. This decrease was primarily due to general market softness and the impact of an increase from $22.0 million to $29.2 million of depreciation expenses relating to fixed assets used in our manufacturing operations.

Selling and Administrative Expenses

        Selling and administrative expenses decreased by $11.1 million, or 9.0%, from $123.9 million for the year ended December 31, 2011 to $112.8 million for the year ended December 31, 2012. This decrease was primarily due to cost savings (primarily footprint optimization and reorganization of support functions) resulting in a leaner organization in our manufacturing plants and headquarters.

Restructuring and Project Costs

        Restructuring and project costs increased by $21.6 million from $28.2 million for the year ended December 31, 2011 to $49.8 million for the year ended December 31, 2012. This increase was primarily due to acquisition-related costs incurred in connection with the Rexam Cosmetics Acquisition, which accounted for $35.6 million in 2012.

Bargain Purchase Gain

        Bargain purchase gain decreased by $1.9 million, or 44.2%, from $4.3 million for the year ended December 31, 2011 to $2.4 million for the year ended December 31, 2012. In 2012, we recorded a bargain purchase gain due to our purchase of the ZZMP assets in China, for which we recorded a $2.4 million gain, reflecting the difference between the fair value of certain assets acquired and the purchase price paid.

Financial Result

        Financial result increased by $13.2 million from an expense of $6.6 million for the year ended December 31, 2011 to an expense of $19.8 million for the year ended December 31, 2012. This increase was primarily due to the accrued interest expense on the Senior Secured Notes issued in October 2012.

Income Tax Expense

        Income tax expense remained stable at $8.9 million for the year ended December 31, 2011 and $9.1 million for the year ended December 31, 2012.

Adjusted EBITDA

        Adjusted EBITDA increased by $1.2 million, or 1.4%, from $86.2 million for the year ended December 31, 2011 to $87.4 million for the year ended December 31, 2012. This increase was primarily due to costs savings resulting from our operational improvements initiatives launched since 2010. The increase was partly offset by a negative foreign exchange impact which accounted for $3.8 million.

Adjusted EBITDA by Geographic Region

        Europe—Adjusted EBITDA in Europe increased by $6.4 million from $39.5 million for the year ended December 31, 2011 to $45.9 million for the year ended December 31, 2012. This increase was primarily due to operational improvements and was partly offset by a negative foreign exchange impact, which accounted for $1.8 million.

        North America—Adjusted EBITDA in North America remained stable at $29.7 million for the years ended December 31, 2011 and 2012.

        South America—Adjusted EBITDA in South America increased by $0.1 million from $4.7 million for the year ended December 31, 2011 to $4.8 million for the year ended December 31, 2012. This increase was primarily due to our footprint organization program and the concentration of our plants on one site, and was partly offset by a negative foreign exchange impact, which we estimate accounted for $0.2 million.

        Asia—Adjusted EBITDA in Asia increased by $0.2 million from $12.0 million for the year ended December 31, 2011 to $12.2 million for the year ended December 31, 2012. This increase was primarily due to revenue growth in our tubes segment and margin improvements in our cosmetic rigid packaging segment, which was partly offset by margin pressure on our tubes segment.

Liquidity and Capital Resources

        Our principal uses of cash have been to finance working capital, capital expenditures, restructuring expenses, debt service and repayments and acquisitions. Our principal sources of liquidity since the Rexam Cosmetics Acquisition have been cash provided by operating activities and borrowings under our European Receivables Facility and our North American ABL Facility. We have also entered into local working capital facilities in some of the jurisdictions in which we operate. As of the date of this prospectus, after taking into account our current cash and cash equivalents and our anticipated cash flow from operating and financing activities, we believe that we have sufficient liquidity for our present requirements and for at least the next 12 months.

Historical Cash Flow

        The following table shows a summary of cash flows for the years ended December 31, 2011, 2012, and 2013:

	Year ended December 31,
	2011	2012	2013
	(in millions)
Cash flow from operating activities	$68.6	$34.7	$17.0
Cash flow (used in) investing activities	(57.5)	(477.0)	(90.4)
Cash flow (used in) / from financing activities	(21.6)	632.0	(63.9)

Cash from Operating Activities

        Cash from operating activities for the year ended December 31, 2013 was $17.0 million compared to $34.7 million for the year ended December 31, 2012. Cash from operating activities decreased due to higher income taxes paid as a result of the consolidation of the Rexam Cosmetics Business in 2013, in particular in France and Brazil, and increased working capital requirements.

        Cash from operating activities for the year ended December 31, 2012 was $34.7 million compared to $68.6 million for the year ended December 31, 2011. Cash from operating activities decreased due to (i) increased working capital requirements as a result of higher inventories on hand and higher receivables due to a slightly higher activity in the last two months of 2012 and (ii) restructuring cash outlays relating to operational improvement initiatives launched since 2010.

Cash used in Investing Activities

        Cash used in investing activities for the year ended December 31, 2013 was $90.4 million compared to $477.0 million for the year ended December 31, 2012. Of the $90.4 million of cash used in investing activities, $35.5 million (in aggregate) of cash was from proceeds received from the Chinese government in 2013 for our plants in Shanghai and Suzhou, China being acquired by government-initiated compulsory purchases. The significantly higher amount of cash used in investing activities in 2012 was primarily attributable to the consideration paid in relation to the acquisition of Tex China in April 2012 (amounting to $10.1 million) and the Rexam Cosmetics Acquisition in December 2012 (amounting to $409.5 million). The $102.5 million in cash used in investing activities in 2012 comprised primarily investments in property, plant and equipment, mainly new machineries used for new products, such as a new laminate tubes line in Europe, and leasehold improvements notably on the new site of our Colchester plant in the United Kingdom.

        Cash used in investing activities for the year ended December 31, 2012 was $477.0 million compared to $57.5 million for the year ended December 31, 2011. Cash flow used in investing activities for the year ended December 31, 2012 was impacted by the acquisitions of Tex China in April 2012 and the Rexam Cosmetics Acquisition and, to a lesser extent, by higher capital expenditures. These capital expenditures accounted for $76.1 million whereas capital expenditures in 2011 were $62.3 million.

Cash from (used in) Financing Activities

        Cash used in financing activities for the year ended December 31, 2013 was $63.9 million compared to a $632.0 million inflow for the year ended December 31, 2012. Cash used in financing activities increased as 2012 was favorably impacted by the Senior Secured Notes issued for the Rexam Cosmetics Acquisition.

        Cash from financing activities was $632.0 million for the year ended December 31, 2012 compared to $21.6 million of cash used in financing activities for the year ended December 31, 2011. Cash from financing activities increased in 2012 due to the issuance of the Senior Secured Notes for the Rexam Cosmetics Acquisition.

Financing Arrangements

        As of December 31, 2013, we had $85.3 million of cash and cash equivalents, $10.1 million of indebtedness outstanding under the North American ABL Facility and $42.0 million of indebtedness outstanding under the European Receivables Facility. As of December 31, 2013, we also had €200.0 million aggregate principal amount of Senior Secured Notes and $385.0 million aggregate principal amount of Senior Secured Notes outstanding, $10.0 million of accrued interests on the Senior Secured Notes, $36.7 million of lease financings, $26.1 million of local facilities and $2.5 million of PECs included in non-current borrowings.

        As of December 31, 2013, we had additional borrowing and funding capacity of $29.2 million under the North American ABL Facility and $55.1 million under the European Receivables Facility. In the future, we expect that our principal sources of liquidity will be borrowings under our North

American ABL Facility and European Receivables Facility, additional term loans, lease financing and cash flow from operations.

        Our ability to generate cash from our operations depends on our future operating performance, which in turn depends, to some extent, on general economic, financial, competitive, market, legislative, regulatory and other factors, many of which are beyond our control, as well as on other factors discussed in the section entitled "Risk Factors." Following the completion of this offering, we will continue to have large amounts of indebtedness outstanding. We will incur interest payments of approximately $55.5 million per year under our Senior Secured Notes, which do not amortize, until their maturity date in 2019. In addition, we will be required to make interest payments under our revolving facilities. As of the last testing date, we were in compliance with the financial ratios set out in the North American ABL Facility Agreement.

        We have two plants in China. We plan to consolidate part of our activities in Shanghai through disposal of our land, building and equipment, and consolidate it with our former Suzhou operations. Our Shanghai plant, however, is the subject of a government-initiated compulsory purchase by the Chinese government. We have been advised that in return for our property being acquired by government-initiated compulsory purchases, we could expect to receive net proceeds of approximately $49.7 million in compensation, $35.5 million of which have already received in 2013. Of these $35.5 million, $33.0 million was for our Shanghai plant and $2.5 million was for the relocation from a previous Suzhou plant to our current Suzhou plant. We have been advised that the outstanding amount would be paid in July 2014, although some uncertainty remains as to when it will be paid. We plan to use the funds received from the government-initiated compulsory purchases of both plants in China to offset the relocation and consolidation expenses incurred in connection with our footprint optimization projects in China.

European Receivables Facility

        Certain of our subsidiaries in France, Italy, Germany, Poland and the United Kingdom are parties to a European Receivables Facility Agreement, dated July 6, 2010, and amended on December 6, 2010, March 25, 2011, October 5, 2012 (effective as of November 1, 2012) and January 31, 2013 (effective retroactively as of December 31, 2012), with La Compagnie Générale d'Affacturage ("CGA") as the factor. The European Receivables Facility Agreement provides for a factoring program, allowing us to draw funding of up to the lesser of: (i) €100.0 million (or the foreign currency equivalent) subject to an individual financing cap for each participant (provided that the allocation of the individual caps of the participants may be increased or decreased subject to certain limitations and subject to a global maximum of €100.0 million); and (ii) 94.0% of the eligible trade receivables sold to CGA by us. Financings against the value of the eligible receivables may be drawn in euros, U.S. dollars, Polish z?oty and British pounds sterling.

        Amounts drawn under the facility give rise to a fee accruing at a rate per year equal to the aggregate of (i) the applicable margin and (ii) a "CGA rate" determined on the basis of the averages of the three month EURIBOR rates in relation to financings made in euros, of one-week LIBOR rates in relation to financings made in U.S. dollars and British pounds sterling and of one-month WIBOR rates in relation to financings made in Polish z?oty. The participants also bear a factoring commission computed as a percentage of the receivables sold with recourse to CGA. During 2013, the average fee rate on amounts financed was 2.65%.

        The European Receivables Facility Agreement is under review in order to sign in July 2014 a three year committed factoring program for €100.0 million.

North American ABL Facility

        On December 17, 2010, our U.S. and Canadian operating companies, Albéa Americas, Inc., Albéa Mexicana, L.P., Albéa Cosmetics America, Inc., Albéa Beauty Solutions USA, LLC and Albéa Canada Inc., entered into the North American Facility Agreement with PNC Bank and General Electric Capital Corporation (collectively, the "ABL Lenders"). The North American ABL Facility allows us to draw funding of up to $60.0 million in the aggregate, subject to the borrowing base described below. Up to $3.0 million of the North American ABL Facility can be utilized for borrowings in Canada and up to $10.0 million of the revolver facility can be utilized for letters of credit.

        The term of the North American ABL Facility will expire on April 3, 2018. Outstanding borrowings under the North American ABL Facility are due and payable in full on the last day of the term. Amounts borrowed under the North American Facility bear interest at a rate per year equal to a base rate plus an applicable margin, which varies (from 1.25% to 1.75% in the case of loans bearing interest at the alternate base rate or the Canadian prime rate and from 2.25% to 2.75% in case of loans bearing interest at the Eurodollar rate or the CDOR rate) based on monthly average undrawn availability. Interest is payable monthly in arrears.

        An unused line fee is payable monthly in an amount equal to 0.50% per year on the average daily unused portion of the revolver facility subject to a step-down to 0.375% based upon average daily unpaid balance of revolver utilization.

        The North American ABL Facility allows us to draw funding against a borrowing base, which includes eligible trade receivables and eligible inventory, adjusted for the agreed advance rate and net of applicable funding blocks and reserves. Only trade receivables and inventory owned by U.S. borrowers are included in the borrowing base for the U.S. borrowings and only trade receivables and inventory owned by the Canadian borrower are included in the borrowing base for Canadian borrowings.

Local Facilities and Financial Leases

        We have a variety of other local facilities, including revolving facilities, lease financing arrangements, term loans, cash management and invoice discounting facilities in the countries in which we operate to fund working capital and other requirements in those countries, as well as finance leases. These facilities are generally in amounts between $1.0 million and $6.0 million (with one $23.6 million finance lease) and are guaranteed or secured by a pledge of some of all of our assets in the applicable country. As of December 31, 2013, we had no amounts available for borrowing and $26.1 million outstanding under our other local lending facilities. At the same date, our financial leases, in the aggregate, represented $36.7 million of indebtedness.

Shareholder Funding Instruments

        We also have shareholder funding instruments in the form of preferred equity certificates ("PECs") and yield-free convertible preferred equity certificates ("CPECS") in an aggregate of €3.5 million of PECs outstanding and €27.1 million of CPECs outstanding, $2.5 million of which were accounted for as non-current borrowings (as of December 31, 2013). See "Certain Relationships and Related Party Transactions—Shareholder Funding Instruments."

Senior Secured Notes

        On October 31, 2012, we issued €200.0 million aggregate principal amount of Senior Secured Notes due 2019, which bear interest at 8.75% (the "Euro Notes"), and $385.0 million aggregate principal amount of Senior Secured Notes due 2019, which bear interest at 8.375% (the "Dollar

Notes"). As of December 31, 2013, we had $10.0 million of accrued interest on the Senior Secured Notes.

        At any time prior to November 1, 2015, we may redeem any or all of the Senior Secured Notes at 100% of their principal amount plus accrued and unpaid interest, if any, plus a "make-whole" redemption premium. In addition, prior to November 1, 2015, we are entitled, at our option, on one or more occasions to redeem the Senior Secured Notes in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Senior Secured Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 108.750% of the principal amount thereof in the case of the Euro Notes and 108.375% of the principal amount thereof in the case of the Dollar Notes, in each case, plus accrued and unpaid interest to the redemption date, so long as at least 60% of the original aggregate principal amount of the Senior Secured Notes remains outstanding immediately after each such redemption and each such redemption occurs within 120 days after the date of the relevant equity offering. On or after November 1, 2015, we may redeem all or a part of the Senior Secured Notes at the redemption premium set forth in the Senior Secured Notes Indenture.

        If an event treated as a change of control occurs, then we must make an offer to repurchase the Senior Secured Notes at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

        The Senior Secured Notes and the guarantees thereunder are secured by second-ranking liens over the collateral over which the North American ABL Facility has priority and first-ranking liens over other assets, in each case subject to certain permitted liens.

        The Senior Secured Notes Indenture contains customary events of default, including, without limitation, payment defaults, covenant defaults, certain cross-defaults to mortgages, indentures or other instruments, certain events of bankruptcy and insolvency, and judgment defaults.

Capital Expenditures

Overview

        We continuously undertake capital expenditure projects in order to increase our efficiency and production capacity. Many of our capital expenditures have been made to rationalize our manufacturing footprint in order to optimize our resources in each geographic region in which we operate.

Historical Capital Expenditures

        In 2011, we spent 6.2% of our revenue, or $62.3 million, on capital expenditures. In 2011, our capital expenditures were primarily related to capacity increase expenditures, footprint optimization and relocation expenses, technology upgrades, maintenance and growth-related expenditures, in addition to the $9.7 million acquisition of Eyelematic. Our maintenance capital expenditures have primarily been made to maintain and upgrade existing production lines at existing plants.

        In 2012, we spent 8.0% of our revenue, or $76.1 million, on capital expenditures. In 2012, our capital expenditures focused on investments in growth opportunities and high return projects aimed at (i) achieving leadership in Asia, where we spent 12.8% of our revenue, and (ii) cost efficiency opportunities in Europe, where we spent 8.2% of our revenue, and the Americas, where we spent 5.3% of our revenue, in each case following significant investments made in 2011 for sales growth.

        In 2013, we spent 6.6% of our revenue, or $102.5 million, on capital expenditures. In 2013, our capital expenditures focused on additional capacity to sustain our growth plan, and new product development projects, as well as synergy implementation costs.

Anticipated Capital Expenditure

        We currently estimate that for the full year of 2014 we will spend approximately $130 million, or approximately 7.8% of our revenue on capital expenditures. Of our total spend on capital expenditures, we expect that approximately 40% will be made on sales growth and renewal of our product portfolio, approximately 32% will be made in cost reduction initiatives and approximately 28% will be made in maintenance projects. Following the implementation of the synergies and costs savings in connection with the integration of Albéa and the Rexam Cosmetics Business, we expect our normalized capital expenditures to amount to approximately 5% of our revenue per year. Our growth and improvement expenditures will consist of equipment for additional capacity for the manufacturing of tubes, rigid packaging and dispensing systems, as well as decoration equipment for printing, embossing and silk-screening. Our maintenance projects are designed to implement lean manufacturing methodologies, maintain sites and equipment and to minimize safety and environmental concerns. We believe our capital expenditure initiatives will support growth by driving new business and improve our profitability by lowering fixed costs.

Pension Plans

        We currently operate a number of pension plans. Some of the plans in which our employees participate are defined contribution plans and some are defined benefit plans. Valuations of these plans are produced and updated annually to December 31 by qualified actuaries. The majority of our pension obligations relate to unfunded defined benefit pension plans mostly in France and Germany, and lump sum indemnities payable upon retirement to employees in France. Pension benefits are generally based on the employee's service and highest average eligible compensation before retirement, on expected future inflation rates for the respective country and are periodically adjusted for cost of living increases, either by our practice, collective agreement or statutory requirement.

        As of December 31, 2013, we had pension liabilities, termination benefits and other long term employee benefit obligations of $66.3 million, most of which are unfunded. In 2011, 2012 and 2013, the benefits we paid in relation to these obligations amounted to $1.2 million, $1.6 million and $3.1 million, respectively. Future pension cash flow is set for each country separately in line with changes in salaries in each country.

Contractual Obligations

        The following table summarizes our principal contractual obligations as of December 31, 2013 for debt principal payments and operating leases. The information presented in the table below reflects the contractual maturities of our obligations and does not reflect payment of interest. These maturities may differ significantly from the actual maturity of these obligations.

	Payments due by period
	Less than 1 year	1 - 3 years	3 - 5 years	More than five years	Total
	(in millions)
Debt Obligations:
Senior Secured Notes	$—	$—	$—	$660.6	$660.6
North American ABL Facility and European Receivables Facility	52.1	—	—	—	52.1
Other bank debt(1)	28.9	6.6	0.3	0.3	36.1
Finance leases	6.6	9.6	4.0	16.5	36.7
Shareholder funding instruments	—	—	—	2.5	2.5
Interest payments on the Senior Secured Notes(2)	45.5	111.0	111.0	46.3	313.7
Other interest payments(3)	4.7	0.7	—	—	5.4
Other Contractual Obligations:
Operating leases	7.8	10.3	10.3	3.4	31.8
Purchase obligations(4)	6.5	10.9	1.9	—	19.3
Annecy sale commitment(5)	2.9	0.4	—	—	3.3

Total	$155.0	$149.4	$127.6	$729.5	$1,161.5

(1)
Includes $10.0 million of accrued and unpaid interest under the Senior Secured Notes (for payments due less than one year from December 31, 2013) and principal payments under our local credit and working capital facilities.

(2)
Represents future interest payments on the Senior Secured Notes.

(3)
Represents interest payments on the North American ABL Facility, the European Receivables Facility and on other bank debt.

(4)
Represents the commitment to maintain our volume of trading with Cotuplas S.A.S. after the sale thereof to Automation Industrielle S.A. See "—Off-Balance Sheet Transactions."

(5)
Represents the cash payments to Albéa Annecy S.A.S. in 2014 and 2015, as part of the divestment thereof.

Quantitative and Qualitative Information Regarding Market and Operating Risks

        Our operations are exposed to different financial risks, including foreign exchange risk, interest rate risk and counterparty risk. Our risk management is coordinated at our headquarters, in close cooperation with our executive committee, and focuses on securing our short- to medium-term cash flows by minimizing the exposure to financial markets.

Foreign Exchange Risk

        We currently have operations in 14 different countries across Europe, North America, South America and Asia. As a result, our businesses are subject to currency fluctuation risks. Our results of operations may be affected by both the transaction effects and the translation effects of foreign currency exchange rate fluctuations. Since we present our consolidated financial statements in U.S. dollars, we must translate the assets, liabilities, revenue and expenses of all of our operations with a functional currency other than the U.S. dollar into U.S. dollars at the applicable exchange rates. We are consequently subject to translation risk. As a result of our operations in various countries, we generate a significant portion of our sales and incur a significant portion of our expenses in currencies other than the U.S. dollar. We are consequently subject to transaction risk. The primary currencies in which we generated revenue in 2013 were the euro, the U.S. dollar, the Brazilian real, the British pound sterling, the Mexican peso, the Indonesian rupiah, the Indian rupee, the Chinese renminbi, the Polish z?oty and the Russian ruble. In 2013, we earned 42.1% of our revenue in euro, 29.3% in U.S. dollars and 7.5% in Brazilian real.

Interest Rate Risk

        Interest rate risk relates to a negative impact on our profit and loan covenants arising from changes in interest rates. Our income and operating cash flow are also dependent on changes in market interest rates. Some balance sheet items, such as cash and bank balances, interest bearing investments and borrowings, are exposed to interest rate risk. Borrowings under our North American ABL Facility and European Receivables Facility and our main finance lease bear interest at variable rates. An increase of the variable rate of 1% would have increased our finance costs, net by $1.0 million in 2013.

        The Senior Secured Notes accrue interest at a fixed rate. For fixed rate debt, interest rate changes affect the fair market value of such debt, but do not impact earnings or cash flow. We currently do not intend to enter into hedging arrangements with respect to our variable rate borrowings, which will primarily be borrowings under the North American ABL Facility and other local working capital borrowings, following the completion of this offering.

Counterparty Risk

        Counterparty risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to counterparty risk from our operating activities (primarily from customer receivables) and from our financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments. We do not generally hold any collateral as security. With respect to trade receivables, the customer credit rating of our largest trade debtors is carefully monitored by our credit management organization.

Off-Balance Sheet Transactions

        In the ordinary course of business, we grant guarantees and provide collateral to secure local lending facilities, working capital facilities and operating lease commitments.

        As part of the sale of Cotuplas S.A.S. to Automation Industrielle S.A., we have undertaken to maintain our volume of trading with it over the next years and to accept a gradual increase in prices. We have committed to buy from Cotuplas S.A.S. a minimum of €4.7 million of equipment and services annually in 2014 and 2015, in line with the average of recent years. Our minimum purchase commitment will decrease to €3.2 million for 2016 and €0.7 million for each of 2017 and 2018. Should we fail to meet this minimum purchase commitment, we have agreed to provide an indemnity to Cotuplas S.A.S. amounting to 45% of its revenue shortfall.

        As part of the sale of Albéa Annecy S.A.S. to Vacheron Industries, which was completed on October 1, 2013, we have granted a guarantee to secure our payment obligation to the purchaser of Albéa Annecy S.A.S.

Critical Accounting Policies

        Many of the amounts included in the consolidated financial statements involve the use of judgment and/or estimation. These judgments and estimates are based on management's best knowledge of the relevant facts and circumstances, having regard to previous experience, but actual results may differ from the amounts included in the consolidated financial statements.

        The preparation of our financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors including expectations of future events that are considered to be reasonable and relevant under the circumstances. Actual results may differ from these estimates. The financial information included in this prospectus has been prepared in accordance with IFRS.

        The key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below. Further information can be found in note 2.3.4 to our consolidated financial statements included in this prospectus.

Pension and Post-Retirement Benefits

        The present value of our defined benefit obligations depend on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the defined benefit obligations and net pension costs include the expected long-term rate of return on the relevant plan assets and the discount rate. Any changes in these assumptions may impact the amounts recorded in our consolidated financial statements.

Income Taxes

        We are subject to income taxes in a number of jurisdictions. Significant judgment is required in determining the provision for income taxes as there are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. We recognize liabilities based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were recorded, such differences will impact the current and deferred income tax provisions and results of operations in the period in which such determination is made.

Deferred Tax

        The carrying amount of deferred tax assets is reviewed at each closing date and increased or reduced as appropriate, to reflect the changes in the likelihood that a taxable profit will become available against which the deferred tax asset can be utilized. To assess the likelihood that a taxable profit will become available, the following factors are taken into account: results in previous years, forecasts of future results, non-recurring items that are unlikely to arise again in future and tax planning strategy. As a result, a substantial amount of judgment is involved in assessing our ability to utilize our tax loss carry forwards. If future results were substantially different from those expected, we would have to increase or decrease the carrying amount of our deferred tax assets, which could have a material impact on our balance sheet and income statement.

Impairment of Non-current Assets

        Assets are subject to impairment reviews whenever changes in events or circumstances indicate that impairment may have occurred. Assets are written down to the higher of: (a) fair value less costs to sell; or (b) value in use. Value in use is calculated by discounting the expected cash flows from the asset at an appropriate discount rate which uses management's assumptions and estimates of the future performance of the asset. Differences between expectations and the actual cash flows will result in differences in the level of impairment charges required.

Inventory

        Inventories are carried at the lower of cost or net realizable value, which requires the estimation of the future sales price of goods. Any differences between the expected and actual sales price achieved will be recognized in the statement of income in the period in which the sale is made.

Valuation of the Yield-Free Convertible Preferred Equity Certificates ("CPECS")

        The component parts of compound instruments issued by us are classified separately as financial liabilities and equity, in accordance with the substance of the contractual arrangement. At the date of issue in the case of a bond that may be converted into a fixed number of equity shares, the fair value of the liability component is estimated using the prevailing market interest rate for a similar non-convertible instrument.

        The repayment of the nominal value of the CPECS of €27.1 million is payable on the 49th anniversary of the issue of the CPECS and has been classified in part as borrowings and in part as equity.

        Applying IFRS, the nominal value of this liability has been discounted to determine its carrying value as at the balance sheet date, using an estimated fair value cost of debt discount rate of 12.10% over a 49-year maturity period, as explained in note 6.10 to our consolidated financial statements for the year ended December 31, 2013 included in this prospectus. The interest rate explicit within the CPECS is 0%. A 12.10% rate has been obtained by looking at the market rate of debt available on similar borrowings at the date of issuance. Had a different cost of debt been calculated, and interest charged annually, the amount recognized in the consolidated financial statements on initial recognition, and in subsequent years may have differed from the values presented here.

Valuation of the Preferred Equity Certificates ("PECS")

        The repayment of the nominal value of the PECS of €3.5 million (as of December 31, 2013) is payable on the 49th anniversary of the issue of the PECS and has been classified in part as borrowings and in part as equity.

        Applying IFRS, the nominal value of the PECS has been discounted to determine the carrying value of the liability as at the balance sheet date using an estimated cost of debt discount rate of 12.10% over a 49-year maturity period, as explained in note 6.10 to our consolidated financial statements included in this prospectus.

        The interest rate explicit within the PECS is 5.5%. A 12.10% rate has been obtained by looking at the market rate of debt available on similar borrowings at the date of issue and represents a fair valuing estimate of the interest rate. Had a different cost of debt been calculated, and interest charged annually, the amount recognized in the consolidated financial statements on initial recognition, and in subsequent years may have differed from the values presented here. More details on the current carrying value are provided in note 6.10 to our consolidated financial statements included in this prospectus.
Provisions

        The amount of provisions recognized represent management's best estimates of the liabilities at the reporting date. Expectations will be revised each period until the actual liability is settled, with any difference accounted for in the period in which the revision is made.

INDUSTRY OVERVIEW

        The market and industry data and forecasts data set forth below were obtained from third-party sources, independent market research, publicly available information, governmental agencies and industry publications and organizations, including, among others, Arthur D. Little, Euromonitor, the IMF and Smithers Pira and based upon our estimates using such sources when available. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we believe that such information and estimates are reliable and accurately extracted by us for the purposes of this prospectus, we have not independently verified the data from third-party sources. This industry overview also contains statements regarding our industry that are not based on published statistical data or information obtained from independent third parties, but are internal estimates based on our experience and our own investigation of market conditions. While we are not aware of any misstatements regarding the market and industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings "Risk Factors" and "Forward-Looking Statements."

Beauty and Personal Care Packaging Market Overview

        According to a 2014 Arthur D. Little report, the global market for beauty and personal care packaging is estimated to be approximately $22 billion. Beauty and personal care packaging addresses a wide range of markets, including markets in which we operate.

Global market for beauty and personal care packaging
(Year ended December 31, 2013, $ in millions)

Total = $22 billion

Source: Smithers Pira, 2013

        We believe that our product offering addresses a sub-segment of the global market for beauty and personal care packaging, which according to a 2014 Arthur D. Little report is approximately $8 billion. Our addressable end-markets include the following:

  •
  Skincare:  lotions, creams and powders directly applied on the skin to enhance its condition;

  •
  Color cosmetics:  lipsticks, lip gloss, mascaras, foundation, concealer, blushers and eye primers, primarily targeted to women;

  •
  Hair care:  shampoos, balsams, colorants, sprays, gels and conditioners used by both male and female consumers;

  •
  Fragrance:  perfumes and colognes, including dispensing systems for fragrance bottles as well as samplers and caps;

  •
  Oral care:  pastes, gels and liquid solutions used for the cleaning and hygiene of the mouth;

  •
  Bath and shower:  soaps and lotions for the care and cleaning of the body; and

  •
  Deodorant:  sprays and antiperspirant solutions for the skin.

Albéa's Global Addressable Markets
(Year ended December 31, 2013, $ in millions)

Source: Arthur D. Little Report, April 2014

*
Cosmetic Rigid Packaging includes Rigid Packaging, Dispensing Systems and Beauty Solutions.

Beauty and Personal Care Retail Sales and Packaging Consumption Growth

        The primary end-markets for our packaging is skincare, color cosmetics, fragrance, and oral care segments of the beauty and personal care market, to which we refer as the "beauty and cosmetics market." Those segments have in the past displayed growth rates comparable to those of the overall beauty and personal care market. As illustrated in the graph below, global beauty and personal care products are expected to exhibit the strongest retail value growth as compared to other consumer packaged goods through 2018 on a global basis. According to a 2013 Smithers Pira report, the global beauty and personal care packaging market is expected to grow at 4.9% per year between 2013 and 2018. As illustrated in the graph below, the global beauty and personal care packaging market is expected to continue to exhibit one of the strongest growth rates relative to other major consumer packaging subsegments through 2018 on a global basis.

End-Market Retail Sales Growth 2013 (actual)—2018 (estimated)	End Market Packaging Consumption Growth 2013 (estimated)—2018 (estimated)

Source: Euromonitor International Beauty and Personal Care 2014, Consumer Health 2014, Soft Drinks 2014, Packaged Food 2014, Homecare 2014.	Source: Smithers Pira, 2013.

        The beauty and personal care market is projected to grow at a compound annualized rate of 5.7% per annum between 2013 and 2018, according to Euromonitor, compared to its historical growth rate of 5.9% between 1999 and 2012. This market benefits from attractive growth prospects predominantly as a result of strong growth drivers in the emerging markets, such as:

  •
  a growing middle class;

  •
  a rapid increase in demand for aspirational products; and

  •
  improved retail infrastructure

        In addition, the demand for beauty and personal care products in developed regions is expected to continue to grow supported by drivers that include:

  •
  increasingly elderly population;

  •
  heightened awareness of personal care; and

  •
  growing demand for more convenient and effective packaging solutions

        The following chart prepared using data sourced from Euromonitor presents the evolution of the global beauty and personal care market since 1999. Consumer purchases of beauty and personal care products have been resilient through various economic cycles, both in emerging markets and in more mature markets such as Western Europe or North America, as consumers continued to purchase these products despite difficult economic conditions.

 Global Beauty and Personal Care Market Evolution

Source: Euromonitor, IMF

        The North American, European and the other (including Asia-Pacific, Middle East and Africa, and South and Central America) beauty and personal care packaging markets are expected to grow at a CAGR of 3.3%, 3.0% and 6.4% from 2013 to 2018, respectively, according to a Smithers Pira 2013 report, as illustrated in the chart below.

Global Beauty and Personal Care Packaging Consumption Growth by Region
2013 (estimated)—2018 (estimated)

Source: Smithers Pira, 2013

BUSINESS

Overview

        We believe we are one of the world's leading producers of plastic packaging for the beauty and personal care market, which we believe is the fastest growing end-market for consumer packaged goods. Our packaging is primarily used in the skincare, color cosmetics, fragrance, bodycare and oral care segments of the beauty and personal care industry and consists of laminate tubes and plastic tubes, mascaras, lip gloss and lipstick containers, compact powder-cases, jars, fragrance caps and dispensing systems such as fragrance pumps and samplers, lotion pumps and foam pumps, as well as promotional items. We believe that our product offering addresses an $8 billion sub-segment of the global market for beauty and personal care packaging, which according to a 2014 Arthur D. Little report, is estimated to be approximately $22 billion. We are a global market leader across the majority of our product portfolio with over 70% of our sales in product categories in which we believe we hold the number one or two market positions. We believe that we have one of the broadest portfolios of packaging in our industry enabling us to provide comprehensive solutions, which simplify and optimize our customers' supply chain.

        We have a blue-chip customer base and long-standing relationships with leading global beauty and personal care companies such as L'Oréal, LVMH, Estée Lauder, Procter & Gamble, Avon, Natura, Unilever, Coty, Chanel and GlaxoSmithKline, averaging more than 20 years. Our customers also include more than 1,000 regional and local beauty and personal care companies. We have been able to grow and maintain long-term relationships with our customers due to the strength and global footprint of our manufacturing operations, our strong customer focus, new product development capabilities and the critical position that our packaging occupies within our customers' supply chain. New product development is at the core of our and our customers' success. Our new product development teams collaborate with our customers to develop packaging, enabling them to successfully market their products to consumers. Furthermore, we have advanced integrated printing, decorating, surface treatment (such as anodizing and electro-plating) and metallization capabilities. The design and presentation of our packaging communicates our customers' distinct values and style, which are of particular importance in the end-markets that we serve. Many are specialty items designed to provide a convenient and often unique means of storing, dispensing and applying our customers' products. Although our packaging often constitutes only a small portion of our customers' cost of production, it is an integral part of our customers' successful marketing strategy and, ultimately, an element of consumers' satisfaction.

        We have a global manufacturing platform of 38 plants, operating in 14 countries across Europe, North America, South America and Asia. Our global manufacturing network is closely aligned with our customers' plants. We serve both large, developed markets such as Europe and North America and faster-growing, developing markets such as Brazil, Mexico, China, Indonesia, Russia and India. We believe that we are well positioned relative to our largely regional peers to take advantage of anticipated growth in those emerging markets, in particular for affordable beauty and personal care products, since our global footprint and broad product offering enables us to serve our developed market customers as they expand globally as well as penetrate new regional and local customers in developing markets. Our global exposure is enhanced by the use of our packaging for high-end beauty and personal care products which are sold around the world. For example, several luxury brands we serve have their primary filling locations in France, but sell their products globally. The global distribution of our customers' products allows us to more efficiently utilize our developed market manufacturing footprint while participating in global growth trends.

        Since the acquisition of Albéa by an affiliate of Sun Capital in 2010, Albéa has been transformed into one of the world's leading producers of plastic packaging for the beauty and personal care industry through a series of strategic acquisitions and divestitures and capital investment and operational improvement programs. We established our global leadership position in the laminate tubes market through our merger with Betts Acquisition (2009) Limited ("Betts"), and expanded into dispensing systems through the acquisition of the Rexam Cosmetics Business. We have also completed several bolt-on acquisitions to broaden our geographic exposure and to solidify our supply chain, such as the purchases of Eyelematic in the U.S. and Tex China. Our continuous focus on operational efficiency and acquisition integration has reduced costs and improved our Adjusted EBITDA Margin. We have invested significantly in new plants and equipment, and rationalized our production capacity in France, Italy, Mexico and Brazil. As of December 31, 2013, we have achieved approximately $22 million of annualized synergies and cost savings from the acquisition of the Rexam Cosmetics Business out of a total annual target of $47 million (compared to 2012 costs). We expect to achieve the remaining $25 million of annualized synergies and cost savings related to the acquisition of the Rexam Cosmetics Business by the end of 2016 (compared to 2012 costs). Our strategic initiatives, in particular our acquisitions and cost reduction measures, have resulted in significant Adjusted EBITDA growth and Adjusted EBITDA Margin expansion. From 2011 to 2013, our Adjusted EBITDA has grown from $86.2 million to $155.5 million, representing a 34.3% compound annual growth rate ("CAGR"). During the same time period, our Adjusted EBITDA Margin has expanded from 8.5% to 10.0%. See "Summary Consolidated Financial and Other Data" for a reconciliation of profit/(loss) from continuing operations, the most directly comparable measure under IFRS, to EBITDA and Adjusted EBITDA. With our transformation well underway, we believe we are in a position to pursue further growth opportunities and continued Adjusted EBITDA Margin and net income improvement.

Our Strengths

Focused on the high growth beauty and personal care packaging market

        We believe that beauty and personal care packaging is one of the fastest growing major subsegments of the global consumer packaging market. The market for beauty and personal care packaging is characterized by a mix of large and resilient markets in developed countries, and by rapidly growing markets in emerging countries. Consumer purchases of beauty and personal care products, which drive demand for our packaging products, have grown through various economic cycles as consumers have continued to purchase those products regardless of economic conditions because they are a part of consumers' daily beauty and personal care regimen. End-market retail sales for the global beauty and personal care market has grown at a CAGR of 6.2% from 2003 to 2013 (according to Euromonitor), while gross domestic product ("GDP") growth during the same period averaged 3.8% per year (based on IMF data).

        According to a 2013 Smithers Pira report, the global beauty and personal care packaging market is expected to grow at 4.9% per year between 2013 and 2018, while the annual market growth in Europe and North America is expected to be 3.0% and 3.3%, respectively, between 2013 and 2018. We expect consumer demand for beauty and personal care products in emerging markets to continue to be driven by a growing middle class, a rapid increase in demand for branded and upscale products and improved retail infrastructure. We expect growth in developed markets to continue to be influenced by an aging population, consumer interest in beauty and personal care trends and growing demand for more convenient and effective packaging solutions. As illustrated in the graph below, the global beauty and personal care packaging market is expected to continue to exhibit one of the strongest growth rates relative to other major consumer packaging subsegments through 2018 on a global basis.

 End Market Packaging Consumption Growth 2013 (estimated)—2018 (estimated)

Source:
Smithers Pira, 2013.

Leader in beauty and personal care packaging focused on providing total packaging solutions on a global basis

        We believe that we are one of the world's leading producers of beauty and personal care packaging, and hold the number one global market position in laminate and plastic tubes, foam pumps, fragrance samplers and lipstick and mascara containers. We also believe that we hold the number two global market position in the fragrance pumps category and the number three global position in the lotion pumps category. Our global footprint, long-standing customer relationships and new product development capabilities combined with our manufacturing excellence built on quality, consistent performance and continuous improvement, contribute to high barriers to entry and reinforce our global leadership position, and have resulted in strong revenue growth.

        We believe that we have the broadest product portfolio in our industry, which gives us the ability to provide a total packaging solution to our customers and generate sales from a diverse range of product categories. Further, as we have leadership positions and plants across all major geographic regions, we can serve a global customer base that increasingly requires product delivery across multiple regions. The ability to be a "one-stop-shop" on a global basis for our customers simplifies and optimizes their supply chains and represents a significant growth opportunity for us.

        Our "tube and pump" product line is an example of the packaging solutions we strive to develop. It offers to skincare brands an attractive response to the changing attitude of consumers to the use of preservatives, through the combination of a tube and an airless pump, replacing the more traditional jar and cap, and allows brands to use preservative-free formulas while facilitating the application of the skin cream.

Global footprint with strong presence in high growth geographies

        We have a global manufacturing platform of 38 plants, operating in 14 countries across Europe, North America, South America and Asia. Our global manufacturing base, which we believe is unmatched by our largely regionally-focused peers, enables us to manufacture packaging in close proximity to our customers' plants throughout the world, providing us with a competitive advantage and allowing us to benefit from global growth trends. As a result of our global footprint we have the capacity to align our manufacturing capabilities and our product offering to penetrate local and regional customer demand, while supporting the geographical expansion of our global customers.

Strong customer focus and long-standing relationships with our blue-chip customer base

        Our customer portfolio includes beauty and personal care companies that own the majority of the leading global beauty brands in Europe, the Americas and Asia. We have developed strong, long-standing relationships with our blue-chip customer base, which includes nine of the ten largest cosmetics manufacturers in the world. We have provided products to these manufacturers for an average of over 20 years, and they use our products in some of the most iconic global brands. Our blue-chip customer base includes L'Oréal, LVMH, Estée Lauder, Procter & Gamble, Avon, Natura, Unilever, Coty, Chanel and GlaxoSmithKline. We have built and grown these long-lasting relationships through our strong customer focus, breadth and quality of our product offering, close collaboration with customers to develop new products, global footprint and focus on manufacturing excellence. We believe that our blue-chip customer base has grown faster than our addressable markets and that we are well positioned to continue to be a key partner to them. We believe that our sustainability and corporate social responsibility initiatives are among the most comprehensive and the most advanced in our industry, reflecting not only our commitment to the communities in which we operate, but also a business imperative and a competitive advantage driven by customer and consumer demand.

New product development capabilities drive competitive advantage and growth

        Our product development capabilities are a key part of our ability to meet the continuous demand from our customers for new packaging for new product launches. Our new product development infrastructure, supported by our scale and financial resources, is a competitive advantage over our smaller peers. Our new product development efforts are aligned with our growth initiatives to expand in emerging markets, because we seek to develop products that may be produced on a more cost efficient basis so they can be sold at lower prices, and cross-sell our diverse product offering to our customers with whom we work closely throughout new product development cycles. For example, we developed smaller "Little Kiss" lipstick tubes in India to meet the demands of the market for a lower priced product. Finally, our new product development efforts support our "one-stop-shop" approach as evidenced by our ability to develop integrated caps, sprayers and tubes.

Proven financial performance

        We have reshaped our business portfolio through several strategic acquisitions and divestitures since 2011 while increasing profitability through rigorous cost reductions and continuous improvement programs, which have resulted in significant revenue growth, Adjusted EBITDA growth and Adjusted EBITDA Margin expansion.

Revenue	Adjusted EBITDA*	Adjusted EBITDA Margin*
(in millions)	(in millions)	(in percentages)

*
Adjusted EBITDA and Adjusted EBITDA Margin are not measures defined under IFRS. See "Summary Consolidated Financial and Other Data" for the definition of Adjusted EBITDA and a reconciliation of profit / (loss) from continuing operations to Adjusted EBITDA. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue.

**
The revenue and Adjusted EBITDA for the year ended December 31, 2012, presented for illustrative purposes only in the above charts, have been derived through the mathematical addition (without applying any pro forma adjustments or acquisition accounting) of the revenue and Adjusted EBITDA, respectively, of Albéa and the Rexam Cosmetics Business for such period and are not comparable to pro forma financial information prepared in accordance with Article 11 of Regulation S-X and should not be read as such.

Transformational management team with strong track record of execution

        Our team of ten executive officers has an average of 17 years of experience in the beauty and personal care packaging industry. Our senior management team has successfully managed our transition to a stand-alone business, the implementation of operational improvements and the acquisition and integration of Betts and the Rexam Cosmetics Business. Our team is led by our Chief Executive Officer, François Luscan, who joined in 1985 and has 29 years of experience in the packaging industry. Mr. Luscan led the Albéa business before, during and after its carve-out from the Rio Tinto Alcan group. Mr. Luscan is supported by our Chief Financial Officer, Xavier Leclerc de Hauteclocque, who joined in 2012 and has 10 years of experience in the packaging and beauty industries.

Our Strategies

        We intend to capitalize on our strengths in the beauty and personal care packaging market in order to grow revenue and improve our Adjusted EBITDA Margin to drive Adjusted EBITDA growth. We seek to achieve these objectives by executing the following strategies.

Leverage our capabilities to increase our market share

        We believe that our new product development capabilities, our ability to cross-sell our broad product offering to customers and our global manufacturing platform will enable us to increase our share of the global beauty and personal care packaging market. Our new product development capabilities have enabled us to penetrate new geographic markets and new customers as well as support our cross-selling initiatives. Additionally, our ability to cross-sell a total packaging solution to customers gives us the potential to increase our share of our existing customers' packaging spend and to attract new customers, especially smaller local ones, considering the benefits that we offer as a one-stop-shop. We also believe that we can increase the size of our addressable market through our ability to replace aluminum and other packaging material with plastic. For example, our laminate tube offering has taken market share from aluminum tubes.

Continue to penetrate regional and local customer base

        We will continue to develop long-term customer relationships and pursue business arrangements with small and medium-sized customers that provide us with profitable growth opportunities in the markets in which we operate. Further development of our sales to regional and local customers globally will enable us to increase our market share, leveraging our broad product portfolio and global footprint to serve them whatever and wherever their needs and opportunities may be.

Improve profitability and cash flow generation through operational excellence and value-added business solutions

        We will continue to focus on operational excellence. We intend to improve productivity and asset utilization, drive margins and lower costs by investing capital efficiently in cash-generative projects and new production equipment, by implementing purchasing process improvement initiatives and optimizing our industrial footprint. As of December 31, 2013, we have realized annualized cost reductions of $36 million (compared to 2010 costs) through footprint optimization programs in France, Mexico, the United Kingdom and Brazil. We are also in the process of executing our program to integrate the Rexam Cosmetics Business acquired by us in 2012, which program seeks to realize annualized synergies and cost savings of approximately $47 million (compared to 2012 costs) by the end of 2016, increased from our initial target of approximately $45.5 million established at the time of completion of the Rexam Cosmetics Acquisition. As of December 31, 2013, we realized annualized synergies and cost savings of approximately $22 million (compared to 2012 costs). Additionally, we continue to pursue production efficiencies through automation initiatives to drive utilization rates and to reduce our cost base.

Build on existing positions to increase sales in attractive emerging markets

        We believe that we have significant growth opportunities in emerging markets, which in recent years have grown faster than the demand for beauty and personal care products in developed markets. We will continue to leverage and build out our global footprint to both support existing global customers as they expand their operations into emerging markets and service rapidly growing, regional and local customers, thus further expanding and diversifying our customer base.

Leverage strategic benefits from the transformational Rexam Cosmetics Business transaction

        In addition to continuing to further improve our financial performance through new product development, outstanding service delivery and further operational efficiencies, we will continue to leverage our combined operating platform following the acquisition of the Rexam Cosmetics Business. This acquisition added a differentiated portfolio of fragrance, lotion and foam pumps and fragrance samplers, carrying significant intellectual property protection and attractive gross margins, to our existing portfolio. It also allows us to provide enhanced one-stop-shop solutions and the ability to cross-sell different packaging solutions, thereby optimizing our customers' supply chains. In addition, we believe that the ability to sell our portfolio of cosmetic rigid packaging to long-standing Albéa clients will drive additional growth opportunities.

Continue to pursue acquisition opportunities

        Given our global presence, scale and broad product offering, we believe that we have a large opportunity for acquisitions globally within our industry. We believe that we can create significant value through strategic acquisitions given our track record of integration and cost reduction, and our ability to leverage new products, technologies and geographies across our global customer base to drive significant incremental revenue. We will continue to have a disciplined acquisition strategy focused on increasing penetration in high-growth emerging markets and consolidating in our existing core markets while driving revenue growth and synergies.

History

        Our business was formed in 2004 when the Alcan group acquired Pechiney S.A. ("Pechiney") and consolidated two of its packaging businesses, Cebal Tube Europe and Techpack, to form Alcan Beauty Packaging. In 2004, Alcan Beauty Packaging's management identified non-core businesses for disposal and optimized its manufacturing footprint and operations in order to create a more integrated and efficient business. Rio Tinto acquired Alcan Beauty Packaging in 2007 as part of the wider acquisition of the Alcan group to form Rio Tinto Alcan (RTA) Beauty Packaging. In July 2010, an affiliate of Sun Capital acquired Rio Tinto's beauty packaging business and renamed it "Albéa." On December 31, 2012, we acquired the Rexam Cosmetics Business from Rexam plc and several other Rexam entities.

        We were incorporated on June 22, 2011 as a partnership limited by shares (société en commandite par actions) organized and existing under the laws of the Grand Duchy of Luxembourg. We are registered with the Luxembourg Register of Commerce and Companies under number B 161.913. Our registered office is located at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, telephone number +352 26 34 03 21. The principal executive offices of the Group are located at 1 Avenue du Général de Gaulle, 92230 Gennevilliers, France. Our website can be found at www.albea-group.com. Information on, or accessible through, our website is not part of and is not incorporated by reference in this prospectus. Prior to the completion of this offering, we will convert into a Luxembourg public limited liability company (société anonyme) and change our name from Twist Beauty S.à r.l. & Partners S.C.A. to Albéa S.A. See "Prospectus Summary—Our Conversion into a Public Limited Liability Company."

Our Products

        Our business has two product segments: (i) our "tubes" segment, which encompasses laminate and plastic tubes for the oral care and cosmetic industry; and (ii) our "cosmetic rigid packaging" segment, through which we manufacture products for color make-up, skincare and fragrance caps, dispensing systems and beauty solutions. We believe we have one of the broadest product portfolios in our industry, which allows us to provide comprehensive product solutions, serve as a "one-stop-shop" for our customers and cross-sell a total packaging solution to our customers, giving us the potential to increase our share of our existing customers' packaging spend and to attract new customers.

Tubes

        For the years ended December 31, 2011, 2012 and 2013, our tubes segment accounted for 59.1%, 58.0% and 39.5% of our revenue, respectively. Our principal tubes product categories are:

  •
  Laminate tubes.  Laminate tubes are made from several film layers assembled by heat, pressure or adhesives, in order for the composite material to achieve improved oxygen-, water- or light- resistance, or a better appearance. We manufacture laminate tubes with plastic and aluminum layers. We carefully select the combination of layers to minimize costs and maximize the qualities of the film. We manufacture laminate tubes in two steps: the first part of the process consists of manufacturing and printing the laminate film (or "web") using a laminator and a printer and the second part consists of cutting, shaping and welding together the tube from a printed laminate film and adding a tube head and a cap. We own and operate one laminator in Canada and buy laminate films from third-party suppliers. A large portion of our laminate tubes are produced for the high volume toothpaste market, which requires long-run, economical packaging. We sell our laminate tubes to most major toothpaste manufacturers, including Procter & Gamble ("Crest," "Oral-B"), Unilever ("Signal," "Close-up," "Pepsodent") and Arm & Hammer.

  •
  Plastic tubes.  Plastic tubes are made from plastic resin colored and shaped into the desired form. The tube is then printed, decorated and fitted with an injected tube head. Printing change-overs are relatively short, which allows us to customize printing and appearance for comparatively small production batches. The extrusion process produces a seamless tube allowing 360° printing and high quality decoration. Plastic tubes are as a result more versatile and more refined than laminate tubes. Compared to laminate tubes, plastic tubes are less oxygen-, water- and light- resistant and not suitable for certain products. A large portion of our plastic tubes are produced for the skincare and personal care markets, which require distinctive and branded packaging. In recent years we have increased the production speed of our manufacturing lines, added manufacturing capabilities (such as for tubes with an oval-shaped section) and eliminated sources of waste (such as production line change-over times and scrap). Our plastic tubes come in a variety of shapes and sizes, and can be fitted with various applicators, providing our customers with a range of products to fit their brand's needs.

  •
  Tube caps.  We produce a variety of screw caps and flip-top caps for plastic tubes with diameters ranging from 13.5 mm to 60 mm. We sell most of our tubes fitted with a cap we produced, including certain caps with our proprietary designs such as our "slender caps" and "access denied" lines. We also buy plastic caps from "capsule service" suppliers and sell tube heads to some of our customers.

Cosmetic Rigid Packaging

        For the years ended December 31, 2011, 2012 and 2013, our cosmetic rigid packaging segment accounted for 40.9%, 42.0% and 60.5% of our revenue, respectively. Our cosmetic rigid packaging segment encompasses the following sub-groups:

  •
  Rigid packaging.  These are products we manufacture through injection-molding, assembly and decoration such as lipstick containers, mascara packs, fragrance and skincare caps and other similar packaging for color make-up, skincare and fragrance products.

  •
  Dispensing system.  These products include spray pump engines and decorating parts we manufacture through injection-molding, high-speed assembly and decoration, and which are typically used to spray fragrance ("fine mist"), skin cream ("lotion") and soap or conditioning products ("foam") or to spray product samples ("samplers").

  •
  Beauty solutions.  These are products we source for our customers from third-party suppliers including promotional items and items offered on a complementary basis, including innovative or convenient applicators, small quantities of "stock items," which are packs obtained through injection-molding using a design and an injection mold developed and owned by the packaging company itself and packaging-related services.

        Our principal cosmetic rigid packaging products are:

  •
  Mascara and lip gloss.  We sell a complete range of mascara bottles and brushes. Our products include an innovative set of high volume brushes and combing brushes that we developed, including our two-in-one applicator for loading formula and combing lashes. Our customers work with us to design products which meet their appearance and functional requirements. We use packaging materials that adequately store our customers' product and provide spill-free and accurate dosage through brushes and wipers designed to obtain the desired lash effect and emphasize the visual impact of the product.

  •
  Fragrance and skincare caps.  Fragrance and skincare caps are closures that fit on the ends of fragrance bottles and skincare jars. They are designed to emphasize the status of the consumer and the exclusivity of the product. They are comparatively thick pieces demanding a deep knowledge of mold design and injection molding techniques. The challenges they present range from delivering strong visual impact at minimal cost to achieving a unique appearance for exclusive brands through a combination of highly skilled injection and decoration techniques. We primarily sell our caps and jars in Brazil and in Europe, where a large portion of worldwide production of exclusive fragrances is concentrated.

  •
  Lipstick containers.  We offer lipstick packaging in various styles and fashions to address all packaging needs. The core of a lipstick container is the injected, assembled components which together help to raise and retract the lipstick paste. We offer customers a choice of mechanism with different value-propositions, including a lubricant-free mechanism often considered by exclusive brands as one of the best options for sensitive formulas and for ease of use. We also offer a wide array of decoration options.

  •
  Compact powder-cases.  Compact powder-cases are designed to convey the status of the consumer and the exclusivity of the brand and product. They also offer long-lasting use, shock resistance and, most of the time, an applicator for the product and a mirror for convenience. Compact powder-cases are made from injected pieces and then are decorated and assembled. Our compact powder-cases production center in Indonesia has specialized in developing distinctive, high-end compact powder-cases. Our product development teams in Europe and the United States work together with our Indonesian and customers' product development teams to design the best product possible.

  •
  Dispensing systems.  Our dispensing systems, which have historically been produced by the Rexam Cosmetics Business, include fragrance, lotion, foam and sampler pumps. Pumps are a highly technical business given the miniaturization of the engines. Manufacturing the small components and the valves requires sophisticated design, precise injection-molding and high-speed assembly. We offer a broad variety of pump engines and decoration for our fragrance pumps. Our fragrance pump business line includes our Optimax and XD-11 models, as well as fragrance samplers. In lotion pumps, we propose both neutral and airless pumps which can dispense a variety of viscosities and may include a lockable design or a protective cap. Our lotion pump business line includes our Nea platform which offers high suction power suited for high viscosity products. We also produce foam pumps to dispense foam from a liquid solution without using propellants or chemicals. We adapt our pumps to specific formulations and offer a wide choice of bottle customization, dosage and foam quality options. We have recently launched a foam dispenser, our EZ'R line, which is used by inverting the bottle and squeezing it with one hand, thereby providing high quality foam and convenience.

  •
  Beauty solutions.  We source from third-party suppliers and assemble innovative applicators for promotional packages for our customers. For example, we supply holiday promotional packages for certain products to Avon. We also supply business class travel kits to a major airline. Most of these kits are sourced and assembled in China.

        We serve the complete value chain, from conversion of raw materials to decoration, assembly, and logistics, as reflected by the chart below. In some instances, through our beauty solutions business, we organize the filling of our customers' products through subcontractors.

Our Markets

        Our business is diversified among numerous regions around the world, with a broad manufacturing base of 38 production plants, operating in 14 different countries across Europe, North America, South America and Asia, allowing us to provide in-market manufacturing capabilities for our customers in a variety of major markets. Our customers are increasingly expanding their global presence and rely on us to provide regional or local supply solutions, allowing us to solidify our position as a key global supplier to those customers. Our ability to manufacture products in various regions allows us to serve markets where delivery times and transportation and other costs such as import duties may be prohibitive.

        We have leading positions and a strong manufacturing base in both mature and stable markets such as Europe and North America, as well as developing and faster growing markets such as Brazil, Mexico, China, Indonesia, Russia and India. We mostly produce high volume and affordable beauty and personal care products for the emerging markets, whereas we have a higher proportion of both higher value added and high-end beauty and personal care products for the developed markets. For the year ended December 31, 2013, Europe, North America, South America and Asia represented 48.4%, 29.7%, 7.5% and 14.4%, respectively, of our revenue. Our geographic diversification allows us to take advantage of regions with historically stable growth rates of the beauty and personal care end-market, such as Western Europe and North America, where the beauty and personal care end-market had compound annualized growth rates of 3.5% and 2.5%, respectively, from 2003 to 2013, while building our positions in faster-growing emerging markets, such as Latin America, Asia Pacific and Eastern Europe, where the beauty and personal care end-market had compound annualized growth rates of 13.1%, 7.5% and 8.2%, respectively, from 2003 to 2013. Euromonitor forecasts that the beauty and personal care markets in Western Europe and North America will grow by a compound annualized growth rate of 3.4% and 3.8%, respectively, from 2013 to 2018, and that markets in Latin America, Asia Pacific and Eastern Europe will grow by a compound annualized growth rate of 7.2%, 7.8% and 4.1%, respectively, from 2013 to 2018. We expect consumer demand for beauty and personal care products in emerging markets to continue to be driven by a growing middle class, a rapid increase in demand for branded and upscale products and improved retail infrastructure. As a result, emerging markets, in particular Brazil, Mexico, China, Indonesia, Russia and India, have driven a large percentage of the global growth in beauty and cosmetic products. We have increased our focus on emerging markets such as Brazil, Mexico, China, Indonesia, Russia and India, which from 2003 to 2013 had a combined annualized growth of approximately 13.4% in the retail value of beauty and personal care products, which was approximately twice the rate of growth of the global market. We believe that we are well positioned relative to our largely regional peers to take advantage of anticipated growth in those emerging markets, in particular for affordable beauty and personal care products, since our global footprint enables us to serve our developed market customers as they expand globally and penetrate new regional and local customers in developing markets. Our global exposure is enhanced by the use of our packaging for high-end beauty and personal care products, which are sold around the world.

Production

        We have a global manufacturing platform of 38 plants, operating in 14 different countries across Europe, North America, South America and Asia, which allows us to be closely aligned with our customers' plants and to serve our customers as they expand globally. For the year ended December 31, 2013, production plants in Europe, North America, South America and Asia (including China, India and Indonesia) accounted for 48.4%, 29.7%, 7.5% and 14.4% of our revenue, respectively. We believe that in 2013 our French plants exported approximately 26% of the finished goods produced in France.

        Our recent operational improvement measures have improved our global production footprint and operational efficiency and streamlined our business. We are continuing to improve our global footprint as we integrate the Rexam Cosmetics Business, in a manner similar to our rationalization of our plants following our acquisition by an affiliate of Sun Capital. In the past eight years, we have closed three plants and have shifted production to more efficient plants. In 2010, we implemented an operational improvement plan, with the aim to improve our margins. Our improvement plan included rationalization of our manufacturing footprint, capital investments to reduce production costs, manufacturing technology development, targeted sales growth projects and pricing-point improvements. As of December 31, 2013, we have realized annualized cost reductions of $36 million (compared to 2010 costs) through footprint optimization programs in France, Mexico, the United Kingdom and Brazil. We have also improved our other production processes, such as procurement, allowing us to maximize our economies of scale, and systematically determine whether we make or buy producers. Also, we have upgraded the operating processes at each of our plants, reducing our fixed costs and improving our profit margins.

        The following table details our production plants by country of location and product line as of December 31, 2013:

Plants	Location	Products manufactured	Employees	Total square feet (in thousands)	Leased/Owned
8	France	Plastic tubes, laminate tubes, dispensing systems, fragrance and skincare caps, lipstick, compacts	2,341	1,162	4/4
5	United States	Plastic and laminate tubes, dispensing systems, mascara, fragrance and skincare caps, metal	1,298	1,140	2/3
5	China	Fragrance and skincare caps, lipstick, bottles, dispensing systems, laminate and plastic tubes	4,034	1,376	2/3
3	Mexico	Mascara, lipstick, fragrance and skincare caps, compacts, plastic tubes and laminate tubes	1,680	490	2/1
3	Indonesia	Compacts, fragrance and skincare caps, lipstick, laminate tubes, bottles	2,840	448	-/3
2	Italy	Mascara and plastic tubes	310	285	1/1
2	Brazil	Compacts, lipstick, mascara, fragrance and skincare caps and laminate tubes, dispensing systems	1,097	338	1/1
3	Poland	Plastic tubes and laminate tubes, home and personal care products	568	199	2/1
2	India	Laminated and plastic tubes, lipstick	473	113	-/2
1	Germany	Plastic tubes	423	145	-/1
1	Canada	Web for laminate tubes	31	129	1/-
1	United Kingdom	Laminate tubes	208	118	1/-
1	Russia	Lipstick and plastic tubes	145	43	-/1
1	Netherlands	Foam dispensing systems	85	98	-/1

        In 2012, we continued with our operational improvement plan and we completed the Colchester relocation.

        In 2013, we merged three separate tubes manufacturing sites in France into one new location. The move commenced during the summer and was completed earlier this year with minimal impact on delivery.

        In August 2013, we relocated our Suzhou site in China to a new location, where we also plan to move some of the Shanghai operations of the Rexam Cosmetics Business. The transfer was completed in June 2014. However, the ramp-up phase of this facility will take several months since we are in the process of recruiting employees for this facility to further increase staffing levels. We are also in the process of consolidating two Italian facilities into a single location and we expect to complete the relocation in the fourth quarter of 2014.

        On October 1, 2013, we sold our Albéa Annecy business and on October 4, 2013, we sold a former cap-making plant based in Albertville, France which had been closed since 2011.

        In February 2014, we sold Cotuplas S.A.S., an equipment manufacturer for the productions of tubes, to Automation Industrielle S.A., a larger equipment producer also specialized in equipment for tube manufacturing and from whom we have been buying equipment in recent years. We intend to continue cooperating with Cotuplas S.A.S. in developing innovative tube manufacturing equipment.

Customers, Sales and Marketing

Customers

        We have a blue-chip customer base and have developed strong long-term relationships averaging over 20 years with our top clients, including L'Oréal, LVMH, Estée Lauder, Procter & Gamble, Avon, Natura, Unilever, Coty, Chanel and GlaxoSmithKline. Our largest customer, L'Oréal, represented approximately 16% of our revenue in 2013, and none of our other customers represented more than approximately 7% of our revenue in 2013. Our ten largest customers accounted for approximately 50% of our revenue for 2013. We receive orders from, and contract with, these customers, in most cases, on a local or regional basis across numerous product lines and types, minimizing the risk of losing all of our global business for any of these customers. Our customers generally select suppliers based on price, reliability, product quality, global sourcing capabilities and quality of technical support. We believe that we have provided a reliable supply of high-quality products to our customers, which has helped us develop long-term relationships with our customers.

        In most of our product lines, we utilize our extensive manufacturing network to produce products in the same geographic region as our customers, which allows us to produce and deliver our products quickly in order to ensure that we minimize lead time. We manufacture certain of our other products both at central locations and throughout our network of manufacturing plants depending on the particular customer needs.

        The majority of the customers of our tubes business pursue a dual sourcing strategy in which they rely on one primary and one back-up supplier in order to maintain a back-up source of supply in periods of high demand or in the event that there is a disruption in the primary supply. The majority of the customers of our cosmetic rigid packaging business do not typically source from two suppliers when they buy dedicated toolings and molds and accordingly we are the sole supplier to the majority of cosmetic rigid packaging customers. In addition, as some of our products require time-consuming certification requirements from national regulatory agencies, our customers are limited to a smaller range of suppliers. Certification requirements serve as a barrier to entry into this market and encourage long-term relationships between suppliers and customers.

        We sell the majority of our products under purchase orders, individually submitted by customers based on their needs for products, whether pursuant to framework agreements or otherwise. The prices that they pay pursuant to purchase orders are generally set forth in pricing sheets that we deliver to the customers quarterly or annually, often as required the framework agreement covering the relationship. Some of our contracts generally contain various price adjustment mechanisms, including resin, labor or energy price pass-through provisions where we can pass increased costs on to our customers. Approximately 65% of our sales as of December 31, 2013 have escalation and de-escalation mechanisms which reduce the impact of rising resin prices on our gross margin. The renewal rate of our customers, which is different among the tubes and cosmetic rigid packaging business, may affect the specific price adjustment mechanisms for customers in the tubes and cosmetic rigid packaging business. We are applying this strategy to certain products produced by the Rexam Cosmetics Business that have higher raw material, labor or energy costs. In cases where we do not have set pricing or a purchase contract, we are able to negotiate prices as orders are submitted, in which case we can seek to adjust for raw material, labor, energy and other cost changes, but we are also subject to price changes based on competitive conditions. There is often a six-month to nine-month lag between the time our raw material prices increase and the time we realize increased pricing from our customers. These costs pass through mechanisms and can also cause prices to be reduced, and we seek to maximize the time between a reduction in our raw material costs and a reduction in the prices for our products. Product warranties and product defects represent our responsibility for the proper functioning of the goods sold (product warranty) as well as the obligations that arise from the use of the products sold (product defects).

Sales and Marketing

        Our marketing strategy involves building long-term relationships with our customers based on service, product quality, security of supply and competitive pricing. We reach our large and diversified base of customers through our direct field sales force of dedicated professionals and the strategic use of distributors. Our scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, enabling us to develop expertise that is valued by our customers. In addition, because we serve common customers across segments, we have the ability to efficiently utilize our sales and marketing resources. Since the Rexam Cosmetics Acquisition, we have reorganized our sales force to promote cross-selling our total packaging solutions to our customers. Highly skilled customer service representatives are strategically located throughout our plants to support the international field sales force. Manufacturing and engineering personnel work closely with field sales personnel and customer service representatives to satisfy our customers' product development, manufacturing and delivery needs.

        We believe that we have differentiated ourselves from competitors through high-quality products, customer service and innovation. Our sales team monitors customer service in an effort to ensure that we remain the primary supplier for our key accounts. We have a technical sales team with significant knowledge of our products and processes, including specialized products. This knowledge enables our sales and marketing team to work closely with our innovation and development organization and our customers to co-develop products and formulations to meet specific performance requirements. This partnership approach enables us to further expand our relationships with our existing customer base, develop relationships with new customers and increase sales of new products.

Competition

        We compete based on a variety of factors, including the design, quality and price of our products and customer service. Levels of competition and the ability of our competitors to more accurately address customer and end user desires and otherwise attract customers through competitive pricing or other factors impact our results of operations. We seek to enhance our relationships with our customers by sharing cost reduction initiatives, in an effort to be our customers' first source of supply.

        The markets for our products are mature in Europe and North America and, while we believe we currently have a significant market share with respect to each product, there are many manufacturers that compete with us in any given market. Additionally, we compete to a certain extent, with our customers if they have in-house manufacturing capabilities.

        The following table shows our significant competitors by region for each of our main product types as of December 31, 2013.

Product	Europe	North America	Latin America	Asia
Plastic tubes	Tupack, CTL, Witoplast	CCL, Berry, Silgan	CPack	Beauty Star, Chun Hsin, Sanrong
Laminate tubes	Colgate, Soupletube, Scandolara, Essel	Colgate, Essel	Colgate, Unilever, Berry, Essel	Essel, Sanying
Fragrance	Qualipac, Texen, Lisi, Aptar, Axilone, RCP, Li Fung	Texen, Top Line, Li Fung	Qualipac, HCP	HCP, Shya Hsin, Axilone, Li Fung
Skincare caps	Texen, Axilone, Aptar, GCS, Qualipac, Mauer	Aptar, Mauer, GCS	Aptar, Qualipac	HCP, Aptar, Shya Hsin
Lipstick and lip gloss	HCP, Shya Hsin, Axilone	HCP, Axilone	Qualipac, Kemas	Kemas, HCP, Shya Hsin, Axilone
Compact	Qualipac, Texen, Axilone, Li Fung, Top Line, HCP	Qualipac, Texen, Axilone, Li Fung, Top Line, HCP	Qualipac	Toly, HCP, Shya Hsin, Li Fung, Axilone
Mascara	Geka, HCP, Oekametal, Somater	Geka, HCP	Qualipac	HCP, Shya Hsin
Metal parts	Lisi, Axilone, Siedel, Pivaudran, Tomas	Tomas, Anomatic	Pivaudran, Tomas	Tomas, HCP, Axilone, Anomatic
Dispensing systems	Aptar, MeadWestvaco	Aptar, MeadWestvaco	Aptar, MeadWestvaco	Z&Z, Aptar, Yonshoo

Research, Product Development and Design

        We consider innovation and research and development to be key to the success of our product offerings, and we work together with our customers to develop packaging that enables them to successfully market their products to consumers. We believe our technology base and research and development support are among the best in the beauty and personal care packaging industry. Following the Rexam Cosmetics Acquisition, we have approximately 150 people in our innovation and research and development groups. In 2012, the Rexam Cosmetics Business invested $10.1 million in research and development and Albéa, for the years ended December 31, 2011 and 2012, invested $5.9 million and $6.2 million, respectively. For the year ended December 31, 2013, we invested $15.9 million in research and development. Our innovation and research and development activities primarily aim at adding innovative functions and applications to our products and optimizing the quality and complementary nature of our product portfolio and application services. We develop products through both "push" and "pull" strategies. With respect to "push strategies," based on our own initiative we develop new products and solicit customer interest. For instance, we developed the recyclable Greenleaf™ laminate tube, which has a CO2 footprint that is a third less than the CO2 footprint of an aluminum based laminate tube. We also execute our marketing and product development initiatives through "pull strategies," whereby we develop products based on customer input and feedback. For example, we developed smaller "Little Kiss" lipstick tubes in India to meet the demands of the market for a lower price point. Our products (and our customers' products) generally have a life span of three years. As a result, we are required to continuously invest in innovation and research and development as well as capital expenditures to update our plants with the equipment needed to produce new products.

        We also work on process improvements in order to reduce production costs and to improve product functionalities and sustainability. We conduct most of our research and development activities at our center for innovation and development in Gennevilliers, France. We also have employees in our individual markets that assist with new product development and respond to customers' requests. We also have a market intelligence team to monitor market trends for end-customers and a dedicated team for intellectual property management.

        Using three-dimensional computer-aided design technologies, our full-time product designers develop innovative product designs and models for the packaging market. We can simulate the molding environment by running unit-cavity prototype molds in small injection-molding, thermoform, compression and blow molding machines for research and development of new products. Our engineers oversee the mold-building process from start to finish. Many of our customers work in partnership with our technical representatives to develop new, more attractive products. Our design professionals work directly with our customers to develop new styles and use computer-generated graphics to enable our customers to visualize the finished product. We have enhanced our relationships with these customers by providing the technical service needed to develop products combined with our internal graphic arts support. We also utilize our in-house graphic design department to develop color and styles for new rigid products.

        Following the integration in 2013 of the research and development personnel of the Rexam Cosmetics Business, we strengthened our development process and our ability to provide integrated, more attractive product offerings to our clients.

Sources and Availability of Raw Materials

        The primary raw materials used in the manufacturing of our products are plastic resins (such as polyethylene and polypropylene), plastic closures, plastic film, lacquers, inks and varnishes and various metal parts (such as aluminum and steel). We source all of our raw material needs from third-party suppliers and we have identified duplicate sources of supply for most of our raw material needs. However, Surlyn resins, which we use for the manufacturing of certain fragrance caps, are only available from DuPont. Because of its geographical location in the south of the United States, DuPont is exposed to seasonal natural disasters (hurricanes) which have in the past impacted our supply of Surlyn resins and forced us to implement contingency plans. Further, there is a limited number of suppliers for various metal parts that we use for the pumps in our dispensing systems. Our contingency plans, successfully implemented in the past, include safety stocks, anticipation of delivery requirements and substitution in the face of events outside of our control. Because we operate large manufacturing plants, we use large quantities of electricity, natural gas and oil in our production. As a result, fluctuations in energy prices impact our cost of operations. Energy costs have been highly volatile in recent years and have generally risen since 2005. In addition, we have experienced rolling blackouts and temporary price spikes due to limits on energy availability in some of our developing markets.

        Shifts in the prices of the raw materials may affect our profitability. To mitigate our exposure to price fluctuation, we have improved our procurement strategy. While historically raw material purchasing activities were typically carried out locally in the various regions in which we operate, we have recently globalized and streamlined our procurement process by establishing a global purchasing organization to coordinate the purchase of our key raw materials, leverage our purchasing scale and establish new purchasing opportunities.

        Because prices for these materials tend to be volatile, we continue to take actions to reduce overall material expense and exposure to price fluctuations. For example, we opportunistically enter into fixed price or longer term arrangements when we believe that we can secure favorable prices for our raw materials for specified future periods and reduce our exposure to near-term price fluctuations. We will also continue to include price escalation clauses in our sales agreements with our customers, allowing for price pass-through of our raw material costs increase. There is often a six-month to nine-month lag between the time our raw material prices increase and the time we realize increased pricing from our customers.

Logistics

        Our products are generally delivered to our customers using third-party transportation and warehousing providers. We believe this arrangement allows us to limit the capital commitment required to maintain our own distribution capabilities such as a transportation fleet and distribution warehouses and to minimize the time required for us to deliver our products to our customers.

Intellectual Property

        We own over 2,000 registered (and pending applications) patents and trademarks, utility models and registered designs worldwide. Protection of process innovations and other technology important to our business, as it allows competitive differentiation and provides essential commercial value. We rely upon unpatented proprietary expertise, continuing technological process innovations and other trade secrets to develop and maintain our competitive position.

        We are not aware, however, of any legal proceedings that have been brought against us for infringement of a patent or trademark or of any proceedings brought against any of our patents that could have a material adverse effect on our business if we would not prevail in such proceedings. We have regularly taken action to assert our intellectual property rights.

Employees

        For the year ended December 31, 2013, our average and year-end number of employees were 15,915 and 15,581, respectively (excluding internships). Of our total employees, approximately 70% and 30% of our employees work in production and non-production functions, respectively. The following table sets forth the number of employees (excluding internships) we had on a geographical basis for average 2011, 2012 and 2013.

	For the year ended December 31,
	2011	2012	2013
Europe	3,038	2,851	4,082
North America	2,482	2,501	3,009
South America	387	405	1,097
China	266	925	4,034
South East Asia	2,645	2,590	3,359

Total	8,818	9,272	15,581

        We have good relationships with our employees and union representatives. In Europe, our employees in France, Germany, Italy and the Netherlands are represented by trade unions or works councils. Our employees in the United States are not unionized. In Mexico, Brazil and Canada, our employees are represented by trade unions. Our Asian employees are represented by mandatory trade unions in China, Indonesia and India. We take a constructive approach to union relationships where there are unionized plants, and have been able to secure the cooperation of our unions and our workforce with regard to significant changes and those plants. We experienced several brief work stoppages but other than that there have been no major work stoppages or strikes at any of our plants during the past five years.

        Our remuneration and benefits policy is designed to reward employees in line with good market practice. Accordingly, our salary system for certain employees includes a variable bonus component in the form of incentives directly related to efficiency, which are determined on a local basis.

        Total employee benefit expenses represented 29.6% of our revenue in 2013. In certain countries where we operate, particularly in China and Indonesia, labor costs have recently risen and are driven, to a certain extent, by government-mandated minimum wage increases. Additionally, in certain other countries where we operate, particularly India, we are experiencing some margin pressure due to increased labor costs which have not been passed through to the customer. We have recently been successful in including price modification mechanisms based on increases in our labor costs in our customer agreements and, in other cases, we seek to revise prices based on costs as new customer agreements are negotiated or purchase orders are placed.

Insurance

        We have obtained liability, product liability, property, directors' and officers' and other insurance coverage to the extent we believe necessary to operate our business. We currently believe our liability insurance is sufficient to meet our needs in light of potential future litigation and claims asserted against us in those areas. We cannot guarantee, however, that we will not incur losses beyond the limits or outside the coverage of our insurance policies. In addition, longer interruptions of business in one or more of our plants can, even if insured, result in loss of sales, profit, customers and market share. See "Risk Factors—Risks Relating to Our Business—Any interruption in the operations of our manufacturing plants may adversely affect our business."

        We also have an environmental insurance policy in place that covers pollution conditions that may occur at current plants during the term of the policy, subject to standard limitations.

Quality Control

        Our quality control and assurance programs are designed to enable us to maintain strict compliance with all applicable customer and governmental mandates regarding our products. Quality control policies and procedures are strictly monitored and enforced at all of our manufacturing locations. All plants ensure product consistency to a designed standard of product quality. We believe, as a manufacturer of products that are branded with our customers' labels, that our customers' brands are one of their most important assets and should be protected from the loss of reputation from the use of poorly made or designed packaging. Accordingly, any poor quality product reflects negatively on the customer. Our customers visit our premises regularly, including "surprise" visits, and we have a basic belief that quality and safety are paramount.

Legal Proceedings

        We are party to various legal proceedings arising in the ordinary course of business, including employment- or labor-related proceedings, mainly arising from wrongful termination and working conditions claims.

        Our current manufacturing facility located in Washington, New Jersey ("Washington Facility") has soil and groundwater contamination which is migrating offsite from the property and into the indoor air within the facility; these conditions are subject to ongoing investigatory and remedial action by the EPA pursuant to CERCLA as part of the Pohatcong Valley Groundwater Contamination Superfund Site ("Pohatcong Valley Superfund Site"), consisting of the aquifer underlying three townships in New Jersey and associated properties, which have been impacted by a plume of volatile organic contaminants. In 2005, EPA identified the prior owner of the Washington Facility, Pechiney Plastic Packaging, Inc. ("PPPI"), a subsidiary of Rio Tinto, as a potentially responsible party ("PRP") with respect to the Pohatcong Valley Superfund Site, and in 2009, EPA placed an environmental lien against the property to secure remedial liabilities of approximately $15 million, which represented costs incurred by EPA as of December 31, 2007. Additionally, the United States Department of Justice ("DOJ") filed a CERCLA cost recovery action against PPPI in federal district court in New Jersey, United States v. Pechiney Plastic Packaging, Inc. 09-CV-05692, seeking to recover the EPA's response costs associated with the Pohatcong Valley Superfund Site. In a letter dated November 29, 2012, the EPA sent our subsidiary, Albéa Americas, Inc. ("Albéa Americas"), a notice alleging that Albéa Americas may be a PRP with respect to the Pohatcong Valley Superfund Site and demanding payment of costs incurred by EPA as of July 31, 2012 amounting to approximately $27 million. Additionally, on September 30, 2013, the DOJ filed a complaint against Albéa Americas and certain other third parties as defendants in a CERCLA cost recovery lawsuit, United States v. Bristol-Myers Squibb Company et al, Civil Action No. 3:13-cv-05798- PGS-TJB. The complaint also includes an in rem cause of action seeking to enforce the federal environmental lien against the Washington Facility. On May 7, 2013, the EPA notified Albéa Americas that EPA sampling indicated the presence of trichloroethylene ("TCE") vapors in the facility which appear to have migrated from the subsurface into the facility; in response, Albéa Americas and EPA undertook extensive indoor air quality sampling and mitigation measures with respect to the vapor conditions, and are now in the process of monitoring the indoor air to ensure the ongoing effectiveness of the measures that have been taken to address the vapor conditions. Pursuant to the July 2, 2010 agreement by which we acquired Rio Tinto's beauty packing business, Rio Tinto and PPPI agreed to perform all remedial action required at the Washington Facility and to indemnify us for losses or claims we may incur associated with historical environmental conditions at the Washington Facility and the Pohatcong Valley Superfund Site. Accordingly, Albéa Americas has tendered these matters including the EPA claim, the DOJ lawsuit, and TCE vapor conditions to Rio Tinto and PPPI for indemnification pursuant to that agreement, and they have responded that they accept these matters for indemnification and would assume Albéa Americas' defense in the lawsuit. The DOJ lawsuit has been stayed pending settlement negotiations between DOJ and PPPI. The parties have reached an agreement in principle to settle the DOJ lawsuit and are in the process of negotiating a consent decree to document the terms of the settlement. As the current owner of the property, we expect to be a party to the forthcoming consent decree, under which the parties will be responsible for completing remediation of the site. Under the settlement terms, PPPI would pay EPA's response costs and implement the remedial action for and conduct all operation and maintenance of remedial systems installed in connection with the Pohatcong Valley Superfund Site. Due to the indemnity, Albéa's primary obligation under the consent decree should be limited to providing access to the Washington Facility as necessary for the remedial work and to implementing and maintaining institutional controls placed on the property that are required by EPA.

        We are currently involved in a commercial dispute in Italy, in which Albéa Cosmetics Italy S.p.A. is the plaintiff, with a former Italian real estate business partner. This commercial dispute is in relation to a preliminary lease agreement which we terminated further to our business partner's underperformance of its construction obligations within the agreed timeframe. We are claiming damages for breach of contract in amount of €0.6 million and €0.8 as contractual damages. Our former business partner filed a counterclaim against us in an amount of €1.1 million based on the alleged damages suffered in the case. The Court of Milan has dismissed the case based on a lack of venue, affirming the competence of the Court of Monza, where the first introductory hearing was held on June 4, 2014. The second hearing will be held in December 2014.

        In 1997, we established a plant in Goa, India, which benefited from a five year tax exemption on its profit. Following a regulatory change, we were required to apply depreciation when calculating our profit, which caused the subsequent loss of our tax exemption. However, we are challenging this decision. Further, in 1998, following a change of ownership of Betts India, we mistakenly surrendered two years of carry forward losses to the tax administration, which erroneously approved such declaration although we were required to only surrender such losses for one year. The tax authorities have disallowed the carry forward losses for both years, and we are also challenging this decision. Finally, the Indian tax authorities have disallowed the royalty charge between Betts India and our subsidiaries in the United Kingdom, which we are also challenging. We estimate that our maximum total exposure in relation to these various proceedings is approximately $1 million, of which we have already paid approximately $0.8 million (in the form of cash payments and reductions of tax credits).

Regulation

        All of our plants and products are subject to local, state, national and international laws and regulations relating to the quality of cosmetics products and sanitation, safety and environmental control. Failure to comply with these requirements may result in fines and penalties and liability for compliance costs and damages.

        From time to time, we receive notices and inquiries from regulatory authorities and others asserting that we are not in compliance with such laws and regulations. Many of our plants are subject to various permits and other regulatory requirements, violations of which may result in civil or criminal sanction. In some cases, third parties may also have the right to sue to enforce compliance. Our internal safety department, as well as our insurers, conducts regular inspections of all of our manufacturing activities to ensure that site and personal safety is managed to the highest level. We have systems in place designed to monitor, reduce and avoid product safety risks throughout all stages of our production process. Additionally, we provide ongoing employee training regarding product, work and site safety. We have also put in place a risk management review process that aims at identifying all key risks within the organization and at plants, and implementing remediation and action plans accordingly. Our products, and the raw materials we use in our production processes, are subject to various regulations related to product and chemical safety, including the REACH regulation in the European Union. REACH requires that certain substances imported or manufactured within the European Economic Area be registered with the European Chemicals Agency and evaluated for their safety. The registration process requires producers to generate and submit data on the environmental and health impacts of substances and, in some cases, obtain authorization for their use within the European Union. Among other things, REACH can result in the imposition of use or marketing restrictions, and may require the phase-out or substitution of certain more dangerous chemicals with suitable alternatives. The European Union is continuously adopting additional requirements related to product or substance safety, including a new regulation specifically applicable to cosmetic products (EC 1223/2009) that came into force on July 11, 2013. This new regulation requires that our cosmetics customers meet certain safety standards for their products and includes the prohibition of certain packaging materials. This regulation has prompted many requests from our customers to provide compliance certificates.

        Although REACH compliance is primarily the responsibility of our suppliers or the producers of chemical raw materials, we are also affected by REACH as a "downstream" user of REACH-regulated substances, based on our incorporation of regulated substances into our products. It is possible that the registration process or use restrictions imposed by REACH and other regulations could increase our costs, affect our raw material supplies or require us to substitute certain materials with alternatives. We utilize a database system that allows us to track and monitor our suppliers and the REACH compliance status of raw materials used at each of our plants. We believe that our tier 1 suppliers have made the required registrations and are in material compliance with REACH and have efforts underway to prepare for and comply with any additional requirements or upcoming deadlines. We believe that we have the capability to adjust our products and supplies as needed in accordance with any future requirements of REACH.

Environmental Compliance

        Our operations and properties are subject to international, EU, U.S. federal and state, national and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air, soil and water, establish standards for the treatment, storage and disposal of solid and hazardous wastes and require investigation and clean-up of contaminated sites, as well as determine the guidelines for workplace health and safety.

        In order to comply with these requirements, we may need to spend substantial amounts of money and other resources from time to time to (i) construct or acquire new equipment, (ii) acquire or amend permits to authorize facility operations, (iii) modify, upgrade or replace existing and proposed equipment and (iv) clean-up or decommission waste management facilities. Our capital and operating budgets include costs and expenses associated with complying with these laws. If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose civil, administrative or criminal liabilities, as well as seek to curtail our operations. Under some circumstances, private parties could also seek to impose civil fines or penalties for violations of environmental law or recover monetary damages, including those relating to property damage or personal injury or illness or injuries allegedly related to exposure to hazardous substances at our plants or in our products.

        The presence of hazardous materials at our current and former plants may expose us to potential liabilities associated with the cleanup of contaminated soil and groundwater, and we could be liable for the costs of responding to and remediating releases of hazardous substances, and the restoration of natural resources damaged by such release, among other things. We may also be held liable for the disposal of hazardous wastes generated at our plants at third-party sites. To date, our operations have not given rise to material costs or liabilities under environmental laws and regulations and we are not aware of any environmental liabilities that we would expect to have a material adverse effect on our business.

        Certain of our current and former plants have known soil and groundwater contamination conditions that are subject to ongoing remedial obligations. In certain cases, these remedial obligations are contractually the responsibility of the prior owners of these properties pursuant to the agreements by which we acquired the properties or associated businesses. For example, our current manufacturing facility in Washington, New Jersey, USA has soil and groundwater contamination that is migrating offsite and subject to remediation pursuant to CERCLA as part of the Pohatcong Valley Superfund Site; this remedial obligation was retained by Rio Tinto pursuant to agreement by which we acquired Rio Tinto's beauty packing business on July 2, 2010. Our plants in Waterbury and Watertown, Connecticut, USA have site contamination being remediated pursuant to the Connecticut Transfer Act; these remedial obligations are the responsibility of the former owner under the agreement by which we acquired the Eyelematic business on November 10, 2011. We recently sold 100% of the shares of Albéa Annecy without granting any specific contractual warranty on environmental liabilities and we are not in charge of or involved with the ongoing remediation of soil and groundwater contamination conditions there. Albéa Annecy will continue to benefit from the contractual environmental warranty from which it was already benefiting, under which the previous owner of the shares of Albéa Annecy, Rexam Plc, is responsible for the ongoing remediation of soil and groundwater contamination conditions until completion.

MANAGEMENT

Our Executive Officers and Directors

        Prior to our conversion into a Luxembourg public limited liability company (société anonyme) we are a partnership limited by shares (société en commandite par actions) organized under the laws of Luxembourg and managed by our general partner and sole manager, Twist Beauty S.à r.l. We do not have a board of directors and all of our management decisions are made by our general partner and sole manager on our behalf. Prior to completion of this offering, we will convert into a public limited liability company (société anonyme) and change our name to Albéa S.A. The following table lists each of our current executive officers, and each of the members of the board of managers of Twist Beauty S.à r.l., who are our authorized representatives, and their respective ages and positions. These executive officers and members of the board of managers will become executive officers and directors, respectively, of Albéa S.A. upon our conversion into a Luxembourg public limited liability company (société anonyme), save for Ms. Noëlla Antoine and Ms. Anita Lyse who will both resign and be replaced with Luxembourg residents. Prior to the completion of this offering, we intend to appoint three directors that we expect that our board of directors will determine are "independent" under the rules of                    . We also intend to appoint Mr. Markus Nagel and Mr. Timothy Stubbs as directors, who may replace certain of our current directors. The business address of our executive officers is 1, Avenue du Général de Gaulle, 92230 Gennevilliers, France. The business address of our directors and director nominees is 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg.

Name	Age	Position
François Luscan	53	President, Chief Executive Officer, acting Executive VP, Europe
Xavier Leclerc de Hauteclocque	40	Executive VP, Chief Financial Officer
Jose Filipe	48	Executive VP, Americas
Adrian Haughton	52	Executive VP, Asia and Tubes Product line
Guillaume de Demandolx	40	Executive VP, Cosmetic Rigid Packaging Product line
Thierry Rabu	54	Executive VP, Dispensing System Product line
François Tassart	51	Executive VP, Sales & Beauty Solutions
Richard Poyol	56	Executive VP, Manufacturing
Axel Moreau	50	Executive VP, Human Resources
Charles-Antoine Roucayrol	42	Executive VP, General Counsel
Noëlla Antoine	45	Director (resigning)
Isabelle Arker	42	Director
Benjamin Buerstedde	35	Director
Anita Lyse	37	Director (resigning)
Laura Spitoni	45	Director
Markus Nagel	46	Director nominee
Timothy Stubbs	46	Director nominee

Our Executive Officers

        François Luscan has served as Albéa's President, Chief Executive Officer, acting Executive VP Europe, since July 2010 and has been principally employed by Albéa (and its predecessors) since 1985. He was Chief Executive Officer of Alcan Beauty Packaging Beauty from December 2005 to July 2010. In 2010, he led Albéa's acquisition of the Betts group. Mr. Luscan holds a degree in engineering.

        Xavier Leclerc de Hauteclocque has served as Albéa's Group Executive VP, Chief Financial Officer of Albéa since June 2012. Prior to that, he was Chief Financial Officer of Brakes France (the Brakes

Group) from October 2007 to May 2012. Mr. Leclerc de Hauteclocque holds an MBA from INSEAD, France and Singapore.

        Jose Filipe has served as Albéa's Executive VP Americas since January 2013. Prior to that, from 2006 to October 2013, he served as Albéa's head of operations, Brazil and from 2006 to January 2013, he served as Albéa's general manager of the global beauty solutions division. He holds a mechanical engineering degree and a master in production systems from Porto University, Portugal.

        Adrian Haughton has served as Albéa's Executive VP Asia and Tubes Product line since January 2013. Prior to that, from March 2012 to January 2013, he served as VP Strategic Projects & Asia Operations. He did not work from August 2010 to February 2012 and prior to that, from 2002 to February 2010, he served as VP Strategy & Business Development for Alcan Packaging and, from February 2010 to August 2010, as VP Strategy & Integration for Amcor Flexible Packaging Europe & Americas. He holds a BA and a masters' degree in mathematics from Oxford University and an MSc in Operational Research from Lancaster University.

        Guillaume de Demandolx has served as Albéa's Executive VP Cosmetic Rigid Packaging Product line since September 2013. Prior to that, from July 2010 to June 2013, he served as VP Global Sales of MWV Beauty and Personal Care business. Prior to that, from 2006 to July 2010, based in Shanghai he served as VP and GM of the Asia Pacific region for MeadWestaco for their personal and home care division. He holds a MBA from Harvard Business School and graduated from École Nationale des Ponts et Chaussées.

        Thierry Rabu has served as Albéa's Executive VP Dispensing System Product line since November 2011. Prior to that, from January 1995 to September 2007, he served as managing director for China for AptarGroup and from September 2007 to November 2011, as President Beauty and Home & Food and Beverage for Asia for AptarGroup. Prior to joining AptarGroup, he was CEO of a French pharmaceutical company, which was part of the J&J Group. He holds a degree in engineering from Centrale Lyon.

        François Tassart has served as Albéa's Executive VP Sales & Beauty Solutions since January 2013. Prior to that, he was Vice President of Sales, Marketing & Innovation from September 2009 to December 2012. Prior to that, he was Vice President of Sales & Marketing of Albéa's worldwide tubes business from April 2009 to August 2009. Prior to that, he was Director of Sales & Marketing of Albéa's European tubes business from October 2005 to March 2009. Mr. Tassart holds a master's degree in engineering from the École Centrale in Paris.

        Richard Poyol has served as Albéa's Executive VP Manufacturing since since July 2013. Prior to that, from March 2010 to June 2013, he served as Operational Excellence Director for the FD&C Business Unit and became LED Cluster General Manager for Amcor Flexibles Europe and America. Prior to that, from May 2005 to February 2010, he served as Operational Director and General Manager for Alcan packaging capsules. He holds a master's degree in metal engineering from Paris VI University.

        Axel Moreau has served as Albéa's Executive VP Human Resources since July 2010. Prior to that, he served as Global Human Resources Director of Alcan Beauty Packaging from March 2004 to July 2010. Mr. Moreau holds a master degree in social law from Angers University, France.

        Charles-Antoine Roucayrol has served as Albéa's General Counsel since October 2010 and was appointed Executive VP in January 2013. From 2007 to October 2010, he served as global general counsel at the Alten Group, a French listed company. Prior to that, from 2001 to 2007, he worked with the Safran Group as general counsel of Labinal, specialized in the manufacture and supply of electrical systems and engineering services. Prior to that, he worked at Siemens and the Valéo group. Mr. Roucayrol holds an Executive MBA from École des Hautes Études Commerciales (HEC) and a degree in business law from University Panthéon-Assas and from University René Descartes.

Directors

        We believe that the board of directors of Twist Beauty S.à r.l., our general partner and sole manager, is, and we intend that it will continue to be after our conversion into a Luxembourg public limited liability company (société anonyme), composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe that all of the current board members possess the professional and personal qualifications necessary for board service. Prior to the completion of this offering, we intend to appoint three directors that we expect that our board of directors will determine are "independent" under the rules of                    . We also intend to appoint Mr. Markus Nagel and Mr. Timothy Stubbs as directors, who may replace certain of our current directors. In addition, prior to the completion of this offering, we intend to replace Ms. Noëlla Antoine and Ms. Anita Lyse with Luxembourg residents.

        Noëlla Antoine has served as a director since July 2013. She has been employed principally by Alter Domus, a service provider to alternative investment funds, since 1990, and currently serves as Managing Director in the Luxembourg office. She has significant experience working with Luxembourg companies in a wide range of sectors. She holds a degree in Business Studies from ICHEC in Brussels, Belgium. She is also a Chartered Accountant in Luxembourg (DECL).

        Isabelle Arker has served as a director since July 2013. She has been employed principally by Neuheim Lux Group Holding V S.à r.l., an affiliate of Sun Capital, since March 2009 and currently serves as General Manager. Prior to that, she served as a Tax Manager at Ernst & Young in the Luxembourg office from March 2007 to February 2009. She has significant experience working with Luxembourg companies in a wide range of sectors. She holds an MBA from the Université de Nancy 2 in Nancy, France.

        Benjamin Buerstedde has served as a director since June 2014. Since 2008, he has served as Principal at Sun European Partners LLP, the European adviser to Sun Capital. Prior to that, he served as an Associate with Merrill Lynch Investment Banking in London from 2004 to March 2008, where he worked across industry sectors focusing on LBO transactions. Prior to that, he served as an analyst with Hawkpoint Partners, an independent corporate advisory firm in London, focusing on UK public-to-private transactions in the industrial space. He holds a Master of Science in Economics from the London School of Economics and a Bachelor of Science in Economics with European Studies from the University of Warwick.

        Anita Lyse has served as a director since July 2013. She has been employed principally by Alter Domus, a service provider to alternative investment funds, since 2001, and currently serves as a Director in the Luxembourg office. She has significant experience working with Luxembourg companies in a wide range of sectors. She holds an MSc in Business and Economics from the Université des Sciences Sociales de Toulouse, France.

        Laura Spitoni has served as a director since March 2014. She has served as legal counsel and IP manager of Neuheim Lux Group Holding V S.à r.l., an affiliate of Sun Capital, since January 2014. Prior to that, she served as a chief counsel EMEA at SCA (formerly Georgia Pacific) from 1999 to December 2013. She holds a degree in law from La Sapienza University, Rome.

        Markus Nagel is expected to become a member of our board of directors upon the completion of this offering. He currently serves as Group CFO of Sun European Partners, LLP, the European adviser to Sun Capital, and as a director of the Senior Secured Notes Issuer. Prior to that, he was Regional Managing Director of Harsco Infrastructure Services GmbH for Scandinavia, Central and Eastern Europe from 2009 to July 2010. Prior to that, he served as Chief Financial Officer of Harsco Infrastructure Deutschland GmbH from 2005 until 2009 (formerly Huennebeck Group GmbH and a former Sun Capital affiliated portfolio company). Prior to that, Mr. Nagel served in various roles at GARDENA AG in Germany and Australia from 1998 to 2004, most recently as Senior VP Corporate

Finance and Accounting. He has 20 years of experience in senior financial and operational management roles. He holds a Bachelor of Business Administration from the University of Augsburg, Germany.

        Timothy Stubbs is expected to become a member of our board of directors upon the completion of this offering. He currently serves as a director of the Senior Secured Notes Issuer. Since October 2011, he has served as a Managing Director of Sun European Partners, LLP, the European advisor to Sun Capital. Prior to that, he was President and Chief Executive Officer of Sapa AB Group from September 2010 to September 2011. Prior to that, he was President of Sapa Inc. from August 2009 to September 2011. Prior to that, he was Chief Executive Officer of Indalex Inc, a former Sun Capital affiliated portfolio company, from April 2004 to August 2009. On March 20, 2009, Indalex Inc filed chapter 11 petitions for bankruptcy in the United States. He holds an MBA from the London Business School and a B.A. from St. Anne's College, Oxford University.

Corporate Governance

Board Composition

        We are a partnership limited by shares (société en commandite par actions) organized under the laws of Luxembourg managed by our general partner and sole manager, Twist Beauty S.à r.l. We do not have a board of directors and all of our management decisions are made by our general partner and sole manager on our behalf. Prior to completion of this offering, we will convert into a Luxembourg public limited liability company (société anonyme) and change our name to Albéa S.A. Also prior to the completion of this offering, our articles of association, as a Luxembourg public limited liability company (société anoyme), will provide that our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by the general meeting of the shareholders of the Issuer up to a maximum of twelve directors.

        Upon completion of this offering our board of directors will be divided into three groups of directors, with the groups as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board.

        Our directors will be divided into two distinct classes, class A directors and class B directors. All class B directors shall be Luxembourg resident directors with class A directors being Luxembourg resident or not.

        Directors are appointed by the general meeting from the nominations proposed to the general meeting in accordance with the nomination rules set forth in the articles of association. Prior to the completion of this offering, our articles of association will require that four directors must be Luxembourg residents. In addition, prior to the completion of this offering, we intend to appoint three directors that we expect our board of directors will determine are "independent" under the rules of                    . Upon completion of this offering, we intend to have twelve directors.

Controlled Company and Foreign Private Issuer

        Upon completion of this offering, affiliates of Sun Capital will continue to control a majority of the voting power of our outstanding ordinary shares. As a result, we will be a "controlled company" under the                corporate governance standards. As a controlled company, exemptions under the                standards will free us from the obligation to comply with certain corporate governance requirements, including the requirements:

  •
  that a majority of our board of directors consists of "independent directors," as defined under the rules of the                 ;

  •
  that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  for an annual performance evaluation of the nominating and governance committees and compensation committee.

        These exemptions do not modify the independence requirements for our audit and compliance committee requiring it to be comprised exclusively of independent directors, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act of 2002 and rules with respect to our audit and compliance committee within the applicable time frame. These rules require that our audit and compliance committee be composed of at least three members, a majority of whom will be independent within 90 days of the date of this prospectus, and all of whom will be independent within one year of the date of this prospectus.

        In addition to the controlled company exemptions, as a foreign private issuer, under the corporate governance standards of the                , foreign private issuers are permitted to follow home country corporate governance practices instead of the corporate governance practices of the                . Accordingly, we intend to follow certain corporate governance practices of our home country, Luxembourg, instead of certain of the corporate governance requirements of the                . Specifically, we do not intend to have a board of directors composed of a majority of independent directors or a compensation committee or nominating and corporate governance committee composed entirely of independent directors.

        As a foreign private issuer, we will also be exempt from the rules and regulations under the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act.

Board Committees

        Prior to the completion of this offering and upon our conversion into a Luxembourg public limited liability company (société anonyme), our board of directors will have established an audit and compliance committee and a nomination and compensation committee. The composition, duties and responsibilities of these committees is as set forth below. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

        Audit and compliance committee.    The audit and compliance committee will be responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) overseeing our legal compliance process; (8) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (9) reviewing and approving related party transactions.

        Upon completion of this offering, our audit and compliance committee will consist of            ,             and            . Our board of directors has determined that             will qualify as an "audit committee financial expert," as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. Our board of directors will adopt a new written charter for the audit and compliance committee, which will be available on our corporate website at www.albea-group.com upon the completion of this offering. Our website is not part of this prospectus.

        Nomination and compensation committee.    The nomination and compensation committee will be responsible for, among other matters: (1) reviewing key associate compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) the administration of stock plans and other incentive compensation plans.

        Upon completion of this offering, our nomination and compensation committee will consist of            and            . Our board of directors will adopt a written charter for the nomination and compensation committee, which will be available on our corporate website at www.albea-group.com upon the completion of this offering. Our website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationships exist between the members of our board of directors and the board of directors or compensation committee of any other company.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics (the "Code") applicable to all of our directors, officers and employees, including our principal executive officer, principal financial officer and accounting officers, and all persons performing similar functions. A copy of the Code will be available on our corporate website at www.albea-group.com. Our website is not part of this prospectus. We will provide any person, without charge, upon request, a copy of our Code. Such requests should be made in writing to the attention of our General Counsel at the following address: 1 Avenue du Général de Gaulle, 92230 Gennevilliers, France, Attn.: General Counsel.

Risk Oversight

        Prior to the completion of this offering and upon our conversion into a Luxembourg public limited liability company (société anonyme) our board of directors will be responsible for overseeing our risk management process. The board of directors will focus on our general risk management strategy and the most significant risks facing us, and will ensure that appropriate risk mitigation strategies are implemented by management. The board of directors will be apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

        Following the completion of this offering, our board of directors will delegate to the Audit and compliance committee oversight of our risk management process. Our other board committees will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full board of directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

        Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Compensation of Directors and Executive Officers

        Prior to this offering, we were a privately-held company. As a result, we have not been subject to any stock exchange listing or SEC rules requiring a majority of our board of directors to be independent or relating to the formation and functioning of board committees, including audit, compensation and nominating committees. Most, if not all, of our prior compensation policies and determinations, including those made for 2013, have been the product of negotiations between the executive officers and our Chief Executive Officer and/or board of directors. The objectives of our compensation policies and programs are to attract, motivate, reward and retain key talent through competitive and cost effective approaches that reinforce executive accountability and reward the achievement of business results.

        In connection with this offering, our board of directors will form a nomination and compensation committee to, among other things, oversee and administer our compensation arrangements. We expect that following this offering, our Chief Executive Officer will review annually each other executive officer's performance with the nomination and compensation committee and recommend appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all other executive officers. Based upon the recommendations of our Chief Executive Officer and in consideration of certain objectives described above, the nomination and compensation committee will approve the annual compensation packages of our executive officers other than our Chief Executive Officer. We also expect that the nomination and compensation committee will annually analyze our Chief Executive Officer's performance and determine his base salary, cash performance awards and grants of long-term equity incentive awards based on its assessment of his performance with input from any independent third party consultants engaged by the nomination and compensation committee. In connection with this offering, we expect that our board of directors will implement a long term equity incentive plan.

        The total aggregate compensation paid to our executive officers was $5.8 million during the year ended December 31, 2013, which included $1.2 million of discretionary cash bonuses. We do not provide our executives with in-kind benefits. To date, we have not provided compensation to directors for their services as directors or members of committees of the board of directors.

        We currently provide our executive officers with a benefits package in line with those of non-listed companies in our sector and appropriate for their respective jurisdictions. Employee benefits provided to our executive officers are substantially identical to those which other employees are eligible to receive in the respective countries where the executive officers are employed. No amount was set aside or accrued by us to provide pension, retirement or similar benefits to our executive officers with respect to the year ended December 31, 2013.

Management Participation Program

        In June 2011, our Management Participation Program, (the "MPP"), was created to align interests among our key managers, our principal shareholders and the Group by allowing managers to participate in our economic success. To accomplish this, the MPP allowed certain managers to purchase our ordinary shares. Prior to this offering, an affiliate of Sun Capital owned                    % of our ordinary shares, with the remaining                    % of our ordinary shares owned by managers. The terms and conditions of participation in the MPP were governed by the securityholders' deed, dated June 30, 2011 (as amended on June 29, 2012 and amended and restated on November 19, 2013), entered into by us, Twist Beauty S.à r.l., certain affiliates of Sun Capital and participants in the MPP

(the "Securityholders' Deed"). A number of the members of our management team, including our executive officers, totaling approximately 50 current employees, participate in the MPP.

        Prior to completion of this offering, we will convert into a Luxembourg public limited liability company (société anonyme) and change our name from Twist Beauty S.à r.l. & Partners S.C.A. to Albéa S.A. In connection with this conversion, all of the ordinary shares of Twist Beauty S.à r.l. & Partners S.C.A. will be converted into ordinary shares of Albéa S.A. Upon this conversion, an affiliate of Sun Capital and certain members of our management will receive ordinary shares of Albéa S.A., in exchange for their ordinary shares in Twist Beauty S.à r.l. & Partners S.C.A., based on the value of such ordinary shares then held by them. After our conversion into a Luxembourg public limited liability company (société anonyme), but prior to the completion of this offering, an affiliate of Sun Capital will hold        % of our ordinary shares and members of management will hold        % of our ordinary shares. The terms of our ordinary shares following such conversion will reflect the description thereof in the section "Description of Share Capital." After the completion of this offering, an affiliate of Sun Capital will hold        % of our ordinary shares and members of management will hold         % of our ordinary shares.

        We are currently reviewing the MPP and, in connection with our conversion into a Luxembourg public limited liability company (société anonyme) and this offering, we expect to amend or replace the MPP.

Employment Agreements

        We have entered into written employment or service agreements with each of the members of our current executive management, which agreements provide, among other things, for benefits upon a termination of employment. We anticipate that we may amend these employment and service agreements or enter into new employment and service agreements with our executive officers and directors in connection with the completion of this offering. The terms of such new agreements, including any benefits to be provided upon a termination of employment, will be determined prior to the completion of this offering, and the agreements will become effective upon the completion of this offering.

        We have not entered into written employment or service agreements with our outside directors. However, we may in the future enter into employment or services agreements with such individuals, the terms of which may provide for, among other things, cash or equity-based compensation and benefits.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following tables set forth information as of                        , 2014 regarding the beneficial ownership of our ordinary shares (1) immediately prior to and (2) upon consummation of this offering and these tables reflect our conversion into a Luxembourg public limited liability company (société anonyme). Prior to the completion of this offering, we will convert into a public limited liability company (société anonyme) and change our name from Twist Beauty S.à r.l. & Partners S.C.A. to Albéa S.A. In connection with this conversion, all of the ordinary shares of Twist Beauty S.à r.l. & Partners S.C.A. will be converted into ordinary shares of Albéa S.A. Upon this conversion, an affiliate of Sun Capital and certain members of our management will receive ordinary shares of Albéa S.A., in exchange for their ordinary shares in Twist Beauty S.à r.l. & Partners S.C.A., based on the value of such ordinary shares then held by them.

        Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentage of beneficial ownership of our ordinary shares is based on (i) ordinary shares outstanding as of                        , 2014, (ii) ordinary shares to be outstanding after the completion of this offering, assuming no exercise of the option to purchase additional ordinary shares, and (iii) ordinary shares to be outstanding after the completion of this offering, assuming the option to purchase additional ordinary shares is exercised in full. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all ordinary shares shown as beneficially owned by the shareholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 1 Avenue du Général de Gaulle, 92230 Gennevilliers, France, Attn.: Investor Relations.

        The following table sets forth information as of                        , 2014 regarding the beneficial ownership of our ordinary shares by:

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  each person or group who is known by us to own beneficially more than 5% of our outstanding ordinary shares;

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  each of our directors;

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  each of our director designees;

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  each of our executive officers;

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  all of our executive officers, directors and director designees as a group; and

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  all U.S. record holders as a group.

        For further information regarding material transactions between us and certain of our shareholders, see "Certain Relationships and Related Party Transactions."

        Beneficial ownership percentages in this table have been calculated on the basis of the total number of our outstanding ordinary shares.

	Ordinary Shares Beneficially Owned Before this Offering			Ordinary Shares Beneficially Owned After this Offering if the underwriters' option is not exercised			Ordinary Shares Beneficially Owned After this Offering if the underwriters' option is exercised in full
Indirect owners	Number of Shares	Beneficial ownership percentage		Number of Shares	Beneficial ownership percentage		Number of Shares	Beneficial ownership percentage
Principal Shareholders:
Sun Capital(1)			%			%			%
Executive Officers and Directors:(2)
François Luscan
Xavier Leclerc de Hauteclocque
François Tassart
Axel Moreau
Charles-Antoine Roucayrol
Adrian Haughton
Thierry Rabu
Jose Filipe
Guillaume de Demandolx
Richard Poyol
Benjamin Buerstedde(3)
Markus Nagel(4)
Timothy Stubbs(5)
Isabelle Arker(6)
Noëlla Antoine(7)
Anita Lyse(8)
Laura Spitoni(9)
All executive officers and directors as a group (17 persons)			%
All U.S. record holders as a group (9 persons)			%

*
Indicates less than one percent.

(1)
Indirectly through their respective revocable trusts, Messrs. Marc J. Leder and Rodger Krouse each control 50% of the shares in Sun Capital Partners V, Ltd., which in turn is the general partner of Sun Capital Advisors V, L.P., which in turn is the general partner of Sun Capital Partners V, L.P. As a result, Messrs. Leder and Krouse (and/or their respective revocable trusts), Sun Capital Partners V, Ltd., Sun Capital Advisors V, L.P. and Sun Capital Partners V, L.P. may be deemed to have indirect beneficial ownership of the securities owned directly by the Issuer (prior to the consummation of this offering). Each of Messrs. Leder and Krouse (and their respective revocable trusts), Sun Capital Partners V, Ltd., Sun Capital Advisors V, L.P. and Sun Capital Partners V, L.P. expressly disclaims beneficial ownership of any securities in which they do not have a pecuniary interest. The business address for each of the individuals and entities listed in this footnote is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.

(2)
In addition, prior to the completion of this offering, we also intend to appoint three independent directors.

(3)
Does not include shares held by affiliates of Sun Capital. Mr. Buerstedde is a Principal of Sun European Partners LLP, the European adviser to Sun Capital, and as a result may be deemed to share beneficial ownership of the shares held by affiliates of Sun Capital. The address for Mr. Buerstedde is c/o Sun European Partners, LLP, 2 Park Street, 1st Floor, London W1K 2HX, United Kingdom.

(4)
Does not include shares held by affiliates of Sun Capital. Mr. Nagel is a Group CFO of Sun European Partners, LLP, the European adviser to Sun Capital, and as a result may be deemed to share beneficial ownership of the shares held by affiliates of Sun Capital. The address for Mr. Nagel is c/o Sun European Partners, LLP, 2 Park Street, 1st Floor, London W1K 2HX, United Kingdom.

(5)
Does not include shares held by affiliates of Sun Capital. Mr. Stubbs is a Managing Director of Sun European Partners LLP, the European adviser to Sun Capital, and as a result may be deemed to share beneficial ownership of the shares held by affiliates of Sun Capital. The address for Mr. Stubbs is c/o Sun European Partners, LLP, 2 Park Street, 1st Floor, London W1K 2HX, United Kingdom

(6)
Does not include shares held by affiliates of Sun Capital. Ms. Arker is a the General Manager of Neuheim Lux Group Holding V S.à r.l., an affiliate of Sun Capital, and as a result may be deemed to share beneficial ownership of the shares held by affiliates of Sun Capital. The address for Ms. Arker is Neuheim Lux Group Holding V S.à r.l., Aerogolf Center, 1B, rue Heienhaff, L-1736 Senningerberg, Luxembourg.

(7)
Does not include shares held by affiliates of Sun Capital. Ms. Antoine is the Chief Executive Officer of Alter Domus Luxembourg S.à r.l., a corporate and fund services provider, and as a result may be deemed to share beneficial ownership of the shares held by affiliates of Sun Capital. The address for Ms. Antoine is 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg.

(8)
Does not include shares held by affiliates of Sun Capital. Ms. Lyse is a Director of Alter Domus Luxembourg S.à r.l., a corporate and fund services provider, and as a result may be deemed to share beneficial ownership of the shares held by affiliates of Sun Capital. The address for Ms. Lyse is 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg.

(9)
Does not include shares held by affiliates of Sun Capital. Ms. Spitoni is a Legel Counsel of Neuheim Lux Group Holding S.à r.l., an affiliate of Sun Capital, and as a result may be deemed to share beneficial ownership of the shares held by affiliates of Sun Capital. The address of Ms. Spitoni is 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In addition to the management arrangements described in "Management," we are party to the following transactions with related parties.

Shareholder Funding Instruments

        Albéa S.A. (formerly Albéa Beauty Partners S.A.) ("Albéa Beauty"), a wholly-owned subsidiary of ours, has issued preferred equity certificates ("PECs") and yield-free convertible preferred equity certificates ("CPECs," and together with the PECS, the "Shareholder Funding Instruments"), all of which are held by us, as follows:

  (i)
  three series of PECs issued on July 26, 2013, denominated in euro, U.S. dollars and Canadian dollars, respectively. As of December 31, 2013, we had an aggregate of €3.5 million in principal outstanding under the PECs; and

  (ii)
  one series of CPECs issued on July 26, 2013, denominated in U.S. dollars. As of December 31, 2013, we had an aggregate of €27.1 million in principal outstanding under the CPECs.

        On March 14, 2014, (i) all Series 2 PECs, having a par value of $1 each, and (ii) all Series 3 PECs, having a par value of 1 Canadian dollar each, have been redeemed.

        The PECs bear interest which is payable in cash at a fixed rate of 5.5% per year. The PECs carry no voting rights and cannot be converted to equity. Subject to the terms and conditions of the PECs, we have the option to repurchase the PECs at a price equal to the sum of (i) the par value for each outstanding PEC, plus (ii) the accrued but unpaid yield up to the date of redemption. In the event that the PECs have not been repurchased by us, we must redeem the PECs at par value plus any accrued but unpaid interest on the 49th anniversary of the date of issuance.

        The CPECs do not bear interest and do not have voting rights. Under the terms and conditions of CPECs, the holder is entitled to convert any or all of its CPECs into a number of ordinary shares determined by dividing the par value of the CPECs by one U.S. dollar. In addition, subject to the terms and conditions, we have the option to repurchase the CPECs at the greater of (i) the sum of the par value for each outstanding CPEC and (ii) the fair market value of the shares into which such CPEC is convertible on such date. In the event that the CPECs have not been converted to ordinary shares or repurchased by us, we must redeem the CPECs for cash equal to the par value of the CPECs on the 49th anniversary of the date of issuance.

        On July 26, 2013, in connection with the insertion of Albéa Beauty into our corporate structure, all of the shares of Twist Beauty International Holdings S.A. ("Twist Beauty IH"), the Twist Beauty IH PECs and the Twist Beauty IH CPECs were contributed and transferred by the Issuer to Albéa Beauty, and a like amount of shares, PECs and CPECs were issued by Albéa Beauty to the Issuer. All PECs and CPECs issued by us to Twist Beauty Packaging Cayman Holdings L.P. have substantially the same terms and conditions as the PECs and CPECs issued by Albéa Beauty and held by us. As result, we have the following amounts under the PECs and CPECs, all held by Twist Beauty Packaging Cayman Holdings L.P. (as of December 31, 2013):

  (i)
  €27.1 million CPECs, having a par value of €1 each;

  (ii)
  €3.1 million Series 1 PECs, having a par value of €1 each;

  (iii)
  $0.1 million Series 2 PECs, having a par value of $1 each; and

  (iv)
  0.4 million Canadian dollar Series 3 PECs, having a par value of 1 Canadian dollar each.

        On March 14, 2014, (i) all Series 2 PECs, having a par value of $1 each and (ii) all Series 3 PECs, having a par value of 1 Canadian dollar each, have been redeemed.

Consulting Service Agreements

        On October 30, 2012 and October 31, 2012, we entered into (in aggregate) three consulting services agreements (each, a "Consulting Agreement" and together, the "Consulting Agreements") with Sun Capital Partners Management V, LLC (the "Sun Manager"), an affiliate of Sun Capital. The three Consulting Agreements were entered into by Betts (effective as of January 1, 2011), North American Albéa entities and certain other Albéa entities (each effective as of July 2, 2010). Each Consulting Agreement will expire on the tenth anniversary of its effective date, with automatic one-year extensions thereafter. The Sun Manager has the right to terminate the Consulting Agreements at any time. Pursuant to the Consulting Agreements, the Sun Manager provides us with consulting and advisory services, including services relating to financial reporting, accounting and management information systems.

        In consideration for its services under the Consulting Agreement with Betts, the North American Albéa entities and certain other Albéa entities, the Sun Manager receives an aggregate annualized consulting fee, payable quarterly in advance, equal to 4% of the EBITDA of Betts, 6% of the EBITDA of the North American Albéa entities', and 2% of the EBITDA of certain other Albéa entities. The aggregate minimum fee payable is $4.0 million and the aggregate annual fee cap is $5.0 million. Additionally, we reimburse the Sun Manager for reasonable out of pocket expenses incurred in connection with its performance of the services under the Consulting Agreements. Upon the occurrence of certain corporate events such as refinancings, restructurings, equity or debt offerings, acquisitions, mergers, consolidations, business combinations and sales and divestitures, we are required to pay the Sun Manager a transaction advisory fee in an amount equal to 1.0% of the aggregate value of any such transaction. In the years ended December 31, 2011, 2012 and 2013, we paid $4.7 million, $10.5 million, including a $6.5 million transaction advisory fee for the Rexam Cosmetics Acquisition, and $4.1 million, respectively, in fees to the Sun Manager pursuant to the Consulting Agreements.

        We expect the Consulting Agreements to terminate in connection with this offering. In connection with such termination, we will pay to affiliates of Sun Capital a termination fee which is to be determined.

HPC Acquisition and HPC Promissory Note

        Certain of our subsidiaries entered into an equity purchase agreement with Rexam plc and several other Rexam group entities on September 20, 2012 (the "Equity Purchase Agreement"), which provided for the purchase of substantially all of the business operated by the Rexam worldwide cosmetics business, including its home and personal care products business (the "HPC Business"). This acquisition closed on December 31, 2012. The Equity Purchase Agreement allocated various portions of the purchase price to the several entities purchased in the acquisition and allocated $45.0 million of the total purchase price to the HPC Business. These purchase price allocations were derived primarily by the sellers of the Rexam worldwide cosmetics business. Since the HPC Business is not active in the beauty and personal care industry, the HPC Business has been operated as an affiliate of Sun Capital (and not as one of our subsidiaries) since December 31, 2012.

        For purposes of effecting the purchase of the HPC Business outside of our corporate structure, an entity that is an affiliate of Sun Capital that is not a subsidiary of the Issuer, Rose HPC Holding, LLC (the "HPC Affiliate Parent") was formed by a related entity of the Issuer and capitalized with (i) a $27.3 million cash contribution, which was further contributed to its wholly-owned subsidiary, Rose HPC Bidco, LLC ("the HPC Affiliate") and (ii) an $18.4 million cash loan that was evidenced by a promissory grid note, dated as of December 31, 2012, made by the HPC Affiliate in favor of the Issuer, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof (the "Promissory Grid Note"), solely for the purpose of paying the remaining portion of the purchase price for the Rexam worldwide cosmetics business at the closing of the acquisition. Immediately prior to the consummation of the Rexam Cosmetics Acquisition, the Issuer caused the HPC Affiliate and other related entities to be distributed up its equity chain. These entities were then contributed to a newly formed structure, independent of the Albéa businesses, and cancelled a portion of the CPECs of the Issuer's direct subsidiary in connection with that transfer.

        The HPC Affiliate paid the $45.0 million in cash held by it to the selling parties as a payment of a portion of the purchase price for the acquisition of the Rexam worldwide cosmetics business and acquired the HPC Business as consideration from the sellers thereof.

        On January 8, 2013, the HPC Affiliate transferred its Polish business to one of our subsidiaries. The purchase price for such assets took the form of a reduction of the Promissory Grid Note by $3.0 million in connection with such transfer. We enter into transactions in the ordinary course of business with the HPC Affiliate in order to purchase from and sell products to the HPC Affiliate.

        On May 30, 2014, KubeTech Custom Molding, Inc., a subsidiary of the HPC Affiliate ("Kubetech") entered into an equipment sale agreement (the "Equipment Sale Agreement") with an affiliate of the Issuer (the "Albéa Equipment Purchaser"), pursuant to which the Albéa Equipment Purchaser purchased certain equipment from KubeTech in the ordinary course of business for a purchase price in the aggregate amount of $666,400 (the "Equipment Sale Purchase Price"). In addition, as of May 30, 2014, an affiliate of the Issuer owed KubeTech an aggregate amount of $609,071 (the "Albéa Payable") related to (i) certain engineering billings related to our plant located in Poland (the "Lodz Plant"), (ii) services provided by KubeTech to the Lodz Plant under the transition services agreement dated January 1, 2013, (iii) certain sales commissions earned by KubeTech regarding sales at the Lodz Plant and (iv) certain invoices generated in connection with the razor tray program for the Lodz Plant. On May 30, 2014, the purchase price under the Equipment Sale Agreement and the Albéa Payable were paid by way of further reducing the principal amount outstanding under the Promissory Grid Note.

        On May 30, 2014, Coveris Holding Corp., an affiliate of the Issuer and an affiliated portfolio company of Sun Capital, purchased for $1 all of the issued and outstanding units of the HPC Affiliate Parent and an indirect parent company of KubeTech (the "Coveris/KubeTech Transaction").

        In connection with the Coveris/KubeTech Transaction, the Equipment Sale Agreement, the payment of the Albéa Payable and the further reduction of the Promissory Grid Note, the Issuer was offered the option of receiving simultaneously with the consummation of those transactions a lump sum of $4.6 million in cash as total payment for all amounts that remained due and payable under the Promissory Grid Note. The board of managers of the Issuer and its direct subsidiary determined, based on a valuation opinion of KubeTech by Ernst & Young dated May 12, 2014, that it was uncertain that the HPC Affiliate would have the financial ability to repay the Promissory Grid Note upon its maturity date and, noting the time cost of money, determined that it was in the best interest of the Issuer and its direct subsidiary to accelerate the original maturity date of the Promissory Grid Note and accept as full payment of the Promissory Grid Note (including any accrued but unpaid interest thereon) such $4.6 million payable immediately in cash. In connection thereto, the Issuer entered into a forgiveness agreement pursuant to which (i) the original maturity date of the Promissory Grid Note was amended from December 31, 2017 to May 30, 2014, and (ii) $9,917,774.50 of outstanding principal and $1,011,946.23 of accrued but unpaid interest under the Promissory Grid Note was cancelled. On May 30, 2014, the Issuer accepted such offer and delivered to the HPC Affiliate a payoff letter which released the HPC Affiliate and all guarantors thereto of their respective obligations under the Promissory Grid Note and the Promissory Grid Note was cancelled.

Contribution Agreement

        On December 31, 2012, we and the HPC Affiliate entered into a contribution agreement ("Contribution Agreement") pursuant to which we and the HPC Affiliate agreed to share the burden of any post-closing purchase price adjustment payment to the sellers or any other payment in respect of indemnification obligations under the Equity Purchase Agreement in the proportions set forth in the Contribution Agreement. As a result, in the event that we make a post-closing payment in respect of indemnification obligations under the Equity Purchase Agreement, the HPC Affiliate will be required to make a payment to us equal to its pro rata portion of such indemnification payment. Conversely, in the event that the HPC Affiliate makes a post-closing payment in respect of indemnification obligations under the Equity Purchase Agreement, we will be required to make a payment to the HPC Affiliate equal to our pro rata portion of such indemnification payment.

Group Procurement Process and Consolidated Functions

        We and other affiliated packaging portfolio companies of Sun Capital entered into an agreement with Global Packaging Procurement, Inc. ("GPPI"), a global purchasing consortium established by an affiliate of Sun Capital. We terminated the agreement on December 31, 2013. The purpose of GPPI was to leverage the combined scale of its participants and thus negotiate more favorable pricing and other commercial terms from suppliers than each participant could individually secure. We worked with GPPI to negotiate the terms that would be applicable to supply agreements entered into between suppliers and GPPI members, including us. GPPI, together with procurement and technical experts from the GPPI participants, typically negotiated the pricing terms, including rebates, that were available to GPPI participants when they chose to contract with subject suppliers. Following agreement with the supplier, our procurement expert reported to our management team the agreed terms and our management team decided whether to enter an order from the supplier on the agreed terms. We had no obligation to purchase raw materials through GPPI or from any GPPI preferred supplier. Rebates and other pricing terms in our supplier contracts made available through GPPI were subject to our order volume or other conditions specified in our agreement and were not affected by orders or other activities of the other GPPI participants. We paid no fee to GPPI in 2011 and a fee of $0.2 million and $0.2 million in 2012 and 2013, respectively.

Securityholders' Deed

        We and certain investors, including affiliates of Sun Capital and certain members of our management team, entered into the Securityholders' Deed. The Securityholders' Deed provides for each investor therein to subscribe for certain of our securities or securities of our affiliates, and sets forth rights and restrictions related to these securities. Among other things, the Securityholders' Deed restricts the transfer of the securities by investors, other than Twist Beauty S.à r.l., as general partner, without our prior written consent. The Securityholders' Deed further provides the investors with tag-along rights in the event Twist Beauty S.à r.l., as general partner, transfers any of its securities. The Securityholders' Deed also provides Twist Beauty S.à r.l., as general partner, with a drag-along right that can be imposed upon the investors in the event that Twist Beauty S.à r.l. proposes to transfer its securities.

        In addition, the Securityholders' Deed requires the investors to vote for and consent to a public offering and sale of the securities approved by us.

Registration Rights Agreement

        Prior to the consummation of this offering, we intend to enter into a registration agreement with, among others, affiliates of Sun Capital and certain other investors. Pursuant to the terms of that agreement, holders of at least a majority of "Sun Registrable Securities" (which include (i) shares of our common stock originally issued to affiliates of Sun Capital, (ii) all shares of common stock or other securities of us issuable upon the conversion, exercise or exchange of our common stock in connection with certain reorganization transactions and (iii) any other shares of common stock or other securities of us held by persons holding the securities described in (i) and (ii)) will be entitled to request that we register our shares on a registration statement on one or more occasions in the future. Affiliates of Sun Capital and the other investors' party to the registration agreement will be eligible to participate in certain registered offerings by us, subject to the restrictions in the registration rights agreement. In addition, the parties thereto will be entitled to piggyback registration rights with respect to the registration of shares of our common stock. In the event that we propose to register any shares under the Securities Act either for our own account or for the account of any of our stockholders, the parties thereto having piggyback registration rights will be entitled to receive notice of such registration and to include additional shares of our common stock in any such registration, subject to customary cutbacks and other limitations. We will be obligated, within 30 days of receiving a request for registration, to file with the SEC a registration statement with respect to such registrable securities. In addition, we will be obligated to use our best efforts to make short-form registrations on Form F-3, S-3 or any similar form available for the sale of registrable securities after the consummation of this offering. We will pay the expenses of the investors party to the registration agreement in connection with their exercise of the rights described in this paragraph, other than underwriting commissions or selling commissions attributable to the registrable securities sold by the holders thereof, as well as reimburse the holders of registrable securities included in any registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the registrable securities included in such registration. Our obligation to bear all registration expenses will be absolute and will not depend on whether any contemplated offering is completed or whether any registration statement is declared effective.

Management Participation Program

        In June 2011, our Management Participation Program, (the "MPP"), was created to align interests among our key managers, our principal shareholders and the Albéa group by allowing managers to participate in our economic success. We are currently reviewing the MPP and, in connection with our conversion into a Luxembourg public limited liability company (société anonyme) and this offering, we expect to amend or replace the MPP. See "Management—Management Participation Program."

Limitations of Liability and Indemnification Matters

        We intend to enter into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Luxembourg law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and Procedures With Respect to Related Party Transactions

        Upon the closing of this offering, we intend to adopt policies and procedures whereby our audit and compliance committee will be responsible for reviewing and approving related party transactions. In addition, our Code of Ethics will require that all of our employees and directors inform us of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest.

DESCRIPTION OF SHARE CAPITAL

        The following is a summary of some of the terms of our ordinary shares, based on our articles of association as they will become effective upon their amendment prior to the completion of this offering and the Luxembourg Corporate Law, and upon our conversion into a Luxembourg public limited liability company (société anonyme). In this section and the section entitled "Comparison of Shareholder Rights" we refer to our articles of association as amended and in effect upon the completion of this offering, which reflect, among other things, our conversion into a Luxembourg public limited liability company (société anonyme), as our "articles of association."

        The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. You may obtain copies of our articles of association as described under "Where You Can Find More Information" in this prospectus.

General

        We currently are a Luxembourg partnership limited by shares (société en commandite par actions). Our legal name is "Twist Beauty S.à r.l. & Partners S.C.A." We were incorporated on June 22, 2011 as a Luxembourg partnership limited by shares (société en commandite par actions). Prior to completion of this offering, we will convert into a Luxembourg public limited liability company (société anonyme) to be named Albéa S.A.

        We are registered with the Luxembourg Registry of Trade and Companies under number B 161.913 and have our registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg.

        Our corporate purpose, as stated in Article 2 of our articles of association ("Purpose"), may be summarized as follows: Our object is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription, or in any other manner, as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of our portfolio.

        We may further guarantee, grant security, grant loans or otherwise assist the companies in which we hold a direct or indirect participation or right of any kind or which form part of the same group of companies.

        We may raise funds especially through borrowing in any form, including by way of public offering, or by issuing any kind of notes, securities or debt instruments, bonds and debentures and generally issue securities of any type.

        Finally, we may carry out any commercial, industrial, financial, real estate or intellectual property activities which we consider useful for the accomplishment of these purposes.

Share Capital

        Prior to completion of this offering and prior to our conversion into a Luxembourg public limited liability company (société anonyme), our issued share capital amounted to €218,028, represented by 202,217 class A shares; 1 management share; 12,320 class B0 shares; 1,750 class B1 shares; and 1,740 class B2 shares, all with a minimal value of one euro. All issued shares were fully paid. Prior to the completion of this offering, 675 class B3 shares will be offered.

        Upon completion of this offering, our issued share capital will be represented by ordinary shares with a nominal value of $            each. All issued shares will be fully paid and subscribed for.

        Prior to the completion of this offering and upon conversion into a Luxembourg public limited liability company (société anonyme), we will have an authorized share capital of $                    and will be authorized to issue up to                    ordinary shares (subject to stock splits, consolidation of shares or like transactions) with a nominal value of                    each for the purpose of this offering. Immediately after completion of this offering, the authorized share capital will be $                    .

        Our articles of association will authorize our board of directors to issue ordinary shares (including as the case may be, under any management equity incentive plan) within the limits of the authorized share capital at such times and on such terms as our board or its delegates may decide for a period commencing on the date of our articles of association and ending five years after the date on which the minutes of the shareholders' meeting approving such authorization are published in the Luxembourg official gazette (Mémorial, Recueil des Sociétés et Associations) (unless such period is extended, amended or renewed). Accordingly, our board will be authorized to issue ordinary shares up to the authorized share capital until such date. We currently intend to seek renewals and/or extensions as required from time to time.

        Our authorized share capital will be determined by our articles of association, as amended from time to time, and may be increased, reduced or extended by amending the articles of association by approval of the requisite two-thirds majority of the votes at a quorate extraordinary general shareholders' meeting (see "—General Meeting of Shareholders" and "—Amendment to the Articles of Association").

        Under Luxembourg law, our shareholders benefit from a pre-emptive subscription right on the issuance of shares for cash consideration. However, our shareholders will have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive or limit any pre-emptive subscription rights of shareholders provided by law to the extent the board deems such suppression, waiver or limitation advisable for any issuance or issuances of shares within the scope of our authorized share capital. Such shares may be issued above, at or below market value but in any event not below the nominal value per ordinary share as well as by way of incorporation of available reserves (including premium).

        The board of directors will have the authority to issue new shares (including, as the case may be, under any management equity incentive plan) within the limit of the Issuer's authorized share capital for a period ending five years after the date on which the minutes of the shareholders' meeting approving such authorization are published in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations), unless such period is extended, amended or renewed. During such period the board of directors of the Issuer will be authorized to waive or limit the shareholders' preferential subscription rights in respect of such issuance(s) of new shares. The board of directors will resolve on such shares issuance beforehand in accordance with the quorum and voting thresholds set forth in our articles of association. The board of directors will also resolve on the applicable procedures and timelines to which it will, or has to, subject such issuance. If the proposal of the board of directors to issue new shares exceeds the limits of our authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for the purpose of increasing the issued share capital accordingly. Such meeting will be subject to the two-third majority of the votes at a quorate extraordinary general shareholders' meeting. If the capital call proposed by the board of directors consists in an increase in the shareholders' commitments, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for such purpose.

        Such meeting will be subject to the unanimous consent of the shareholders.

Reconciliation of the Shares Outstanding Prior to This Offering

Shares outstanding at	218,703(1)
Management Share	1
Class A Shares	202,217
Class B0 Shares	12,320
Class B1 Shares	1,750
Class B2 Shares	1,740
Class B3 Shares	675
Number of ordinary shares issued on conversion to an SA prior to our initial public offering (all existing classes of shares were converted to a single class of ordinary shares)
Number of ordinary shares issued in connection with our initial public offering
Number of ordinary shares held by management after conversion to an SA
Number of ordinary shares held by investors after conversion to an SA
Number of Shares issued to employees / participants of any management incentive plan
Number of Class A Shares issued to employees / management participants	0
Number of Class B0 Shares issued to employees / management participants	12,320
Number of Class B1 Shares issued to employees / management participants	1,750
Number of Class B2 Shares issued to employees / management participants	1,740
Number of Class B3 Shares issued to employees / management participants	675

Shares outstanding at	218,703(1)

(1)
Represents the aggregate number of class A, class B0, class B1, class B2 and class B3 shares and the management share outstanding on the applicable date.

All shares are voting shares, with one vote per share.

History of Securities Issuances

        From June 22, 2011 through                    , the following events have changed the number and classes of our issued and outstanding shares:

        In July 2014 we will issue 675 Class B3 shares with a nominal value of €1.00 per share.

        On January 9, 2014 we issued 570 class B2 shares with nominal value of €1.00 per share to certain participants of our management incentive plan. On December 31, 2013 we issued 1,170 class B2 shares with nominal value of €1.00 per share to certain participants of our management incentive plan.

        On June 29, 2012 we issued 1,750 class B1 shares with nominal value of €1.00 per share to certain participants of our management incentive plan.

        On July 19, 2011 we issued 470 class B0 shares with nominal value of €1.00 per share to certain participants of our management incentive plan.

        On July 1, 2011 we issued 11,850 class B0 shares with nominal value of €1.00 per share to certain participants of our management incentive plan.

        On June 29, 2011 we issued 171,217 class A shares with nominal value of €1.00 per share to Neuheim Lux Group Holding V.

        On June 22, 2011 we issued 1 management share with nominal value of €1.00 per share to Twist Beauty S.à r.l. and 31,000 class A shares to Neuheim Lux Group Holding V.

        During the stated period 1,980 shares were transferred from certain managers to Twist Beauty Packaging Cayman Holdings L.P. under the terms of our management incentive plan.

Form and Transfer of Shares

        Our ordinary shares are issued in registered form only and are freely transferable under Luxembourg law and our articles of association. Our board of directors may however impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or that have been placed in certain jurisdictions in compliance with the requirements applicable therein. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our ordinary shares. Apart from the CPECs described in this prospectus, we do not have the option to make a capital call or to exercise any options or warrants on holders of our ordinary shares.

        Under Luxembourg law, the ownership of registered shares is prima facie established by the inscription of the name of the shareholder and the number of shares held by him or her in the shareholders register (registre des actionnaires), held by the Issuer, at its registered office in Luxembourg. At all times, the Issuer shall keep a copy of the shareholders register at its registered office in Luxembourg. Each transfer of shares shall be promptly notified to the Issuer, as well as any changes to the shareholders register and the Issuer will record such change in the shareholders register held at its registered office. For the purposes of Luxembourg law, ownership of the shares of the Issuer will be evidenced through registration from time to time in the shareholders register, and such registration is a means of evidencing title to the shares. For the avoidance of doubt, in case of discrepancy between the shareholders register held by the Issuer at its registered office in Luxembourg, and any other separate register for shares held by entities in Luxembourg or in other jurisdictions, the shareholders register (registre des actionnaires) held by the Issuer at its registered office in Luxembourg shall prevail.

        Without prejudice to the conditions for transfer by book entry where shares are recorded in the shareholder register on behalf of one or more persons in the name of a depository, each transfer of shares shall be effected by written declaration of transfer to be recorded in the shareholder register, such declaration to be dated and signed by the transferor and the transferee or by their duly appointed agents. We may accept and enter into the shareholder register any transfer of shares effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to us.

        We may appoint registrars in different jurisdictions, each of whom may maintain a separate register for the shares entered in such register and the holders of shares shall be entered into one of the registers. Such registrars will promptly notify us for the purposes of registration in the shareholders register (registre des actionnaires) held by the Issuer at its registered office. Shareholders may elect to be entered into one of these registers and to transfer their shares to another register so maintained. Entries in these registers will be reflected in the shareholders' register maintained at our registered office. At present, we have no separate shareholders' registers other than the shareholders' register maintained at our registered office in Luxembourg.

        In addition, our articles of association will also provide that our ordinary shares may be held through a securities settlement system or a professional depository of securities. Ordinary shares held in such manner will have the same rights and obligations as ordinary shares recorded in our shareholders' register. Furthermore, ordinary shares held through a securities settlement system or a professional depository of securities may be transferred in accordance with customary procedures for the transfer of securities in book-entry form.

Issuance of Shares

        Pursuant to the Luxembourg Corporate Law, the issuance of ordinary shares requires the amendment of our articles of association by approval of the requisite two-thirds majority of the votes at a quorate extraordinary general shareholders' meeting (see "—General Meeting of Shareholders" and "—Amendment to the Articles of Association"). The general meeting may approve an authorized share capital and authorize the board of directors to issue ordinary shares up to the maximum amount of such authorized share capital for a maximum period of five years as from the date of publication in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations) of the minutes of the relevant general meeting. The general meeting may amend, renew or extend such authorized share capital and such authorization to the board of directors to issue shares.

        Prior to the completion of this offering and upon conversion into a Luxembourg public limited liability company (société anonyme), we will have an authorized share capital of $            and the board of directors will be authorized to issue up to                ordinary shares (subject to stock splits, consolidation of shares or like transactions) with a nominal value of                    per share. Immediately after completion of this offering, the authorized share capital will be $                    . See "—Share Capital."

        Our articles of association will provide that no fractional shares shall be issued.

        Our ordinary shares have no conversion rights and there are no redemption or sinking fund provisions applicable to our ordinary shares.

Pre-Emptive Rights

        Unless limited, waived or cancelled by our board of directors (see "—Share Capital"), holders of our ordinary shares have a pro rata pre-emptive right to subscribe for any new shares issued for cash consideration. Upon conversion into a Luxembourg public limited liability company (société anonyme), our articles of association will provide that pre-emptive rights can be limited, waived or cancelled by our board of directors for a period ending on the fifth (5th) anniversary of the date on which the minutes of the shareholders meeting approving such authorization, are published in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations), unless such period is extended, amended or renewed, in the event of an increase of the share capital by the board of directors within the limits of the authorized share capital.

Repurchase of Shares

        We cannot subscribe for our own ordinary shares.

        We may, however, repurchase issued ordinary shares or have another person repurchase issued ordinary shares for our account, subject to the following conditions:

  •
  prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed five years) and, in the case of repurchase for consideration, the minimum and maximum consideration per share;

  •
  the repurchase may not reduce our net assets on a non-consolidated basis to a level below the aggregate of the issued and subscribed share capital and the reserves that we must maintain pursuant to Luxembourg law or our articles of association; and

  •
  only fully paid-up shares may be repurchased.

        In addition, pursuant to Luxembourg law, the Issuer, may directly or indirectly repurchase ordinary shares by decision of our board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to us or if the acquisition of shares has been made in view of the distribution thereof to employees.

Capital Reduction

        Our articles of association will provide that our issued share capital may be reduced, subject to the approval or prior authorization of the requisite two-thirds majority of the votes at a quorate extraordinary general shareholders' meeting (see "—General Meeting of Shareholders" and "—Amendment to the Articles of Association").

General Meeting of Shareholders

        Any regularly constituted general meeting of shareholders of the Issuer represents the entire body of shareholders of the Issuer.

        Each of our ordinary shares will entitle the holder thereof to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights, subject to the provisions of our articles of association. Each ordinary share will entitle the holder to one vote at a general meeting of shareholders. Our articles of association will provide that our board of directors shall adopt all other regulations and rules concerning the attendance to the general meeting, availability of access cards and proxy forms in order to enable shareholders to exercise their right to vote as it deems fit.

        A shareholder may participate at any general meeting of shareholders by appointing another person (who need not be a shareholder) as his proxy, the appointment of which shall be in writing. A shareholder may also record its vote by attendance in person at the general meeting or by completing a correspondence voting form if issued. Our articles of association will provide that our board of directors may determine a date by which we or our agents must have received duly completed proxy forms or correspondence voting forms (as the case may be) in order for such form to be taken into account at the general meeting.

        When convening a general meeting of shareholders, we will publish two notices (which must be published at least eight days apart and, in the case of the second notice, at least eight days before the meeting) in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations), and in a Luxembourg newspaper. Our articles of association will provide that if our shares are listed on a regulated market, the general meeting will also be convened in accordance with the publicity requirements of such regulated market applicable to us.

        Our articles of association will provide that, in the case of shares held through the operator of a securities settlement system or depository, a holder of such shares wishing to attend a general meeting of shareholders should receive from such operator or depository a certificate certifying the number of shares recorded in the relevant account on the blocking date and certifying that the shares in the account shall be blocked until the close of the general meeting. Such certificates as well as any proxy forms should be submitted to us no later than the day preceding the fifth working day before the date of the general meeting unless our board of directors fixes a different period.

        The annual general meeting of shareholders of the Issuer is expected to be held at 11:00 (Central European Time) on the second Wednesday of the month of May of each year at the registered office of the Issuer or in any other place within the municipality of the registered office of the Issuer as notified to the shareholders. If that day is a legal or banking holiday in Luxembourg, the meeting will be held on the next following business day. The annual general meeting may be held outside of Luxembourg if in the judgment of the board of directors of the Issuer, exceptional circumstances so required.

        Luxembourg law provides that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to the registered office of the Issuer prior to the general meeting of shareholders.

Voting Rights

        Each share entitles the holder thereof to one vote at a general meeting of shareholders. Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions.

        Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.

Ordinary Resolutions

        Pursuant to our articles of association, for any ordinary resolution to be adopted at a general meeting, at which Luxembourg Corporate Law does not prescribe a quorum, a simple majority of votes validly cast on such resolution is sufficient. Abstentions are not considered "votes."

Extraordinary Resolutions

        Extraordinary resolutions are required for any of the following matters, among others: (a) an increase or decrease of the authorized or issued capital; (b) a limitation or exclusion of preemptive rights; (c) approval of a statutory merger or de-merger (scission); (d) dissolution and liquidation of the Issuer; and (e) any and all amendments to our articles of association. Pursuant to our articles of association, for any extraordinary resolutions to be considered at a general meeting the quorum shall be at least one half (50%) of the issued share capital of the Issuer unless otherwise mandatorily required by Luxembourg law. If the said quorum is not present, a second meeting may be convened at which Luxembourg Corporate Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by at least a two-thirds (2/3) majority of the votes validly cast on such resolution. Abstentions are not considered "votes."

Appointment and Removal of Directors

        Members of our board of directors may be elected by ordinary resolution at a general meeting of shareholders by a simple majority of the votes validly cast on such resolution. Our articles of association will provide that the directors shall be elected on a staggered basis, with one-third (1/3) of the directors being elected each year, and each director elected for a period of three years. Our articles of association will provide that directors may only be elected from nominations put forward to the general meeting from the entities/persons prescribed in our articles of association. Any director may be removed with or without cause by resolution at a general meeting of shareholders by a simple majority of votes validly cast on such resolution.

        Our articles of association will provide that in case of a vacancy the board of directors may fill such vacancy on a provisional basis, until (i) the decision is ratified or (ii) a new director is elected by an ordinary resolution of the next general meeting of shareholders. The directors shall be eligible for re-election indefinitely.

        Neither Luxembourg law nor our articles of association contain any restrictions as to the voting of our shares by non-Luxembourg residents.

Amendment to the Articles of Association

Shareholder Approval Requirements

        Luxembourg law requires any amendment of the articles of association to be made by extraordinary resolution. The agenda of the general meeting of shareholders must indicate the proposed amendments to the articles of association. Pursuant to Luxembourg law and our articles of association, for an extraordinary resolution to be considered at a general meeting the quorum shall be at least one-half (1/2) of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg Corporate Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (as the case may be) at a two-thirds (2/3) majority of the votes validly cast on such resolution. Abstentions are not considered "votes."

Formalities

        Any resolutions to amend our articles of association must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Merger and De-Merger

        A merger or de-merger by absorption whereby one Luxembourg company after its dissolution without liquidation transfers to another company all of its assets and liabilities in exchange for the issuance of shares in the acquiring company to the shareholders of the company being acquired, or a merger or de-merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at a general meeting by an extraordinary resolution of the Luxembourg company, and the general meeting must be held before a notary.

Dissolution and Liquidation

        In the event of our dissolution, liquidation, or winding-up the assets remaining after allowing for the payment of all liabilities of the company will be paid out to the shareholders pro rata according to their respective shareholdings. Generally the decisions to dissolve, liquidate, or wind-up require the passing of an extraordinary resolution at a general meeting of our shareholders, and such meeting must be held before a notary. Shareholders of a Luxembourg public limited liability company have their liability limited to the capital contribution in respect of the shares they subscribed and paid or committed to pay for.

No Appraisal Rights

        Neither Luxembourg law nor our articles of association provide for any appraisal rights of dissenting shareholders.

Dividend Distributions

        Subject to Luxembourg law, if and when a dividend distribution is declared by the general meeting of shareholders or the board of directors in the case of interim dividend distributions, each ordinary share is entitled to participate equally in such distribution of funds legally available for such purposes. Pursuant to our articles of association, the general meeting of shareholders may approve a dividend distribution and the board of directors may declare an interim dividend distribution, to the extent permitted by Luxembourg law.

        Declared and unpaid dividend distributions held by us for the account of the shareholders shall not bear interest. Under Luxembourg law, claims for unpaid dividend distributions will lapse in our favor five years after the date such dividend distribution was declared.

Annual Accounts

        Under Luxembourg law, the board of directors must prepare unconsolidated annual accounts, i.e., an inventory of the assets and liabilities of the Issuer together with a balance sheet and a profit and loss account each year. Our board of directors must also annually prepare consolidated accounts and management reports on the unconsolidated annual accounts and consolidated accounts. The unconsolidated annual accounts, the consolidated accounts, the management report and the auditor's reports must be available for inspection by shareholders upon request and free of charge, at our registered office at least 15 calendar days prior to the date of the annual ordinary general meeting of shareholders.

        The unconsolidated annual accounts and the consolidated accounts, after approval by the annual ordinary general meeting of shareholders, will be filed with the Luxembourg Registry of Commerce and Companies.

Information Rights

        Luxembourg law gives shareholders limited rights to inspect certain corporate records 15 calendar days prior to the date of the annual ordinary general meeting of shareholders, including the unconsolidated annual accounts with the list of directors and auditors, the consolidated accounts, the notes to the annual accounts and the consolidated accounts, a list of shareholders whose shares are not fully paid-up, the management reports and the auditor's report.

        In addition, any registered shareholder is entitled to receive a copy of the unconsolidated annual accounts, the consolidated accounts, the auditor's reports and the management reports free of charge prior to the date of the annual ordinary general meeting of shareholders.

        Under Luxembourg law, it is generally accepted that a shareholder has the right to receive responses at the shareholders' general meeting to questions concerning items on the agenda of that general meeting of shareholders, if such responses are necessary or useful for a shareholder to make an informed decision concerning such agenda item, unless a response to such questions could be detrimental to our interests.

Board of Directors

        The management of the Issuer will be vested in a board of directors (Conseil d'administration). Our articles of association will provide that the board must comprise at least three members and a maximum of twelve members.

        The board of directors meets as often as company interests require.

        A majority of the members of the board of directors and the chairman present or represented at a board meeting constitutes a quorum, and resolutions are adopted by the simple majority vote of the board members present or represented. The board of directors may also take decisions by means of resolutions in writing signed by all directors. Each director has one vote.

        The general shareholders' meeting elects directors and decides their respective terms. Under Luxembourg law, directors may be re-elected but the term of their office may not exceed six years. Our articles of association will provide that class A and class B directors are appointed. Our articles of association will also provide that the directors shall be elected on a staggered basis, with one-third (1/3) of the directors being elected each year. The general shareholders' meeting may dismiss one or more directors at any time, with or without cause by an ordinary resolution. If the board has a vacancy, the remaining directors have the right to fill such vacancy on a temporary basis pursuant to the affirmative vote of a majority of the remaining directors which vacancy must be filled in accordance with the provisions of the articles of association for the applicable nominations. The term of a temporary director elected to fill a vacancy expires at the end of the term of office of the replaced director, provided, however, that the next general shareholders' meeting shall be requested definitively to elect any temporary director.

        Within the limits provided for by law, our board of directors may delegate to one or more persons the daily management of the Issuer and the authority to represent the Issuer.

        No director shall, solely as a result of being a director, be prevented from contracting with us, either with regard to his tenure in any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any contract in which any director is in any way interested be liable to be voided merely on account of his position as director, nor shall any director who is so interested be liable to account to us or the shareholders for any remuneration, profit or other benefit realized by the contract by reason of the director holding that office or of the fiduciary relationship thereby established.

        Any director having an interest in a transaction submitted for approval to the board may participate in the deliberations and vote thereon, unless the transaction is not in the ordinary course of the Issuer's business and that conflicts with the Issuer's interest, in which case the director shall be obliged to advise the board of directors thereof, prior to any vote and to cause a record of his statement to be included in the minutes of the meeting. He may not take part in these deliberations nor vote on such a transaction. At the next general meeting, before any other resolution is put to a vote, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.

        No shareholding qualification for directors is required.

        Our articles of association will provide that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxemburg law against liability and all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he is involved by virtue of his being or having been a director or officer and against amounts paid or incurred by him in the settlement thereof. We may purchase and maintain insurance for any director or other officer against any such liability.

        No indemnification will be provided against any liability to us or our shareholders (i) by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the Issuer or (iii) in the event of a settlement, unless approved by a court or the board of directors.

Transfer Agent and Registrar

        The transfer agent and registrar for our ordinary shares is            .

COMPARISON OF SHAREHOLDER RIGHTS

        Prior to the completion of this offering, we will convert into a public limited liability company (société anonyme) organized and existing under the laws of Luxembourg. The following discussion summarizes material differences between the rights of holders of our ordinary shares upon conversion into a Luxembourg public limited liability company (société anonyme) and the rights of holders of the ordinary shares of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of Luxembourg and Delaware.

Delaware	Luxembourg
Board of Directors

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation's certificate of incorporation.
Pursuant to the Luxembourg Corporate Law, the board of directors must be composed of at least three directors. Our articles of association provide for a maximum of twelve directors. They are appointed by the general meeting of shareholders (by proposal of the board, the shareholders or a spontaneous candidacy) by a simple majority of the votes cast. Directors may be re-elected but the term of their office may not exceed six years.

Pursuant to our articles of association, directors are elected by an ordinary resolution at a general meeting and a simple majority of votes validly cast on such resolution. Abstentions are not considered "votes."
Directors must be appointed from the persons nominated for appointment in accordance with the nomination procedure set forth in our articles of association.

Our articles of association provide that in case of a vacancy, the remaining board members may elect a director to provisionally fill the vacancy—such provisional director to fulfill the same criteria for nomination under our articles of association. See "—Filling Vacancies on the Board of Directors."
Our articles of association provide that the board may set up committees and determine their composition, powers and rules.

Delaware	Luxembourg
Limitation on Personal Liability of Directors

A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director's loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation would also provide that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.
The Luxembourg Corporate Law provides that directors do not assume any personal obligations for commitments of the company. Directors are liable to the company for the performance of their duties as directors and for any misconduct in the management of the company's affairs.
Directors are further jointly and severally liable both to the company and to any third parties for damages resulting from violations of the law or the articles of association of the company. Directors will only be discharged from such liability for violations to which they were not a party, provided no misconduct is attributable to them and they have reported such violations at the first general meeting after they had knowledge thereof.
In addition, directors may under specific circumstances also be subject to criminal liability, such as in the case of an abuse of assets.
Our articles of association will provide that directors and officers, past and present, are entitled to indemnification from the Issuer to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by them in connection with any claim, action, suit or proceeding in which they are involved by virtue of their being or having been a director or officer and against amounts paid or incurred by them in the settlement thereof, subject to certain exceptions. See "—Indemnification of Officers, Directors and Employees."

Delaware	Luxembourg
Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an "interested shareholder" for three years following the time that the shareholder becomes an interested shareholder. Subject to specified exceptions, an "interested shareholder" is a person or group that owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.
Under Luxembourg law no specific restrictions exist as to the transactions that a shareholder may conclude with the company. The transaction must however be in the corporate interest of the company and be made on arm's length terms.

A Delaware corporation may elect to "opt out" of, and not be governed by, Section 203 of the Delaware General Corporation Law through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority shareholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.	Not applicable.
Removal of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred shares, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).
Pursuant to the Luxembourg Corporate Law, directors may be removed at any time with or without cause by ordinary resolution at a general meeting of shareholders adopted by a simple majority of the votes cast on such resolution.

Delaware	Luxembourg
Filling Vacancies on the Board of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred shares, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of shareholders at which the term of the class of directors to which the newly elected director has been elected expires.
Luxembourg law provides that in the event of a vacancy of a director seat, the remaining directors may, unless the articles of association of the company provide otherwise, provisionally fill such vacancy until the next annual general meeting at which the shareholders will (i) be asked to confirm the appointment or (ii) may appoint a new director.
The decision to fill a vacancy must be taken at a duly convened and quorate meeting of the board of directors.
Our articles of association provide that to fill vacancies such directors must be appointed from nominations as provided for in the articles of association.
Amendment of Governing Documents

Under the Delaware General Corporation Law, amendments to a corporation's certificate of incorporation require the approval of shareholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The shareholders of a Delaware corporation also have the power to amend bylaws.
Under the Luxembourg Corporate Law, amendments to the articles of association of the company require an extraordinary general meeting of shareholders held in front of a public notary at which at least one-half (1/2) of the share capital is represented. The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.
If the aforementioned quorum is not reached, a second meeting may be convened by means of notices published twice at intervals of fifteen days or less and fifteen days before the meeting in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations) and in two Luxembourg newspapers. The second meeting shall be validly constituted regardless of the proportion of the share capital represented.

Delaware	Luxembourg
At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast (unless otherwise mandatorily required by Luxembourg law). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares. A change of nationality of the company as well as an increase of the commitments of its shareholders require however the unanimous consent of the shareholders (and bondholders, if any).

If the company has issued bonds, any amendments to the object of the company or its legal form (except in the case of a merger, de-merger or assimilated operations) require the approval of the bondholders' general meeting.
Our articles of association provide that for any extraordinary resolutions to be considered at a general meeting the quorum shall be at least one-half (1/2) of the issued share capital of the Issuer. If the said quorum is not present, a second meeting may be convened at which Luxembourg Corporate Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) at a two-thirds (2/3) majority of the votes validly cast on such resolution. Abstentions are not considered "votes."
In very limited circumstances the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders' meeting. This is the case in the context of the Issuer's authorized share capital within which the board of directors is authorized to issue further shares or in the context of a share capital reduction and cancellation of shares. The board of directors is then authorized to appear in front of a notary public to record the capital increase or decrease and to amend the share capital set forth in the articles of association.

Delaware	Luxembourg
Meetings of Shareholders
Annual and Special Meetings

Typical bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware General Corporation Law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.
Pursuant to the Luxembourg Corporate Law, at least one general meeting of shareholders must be held each year on the day and at the time indicated in the articles of association of the company. If that day is a legal or banking holiday in Luxembourg, the meeting will be held on the next following business day. The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments and grant discharge to the directors. The annual general meeting must be held within six months of the end of each financial year.
Other meetings of shareholders may be convened.

Pursuant to Luxembourg law, the board of directors is obliged to convene a general meeting so that it is held within a period of one month of the receipt of a written request of shareholders representing one-tenth (1/10) of the issued capital. Such request must be in writing and indicate the agenda of the meeting.
Quorum Requirements

Under the Delaware General Corporation Law, a corporation's certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third (1/3) of the shares entitled to vote at a meeting.
Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions.
Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.
Ordinary Resolutions: pursuant to Luxemburg law there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting, and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered "votes."

Extraordinary Resolutions: extraordinary resolutions are required for any of the following matters, among others: (a) an increase or decrease of the authorized or issued capital, (b) a limitation or exclusion of preemptive rights, (c) approval of a statutory merger or de-merger (scission), (d) dissolution and (e) an amendment of the articles of association.

Delaware	Luxembourg
Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting the quorum shall generally be at least one-half (1/2) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) at a two-thirds (2/3) majority of the votes validly cast on such resolution. Abstentions are not considered "votes."

Our articles of association will provide that for any ordinary resolutions to be adopted at a general meeting, at which Luxembourg Corporate Law does not prescribe a quorum, a simple majority of votes validly cast on such resolution is sufficient. Abstentions are not considered "votes."

Our articles of association will provide that unless otherwise mandatorily required by law for any extraordinary resolutions to be considered at a general meeting the quorum shall be at least one-half (1/2) of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg Corporate Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) at a two-thirds (2/3) majority of the votes validly cast on such resolution. Abstentions are not considered "votes."

Delaware	Luxembourg
Indemnification of Officers, Directors and Employees

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation's shareholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•

acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•

in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Pursuant to Luxembourg law on agency, agents are entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part.
Luxembourg law on agency is applicable to the mandate of directors and agents of the company.
Our articles of association will contain indemnification provisions setting forth the scope of indemnification of our directors and officers. These provisions will allow us to indemnify directors and officers against liability (to the extent permitted by Luxembourg law) and expenses reasonably incurred or paid by them in connection with claims, actions, suits or proceedings in which they become involved as a party or otherwise by virtue of performing or having performed as a director or officer, and against amounts paid or incurred by them in the settlement of such claims, actions, suits or proceedings, subject to limited exceptions. See "Certain Relationships and Related Party Transactions—Limitations of Liability and Indemnification Matters" and "Description of Share Capital—Board of Directors." The indemnification extends, among other things, to legal fees, costs and amounts paid in the context of a settlement.

The Delaware General Corporation Law permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.
Pursuant to Luxembourg law, a company is generally liable for any violations committed by employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.

Delaware	Luxembourg
To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the Delaware General Corporation Law to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys' fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.
Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation's assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.
Under Luxembourg law and our articles of association, the board of directors has the widest power to take any action necessary or useful to achieve the corporate object. The board's powers are limited only by law and the articles of association of the Issuer.
Any type of business combination that would require an amendment to the articles of association, such as a merger, de-merger, consolidation, dissolution or voluntary liquidation, requires an extraordinary resolution of a general meeting of a shareholder.

The Delaware General Corporation Law also requires a special vote of shareholders in connection with a business combination with an "interested shareholder" as defined in section 203 of the Delaware General Corporation Law. See "—Interested Shareholders" above.
Transactions such as a sale, lease or exchange of substantial company assets require only the approval of the board of directors. Neither Luxembourg law nor our articles of association contain any provision specifically requiring the board of directors to obtain shareholder approval of the sale, lease or exchange of substantial assets of the Issuer.

Delaware	Luxembourg
Shareholder Action Without a Meeting

Under the Delaware General Corporation Law, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation's certificate of incorporation to prohibit such action.
A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or our articles of association.
Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote in person at the meeting of shareholders, by proxy, or by correspondence voting form.
Shareholder Suits

Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a shareholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.
Pursuant to Luxembourg law and our articles of association, the board of directors has the widest power to take any action necessary or useful to achieve the corporate object. The board's powers are limited only by law.
Luxembourg law does not require shareholder approval before legal action may be initiated on behalf of the company. The board of directors has sole authority to decide whether to initiate legal action to enforce the company's rights (other than, in certain circumstances, in the case of an action against board members).
Shareholders do not generally have authority to initiate legal action on the company's behalf. However, the general meeting of shareholders may vote to initiate legal action against directors on grounds that such directors have failed to perform their duties in accordance with the Luxembourg Corporate Law. If a director is responsible for a breach of the Luxembourg Corporate Law or of a provision of the articles of association, an action can be initiated by any third party including a shareholder having a legitimate interest. In the case of a shareholder, such interest must be different from the interest of the company.
Luxembourg procedural law does not recognize the concept of class actions.

Delaware	Luxembourg
Dividends and Distributions; Repurchases and Redemptions

The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Pursuant to Luxembourg law, dividend distributions may be declared by shareholders (i) by the general meeting or (ii) by the board of directors in the case of interim dividends (acomptes sur dividendes).
Dividend distributions may be made if the following conditions are met:

•

except in the event of a reduction of the issued share capital, only if net assets on the closing date of the preceding fiscal year are, or following such distribution would not become, less than the sum of the issued share capital plus reserves (which may not be distributed by law or under our articles of association); and

•

the amount of a distribution to shareholders may not exceed the sum of net profits at the end of the preceding fiscal year plus any profits carried forward and any amounts drawn from reserves which are available for that purpose, less any losses carried forward and with certain amounts to be placed in reserve in accordance with the law or our articles of association.

Interim dividend distributions may only be made if the following conditions are met:
• interim accounts indicate sufficient funds are available for distribution;

•

the amount to be distributed does not exceed the total amount of net profits since the end of the preceding fiscal year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed in reserves in accordance with the law or the articles of association;

• the board declares such interim distributions no later than two months after the date at which the interim accounts have been drawn up; and
• prior to declaring an interim distribution, the board must receive a report from the company's auditors confirming that the conditions for an interim distribution are met.

Delaware	Luxembourg
The amount of distributions declared by the annual general meeting of shareholders shall include (i) the amount previously declared by the board of directors (i.e., the interim distributions for the year of which accounts are being approved), and if proposed (ii) the (new) distributions declared on the annual accounts.
Where interim distribution payments exceed the amount of the distribution subsequently declared at the general meeting, any such overpayment shall be deducted from the next distribution.
Our articles of association do permit interim distributions decided by our board of directors.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Pursuant to Luxembourg law, the company may repurchase its own shares and hold them in treasury, provided that:

•

the shareholders at a general meeting have previously authorized the board of directors to acquire company shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years) and, in the case of acquisition for value, the maximum and minimum consideration;

•

the acquisitions, including shares previously acquired by the company and held by it, and shares acquired by a person acting in his own name but on behalf of the company, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association); and

• only fully paid-up shares may be repurchased.

Delaware	Luxembourg
No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to the company, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares acquired, the proportion of the subscribed capital which they represent and the consideration paid for them and (ii) in the case of shares acquired by either the company or by a person acting on behalf of the company with a view to redistributing the shares to the staff of the company, provided that the distribution of such shares is made within 12 months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce the capital of the company or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law and are subject to specific provisions on reductions in capital and redeemable shares under Luxembourg law).
Any shares acquired in contravention of the above provisions must be re-sold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

As long as shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on the balance sheet of the company, a non-distributable reserve of the same amount must be reflected as a liability. Our articles of association will provide that shares may be acquired by the company in accordance with the law.

Delaware	Luxembourg
Transactions with Officers or Directors

Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been "fair" as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.
There are no rules under Luxembourg law preventing a director from entering into contracts or transactions with the company to the extent the contract or the transaction is in the corporate interest of the company.
The Luxembourg Corporate Law prohibits a director from participating in deliberations and voting on a transaction if (a) such director, or a third party in which such director has an interest, is a party to such transaction and (b) the interests of such director or third party conflict with the interests of the company. The relevant director must disclose his personal interest to the board of directors and abstain from voting. The transaction and the director's interest therein shall be reported to the next succeeding general meeting of shareholders.
Dissenters' Rights

Under the Delaware General Corporation Law, a shareholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair market value of his or her shares instead of the consideration he or she would otherwise receive in the transaction.	Neither Luxembourg law nor our articles of association provide for appraisal rights.
Cumulative Voting

Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a shareholder has a number of votes equal to the number of shares held by such shareholder times the number of directors nominated for election. The shareholder may cast all of such votes for one director or among the directors in any proportion.	Not applicable. See "—Board of Directors."

Delaware	Luxembourg
Anti-Takeover Measures

Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.
Pursuant to Luxembourg law, it is possible to create an authorized share capital from which the board of directors is authorized by the shareholders to issue further shares and, under certain conditions, to limit, restrict or waive preferential subscription rights of existing shareholders. The rights attached to the shares issued within the authorized share capital will be equal to those attached to existing shares and set forth in the articles of association of the company.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or "poison pill," which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.
The authority of the board of directors to issue additional shares is valid for a period of up to five (5) years unless renewed by vote of the holders of at least two-thirds of the votes cast at a shareholders meeting.
Prior to the completion of this offering, we may have an authorized share capital of $ and will be authorized to issue up to ordinary shares (subject to stock splits, consolidation of shares or like transactions) with a nominal value of $ each. Immediately after completion of this offering, the authorized share capital will be .

Our articles of association will authorize our board of directors to issue ordinary shares (including as the case may be, under any management equity incentive plan) within the limits of the authorized share capital at such times and on such terms as our board or its delegates may decide for a period commencing on the date of our articles of association and ending five years after the date on which the minutes of the shareholders' meeting approving such authorization are published in the Luxembourg official gazette Mémorial C, Recueil des Sociétés et Associations (unless such period is extended, amended or renewed). Accordingly, our board will be authorized to issue up to ordinary shares until such date. We currently intend to seek renewals and/or extensions as required from time to time. The authorized share capital also covers any shares to be issued upon conversion of any CPECs issued by the company from time to time.

ENFORCEMENT OF CIVIL LIABILITIES

Luxembourg

        We are a company organized under the laws of the Grand Duchy of Luxembourg. Most of our assets are located outside the United States. Furthermore, most of our directors and officers named in this prospectus reside outside the United States and most of their assets are located outside the United States. As a result, investors may find it difficult to effect service of process within the United States upon us or these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities law. It may also be difficult for an investor to bring an original action in a Luxembourg or other foreign court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons. Luxembourg law, furthermore, does not recognize a shareholder's right to bring a derivative action on behalf of the Issuer.

        In particular, there is doubt as to the enforceability of original actions in Luxembourg courts of civil liabilities predicated solely upon U.S. federal securities laws, and the enforceability in Luxembourg courts of judgments entered by U.S. courts predicated upon the civil liability provisions of U.S. federal securities laws will be subject to compliance with procedural and other requirements under Luxembourg law, including the condition that the judgment does not violate Luxembourg public policy. We are a Luxembourg partnership limited by shares (société en commandite par actions) and, prior to completion of this offering, will convert into a Luxembourg public limited liability company (société anonyme) and it may be difficult for you to obtain or enforce judgments against us or our executive officers and directors in the United States. See the section entitled "Risk Factors—Risks Related to Investment in a Luxembourg Company" for further discussion of enforcement of civil liabilities under Luxembourg law.

        In addition, under Luxembourg law, directors do not assume any personal obligations for the Issuer's commitments. Directors are liable to the Issuer for the performance of their duties as directors and for any misconduct in the management of the Issuer's affairs. Directors are further jointly and severally liable both to the Issuer and to any third parties for damages resulting from violations of the law or our articles of association. Directors will only be discharged from such liability for violations to which they were not a party, provided no misconduct is attributable to them and they have reported such violations at the first general meeting after they had knowledge thereof. In addition, directors may under specific circumstances also be subject to criminal liability, such as in the case of an abuse of assets. A shareholder of the Issuer may file a claim against the Issuer in Luxembourg to the extent that the Luxembourg court has jurisdiction over such claim in accordance with the Luxembourg judicial code. See the section entitled "Comparison of Shareholder Rights—Limitation on Personal Liability of Directors" for further discussion of liabilities relating to directors of the Issuer.

        Further, Luxembourg law does not require shareholder approval before legal action may be initiated on behalf of the Issuer. The board of directors has sole authority to decide whether to initiate legal action to enforce the Issuer's rights (other than, in certain circumstances, in the case of an action against board members). Shareholders do not generally have authority to initiate legal action on the Issuer's behalf. However, the general meeting of shareholders may vote to initiate legal action against directors on grounds that such directors have failed to perform their duties. If a director is responsible for a breach of the law or of a provision of our articles of association, an action can be initiated by any third party including a shareholder having a legitimate interest. In the case of a shareholder, such interest must be different from the interest of the Issuer. Luxembourg procedural law does not recognize the concept of class actions. See the section entitled "Comparison of Shareholder Rights—Shareholder Suits" for further discussion of shareholder actions.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a summary of certain of our indebtedness that is currently outstanding. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the agreements and related documents referred to herein, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

North American ABL Facility

General

        On December 17, 2010, our U.S. and Canadian operating companies Albéa Americas, Inc., Albéa Mexicana, L.P., Albéa Cosmetics America, Inc., Albéa Beauty Solutions USA, LLC and Albéa Canada Inc., entered into the North American facility agreement with PNC Bank, General Electric Capital Corporation and certain other lenders from time to time party thereto (collectively, the "ABL Lenders"), which has subsequently been amended on January 18, 2011, August 31, 2011, November 10, 2011, August 28, 2012, October 5, 2012, December 31, 2012, August 23, 2013 and September 26, 2013 (the "North American Facility Agreement").

        The North American asset-based revolving credit facility established under the North American Facility Agreement (the "North American ABL Facility") allows us to draw funding of up to $60.0 million in the aggregate, subject to the borrowing base described under "—North American ABL Facility Availability" below. Up to $3.0 million of the North American ABL Facility can be utilized for borrowings in Canada and up to $10.0 million of the North American ABL Facility can be utilized for letters of credit. As of December 31, 2013, we had $10.1 million outstanding under the North American ABL Facility and had availability of $29.2 million.

Obligors

        The U.S. borrowers under the North American ABL Facility consist of the primary operating subsidiaries of Twist Beauty Packaging Holding Corp. that are organized in the United States. The guarantors of U.S. borrowings under the North American ABL Facility consist of Twist Beauty Packaging Holding Corp. and each of the other subsidiaries of Twist Beauty Packaging Holding Corp. organized in the United States. These borrowers and guarantors under the North American ABL Facility have guaranteed the Senior Secured Notes.

        Albéa Canada Inc. is the borrower for Canadian borrowings under the North American ABL Facility and Beauty Packaging Canada Holdings, Inc. and all U.S. obligors under the North American ABL Facility guarantee Canadian borrowings.

North American ABL Facility Availability

        The North American ABL Facility will allow us to draw funding against a borrowing base, which includes eligible trade receivables and eligible inventory, adjusted for the agreed advance rate and net of applicable funding blocks and reserves. Only trade receivables and inventory owned by U.S. borrowers are included in the borrowing base for the U.S. borrowings and only trade receivables and inventory owned by the Canadian borrower are included in the borrowing base for Canadian borrowings.

Maturity and Amortization

        The North American ABL Facility will expire on December 31, 2017. Outstanding borrowings under the North American ABL Facility are due and payable in full on the last day of the term. The borrowers under the North American Facility may terminate the agreement or voluntarily terminate all or a portion of the revolving commitments at any time, subject to minimum commitment amounts and other customary limitations.

Interest Rate and Fees

        Amounts borrowed under the North American ABL Facility bear interest at a rate per year equal to a base rate plus an applicable margin, which varies from 1.25% to 1.75% in the case of loans bearing interest at the alternate base rate or the Canadian prime rate and from 2.25% to 2.75% in case of loans bearing interest at the Eurodollar rate or the Canadian Dealer Offered Rate rate based on monthly average undrawn availability. Interest is payable monthly in arrears. During 2013, the average fees rate on amounts financed was 5.1%.

        An unused line fee is payable monthly in an amount equal to 0.50% per year on the average daily unused portion of the North American ABL Facility subject to a step-down to 0.375% based upon average daily unpaid balance of revolver utilization.

Security

        All obligations under the North American ABL Facility are secured by a first-priority interest in the following assets of the obligors subject to certain customary exclusions:

  •
  all accounts receivable arising from the sale of inventory and accounts receivable in respect of intercompany loans to the extent such loans were financed with the proceeds of the North American ABL Facility;

  •
  all inventory;

  •
  bank accounts (other than bank accounts solely containing identifiable proceeds of the Senior Secured Notes Priority Collateral (as defined below));

  •
  contracts, contract rights, documents, chattel paper, instruments, supporting obligations, commercial tort claims and letter of credit rights, in each case, to the extent arising out of receivables, inventory or bank accounts; and

  •
  all proceeds and products of the foregoing in whatever form, including, but not limited to: deposit accounts, certificates of deposit, insurance proceeds, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation and tort claim proceeds.

        The obligations under the North American ABL Facility are not secured by any Senior Secured Notes Priority Collateral. In addition, loans made to the U.S. borrowers are not secured by any of the assets of the Canadian borrower.

Covenants

        The North American Facility Agreement contains both affirmative and negative covenants which, among other things, require our borrowers to meet a springing fixed charge coverage ratio of 1.00:1.00 on any date on which average undrawn availability for the preceding five business days is less than $6,000,000 and continues until the first day thereafter on which undrawn availability is equal to or greater than $6,000,000 for a period of 30 consecutive days, and places limits, with respect to the obligors and their subsidiaries, upon disposals of assets, mergers and acquisitions, further indebtedness, liens and investments, restricted payments, transactions with affiliates and other customary restrictions.

        The restricted payments covenant in the North American Facility Agreement prevents us from using cash on the balance sheet of the U.S. and Canadian operating companies to make any payment (principal or interest) under the Senior Secured Notes unless either (a) average undrawn availability during the 30-day period immediately prior to the making of such payment, and after giving pro forma effect thereto, has been and will be $7,500,000 or greater, or (b) both (i) average undrawn availability during the 30-day period immediately prior to the making of such payment, and after giving pro forma effect thereto, has been and will be $6,000,000 or greater, and (ii) after giving effect thereto, when measured on a pro forma basis as of the fiscal quarter in which such transaction was consummated, the fixed charge coverage ratio would not be less than 1.00:1.00.

Events of Default

        The North American Facility Agreement contains customary events of default, all subject to customary materiality qualifications and grace periods, including: (i) non-payment of principal, interest or fees; (ii) violations of any covenants; (iii) insolvency; (iv) lien priority; (v) cross-default; (vi) loss of licenses; (vii) seizures; (viii) interruption in operations; (ix) garnishment by Canadian Tax Authorities; (x) failure to comply with benefits plans; (xi) bankruptcy-related events; (xii) inaccuracy of representations and warranties in any material respect; (xiii) monetary judgments; and (xiv) certain change of control events. Upon the occurrence of bankruptcy-related events of default, the North American Facility Agreement requires the principal of, and accrued interest on, the North American ABL Facility to become or be declared due and payable. For any of the other events of default and at any time thereafter, the agent may, at the option of the required lenders, foreclose the security interests granted and realize any collateral by any available judicial procedure and to take possession of and sell any or all of the collateral with or without judicial process.

European Receivables Facility

General

        Certain of our subsidiaries in France, Italy, Germany, Poland and the United Kingdom are parties to a European receivables facility agreement, dated July 6, 2010, and amended on December 6, 2010, March 25, 2011, October 5, 2012 (effective as of November 1, 2012) and January 31, 2013 (effective retroactively as of December 31, 2012) with La Compagnie Générale d'Affacturage ("CGA") as the factor (the "European Receivables Facility Agreement"). The European Receivables Facility Agreement is under review in order to sign in July 2014 a three year committed factoring program for €100.0 million.

        The European Receivables Facility Agreement provides for a factoring program (the "European Receivables Facility"), allowing us to draw funding of up to the lesser of: (i) €100.0 million (or the foreign currency equivalent) subject to an individual financing cap for each participant (provided that the allocation of the individual caps of the participants may be increased or decreased subject to certain limitations and subject to a global maximum of €100.0 million); and (ii) 94.0% of the eligible trade receivables sold to CGA by us. Financings against the value of the eligible receivables may be drawn in euro, U.S. dollars, Polish z?oty and British pounds sterling. We retain full responsibility for collecting amounts due from customers and, except for the receivables assigned by Albéa Deutschland GmbH on a non-recourse basis, are jointly and severally guarantors of the aggregate debt to CGA under the European Receivables Facility Agreement. Prior to any assignment of receivables, the debtor must be pre-approved by CGA; once a debtor has been approved, we must assign to CGA all receivables from that debtor. Moreover, we may not enter into any other receivables facility agreement with any other factor as long as the European Receivables Facility Agreement with CGA has not been terminated. In the event we receive customer payment on any assigned receivables, we must transfer such amount to the dedicated blocked bank accounts set up for the European receivables factoring program established under the European Receivables Facility Agreement. As of December 31, 2013, the amount outstanding under the European Receivables Facility was $42.0 million and $55.1 million was available for funding.

Participants

        Albéa Beauty Solutions Europe S.A.S. (formerly known as Cosmetec Mably Europe (CMI Europe) SAS), Albéa Tubes France S.A.S. (formerly known as Cebal S.A.S.), Albéa Cosmetics France S.A.S.U. (formerly known as MT Packaging S.A.S.U.), Albéa Poland Sp. z o.o. (formerly known as Cebal Tuba Sp. z o.o.), Albéa Tubes Italy S.p.A. (formerly known as Cebal Italiana S.p.A.), Albéa Cosmetics Italy S.p.A. (formerly known as Benson S.p.A.), Albéa Deutschland GmbH (formerly known as Cebal Verpackungen GmbH) are the original borrowers and guarantors under the European Receivables Facility Agreement. On December 6, 2010, Société Française de Galvanoplastie S.A.S. acceded as an additional participant by way of amendment to the European Receivables Facility Agreement. On March 25, 2011, two newly acquired, ex-Betts companies in the United Kingdom and in Poland (Albéa UK Limited and Albéa Warsaw Sp. z o.o, respectively) became additional participants by way of another amendment to the European Receivables Facility Agreement. Pursuant to the amendment agreement, dated January 31, 2013, Albéa Simandre, Albéa Le Tréport and Albéa Lacrost also became participants to the European Receivables Facility.

Maturity and Amortization

        The European Receivables Facility is not a committed facility. It has no scheduled expiration date and any termination of the contract requires three months' prior notice.

Fees and Commissions

        Amounts drawn under the European Receivables Facility give rise to a fee accruing at a rate per year equal to the aggregate of: (i) the applicable margin (being 0.90% for drawings in euro, British pounds sterling or Polish z?oty, and 1.45% for drawings in U.S. dollars); and (ii) a "CGA rate" determined on the basis of the average of three-month EURIBOR rates in relation to financings made in euro, of one-week LIBOR rates in relation to financings made in U.S. dollars and British pounds sterling and of one-month WIBOR rates in relation to financings made in Polish z?oty.

        A gearing ratio is applicable to the adjustment of the margin applicable to drawings in euro (being 0.90% for a ratio <4.0; 1.00% for a ratio ≥4.0 ≤4.5; 1.10% for a ratio ≥4.5 ≤5.5 and 1.20% for a ratio >5.5). The participants also bear a factoring commission computed as a percentage of the receivables sold to CGA. During 2013, the average fees rate on amounts financed was 2.7%. On an annualized basis, the aggregate factoring commissions paid to CGA shall not be less than €150,000.

Security

        The participants under the European Receivables Facility Agreement agreed to an unavailable portion amounting to 6% of the outstanding receivables which may give rise to financing. The unavailable portion is increased to 100% with respect to the assigned trade receivables overdue more than 45 days and with respect to debtors with assigned receivables representing more than 10% of the outstanding assigned receivables.

        CGA has the right to increase at any time the amount of the unavailable portion subject to a seven-day prior notice. Moreover, the unavailable portion might be increased by five points in each of the following cases:

  •
  if the percentage of receivables not paid 45 days after the due date on a three-month rolling period exceeds 15% of the total outstanding balance in CGA's books; or

  •
  if a difference of 10% between the total amount of payments registered in the participants' books and the total amount of payments expected on the dedicated bank account is recorded.

        In case of termination of the European Receivables Facility Agreement, CGA is entitled to a hold back (instead of the unavailable portion) amounting to 6% of the eligible trade receivables sold to CGA by the participants, with an aggregate floor of €5.9 million.

        Several of the parties to the European Receivables Facility Agreement have taken out a credit insurance policy and their right to indemnity under these policies has been delegated to CGA. In addition, when the bank accounts dedicated to receive the assigned receivables are owned by participants (and not CGA), such participants have granted in favor of CGA an assignment over the balance of such bank accounts.

Events of Default

        The European Receivables Facility Agreement contains customary events of default, including, among other things: (i) force majeure such as fire, strike, destruction and other material events that would make it impossible for CGA to continue its operations; (ii) appointment of a bankruptcy administrator, voluntary liquidation or cessation of the participants' business; (iii) material modification of the participants' legal or commercial situation; and (iv) breach by the participants of any of their material contractual obligations which might result in making it impossible for CGA to obtain full or partial payment of the assigned receivables. Upon the occurrence of an event of default, CGA may, without notice, declare that the European Receivables Facility, together with accrued fees, be immediately due and due and payable.

Local Facilities and Financial Leases

        We have a variety of other local facilities, including revolving facilities, lease financing arrangements, term loans, cash management and invoice discounting facilities in the countries in which we operate to fund working capital and other requirements in those countries, as well as finance leases. These facilities are generally in amounts between $1.0 million and $6.0 million (with one $26.7 million finance lease) and are guaranteed or secured by a pledge of some or all of our assets in the applicable country. As of December 31, 2013, we had no amounts available for borrowing and $26.1 million outstanding under our other local lending facilities. At the same date, our financial leases, in the aggregate, represented $36.7 million of indebtedness.

Shareholder Funding Instruments

        We also have shareholder funding instruments in the form of PECs and CPECs and have an aggregate of €27.1 million of CPECs outstanding and €3.5 million of PECs outstanding, $2.5 million of which were accounted for as non-current borrowings (as of December 31, 2013). See "Certain Relationships and Related Party Transactions—Shareholder Funding Instruments."

Senior Secured Notes

        On October 31, 2012, the Senior Secured Notes Issuer issued €200.0 million aggregate principal amount of 8.75% senior secured notes due 2019 (the "Euro Notes") and the $385.0 million aggregate principal amount of 8.375% senior secured notes due 2019 (the "Dollar Notes," and together with the "Euro Notes," the "Senior Secured Notes") in an offering that was not subject to the registration requirements of the Securities Act. The Senior Secured Notes are governed by an indenture, dated as of October 31, 2012, as supplemented on December 31, 2012, by and among Albéa Beauty Holdings S.A., as issuer, the guarantors party thereto, Wilmington Trust, National Association, as trustee, registrar, transfer agent and paying agent for the Dollar Notes, Citibank, N.A., London Branch, as principal paying agent and transfer agent for the Euro Notes, Citigroup Global Markets Deutschland AG, as registrar for the Euro Notes and Wilmington Trust (London) Limited, as security agent (the

"Senior Secured Notes Indenture"). As of December 31, 2013, we had accrued interests of $10.0 million on the Senior Secured Notes.

        The Senior Secured Notes are the Senior Secured Notes Issuer's senior obligations and rank equally in right of payment with all existing and future indebtedness of the Senior Secured Notes Issuer that is not subordinated in right of payment to the Senior Secured Notes. The Euro Notes bear interest at 8.75% and the Dollar Notes bear interest at 8.375%.

        At any time prior to November 1, 2015, the Senior Secured Notes Issuer may redeem any or all of the Senior Secured Notes at 100% of their principal amount plus accrued and unpaid interest, if any, plus a "make-whole" redemption premium. In addition, prior to November 1, 2015, the Senior Secured Notes Issuer is entitled, at its option, on one or more occasions to redeem the Senior Secured Notes in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Senior Secured Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 108.750% of the principal amount thereof in the case of the Euro Notes and 108.375% of the principal amount thereof in the case of the Dollar Notes, in each case, plus accrued and unpaid interest to the redemption date, so long as at least 60% of the original aggregate principal amount of the Senior Secured Notes remains outstanding immediately after each such redemption and each such redemption occurs within 120 days after the date of the relevant equity offering. On or after November 1, 2015, the Senior Secured Notes Issuer may redeem all or a part of the Senior Secured Notes at the redemption prices set out below, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Euro Notes Redemption Price	Dollar Notes Redemption Price
2015	106.563%	106.281%
2016	104.375%	104.188%
2017	102.188%	102.094%
2018 and thereafter	100.000%	100.000%

        If an event treated as a change of control of the Senior Secured Notes Issuer occurs, then the Senior Secured Notes Issuer must make an offer to repurchase the Senior Secured Notes at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

        The Senior Secured Notes and the guarantees thereunder are secured by:

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  first-ranking liens over certain collateral owned by certain of our subsidiaries organized in the United States or Canada, other than the ABL Priority Collateral (the "Senior Secured Notes Priority Collateral"); and

  •
  second-ranking liens over the accounts receivable, inventory and related assets of our subsidiaries organized in North America, subject to certain customary exclusions, which secure our obligations under our North American ABL Facility on a first-ranking basis, and the Senior Secured Notes on a second-ranking basis, in each case subject to certain permitted liens (the "ABL Priority Collateral").

        The Senior Secured Notes Indenture contains customary events of default, including, without limitation, payment defaults, covenant defaults, certain cross-defaults to mortgages, indentures or other instruments, certain events of bankruptcy and insolvency, and judgment defaults.

        The Senior Secured Notes Indenture contains covenants for the benefit of the holders of the Senior Secured Notes that, among other things, limit the ability of the Senior Secured Notes Issuer and its restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  impair the security interests in the collateral;

  •
  enter into sale and leaseback transactions;

  •
  enter into guarantees issued by the restricted subsidiaries; and

  •
  create certain liens securing indebtedness.

        These limitations are, however, subject to a number of important qualifications and exceptions.

        If the Senior Secured Notes are assigned an investment grade rating by Standard & Poor's and Moody's and no default has occurred and is continuing, certain covenants, including those governing the incurrence of debt and the limitation on guarantees by restricted subsidiaries, will be suspended.

The Intercreditor Agreement

        To establish the relative rights of certain creditors under the financing arrangements, the Senior Secured Notes Issuer, each of the Senior Secured Notes guarantors and certain other members of the Group (together, along with any other members of the Group that accede to the Intercreditor Agreement, the "Debtors") entered into an intercreditor agreement with, among others, Wilmington Trust, National Association, as trustee under the Senior Secured Notes Indenture, and the agent under the North American ABL Facility. The Issuer has not acceded to the Intercreditor Agreement.

        The Intercreditor Agreement sets out, among other things, the relative ranking of certain debt of the Debtors, when payments can be made in respect of debt of the Debtors, when enforcement action can be taken in respect of that debt, the terms pursuant to which certain of that debt will be subordinated upon the occurrence of certain insolvency events and turnover provisions.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our ordinary shares. Future sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our ordinary shares. No prediction can be made as to the effect, if any, future sales of ordinary shares, or the availability of ordinary shares for future sales, will have on the market price of our ordinary shares prevailing from time to time.

Sale of Restricted Shares

        Upon completion of this offering, we will have            ordinary shares outstanding. Of these ordinary shares, the ordinary shares being sold in this offering, plus any shares sold by us or the selling shareholders upon exercise of the underwriters' option to purchase additional shares, will be freely tradable without restriction under the Securities Act, except for any such shares which may be held or acquired by an "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining ordinary shares held by our existing shareholders upon completion of this offering will be "restricted securities," as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 and 701 under the Securities Act, which rules are summarized below. These remaining ordinary shares held by our existing shareholders upon completion of this offering will be available for sale in the public market after the expiration of the lock-up agreements described in "Underwriting," taking into account the provisions of Rules 144 and 701 under the Securities Act.

Rule 144

        Under Rule 144, persons who became the beneficial owner of our ordinary shares prior to the completion of this offering may not sell their shares until the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and have filed all required reports for at least 90 days prior to the date of the sale, or (2) a one-year holding period.

        At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of ordinary shares provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period only a number of ordinary shares that does not exceed the greater of either of the following:

  •
  1% of the number of our ordinary shares then outstanding, which will equal approximately            shares immediately after this offering, based on the number of our ordinary shares outstanding as of                , 2014; or

  •
  the average weekly trading volume of our ordinary shares on            during the four calendar weeks preceding the filing with the SEC of a notice on Form 144 with respect to the sale.

        At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of our ordinary shares without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

        Regulation S under the Securities Act provides that ordinary shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our ordinary shares may be sold in some other manner outside the United States without requiring registration in the United States.

Rule 701

        In general, under Rule 701, any of our associates, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the date of this prospectus. If such person is not an affiliate, the sale may be made subject only to the manner-of-sale restrictions of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Lock-Up Agreements

        We, our directors and executive officers and certain other shareholders have agreed with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Goldman, Sachs & Co., on behalf of the underwriters, subject to certain exceptions and automatic extensions in certain circumstances, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or publicly disclose the intention to make any offer, sale, pledge or disposition, of any of our ordinary shares or securities convertible into or exercisable or exchangeable for any of our ordinary shares during the period from the date of the underwriting agreement to be executed by us in connection with this offering continuing through the date that is 180 days after the date of the underwriting agreement, except with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Goldman, Sachs & Co., on behalf of the underwriters. See "Underwriting."

 MATERIAL TAX CONSIDERATIONS

United States Federal Income Taxation

        The following discussion describes material United States federal income tax consequences to a United States Holder (as defined below), under current law, of the purchase, ownership, and disposition of our ordinary shares. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus, including the United States Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service ("IRS") and other applicable authorities, all as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions. This summary does not address any estate or gift tax consequences or any state, local or non-United States tax consequences.

        This discussion applies only to a United States Holder (as defined below) that holds our ordinary shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

  •
  banks;

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  certain financial institutions;

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  insurance companies;

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  regulated investment companies;

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  real estate investment trusts;

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  brokers or dealers in stocks and securities, or currencies;

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  persons who use or are required to use a mark-to-market method of accounting;

  •
  certain former citizens or residents of the United States subject to Section 877 of the Code;

  •
  entities subject to the United States anti-inversion rules;

  •
  tax-exempt organizations and entities;

  •
  persons subject to the alternative minimum tax provisions of the Code;

  •
  persons whose functional currency is not the United States dollar;

  •
  persons who are resident in Luxembourg or any other jurisdiction other than the United States or have a taxable presence therein;

  •
  persons holding ordinary shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

  •
  persons holding ordinary shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

  •
  persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

  •
  persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock; or

  •
  partnerships or other pass-through entities, or persons holding ordinary shares through such entities.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A partnership holding our ordinary shares, or a partner in such a partnership, should consult its own tax advisors regarding the tax consequences of investing in and holding the ordinary shares.

        The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Each prospective investor considering the purchase of ordinary shares should consult its own tax advisors with respect to the application of the United States federal income tax laws to its particular situation, as well as any tax consequences arising under the federal estate or gift tax laws or other federal non-income tax laws or the laws of any state, local or non-United States taxing jurisdiction and under any applicable tax treaty.

        For purposes of the discussion below, a "United States Holder" is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before August 20, 1996, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Dividends and Other Distributions on the Ordinary Shares

        Subject to the passive foreign investment company and controlled foreign corporation rules discussed below, the gross amount of any distribution that we make to you with respect to our ordinary shares (including the amount of taxes withheld therefrom, if any) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in your gross income on the day actually or constructively received by you. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits, such excess amount will be treated first as a tax-free return of capital and first be applied against and reduce your adjusted tax basis in your ordinary shares, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Disposition of the Ordinary Shares." Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid generally will be reported as a "dividend" for United States federal income tax purposes.

        Dividends received by a non-corporate United States Holder, including an individual, may qualify for the lower rates of tax applicable to "qualified dividend income," if the dividends are paid by a "qualified foreign corporation" and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States (such as the                ) or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year. We believe, but we cannot assure you, that dividends we pay on our ordinary shares generally should, subject to applicable limitations, be eligible for such reduced rates of taxation.

        Even if dividends would be treated as paid by a qualified foreign corporation, a non-corporate United States Holder will not be eligible for reduced rates of taxation if it does not hold our ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if such United States Holder elects to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code. For purposes of determining whether a holder has held our ordinary shares for the requisite period, such holding period shall be reduced for periods in which the risk of loss is diminished. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

        Under Section 904(h) of the Code, dividends paid by a non-United States corporation that is at least 50% owned by United States Holders may be treated as income derived from sources within the United States rather than from sources without the United States for foreign tax credit purposes to the extent the non-United States corporation has more than an insignificant amount of income from sources within the United States. The effect of this rule, for the current year and any applicable future year, may be to treat a portion of the dividends paid by us as income derived from sources within the United States for foreign tax credit purposes. Such treatment may adversely affect a shareholder's ability to use foreign tax credits.

        You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for, and the possible impact of Section 904(h) on, any dividends that we pay with respect to the ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus.

Disposition of the Ordinary Shares

        You will recognize gain or loss on a sale or exchange of ordinary shares in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the ordinary shares. Subject to the passive foreign investment company and controlled foreign corporation rules discussed below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the ordinary share for more than one year are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

        Any gain or loss that you recognize on a disposition of our ordinary shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

        Based on the current and anticipated value of our assets and the composition of our income and assets, we do not expect to be treated as a passive foreign investment company ("PFIC") for United States federal income purposes for our current taxable year ending December 31, 2014 or in the foreseeable future. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year ending December 31,

2014, or for any future taxable year or that the IRS will not take a contrary position. Kirkland & Ellis LLP, our United States tax counsel, therefore expresses no opinion with respect to our PFIC status for any taxable year or our beliefs and expectations relating to such status set forth in this discussion.

        A non-United States corporation such as ourselves will be treated as a PFIC for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

  •
  at least 75% of its gross income for such year is passive income; or

  •
  at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income generally includes, among other things, dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock.

        Changes in the composition of our income or composition of our assets may cause us to become a PFIC. The determination of whether we will be a PFIC for any taxable year also may depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may be determined based upon the market value of the ordinary shares from time to time). Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may become a PFIC for the current or future taxable years if our liquid assets and cash (which are for this purpose considered assets that produce passive income) then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach is reasonable (including, where relevant, any approach taken with respect to our market capitalization), it is possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years.

        If we are a PFIC for any taxable year during which you hold ordinary shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ordinary shares, unless we cease to be a PFIC and you make a "deemed sale" election with respect to the ordinary shares, as applicable. If such election is made, you will be deemed to have sold the ordinary shares you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, your ordinary shares with respect to which such election was made will not be treated as shares in a PFIC, and, as a result, you will not be subject to the rules described below with respect to any "excess distribution" you receive from us or any gain from an actual sale or other disposition of the ordinary shares. You are strongly urged to consult your tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such an election becomes available to you.

        If we are a PFIC for any taxable year during which you hold ordinary shares, then, unless you make a "mark-to-market" election (as discussed below), you generally will be subject to special and adverse tax rules with respect to any "excess distribution" that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of the ordinary shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these rules:

  •
  the excess distribution or recognized gain will be allocated ratably over your holding period for the ordinary shares;

  •
  the amount of the excess distribution or recognized gain allocated to the current taxable year, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

  •
  the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

        If we are a PFIC for any taxable year during which a United States Holder holds our ordinary shares and any of our non-United States subsidiaries also is a PFIC or we make direct or indirect equity investments in other entities that are PFICs, such United States Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-United States subsidiary or entity classified as a PFIC (each such subsidiary or entity, a lower-tier PFIC) for purposes of the application of these rules. Each United States Holder should consult its own tax advisors regarding the application of the PFIC rules to any lower-tier PFICs.

        If we are a PFIC for any taxable year during which you hold ordinary shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on our ordinary shares as ordinary income under a mark-to-market method, provided that our ordinary shares constitute "marketable stock." Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect our ordinary shares will be listed on the            , which is a qualified exchange or other market for these purposes. Consequently, if our ordinary shares remain listed on the            and are regularly traded, we expect that the mark-to-market election would be available to you if we became a PFIC, but no assurances are given in this regard.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a United States Holder may continue to be subject to the general PFIC rules with respect to such United States Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

        In certain circumstances, a United States Holder of shares in a PFIC may avoid the adverse tax and interest-charge regime described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to your ordinary shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

        If we are a PFIC for any taxable year during which we are a controlled foreign corporation within the meaning of the Code and you are a 10% United States Shareholder (as defined under "—Controlled Foreign Corporation" below) with respect to us, we generally will not be treated as a PFIC with respect to you for the portion of such taxable year that you are a 10% United States Shareholder.

        A United States Holder that holds our ordinary shares in any year in which we are classified as a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require. You should consult your own tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the availability, application and consequences of the elections discussed above.

Controlled Foreign Corporation

        Under the "controlled foreign corporation" ("CFC") rules of the Code, certain United States Holders may under certain circumstances be required to include as ordinary income for United States federal income tax purposes amounts attributable to some or all of our earnings in advance of the receipt of cash attributable to such amounts if the company or certain of its subsidiaries is a CFC. A non-United States corporation generally will be classified as a CFC if United States persons, each of whom owns, directly or indirectly, at least 10% of the voting stock of such corporation ("10% United States Shareholders"), own in the aggregate more than 50% of the voting power or value of the stock of such corporation. If the company or certain of its subsidiaries qualify as a CFC for an uninterrupted period of 30 days or more during the taxable year, then each United States Holder that is a 10% United States Shareholder generally will be required to include in its taxable income its proportionate share of certain types of undistributed income of the CFC (e.g., certain dividends, interest, rents and royalties, gain from the sale of property producing such income and certain income from sales and services) and, in certain circumstances of earnings of the CFC that are treated as invested in United States property. In addition, gain on the sale of our ordinary shares by such a United States Holder (during the period that we are a CFC and thereafter for a five-year period) may be re-characterized in whole or in part as dividend income. You should consult your own tax advisors regarding the application of the controlled foreign corporation rules to your investment in our ordinary shares.

Information Reporting and Backup Withholding

        Information reporting to the IRS and backup withholding generally will apply to dividends in respect of our ordinary shares, and the proceeds from the sale or exchange of our ordinary shares, that are paid to you within the United States (and in certain cases, outside the United States). However, backup withholding generally will not apply if you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9, or you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

        Each United States Holder should consult its own tax advisors regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

        Each United States Holder who is an individual generally will be required to report our name, address and such information relating to an interest in the ordinary shares as is necessary to identify the class or issue of which its ordinary shares are a part. These requirements are subject to exceptions, including an exception for ordinary shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all "specified foreign financial assets" (as defined in the Code) does not exceed certain thresholds.

        Each United States Holder should consult its own tax advisors regarding the application of these information reporting rules.

Foreign Account Tax Compliance Act

        Provisions under the Code and Treasury regulations thereunder, commonly referred to as "FATCA," may impose 30% withholding on certain "withholdable payments" and "foreign passthru payments" (each as defined in the Code) made by a "foreign financial institution" (as defined in the Code) that has entered into, or is otherwise subject to, an agreement with the IRS to perform certain diligence and reporting obligations with respect to the foreign financial institution's accounts (each such foreign financial institution, a "Participating Foreign Financial Institution"). Because we may be treated as a Participating Foreign Financial Institution, such withholding may be imposed on payments on our ordinary shares (to the extent such payments are considered foreign passthru payments) to any foreign financial institution (including an intermediary through which a holder may hold ordinary shares) that is not a Participating Foreign Financial Institution or any other investor who does not provide information sufficient to establish that the investor is not subject to withholding under FATCA, unless such foreign financial institution or investor is otherwise exempt from FATCA. The term "foreign passthru payment" is not yet defined and it is therefore not clear whether or to what extent payments on the ordinary shares would be considered foreign passthru payments. Withholding on foreign passthru payments would not be required with respect to payments made before January 1, 2017. The United States has entered into intergovernmental agreements with certain non-United States jurisdictions that will modify the FATCA withholding regime described above and which may affect whether we are treated as a Participating Foreign Financial Institution. It is not yet clear how the intergovernmental agreements will address foreign passthru payments and whether such intergovernmental agreements may relieve foreign financial institutions of any obligation to withhold on foreign passthru payments. Prospective investors should consult their tax advisors regarding the potential impact of FATCA, or any intergovernmental agreement or non-United States legislation implementing FATCA, on their investment in the ordinary shares.

        FATCA IS PARTICULARLY COMPLEX AND ITS APPLICATION TO THE COMPANY, THE ORDINARY SHARES AND THE HOLDERS IS SUBJECT TO CHANGE. EACH HOLDER OF SHARES SHOULD CONSULT ITS OWN TAX ADVISOR TO OBTAIN A MORE DETAILED EXPLANATION OF FATCA AND TO LEARN HOW FATCA MIGHT AFFECT EACH HOLDER IN ITS PARTICULAR CIRCUMSTANCE.

Medicare Tax

        Certain United States Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, interest, dividends and gains from the sale or other disposition of capital assets. Each United States Holder that is an individual, estate or trust should consult its own tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of ordinary shares.

        THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO YOU OF AN INVESTMENT IN THE ORDINARY SHARES.

Luxembourg Tax Considerations

Tax Regime Applicable to Capital Gains Realized Upon Disposal of Shares

        The following is a summary discussion of the material Luxembourg tax considerations of the acquisition, ownership and disposition of your ordinary shares that may be applicable to you if you acquire our ordinary shares.

        It is not intended to be, nor should it be construed to be, legal or tax advice. This discussion is based on Luxembourg laws and regulations as they stand on the date of this prospectus and is subject to any change in law or regulations or changes in interpretation or application thereof (and which may possibly have a retroactive effect). Prospective investors should therefore consult their own professional advisers as to the effects of state, local or foreign laws and regulations, including Luxembourg tax law and regulations, to which they may be subject.

        As used herein, a "Luxembourg individual" means an individual resident in Luxembourg who is subject to personal income tax (impôt sur le revenu) on his or her worldwide income from Luxembourg or foreign sources, and a "Luxembourg corporate holder" means a company (that is, a fully taxable collectivité within the meaning of Article 159 of the Luxembourg Income Tax Law) resident in Luxembourg subject to corporate income tax (impôt sur le revenu des collectivités) on its worldwide income from Luxembourg or foreign sources. For purposes of this summary, Luxembourg individuals and Luxembourg corporate holders are collectively referred to as "Luxembourg Holders." A "non-Luxembourg Holder" means any investor in shares of the Issuer other than a Luxembourg Holder.

Luxembourg Holders

        Luxembourg Individual Holders.    For Luxembourg individuals holding (together, directly or indirectly, with his or her spouse or civil partner or underage children) 10% or less of the share capital of the Issuer, capital gains will only be taxable if they are realized on a sale of shares, which takes place before their acquisition or within the first six months following their acquisition. The capital gain or liquidation proceeds will be taxed at progressive income tax rates (ranging from 0 to 43.6% in 2014).

        For Luxembourg individuals holding (together with his/her spouse or civil partner and underage children) directly or indirectly more than 10% of the capital of the Issuer, capital gains will be taxable at a special rate, if the disposal or liquidation takes place:

  •
  within six months from the acquisition, the capital gain or liquidation proceeds will be taxed at progressive income tax rates (currently ranging from 0 to 43.6%); or

  •
  after six months and the shareholding exceeds 10% of the nominal paid up corporate capital, the capital gain or the liquidation proceeds will be taxed at a reduced tax rate (i.e. half of the investor's global tax rate corresponding to maximum 21.8% in 2014). An allowance of EUR 50,000 (doubled for taxpayers filing jointly), available during a ten-year period, is applicable.

        Luxembourg Corporate Holders.    Capital gains realized upon the disposal of shares by a Luxembourg corporate holder will in principle be subject to corporate income tax and municipal business tax. The combined applicable rate (including an unemployment fund contribution) is 29.22% for the fiscal year ending 2014 for a Luxembourg corporate holder established in Luxembourg-City. An exemption from such taxes may be available to the Luxembourg corporate holder pursuant to article 166 of the Luxembourg Income Tax law subject to the fulfillment of the conditions set forth therein. The scope of the capital gains exemption may be limited in the cases provided by the Grand Ducal Decree of December 21, 2001.

        Luxembourg Exempt Holders.    Luxembourg resident corporate holders which are companies benefiting from a special tax regime (such as (i) undertakings for collective investments governed by the amended law of December 17, 2010, (ii) specialized investment funds governed by the amended law of February 13, 2007, and (iii) family wealth management companies governed by the amended law of May 11, 2007) are tax exempt entities in Luxembourg, and are thus not subject to any Luxembourg income tax.

Non-Luxembourg Holders

        An individual non-Luxembourg Holder of shares (who has no permanent establishment or permanent representative in Luxembourg to which the shares would be attributable) will only be subject to Luxembourg taxation on capital gains arising upon disposal of such shares if such holder has (together with his or her spouse or civil partner and underage children) directly or indirectly held more than 10% of the capital of the Issuer, at any time during the five years preceding the disposal, and either (i) such holder has been a resident of Luxembourg for tax purposes for at least 15 years and has become a non-resident within the five years preceding the realization of the gain, subject to any applicable tax treaty or (ii) the disposal of shares occurs within six months from their acquisition (or prior to their actual acquisition), subject to any applicable tax treaty. If we and a U.S. relevant holder are eligible for the benefits of the Convention Between the Government of the Grand Duchy of Luxembourg and the Government of the United States for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital (the "Luxembourg-U.S. Treaty"), such U.S. relevant holder generally should not be subject to Luxembourg tax on the gain from the disposal of such shares unless such gain is attributable to a permanent establishment of such U.S. relevant holder in Luxembourg. Subject to any restrictions imposed by the substantially and regularly traded clause in the limitation on benefits article of the Luxembourg-U.S. Treaty, we expect to be eligible for the benefits of the Luxembourg-U.S. Treaty.

        A corporate non-Luxembourg Holder (that is, a collectivité within the meaning of Article 159 of the Luxembourg Income Tax Law), which has a permanent establishment or a permanent representative in Luxembourg to which shares would be attributable, will bear corporate income tax and municipal business tax on a gain realized on a disposal of such shares as set forth above for a Luxembourg corporate holder. However, gains realized on the sale of the shares may benefit from the full exemption provided for by Article 166 of the Luxembourg Income Tax Law and by the Grand Ducal Decree of December 21, 2001 subject in each case to fulfillment of the conditions set out therein.

        A corporate non-Luxembourg Holder, which has no permanent establishment or permanent representative in Luxembourg to which the shares would be attributable will not be subject to any Luxembourg tax on a gain realized on a disposal of such shares unless such holder holds, directly or through tax transparent entities, more than 10% of the share capital of the Issuer, and the disposal of shares occurs within six months from their acquisition (or prior to their actual acquisition), subject to any applicable tax treaty. If we and a U.S. corporate holder without a permanent establishment in Luxembourg are eligible for the benefits of the Luxembourg-U.S. Treaty, such U.S. corporate holder generally should not be subject to Luxembourg tax on the gain from the disposal of such shares.

Tax Regime Applicable to Distributions

        Withholding Tax. Dividend distributions by the Issuer are subject to a withholding tax of 15%. Distributions by the Issuer sourced from a reduction of capital as defined in Article 97 (3) of the Luxembourg Income Tax Law including, among others, share premium should not be subject to withholding tax provided no newly accumulated fiscal profits, or profit reserves carried forward are recognized by the Issuer on a standalone basis. We or the applicable paying agent will withhold on a distribution if required by applicable law.

        Where a withholding needs to be applied, the rate of the withholding tax may be reduced pursuant to the double tax treaty existing between Luxembourg and the country of residence of the relevant holder, subject to the fulfillment of the conditions set forth therein. If we and a U.S. relevant holder are eligible for the benefits of the Luxembourg-U.S. Treaty, the rate of withholding on distributions generally is 15% or 5% if the U.S. relevant holder is a beneficial owner that owns at least 10% of our voting stock.

        No withholding tax applies if the distribution is made to (i) a Luxembourg resident corporate holder (that is, a fully taxable collectivité within the meaning of Article 159 of the Luxembourg Income Tax Law), (ii) a corporation which is resident of a Member State of the European Union and is referred to by article 2 of the Council Directive of July 23, 1990 concerning the common fiscal regime applicable to parent and subsidiary companies of different member states (90/435/EEC), (iii) a corporation or a cooperative resident in Norway, Iceland or Liechtenstein and subject to a tax comparable to corporate income tax as provided by Luxembourg Income Tax Law, (iv) a corporation resident in Switzerland which is subject to corporate income tax in Switzerland without benefiting from an exemption, (v) a corporation subject to a tax comparable to corporate income tax as provided by Luxembourg Income Tax Law which is resident in a country that has concluded a tax treaty with Luxembourg and (vi) a Luxembourg permanent establishment of one of the above-mentioned categories, provided each time that at the date of payment, the holder has held or commits itself to continue to hold directly or through a tax transparent vehicle, during an uninterrupted period of at least twelve months, shares representing at least 10% of the share capital of the Issuer or which had an acquisition price of at least €1,200,000.

Non-Luxembourg Holders

        Non-Luxembourg holders of the shares who have neither a permanent establishment nor a permanent representative in Luxembourg to which the shares would be attributable are not liable for any Luxembourg tax on dividends paid on the shares, other than a potential withholding tax as described above.

Luxembourg Holders

Preliminary consideration on the Luxembourg tax residency of the shareholders

A shareholder will not become a resident, nor be a resident, in Luxembourg, by reason only of the holding of the ordinary shares, or the execution, performance, delivery and / or enforcement of the ordinary shares.

Taxation of Luxembourg resident shareholders

(i)
Luxembourg resident individual

Tax treatment of dividend income

Any dividends received and other payments derived from the ordinary shares received by Luxembourg tax resident individuals are in principle subject to personal income tax at the normal progressive rate (currently ranging from 0 to 43.6%).

However, as the Issuer is a Luxembourg fully-taxable company, the Luxembourg resident individual shareholder may benefit from a 50 per cent exemption on the dividends received from the Issuer.

Notwithstanding the above, a Luxembourg tax resident individual is not taxable on the first tranche of EUR 1,500 (or EUR 3,000 in case of collective taxation with his/her spouse) of the aggregate amount of interest and dividend income he / she receives during any given year.

A 1.4 per cent dependency contribution will be due by Luxembourg resident individuals on the part of dividends that exceed the first tranche as described in the preceding paragraph.

(ii)
Luxembourg corporate residents

Luxembourg resident corporate shareholders (societies de capitaux) of the Issuer must include any profits derived from the ordinary shares, in their taxable profits for Luxembourg income tax assessment purposes (corporate income tax and municipal business tax at the current aggregate rate of 29.22 per cent for corporate shareholders having their statutory seat in Luxembourg City).

As the Issuer is a Luxembourg fully-taxable company, the Luxembourg resident corporate shareholder may benefit from a 50 per cent exemption on the dividends received from the Issuer.

In addition, if at the date the dividends are paid, a Luxembourg resident corporate shareholder holds or commits to hold, for an uninterrupted period of at least 12 months, a minimum direct shareholding of at least 10 per cent in the share capital of the Issuer or representing an acquisition price of at least EUR 1,200,000 then the dividend received will be exempt from corporate income tax and municipal business tax at the level of such Luxembourg resident corporate shareholder.

(iii)
Luxembourg corporate resident shareholders benefiting from a special tax regime

Luxembourg corporate resident shareholder of the Issuer that are companies benefiting from a special tax regime, such as (i) undertakings for collective investment subject to the amended law of 17 December 2010, (ii) a securitization company governed by the law of 22 March 2004 on securitization, (iii) a company governed by the law of 15 June 2004 on venture capital vehicles, (iv) specialized investment funds subject to the law of 13 February 2007, are either (a) tax exempt entities in Luxembourg or (b) entities exempt from taxation on income and gains from securities or are able to offset income with tax deductible expenses and are thus not subject to corporate income tax and municipal business tax or income and gains arising the ordinary shares in the Issuer.

Net Wealth Tax

        Luxembourg Holders. Luxembourg net wealth tax will not be levied on a Luxembourg Holder with respect to the shares held unless the Luxembourg Holder is an entity subject to net wealth tax in Luxembourg.

        Net wealth tax is levied annually at the rate of 0.5% on the net wealth of enterprises resident in Luxembourg, as determined for net wealth tax purposes. The shares may be exempt from net wealth tax subject to the conditions set forth by Article 60 of the Law of October 16, 1934 on the valuation of assets (Bewertungsgesetz), as amended.

Non-Luxembourg Holders

        Luxembourg net wealth tax will not be levied on a non-Luxembourg Holder with respect to the shares held unless the shares are attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in Luxembourg.

Stamp and Registration Taxes

        No registration tax or stamp duty will be payable by a holder of shares in Luxembourg solely upon the disposal of shares or by sale or exchange.

UNDERWRITING

        We and the selling shareholders are offering the ordinary shares described in this prospectus through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Goldman, Sachs & Co. are acting as joint book-running managers of this offering and as representatives of the underwriters. We and the selling shareholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling shareholders have severally agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ordinary shares listed next to its name in the following table:

Name	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Robert W. Baird & Co. Incorporated
Barclays Capital Inc.
BMO Capital Markets Corp.

Total

        The underwriters are committed to purchase all the ordinary shares offered by us and the selling shareholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

        The underwriters propose to offer the ordinary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share. After the initial public offering of the ordinary shares, the offering price and other selling terms may be changed by the underwriters. Sales of ordinary shares made outside of the United States may be made by affiliates of the underwriters. The offering of the ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the ordinary shares offered in this offering.

        The underwriters have an option to buy up to                additional ordinary shares from us and the selling shareholders. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional ordinary shares. If any ordinary shares are purchased with this option, the underwriters will purchase ordinary shares in approximately the same proportion as shown in the table above. If any additional ordinary shares are purchased, the underwriters will offer the additional ordinary shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per ordinary share less the amount paid by the underwriters to us and the selling shareholders per ordinary share. The underwriting fee is $            per ordinary share. The following tables show the per ordinary share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional ordinary shares.

Paid by us:

	Without exercise of option	With full exercise of option
Per Share	$	$
Total	$	$

Paid by the selling shareholders:

	Without exercise of option	With full exercise of option
Per Share	$	$
Total	$	$

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of ordinary shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We, our directors and executive officers and certain other shareholders have entered into lock-up agreements with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Goldman, Sachs & Co., on behalf of the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Goldman, Sachs & Co., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares (including, without limitation, any of our ordinary shares or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to make any offer, sale, pledge or disposition, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of any of our ordinary shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any of our ordinary shares or any security convertible into or exercisable or exchangeable for our ordinary shares. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        We will apply to have our ordinary shares approved for listing on the                under the symbol "            ."

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of the ordinary shares while this offering is in progress. These stabilizing transactions may include making short sales of the ordinary shares, which involves the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering, and purchasing ordinary shares on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional ordinary shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing ordinary shares in the open market. In making this determination, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market compared to the price at which the underwriters may purchase ordinary shares through their option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ordinary shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ordinary shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ordinary shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares, and, as a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the                , in the over-the-counter market or otherwise. If the underwriters commence these activities, they may discontinue them at any time.

        Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded ordinary shares of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we, the selling shareholders, nor the underwriters can assure investors that an active trading market will develop for our ordinary shares, or that the ordinary shares will trade in the public market at or above the initial public offering price.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions Outside the United States

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of ordinary shares may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

  provided that no such offer of ordinary shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ordinary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus has been prepared on the basis that any offer of ordinary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ordinary shares. Accordingly any person making or intending to make an offer in that Relevant Member State of ordinary shares which are the subject of this offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of ordinary shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX listing rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to this offering, us or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ordinary shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The ordinary shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the ordinary shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ordinary shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

        The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is One Bryant Park, New York, New York 10036; the address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York, 10179; and the address of Goldman, Sachs & Co. is 200 West Street, New York, New York, 10282.

EXPENSES RELATED TO THIS OFFERING

        We estimate that expenses of this offering, excluding underwriting discounts and commissions, incurred by us will be as follows:

SEC registration fee		$19,320
FINRA filing fee		$23,000
Exchange listing fee	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous expenses	$	*

Total expenses	$	*

*
To be filed by amendment.

 LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for us by Kirkland & Ellis International LLP, 30 St Mary Axe, London, EC3A 8AF, United Kingdom. Certain partners of Kirkland & Ellis International LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Sun Capital. The validity of the ordinary shares will be passed upon for us by Loyens & Loeff Luxembourg S.à r.l., 18-20, rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg. Latham & Watkins LLP, 885 Third Avenue, New York, New York, 10022, is acting as counsel to the underwriters.

 EXPERTS

        The consolidated financial statements as of December 31, 2013, 2012 and 2011 and for each of the three years in the three year period ended December 31, 2013 of Twist Beauty S.à r.l. & Partners S.C.A., and the combined financial statements as of December 30, 2012 and January 1, 2012 and for the year ended December 30, 2012 of the cosmetics business of Rexam plc included in this prospectus have been so included in reliance on the audit reports of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting. The address of PricewaterhouseCoopers Audit is 63 rue de Villiers, 92208 Neuilly-sur-Seine, France. PricewaterhouseCoopers Audit is a member of the Compagnie Régionale des Commissaires aux Comptes de Versailles.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form F-1, of which this prospectus is a part, with the Securities and Exchange Commission, or SEC, relating to this offering. This prospectus does not contain all of the information in the registration statement, including the exhibits filed with the registration statement. You should read the registration statement and the exhibits filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement for a more complete description of the matter involved.

        Upon declaration of effectiveness of the registration statement of which this prospectus is a part, we will become subject to the informational requirements of the Securities Exchange Act of 1934, applicable to foreign private issuers. As a foreign private issuer, we are exempt from certain rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our ordinary shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as US companies whose securities are registered under the Exchange Act. However, we will file with the SEC an annual report on Form 20-F, containing financial statements audited by an independent accounting firm, and other information. You may inspect and copy reports and other information filed with the SEC at the public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site that contains reports and information statements and other information regarding issuers, like us, that file with the SEC. The website address is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: 1 Avenue du Général de Gaulle, 92230 Gennevilliers, France, Attn.: Investor Relations.

Twist Beauty S.à r.l. & Partners S.C.A.

Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

Report of Independent Registered Public Accounting Firm

To the board of directors and to the shareholders
Twist Beauty S.à r.l. & Partners S.C.A.

        We have audited the accompanying consolidated balance sheets of Twist Beauty S.à r.l. & Partners S.C.A. and its subsidiaries (the "Group") as of December 31, 2013, December 31, 2012 and December 31, 2011, and the related consolidated statements of income, comprehensive income (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Twist Beauty S.à r.l. & Partners S.C.A. and its subsidiaries at December 31, 2013, December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Neuilly-sur-Seine, July 2, 2014

/s/PricewaterhouseCoopers Audit

David Clairotte

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PricewaterhouseCoopers Audit SA, 63, rue de Villiers 92208 Neuilly-sur-Seine Cedex
Téléphone: +33 (0)1 56 57 58 59, Fax: +33 (0)1 56 57 58 60, www.pwc.fr
Société d'expertise comptable inscrite au tableau de l'ordre de Paris - Ile de France. Société de commissariat aux comptes membre de la compagnie régionale de
Versailles.Société Anonyme au capital de 2 510 460 €. Siège social : 63, rue de Villiers 92200 Neuilly-sur-Seine. RCS Nanterre 672 006 483. TVA n° FR 76 672 006 483.
Siret 672 006 483 00362. Code APE 6920 Z. Bureaux : Bordeaux, Grenoble, Lille, Lyon, Marseille, Metz, Nantes, Neuilly-Sur-Seine, Nice, Poitiers, Rennes, Rouen,
Strasbourg, Toulouse.

CONSOLIDATED INCOME STATEMENT

In thousands $	Note	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Continuing operations:
Revenue	5.1	1,553,060	950,225	1,009,444

Cost of sales	5.2	(1,273,894)	(783,806)	(826,089)

Gross profit		279,166	166,420	183,355
Selling and administrative expenses	5.3	(184,409)	(112,781)	(123,858)
Restructuring and project costs	5.4	(46,515)	(49,808)	(28,229)
Impairment charges	5.5	(4,673)	(1,379)	(41)
Bargain purchase gain		0	2,392	4,273
Other income/(expense)	5.6	(26,383)	(2,067)	(1,651)

Operating profit		17,187	2,777	33,849
Financial income	5.7	15,319	7,721	544
Financial expense	5.7	(76,375)	(27,541)	(7,134)

Financial result		(61,055)	(19,820)	(6,590)
Share of profit of associates	5.8	344	(94)	309

Profit (loss) from continuing operations before income taxes		(43,525)	(17,137)	27,568
Income tax expense	5.9	(6,776)	(9,126)	(8,936)

Profit (loss) from continuing operations		(50,300)	(26,263)	18,632
Attributable to:
Owners of the parent		(50,300)	(26,161)	17,183
Non-controlling interests		(0)	(102)	1,449

Earnings per share (in USD)	7.5	(231.31)	(120.95)	80.09

The notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

In thousands $	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Profit for the year	(50,300)	(26,263)	18,632

Other comprehensive income:
Items that will not be reclassified to profit or loss
Actuarial gains/(losses) on post-employment benefit plans	1,610	(6,164)	(1,604)
Tax effects	(208)	1,234	100

Items that will not be reclassified to profit or loss	1,402	(4,930)	(1,504)

Items that may be reclassified to profit or loss
Net change in foreign currency translation adjustments	(26,959)	3,230	(12,326)

Items that may be reclassified to profit or loss	(26,959)	3,230	(12,326)

Total other comprehensive income (expense) for the period, net tax	(25,557)	(1,699)	(13,830)

Total comprehensive income / (expense)	(75,858)	(27,962)	4,802

Related to:
i) Owners of the parent	(75,859)	(27,863)	3,556
ii) Non-controlling interests	1	(99)	1,246

The notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEET—ASSETS

In thousands $	Note	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Non-current assets
Goodwill	6.1	116,638	119,439	11,843
Intangible assets	6.2	118,651	129,310	4,960
Property, plant and equipment, net	6.2	458,351	407,536	216,663
Deferred tax assets	5.9	11,709	13,751	8,050
Investments in associates	8.1	520	689	1,056
Other financial assets	6.4	7,260	24,341	7,433
Total non-current assets		713,128	695,066	250,005

Current assets
Other financial receivables	6.3	20,148	0	0
Inventories	6.5	169,069	158,478	85,483
Trade and other receivables	6.6	288,053	268,147	148,059
Cash and cash equivalents	6.7	85,292	224,997	28,372
Assets held for sale	6.8	29,023	18,878	0

Total current assets		591,585	670,500	261,914

Total assets		1,304,714	1,365,565	511,919

The notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEET—EQUITY AND LIABILITIES

In thousands $	Note	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Equity
Capital stock	6.9	303	302	300
Additional paid-in capital		17,693	17,601	19,197
Retained earnings and other components of equity		53,280	103,580	154,585
Other accumulated comprehensive income (loss)		(43,443)	(17,886)	(16,184)

Equity excluding non-controlling interests		27,834	103,598	157,898

Non-controlling interests		72	71	170

Total equity		27,906	103,669	158,068

Non-current liabilities
Borrowings	6.10	678,591	650,692	24,726
Deferred tax liabilities	5.9	55,852	66,578	31,971
Pensions	6.11	57,373	56,053	35,871
Other long-term employee benefit obligations	6.11	6,410	6,964	4,273
Termination benefits	6.11	2,531	2,700	0
Non-current provisions	6.12	3,512	8,963	13,653
Other financial payables		0	1,182	2,822

Total non-current liabilities		804,270	793,132	113,316

Current liabilities
Borrowings	6.10	86,870	81,447	46,287
Other financial payables	6.15	35,414	0	0
Trade and other payables	6.13	322,119	358,372	182,764
Income taxes payable		7,400	20,543	4,127
Current provisions	6.12	16,380	8,403	7,357
Liabilities held for sale	6.8	4,355	0	0

Total current liabilities		472,538	468,765	240,535

Total liabilities		1,276,808	1,261,897	353,851

Total equity and liabilities		1,304,714	1,365,565	511,919

The notes are an integral part of the consolidated financial statements.

CONSOLIDATED CASH FLOW STATEMENT

In thousands $		Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Profit (loss) from the period		(50,300)	(26,263)	18,632
Adjustments for :
Share of profit of associates		(344)	94	(309)
Income tax expense recognized in profit or loss		6,776	9,126	8,937
Net finance costs	5.7	61,055	19,820	6,590
Depreciation and amortization		75,301	32,830	24,235
Grant reversal (non cash)		(8,346)		0
Bargain purchase gain		0	(2,392)	(4,273)
Net gain/(loss) on disposal of assets		2,827	(622)	(34)
Movements in working capital(1)	6.6 / 6.13	(44,867)	20,575	30,863
Movements in working capital—inventories		(20,762)	(2,646)	18,619
Movements in working capital—receivables		(23,710)	(12,321)	25,446
Movements in working capital—payables		(395)	35,542	(13,202)
Change in provisions	6.12	4,412	(8,447)	(1,611)
Income taxes paid(2)		(29,523)	(10,000)	(14,444)

Cash flow from operating activities		16,990	34,722	68,586

Acquisitions of assets(3)		(102,504)	(76,094)	(62,463)
Loans advances/repayments (third and related parties)		(0)	(17,573)	0
Disposal of assets		3,056	2,333	894
Acquisition of subsidiary, net of cash acquired(4)(5)		(26,073)	(387,446)	5,616
Dividend received from associates		513	0	0
Other(6)		34,630	1,774	(1,540)

Cash flow used in investing activities		(90,379)	(477,005)	(57,493)

Loans issued	6.10	13,964	666,970	5,583
Factoring	6.10	(12,835)	(2,185)	25,735
Repayment of loans	6.10	(5,622)	(1,057)	(51,406)
Interest paid	5.7	(59,455)	(4,585)	(2,261)
CPEC redemption	6.10	0	(27,299)	0
Increase/(decrease) in capital		93	198	755

Cash flow from (used in) financing activities		(63,855)	632,042	(21,594)

Net increase / (decrease) in cash and cash equivalents		(137,244)	189,759	(10,501)

Cash and cash equivalents at beginning of the period		220,872	27,395	39,059
Effects of exchange rate variations on the cash balance held in foreign currencies		5	3,718	(1,163)

Cash and cash equivalents at end of the period	6.7	83,633	220,872	27,395

(1)
Of which $56 million in acquisition/financing fees paid.

CONSOLIDATED CASH FLOW STATEMENT (Continued)

(2)
Of which USD 11 million in 2013 of tax paid following hive down operation occurred in Le Treport in 2012.

(3)
Excluding finance lease for USD 23.9 million, of which USD 12.9 million for new plant in Ste Menehould (Tubes France).

(4)
Includes in 2013 USD 15 million corresponding to the outstanding balance at December 31, 2013 of the Rexam acquisition (Brazil) paid in 2013; USD 2.6 million Rexam Price Adjustment received in the second quarter of 2013; USD 11 million related to Annecy disposal and Cotuplas cash balance excluded from Albéa's cash flow statement as it's reclassified in assets held for sale for USD 2.6 million.

(5)
In 2012, Rexam acquisition purchase price cash out less cash acquired.

(6)
Of which China compensation (USD 35.5 million) : cash collected from Chinese Government for the move from Shanghai to Suzhou (see note 6.15).

The notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

In thousands $	Capital stock	Additional paid-in capital	Consolidated reserves and retained earnings	Unrealized gains (losses)	Cumulative translation adjustments	Equity attribuable to owners of the group	Non controlling interest	Total equity
December 31, 2010	247	18,495	137,402	0	(2,556)	153,588	(1,107)	152,511

Net income			17,183			17,183	1,449	18,632
Other comprehensive income				(1,504)	(12,123)	(13,627)	(203)	(13,830)
Total comprehensive income	0	0	17,183	(1,504)	(12,123)	3,556	1,246	4,802
Change in group holding	53	702				755	0	755

December 31, 2011	300	19,197	154,585	(1,504)	(14,679)	157,898	170	158,068

Net income			(26,161)			(26,161)	(99)	(26,260)
Other comprehensive income				(4,930)	3,227	(1,703)	0	(1,703)
Total comprehensive income	0	0	(26,161)	(4,930)	3,227	(27,863)	(99)	(27,962)
Capital increases	2	196				198		198
CPEC redemption (see §6.10)		(1,792)	(24,844)			(26,637)		(26,637)

December 31, 2012	302	17,601	103,580	(6,434)	(11,452)	103,598	71	103,669

Net income			(50,300)			(50,300)	1	(50,299)
Other comprehensive income				1,402	(26,959)	(25,557)	0	(25,557)
Total comprehensive income	0	0	(50,300)	1,402	(26,959)	(75,859)	1	(75,858)
Capital increase	1	92				93		93

December 31, 2013	303	17,693	53,280	(5,032)	(38,411)	27,834	72	27,906

Notes to the consolidated financial statements

ALBEA

Notes to the 2013 Consolidated Financial Statements

In thousands of USD

NOTE 1 GENERAL INFORMATION

General information

        Twist Beauty S.à.r.l & Partners S.C.A is the ultimate parent entity which was created by Sun Capital after the acquisition of the Beauty Packaging business from Rio Tinto Alcan on July 2, 2010. Twist Beauty S.à.r.l & Partners S.C.A is contemplated to be the issuer for the purpose of the initial public offering of Albéa. The Consolidated Financial Statements as at December 31, 2013 have been prepared at the level of Twist Beauty S.à.r.l & Partners S.C.A.

        Twist Beauty S.à.r.l & Partners S.C.A. (the "Company") is domiciled in Luxembourg and registered in the Luxembourg Trade and Companies Registry (Registre du Commerce et des Sociétés de Luxembourg) under number B-161913 is an affiliate of Sun Capital Partners V LP. The Company and the subsidiaries included in the scope of consolidation (see Note 8 to the 2013 consolidated financial statements) constitute Albéa Group ("Albéa" or "the Group"). The scope of consolidation was impacted by the acquisition of HPC Poland in 2013 (see note 3.6).

        Albéa is one of the world's leading producers of plastic packaging products for the beauty and cosmetics industry, providing a wide range of solutions for the make-up, fragrance, skincare, personal and oral care markets. The operational headquarters of Albéa are located in Gennevilliers, France. Albéa employs about 16,000 people and operates 38 manufacturing facilities in 14 different countries across Europe, the Americas and Asia.

        The consolidated financial statements are presented in thousands of US dollars and all values are rounded to the nearest thousand ('000) except where otherwise indicated.

Note

        Due to the acquisition date of Rexam PC business (December 31, 2012) and in accordance with the IFRS accounting principles, Rexam entities were only recognized in Albéa's balance sheet as at December 31, 2012. The 2012 consolidated income statement and the consolidated cash flow statement did not include Rexam entities' operations and only included historical Albéa entities' operations and cash flows.

NOTE 2 ACCOUNTING POLICIES

2.1.  STATEMENT OF COMPLIANCE

        Albéa's consolidated financial statements for the year ended December 31, 2013 were prepared in accordance with the international accounting standards as adopted by the International Accounting Standards Board (IASB). These international accounting standards include International Financial Reporting Standards (IFRS) and International Accounting Standards (IAS) and the related interpretations as prepared by the International Financial Reporting Interpretations Committee (IFRIC).

        The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the periods and balances presented, unless otherwise stated.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

        The standards and interpretations applied to prepare the December 31, 2013 consolidated financial statements are those published by the IASB at December 31, 2013, and applicable as of that date.

2.2.  BASIS OF PREPARATION

2.2.1.  General principle

        The preparation of financial statements in compliance with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying Albéa's accounting policies. The areas involving a higher degree of judgment or complexity or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 2.3.4.

        The consolidated financial statements have been prepared under the historical cost convention as modified by revaluation at fair value of the underlying assets and liabilities of acquired subsidiaries at the date when the control was achieved.

2.2.2.  New accounting principles

        Since January 1, 2013, the Group has applied the following new amendments, standards and interpretations as issued by the IASB. Their application had no material effect on the Group's financial statements.

A) IAS 19 R

        In June 2011, the IASB published amendments to IAS 19—Employee Benefits regarding the recognition of defined benefit plans. The main amendments of the standard are:

  •
  IAS 19 revised requires immediate recognition of actuarial gains and losses in OCI and eliminates corridor or other deferred recognition approaches.

  •
  IAS 19 revised requires immediate recognition of prior service costs in the income statement. Therefore, it is no longer possible to amortize prior service costs resulting from amendments over the remaining work life of the employee concerned.

  •
  IAS 19 revised replaces the interest cost on the defined benefit obligation and the expected return on plan assets with a net interest cost based on the net defined benefit asset or liability applying the discount rate.

  •
  No impact on the recognition of actuarial gains and losses since Albéa was applying the SORIE approach before January 1, 2013.

  •
  Unamortized prior service costs as at January 1, 2013 have to be accounted for in OCI. The impact is less than USD 100 thousand.

  •
  The expected return on plan assets is different from the implicit return on plan asset based on discount rate. The impact is less than USD 50 thousand.

        The revised standard which we applied retrospectively has no material effects on the consolidated financial statements as at December 31, 2013.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

B) IAS 1 amendment

        This amendment improves the consistency and clarity of the presentation of items in the other comprehensive income (OCI). It requires presenting separately the items that have to be reclassified to profit and loss. When items of OCI are presented before tax, the tax effect must split on the same basis (see "Consolidated statement of comprehensive income")

C) IAS 16 amendment

        Amendment to IAS 16 clarifies the classification of spare parts and servicing equipment. The impact of this amendment is not material.

D) IAS 32 amendment

        Amendment to IAS 32 clarifies the accounting for the tax effect of distributions to holders of equity instruments. Income tax related to distributions is recognized in the income statement, and income tax related to the costs of equity transactions is recognized in equity.

E) IFRS 10, IFRS 11, IFRS 12

        IFRS 10 "Consolidated Financial Statements" provides a single consolidation model that identifies control as the basis for consolidation for all types of entities. IFRS 10 supersedes IAS 27 "Consolidated and Separate Financial Statements" and SIC-12 "Consolidation—Special Purpose Entities."

        IFRS 11 "Joint Arrangements" provides for a more realistic reflection of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form (as currently the case). The standard addresses inconsistencies in the reporting of joint arrangements by requiring a single method to account for interests in jointly controlled entities that meet the definition of a joint venture.

F) IFRS 13

        IFRS 13 "Fair Value Measurement" defines fair value, sets out in a single IFRS framework for measuring fair value and requires disclosures about its measurements. IFRS 13 applies when other IFRSs require or permit fair value measurements. It does not introduce any new requirements to measure an asset or a liability at fair value, change what is measured at fair value in IFRSs or address how to present changes in fair value. The impact of this amendment is not material.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

2.2.3  Accounting standards and interpretations issued by the IASB and applicable for financial years beginning on January 1, 2014 or January 1, 2015:

        Other standards issued by the IASB applicable for years beginning on January 1, 2014 or January 1, 2015:

        IFRIC 21 "Levies" clarifies what the obligating events are that give rise to a liability to pay a levy and when a liability should be recognized. This interpretation is applicable for financial years beginning on January 1, 2014. The potential impact is still under review.

2.3.  SIGNIFICANT ACCOUNTING POLICIES

2.3.1.  Consolidation

Basis of consolidation

        The consolidated financial statements include all of the assets, liabilities, revenue, expenses and cash flows of Twist Beauty S.à.r.l & Partners S.C.A and its subsidiaries (collectively "Albéa"). For majority-owned and controlled subsidiaries included in Albéa, equity and net earnings attributable to outside shareholders are presented under Non-controlling interests in the consolidated balance sheet and income statement, respectively.

Subsidiaries

        Subsidiaries constitute all entities (including special purposes entities) over which Albéa has control, where control is defined as the power to govern the entities' financial and operating policies in order to obtain benefits from their activities. Control is presumed to exist when Albéa owns more than fifty percent of the voting rights (which does not always equate to percentage ownership) unless it can be demonstrated that ownership does not constitute control. Generally, the Company has a shareholding of more than one half of the voting rights in its subsidiaries. The impact of potential voting rights that are currently exercisable is considered when assessing whether control exists. Subsidiaries are fully consolidated from the date control is transferred to the Company, and are de-consolidated from the date control ceases.

Business combinations

        Albéa uses the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary corresponds to the fair value of the assets transferred and the equity interests issued by Albéa. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at fair value at the acquisition date.

        On an acquisition-by-acquisition basis, Albéa recognizes any non-controlling interests in the acquiree either at fair value or based on the non-controlling interest's proportionate share of the acquiree's net assets.

        Investments in subsidiaries are accounted for based on cost less impairment. Cost is adjusted to reflect changes in consideration arising from contingent consideration amendments. Cost also includes

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

directly attributable costs of investment. The excess of the consideration transferred corresponds to the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of Albéa's share of the identifiable net assets acquired, is recorded as goodwill. In the case of a bargain purchase, if this is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the income statement.

Inter-company transactions between subsidiaries

        Inter-company transactions, balances and unrealized gains on transactions between Group companies are eliminated. Unrealized losses are also eliminated.

Joint ventures

        Joint ventures are entities over which the Company has joint control with one or more unaffiliated entities. Albéa accounts for its joint ventures using the equity method (see Note 2.2.2 E).

Foreign currency translation

Functional and presentation currency

        Items included in the financial statements of each of Albéa's entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The consolidated financial statements are presented in US dollars, which is Albéa's presentation currency.

Transactions and balances

        The recognition and measurement of foreign currency transactions are defined by IAS 21—The Effects of Changes in Foreign Exchange Rates.

        Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction or valuation in the case of items that are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement, except when deferred in other comprehensive income as qualifying cash flow hedges and qualifying net investment hedges.

        Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within Financial income or Financial expense. All other foreign exchange gains and losses are presented in the income statement within Other income/(expense). Translation differences related to changes in amortized cost are recognized in profit or loss, and other changes in carrying amount are recognized in other comprehensive income.

        As an exception to the rule described above, translation differences arising on long-term intra-group financing transactions that can be considered to form part of the net investment in a foreign subsidiary are recognized under transaction differences as a separate component of equity until the net investment is deconsolidated.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

Group companies

        The results and financial position of all Albéa entities (none of which has the currency of a hyper-inflationary economy) whose functional currency differs from the presentation currency are translated into the presentation currency as follows:

  (a)
  assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

  (b)
  income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and

  (c)
  all resulting exchange differences are recognized in other comprehensive income. On consolidation, exchange differences arising from the translation of net investments in foreign operations, and of borrowings and other currency instruments designated as hedges of such investments, are taken to other comprehensive income. Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

2.3.2.  Income statement items

Revenue recognition

        Revenue from product sales comprises sales to third parties at invoiced amounts. Amounts billed to customers in respect of shipping and handling are classified as sales revenue where Albéa is responsible for carriage, insurance and freight. All shipping and handling costs incurred by Albéa are recognized as operating costs within cost of sales. If Albéa is acting solely as an agent, amounts billed to customers are offset against the relevant costs. Delivery is considered to have occurred when title and risk of loss have transferred to the customer.

        Revenue from product sales, net of trade discounts, allowances and volume-based incentives, is recognized once delivery has occurred provided that persuasive evidence exists that all of the following criteria are met:

  •
  the significant risks and rewards of ownership of the product have been transferred to the buyer;

  •
  neither continuing managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold, has been retained by Albéa;

  •
  the amount of revenue can be measured reliably;

  •
  it is probable that the economic benefits associated with the sale will flow to Albéa; and

  •
  costs incurred or to be incurred in respect of the sale can be measured reliably.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

Cost of sales

        Cost of sales correspond to the amount paid for the direct costs of running the business including direct costs of materials, appropriate salaries and the amount due to external third parties for services directly related to revenue.

Government Grant

        A government grant is recognized when there is reasonable assurance that the group will comply with the conditions attaching to it, and that the grant will be received.

        When government grants relate to capital expenditures in Property, Plant and Equipment, they are recognized as a reduction in the depreciation charge over the useful life of the depreciable asset.

        When they relate to operating expenditures, they are recognized in profit up to the related costs incurred for which the grant is intended to compensate.

Restructuring and project costs

        Restructuring and project costs include non-recurring income and expenses such as restructuring costs and severance costs, non-recurring fees, acquisitions, integration and separation costs and moving costs.

Interest income and expenses

        Financial expenses comprise mainly interest payable on borrowings and interest expense component of finance lease payments. These financial expenses are recognized in profit or loss using the effective interest rate method.

        Financial income comprises mainly interest on loans receivable from related parties and on the interest bearing components of its cash and cash equivalents.

        Interest income is recognized using the effective interest method. When loans and receivables are impaired, Albéa reduces the carrying amount to its recoverable amount, corresponding to the estimated future cash flow discounted at the original effective interest rate of the instrument, and continues unwinding the discount as interest income. Interest income on impaired loans and receivables are recognized using the original effective interest rate.

Income tax

        Income tax on the profit or loss for the periods presented comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity.

        The current income tax charge is the expected tax payable on the taxable income for the year and calculated on the basis of the tax laws enacted or substantively enacted at the reporting date in the countries where Albéa subsidiaries and associates operate and generate taxable income.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

        Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

        The impact on deferred tax assets and liabilities of a change in tax rates and laws is recognized in income in the period that the rate change is substantively enacted except to the extent that the tax arises from a transaction or event which is recognized, in the same or a different period, outside profit or loss (other comprehensive income or directly in equity) or a business combination.

        Deferred tax assets and liabilities are measured using tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on the tax rates and laws that have been enacted or substantively enacted at the reporting date.

        A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available to recover this asset. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized and reflected through a valuation allowance recognized against deferred tax assets.

        Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets and liabilities and when they relate to income tax levied by the same tax jurisdiction and the Group intends to settle its current tax assets and liabilities on a net basis.

        Significant judgment is required in determining the worldwide provision for income taxes and recording the related assets and liabilities. Group management establishes tax reserves and accrues interest thereon in expectation that some of Albéa's positions may be challenged. Management believes that Albéa's accruals for tax liabilities are sufficient to settle the probable outcome of all material tax litigations.

2.3.3.  Balance sheet items

Goodwill

        Goodwill, which corresponds to the excess of consideration transferred over Albéa's share in the fair value of the acquired company's assets, liabilities and contingent liabilities on the acquisition date, is recognized as an asset. Goodwill comprises non-identifiable items such as the know-how and business expertise of staff.

        Goodwill is recorded in the functional currency of the acquired entity. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the cash-generating units (CGUs) or groups of CGUs that is expected to benefit from the synergies of the combination. Each CGU or group of CGUs to which the goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes. Goodwill impairment tests are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment. The carrying amount of goodwill is compared to the recoverable amount, which is the higher of value in use and the fair value less costs to sell. Any impairment is recognized immediately as an expense and is not subsequently reversed.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

        When goodwill is allocated to a cash-generating unit (or group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of, in this circumstance, is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Intangible assets

        Intangible assets other than goodwill are carried at cost less accumulated amortization and impairment losses recognized.

        They are depreciated over the estimated useful life of the related assets using the straight-line method. The main intangible assets are Customer relationships and existing technologies which are depreciated over 10 years.

        Albéa incurs certain development costs in connection with producing and delivering products for specific customer needs.

        Development costs that are directly attributable to these specific products are recognized as intangible assets when the following criteria are met:

  •
  it is technically feasible to complete the product so that it will be available for use;

  •
  management intends to complete the product and use or sell it;

  •
  there is an ability to use or sell the product;

  •
  it can be demonstrated how the product will generate probable future economic benefits;

  •
  adequate technical, financial and other resources to complete the development and to use or sell the product are available; and

  •
  the expenditure attributable to the product during its development can be reliably measured.

        Research costs, and development costs that do not meet the above criteria, are expensed as incurred.

Property, plant and equipment

        Property, plant and equipment are carried at cost less any depreciation and impairment losses recognized.

        The cost of property, plant and equipment is composed of its purchase price and any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

        Major improvements that extend the useful life of an asset are capitalized and depreciated. On-going regular maintenance costs related to property, plant and equipment are expensed as incurred.

        Property, plant and equipment are depreciated over the estimated useful lives of the related assets using the straight-line method. The principal annual depreciation rates used by Albéa range from 2%

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

to 10% for buildings, from 6% to 10% for plant machinery and equipment and from 12.5% to 20% for vehicles, office and computer equipment and software (included within machinery and equipment).

Impairment of non-current assets

        When a test for impairment is conducted, the recoverable amount is assessed by reference to the higher of "value in use" (corresponding to the net present value of the expected future cash flows of the relevant cash-generating unit) and "fair value less costs to sell". Where there is no binding sale agreement or active market, fair value less costs to sell is based on the best information available to reflect the amount Albéa could receive for the cash-generating unit in an arm's length transaction. The estimates of future cash flows used for impairment tests are based on management's estimate of the present value of expected future revenue, costs and costs to sell. As a result of impairment tests, an impairment loss would be recognized in the amount of any excess of the carrying amount over the fair value less costs to sell of a non-current asset or disposal group held for sale.

        The expected future cash flows of cash-generating units reflect long-term plans which are based on detailed research, analysis and iterative modeling to optimize the level of return from investment. Cost levels incorporated in the cash flow forecasts are based on the current long-term plan for the cash-generating unit. For impairment tests, recent cost levels are considered, together with expected changes in costs that are compatible with the current condition of the business and which meet the requirements of IAS 36—Impairment of Assets. IAS 36 includes a number of restrictions on the future cash flows that can be recognized in value in use assessments in respect of future restructurings and improvement-related capital expenditures.

        Cash flows are based on Albéa's budget process and strategic plan for the first three years, and an extrapolation calculated for the last two years.

        The discount rate applied in determining the net present value is based upon the expected market rate of return for a similar investment, regardless of the sources of financing.

Leases

        Albéa leases various buildings, machinery and equipment from third parties under operating lease agreements. Under such operating lease agreements, total rent expense for each lease is recognized on a straight-line basis over the primary term of the lease agreement, and is included in Albéa's consolidated financial statements (Cost of sales or Selling and administrative expenses), depending on the nature of the leased assets, in Albéa's consolidated income statement.

        Albéa also leases various buildings, machinery, and equipment from third parties under finance lease agreements. Under such capital lease agreements, upon inception of the lease, assets are stated at an amount equal to the fair value of the leased property or, if this is lower, the present value of the minimum lease payments at inception of the lease, less accumulated depreciation (see below) and impairment losses. Minimum lease payments are apportioned between the finance expense and the reduction of the outstanding liability. Assets under capital leases are amortized on a straight-line basis over the shorter of the useful lives of the assets or the primary lease term. Each lease payment is allocated between liabilities and financial expense. The corresponding rental obligations, net of financial expense, are included in other long-term payables. The interest element of the finance cost is

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

recognized in the income statement over the lease period in order to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Inventories

        Inventories are valued at the lower of cost or net realizable value, primarily on a weighted average cost basis. The weighted average cost of raw materials, work in progress and finished goods is calculated using the costs incurred in the current period (including purchase price of materials; freight, duties and customs; the cost of production, which includes labor costs, materials and other expenses which are directly attributable to the production process; and production overheads) and similar costs in opening inventory.

        If the carrying amount of inventories is higher than their realizable value at year-end, an impairment loss is booked.

Trade receivables

        Trade receivables are initially recognized at fair value and are subsequently reduced by provisions for impairment. A provision for impairment of trade receivables is established when there is objective evidence that Albéa will not be able to collect all amounts due. Indications of impairment would include financial difficulties of the debtor, likelihood of the debtor's insolvency, default in payment or a significant deterioration in creditworthiness. Any impairment is recognized in the consolidated income statement within selling and administrative expenses. When a trade receivable is deemed uncollectible, it is written off against the provision for impairment account. Subsequent recoveries of amounts previously written off are credited against selling and administrative expenses in the consolidated income statement.

Cash and cash equivalents

        Cash and cash equivalents (with original maturities at inception of less than three months) comprise cash in hand and demand deposits as well as other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

        For the purpose of the cash flow statement, cash and cash equivalents comprise cash at bank, cash in hand, short-term deposits with an original maturity of three months or less held for the purpose of meeting short-term cash commitments and bank overdrafts.

Post-employment benefits

        Amounts recognized as defined benefit liabilities correspond to the difference between the present value of defined benefit obligations and the fair value at the end of the reporting period of plan assets (if any) on the consolidated balance sheet. Any recognized assets are restricted, where applicable, to the present value of any amounts Albéa expects to recover by way of refunds from the plan or reductions in future contributions. Actuarial gains and losses arising in the year are charged or credited to other comprehensive income. For this purpose, actuarial gains and losses comprise both the impact of changes in actuarial assumptions and experience adjustments arising due to differences between previous actuarial assumptions and what has actually occurred.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

        Other movements in the net surplus or deficit are recognized in the consolidated income statement, including current service costs, past service costs and the impact of any curtailments or settlements. The net interest expenses (income) relating to the discounting of the net funded position (defined benefit obligation less plan assets) is presented in net financial expenses in the income statement.

        The most significant assumptions used in accounting for pension plans are the long-term rate of return on plan assets, the discount rate and mortality assumptions. The actual return on plan assets is used to calculate interest income on pension assets. The discount rate is used to determine the net present value of future liabilities. Each year, the unwinding of the discount on these liabilities is charged to interest expense, included in Net finance costs. The mortality assumption is used to project the future stream of benefit payments, which is then discounted to arrive at a net present value of liabilities.

        The values attributed to plan liabilities are assessed in accordance with the advice of qualified actuaries.

        Albéa's contributions related to defined contribution pension plans are charged to the consolidated income statement in the period to which the contributions are made.

Trade payables

        Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Long-term employee benefits

        Provisions for jubilee and other long-service benefits paid during the employees' service period are valued based on similar actuarial calculations to those used for post-employment benefits. Actuarial gains and losses are recognized in the other comprehensive income.

Provisions

        Albéa records provisions for the estimated present value of liabilities, as defined in IAS 37—Provisions, Contingent Liabilities and Contingent Assets. The ultimate cost to settle these liabilities is uncertain and cost estimates can vary in response to many factors. In addition, the expected timing of expenditure can also change. As a result, there could be significant adjustments to Albéa's provisions, which could result in additional expenses or recoveries affecting future results of operations. The types of liabilities for which Albéa establishes provisions and the related accounting policies for each type are as follows:

Site closure and restoration costs

        Site closure and restoration costs include the dismantling and demolition of infrastructure and the removal of residual material from disturbed areas. Estimated site closure and restoration costs are

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

provided for in the accounting period when the legal or constructive obligation arising from the related disturbance occurs and it is probable that an outflow of resource will be required to settle the obligation. These costs are based on the net present value of estimated future costs. Provisions for site closure and restoration costs do not include any additional obligations which are expected to arise from future disturbance. The costs are estimated on the basis of a closure plan, are updated annually during the life of the operation to reflect known developments (e.g., revisions to cost estimates and to the estimated lives of operations) and are subject to formal review at regular intervals throughout each year.

        The initial closure provision together with other movements in provisions for site closure and restoration costs, including those resulting from new disturbance, updated cost estimates, changes to the estimated lives of operations and revisions to discount rates, are capitalized within Property, Plant and Equipment. These costs are then depreciated over the remaining useful lives of the related assets.

        Provisions for restructuring are recorded when Albéa's management is demonstrably committed to the restructuring plan and where such liabilities can be reasonably estimated. These costs are charged to restructuring costs in the consolidated income statement.

Other litigation and potential claims

        Provisions for other litigation and potential claims are made when it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated. Depending on their nature, these costs may be charged to Cost of sales or Other income/(expense) in the consolidated income statement.

Financial assets and liabilities

Financial assets

        Albéa classifies its financial assets in the following categories: (a) at fair value through profit or loss, (b) as loans and receivables, and (c) as available-for-sale securities. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets at initial recognition.

  a)
  Financial assets at fair value through profit or loss: Derivatives are included in this category. Generally, Albéa does not acquire financial assets for the purpose of selling in the short-term. Financial assets carried at fair value through profit or loss are initially recognized at fair value and transaction costs are expensed in the consolidated income statement.

  b)
  Loans and receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are classified as current or non-current assets based on their maturity date. Loans and receivables are included in Trade receivables and other, or Other financial assets or Cash and cash equivalents in the consolidated balance sheet. Loans and receivables are carried at amortized cost using the effective interest method, less any impairment.

  c)
  Available-for-sale securities: Investments not held for trading are measured and recognized in the consolidated balance sheet at fair value, with any gains or losses arising from the change in fair value being recognized in other comprehensive income, except for impairment losses and foreign exchange gains and losses. Upon disposal and de-recognition of available-for-sale

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

    securities, any cumulative gains or losses from the change in fair value are removed from other comprehensive income and recognized as gains or losses in the consolidated income statement.

Financial liabilities

        Borrowings and other financial liabilities are recognized initially at fair value, net of transaction costs incurred, and are subsequently carried at amortized cost using the effective interest method. Any difference between the amounts originally received (net of transaction costs) and the redemption value is recorded to the consolidated balance sheet and subsequently amortized or accreted into income over the period to maturity using the effective interest method.

        The effective interest rate is the rate that exactly discounts the expected stream of future cash flows through to maturity to the current net carrying amount of the liability on initial recognition. When calculating the effective interest rate of a financial liability, future cash flows are determined on the basis of contractual commitments.

        Transaction costs are incremental costs that are directly attributable to the issue of the credit line. They include fees and commissions paid to agents and advisers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Transaction costs do not include debt premiums, or allocations of internal administrative or overhead expenses.

        For financial liabilities that are carried at amortized cost, transaction costs are included in the calculation of amortized cost using the effective interest rate method and, in effect, amortized through the income statement over the life of the instrument.

Derivative financial instruments

        Albéa enters into derivative contracts designed to reduce exposure related to assets and liabilities or firm commitments. Albéa's policy with regard to financial risk management is set out in Note 7.1—Financial Risk Management.

        All derivatives are initially recognized at their fair value on the date at which the derivative contract is entered into and are subsequently re-measured to fair value at each reporting date. Changes in the fair value of derivatives, which are not designated as a hedging instrument, are included in Other income/(expense). Albéa had no significant derivatives designated for hedge accounting treatment during the periods presented.

Compound instruments

        The component parts of compound instruments issued by Albéa are classified separately as financial liabilities and equity, in accordance with the substance of the contractual arrangement.

        In the case of a bond that may be converted into a fixed number of equity shares, the fair value of the liability component is estimated at the date of issue using the prevailing market interest rate for a similar non-convertible instrument.

        This amount is recorded on an amortized cost basis using the effective interest method until extinguished upon conversion or at the instrument's maturity date. The equity component is determined

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

by deducting the amount of the liability component upon issue from the fair value of the compound instrument as a whole. This is recognized and included in equity and is not subsequently re-measured.

        Issue costs are apportioned between the liability and equity components of the convertible loan notes based on their relative carrying amounts at the date of issue. The portion relating to the equity component is charged directly against equity.

        Albéa sells some of its trade accounts receivable under various programs. Where trade accounts receivable are sold without recourse, the amounts are de-recognized under the provisions of IAS 39—Financial Instruments: Recognition and Measurement from the consolidated balance sheet, as substantially all the risks and rewards associated with these receivables have been transferred. Where trade accounts receivable are sold with limited recourse, the amounts do not qualify for de-recognition, as Albéa has not transferred substantially all the risks and rewards associated with these receivables. Albéa accounts for limited recourse sales of trade accounts receivable as secured financing transactions, and such trade receivables continue to be recognized in Trade receivables and other.

Fair value

        Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's length transaction.

        These instruments are presented in Level 2 of the fair value measurement hierarchy, unless their valuation depends significantly on non-observable parameters. In this case, they are presented at Level 3 of the fair value measurement hierarchy.

Non-current assets (or disposal groups) held for sale

        Non-current assets (or disposal groups) are classified as assets held for sale when their carrying amount is to be recovered principally through a sale transaction which is considered highly probable by Albéa's management. They are stated at the lower of carrying amount and fair value less costs to sell.

2.3.4.  Judgments in applying accounting policies and key sources of estimation uncertainty

        Many of the amounts included in the consolidated financial statements involve the use of judgment and/or estimation. These judgments and estimates are based on management's best knowledge of the relevant facts and circumstances, taking into account previous experience, but actual results may differ from the amounts included in the consolidated financial statements.

        The preparation of financial statements in compliance with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors including expectations of future events that are considered to be reasonable and relevant under the circumstances. Actual results may differ from these estimates.

        The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

Impairment of non-current assets (see Note 6.3)

        Assets are subject to impairment tests whenever changes in events or circumstances indicate that impairment may have occurred. Assets are written down to the higher of (a) fair value less costs to sell or (b) value in use. Value in use is calculated by discounting the expected cash flows from the asset at an appropriate discount rate which uses management's assumptions and estimates of the future performance of the asset. Differences between expectations and actual cash flows could result in differences in the amount of impairment charges required.

Inventories (see Note 6.5)

        Inventories are carried at the lower of cost or net realizable value, which requires the estimation of the future sales price of goods. Any differences between the expected and actual sales price achieved will be recognized in the income statement in the period in which the sale is made.

Provisions (see Note 6.12)

        The amounts of provisions recognized represent management's best estimates of the liabilities at the reporting date. Expectations will be revised each period until the actual liability is settled, with any difference accounted for in the period in which the revision is made.

Income tax (see Note 5.9)

        Albéa is subject to income tax in a number of jurisdictions. Significant judgment is required in determining the provision for income tax as there are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Albéa recognizes liabilities based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were recorded, such differences will impact the current and deferred income tax provisions and results of operations in the period in which such determination is made.

Deferred tax (see Note 5.9)

        The carrying amount of deferred tax assets is reviewed at each reporting date and increased or reduced as appropriate to reflect changes in the likelihood that a taxable profit will become available against which the deferred tax asset can be utilized. To assess the likelihood that a taxable profit will become available, the following factors are taken into account: results in previous years, forecasts of future results, non-recurring items that are unlikely to arise again in the future and the tax planning strategy. As a result, a substantial amount of judgment is involved in assessing Albéa's ability to utilize its tax loss carry forwards. If future results were substantially different from those expected, Albéa would have to increase or decrease the carrying amount of its deferred tax assets, which could have a material impact on its balance sheet and income statement.

Pension and post-employment benefits (see Note 6.11)

        The present value of Albéa's defined benefit obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the defined benefit obligations and net pension costs include the expected long-term rate of return on the relevant plan assets and the discount rate. Any changes in these assumptions may impact the amounts recorded in Albéa's consolidated financial statements.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

Valuation of convertible preferred equity certificates ("CPECS") (See Note 6.10)

        The component parts of compound instruments issued by Albéa are classified separately as financial liabilities and equity, in accordance with the substance of the contractual arrangement. In the case of a bond that may be converted into a fixed number of equity shares, the fair value of the liability component is estimated at the date of issue using the prevailing market interest rate for a similar non-convertible instrument.

        In accordance with IFRS, the nominal value of this liability has been discounted to determine its carrying amount as at the reporting date, using an estimated fair value cost of debt discount rate of 12.10% over a 49-year maturity period, as explained in Note 6.10 Borrowings and other financial liabilities. The explicit interest rate within the CPECS is 0%. A 12.10% rate has been obtained by looking at the market rate of debt available on similar borrowings at the date of issue. Had a different cost of debt been calculated, and interest charged annually, the amount recognized in the consolidated financial statements on initial recognition, and in subsequent years, may have differed from the values presented here.

Valuation of preferred equity certificates ("PECS") (See Note 6.10)

        In accordance with IFRS, the nominal value of the PECS has been discounted to determine the carrying amount of the liability as at the reporting date using an estimated cost of debt discount rate of 12.10% over a 49-year maturity period, as explained in Note 6.9 Borrowings and other financial liabilities.

        The interest rate explicit within the PECS is 5.5%. A 12.10% rate has been obtained by looking at the market rate of debt available on similar borrowings at the date of issue and represents a fair value estimate of the interest rate. Had a different cost of debt been calculated and interest charged annually, the amount recognized in the consolidated financial statements on initial recognition, and in subsequent years, may have differed to those values presented here. More details on the current carrying amount are provided in Note 6.10 Borrowings and other financial liabilities.

NOTE 3 SCOPE OF CONSOLIDATION—SIGNIFICANT EVENTS

3.1.  ALBÉA GROUP CREATION

        Twist Beauty Packaging S.C.A., an affiliate of Sun Capital Partners V LP, has been created on March 29, 2010. Prior to July 2, 2010, the company did not hold any investment in subsidiaries and its activity was limited to the activity of a holding company.

        On July 2, 2010, the Company acquired the Beauty Packaging business from Rio Tinto Alcan to form the Albéa Group ("the Group"). This acquisition mainly took the form of share deals. Asset deals were completed in the United States, Canada and Brazil.

        As a consequence of the acquisition of all Groups' operations on July 2, 2010, all assets, liabilities and contingent liabilities had been fair valued in accordance with IFRS 3—Business combination at this date. Following this exercise, the excess of acquirer's interest in the net fair value of acquiree's identifiable assets, liabilities and contingent liabilities over consideration paid had been recognized through the income statement for the period ended December 31, 2010.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 3 SCOPE OF CONSOLIDATION—SIGNIFICANT EVENTS (Continued)

3.2.  BETTS ACQUISITION

        Following the signature of a definitive share purchase agreement on February 2, 2011, with an accounting effect from December 31, 2010, Albéa acquired the Betts group by the issuance of shares. Betts is a producer of laminate tubes that operates six plants in the UK, Poland, Mexico, India and Indonesia.

        Albéa acquired 52.88% of the Iona TopCo Limited and its subsidiaries and 100% of Betts Central Europe Holdings Limited (UK) and its subsidiary to its shareholder Sun Capital, through its entities Twist Beauty Packaging Holding UK and Cebal Tuba Sp zoo (Poland).

        At the end of this operation, Albéa holds 52.88% of Betts group (excluding activities in Poland) and 100% of its activities in Poland.

        On June 20, 2011, Twist Beauty Packaging SCA acquired from its Shareholder Sun Capital 100% of Iona Luxembourg Sarl which hold 47.12% of Iona TopCo Limited.

        At the end of these two transactions, Albéa group holds 100% of the Betts group.

        The transaction has been treated as a combination of entities or businesses under common control in accordance with IFRS3R.

        The assets and liabilities acquired are measured at the predecessor basis value and as such, there were no changes in the historical consolidated carrying amounts of assets, liabilities and stockholders' equity / (deficit) in the consolidated financial statements. No goodwill is generated from transaction between entities under common control (see note 6.1 for acquired goodwill).

        The acquisition of Betts group increased the Group equity for USD 9,629 thousand.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 3 SCOPE OF CONSOLIDATION—SIGNIFICANT EVENTS (Continued)

        The acquisition impacts of Betts Group's acquisition as at December 31, 2010 on Albéa's balance sheet is detailed below:

In thousands $	December 31, 2010
Iona Topco Investment	17,214
Paid in cash and cash equivalents	3,359

Acquisition price (A)(1)	20,573

ASSETS
Non-current assets
Goodwill	11,845
Property, plant and equipment	36,359

Total non-current assets	48,204

Current assets
Inventories	11,214
Trade receivables and other	30,800
Cash and cash equivalents (including $3.3 million paid to Betts International Ltd)	18,676
Assets held for sale	0

Total current assets	60,689

Total assets	108,894

LIABILITIES
Non-current liabilities
Deferred income tax liabilities	0
Post-retirement benefits	684
Provisions	986

Total non-current liabilities	1,670

Current liabilities
Borrowings	49,394
Trade payables and other	40,946

Total current liabilities	90,340

Total liabilities	92,011

Net attributable assets acquired (B)	16,883

Iona lux (C) (2)	13,319

Net Equity Acquired D=B+C	30,202

Impact in shareholders equity (D) - (A)	9,629

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 3 SCOPE OF CONSOLIDATION—SIGNIFICANT EVENTS (Continued)

        The acquisition of 100% was done in two steps:

  •
  (1) Twist Beauty Packaging Holding UK acquired 100% of the shares of Iona TopCo Limited and its subsidiaries (representing BETTS group) for USD 17,214 thousand. At the same time, Albéa Group acquired 100% of Betts Central Europe Holdings Limited (UK) and its subsidiary located in Poland to its shareholder Sun Capital for USD 3,359 thousand. Till the 20 june 2011, Twist Beauty Packaging Holding UK was only hold at 52.88% by Albéa Group.

  •
  (2) On June 20, 2011, Twist Beauty Packaging (the former topco of Albéa Group) acquired from its Shareholder Sun Capital 100% of Iona Luxembourg Sarl which hold the remaining 47.12% of Twist Beauty Packaging Holding UK (and by extension Betts Group).

        The companies acquired by Twist Beauty Packaging Holding UK had a loan of GBP 32,000 thousand granted by the Bank of Montreal.

        Following the acquisition, Twist Beauty Packaging Holding Corp (USA) and Twist Beauty Packaging Holding UK executed a series of intercompany loans to refund the Bank of Montreal loan.

        The contribution of BETTS in the consolidated income statement for the period ended December 31, 2011, is the following:

  •
  Sales: USD 156,900 thousand

  •
  Operating profit: USD 8,795 thousand

  •
  Net result: USD 3,471 thousand

3.3.  REORGANISATION OF GROUP HOLDING

        On June 27, 2011, 100% of the capital share of Twist Beauty Packaging S.à r.l. (ex Twist Beauty Packaging SCA—ex ultimate company of Albéa) was sold to Twist Beauty S.à r.l. & Partners S.C.A. These two entities are controlled by Sun Capital Partners.

        Under IFRS rules, this transaction is analysed as a reorganisation of an existing group that has not changed the substance of the reporting group. As a result, the consolidated financial statements of the "new group" (due to the change of the ultimate holding) are presented in continuity with the consolidated financial statements of the previous group.

        Therefore, from June 27, 2011 Twist Beauty S.à r.l. & Partners S.C.A. is the new parent company of the Albéa Group. The equity capital stock and the additional paid in capital as at December 31, 2010 are those of the Twist Beauty Packaging SCA. The equity capital stock and the additional paid in capital as at December 31, 2011 are those of the Twist Beauty S.à r.l. & Partners S.C.A.

3.4.  ALBÉA METAL ACQUISITION

        On November 10, 2011, Albéa entered into an Asset Purchase Agreement with Eyelematic Manufacturing Company, Inc. (CT, USA), Echo Manufacturing Company, Inc. (CT, USA) and Seemar Real Estate, LLC, (CT, USA) to acquire Property Plant and Equipment and Working Capital for a total consideration of USD 9.7 million.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 3 SCOPE OF CONSOLIDATION—SIGNIFICANT EVENTS (Continued)

        The operations acquired consist of three manufacturing facilities located in Watertown, Connecticut and employ around 200 people. These facilities manufacture niche metal and injection-molded products such as caps, jars and lids. Their products are used in conjunction with packaging products manufactured by other group companies for Albéa's customers.

        The acquired assets were bought by two Albéa companies created for the acquisition: Albéa Metal Americas, Inc. (Delaware, USA) and Albéa Metal Real Estate, Inc. (Delaware, USA). All assets, liabilities and contingent liabilities had been recorded at fair value in accordance with IFRS3R "business combinaison" at the acquisition date.

In thousands $	November 10, 2011
Acquisition price (A)	9,679

ASSETS
Non-current assets
Intangible	500
Property, plant and equipment	11,588

Total non-current assets	12,088

Current assets
Inventories	4,800
Trade receivables and other	2,539
Cash and cash equivalents	0
Assets held for sale	0

Total current assets	7,339

Total assets	19,427

LIABILITIES
Current liabilities
Borrowings	0
Trade payables and other	2,644
Deferred tax liabilities	2,831

Total current liabilities	5,475

Total liabilities	5,475

Net attributable assets acquired (B)	13,952

Bargain purchase gain (B) - (A)	4,273

        During 2011, Albéa Metal encountered severe financial difficulties. The acceptance of Albéa's offer and the recognition of the bargain purchase gain, was in part due to (i) the Albéa's ability to structure the transaction in a way that would satisfy the various stakeholders, including customers and shareholders, within a short timeframe, and (ii) Albéa's financial strength and limited competitors.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 3 SCOPE OF CONSOLIDATION—SIGNIFICANT EVENTS (Continued)

        Albéa Metal's contribution to the consolidated income statement for the period from November 10, 2011 to December 31, 2011 is as follows:

  •
  Revenue: USD 3,109 thousand

  •
  Operating profit: USD 2,474 thousand (of which bargain purchase gain of USD 4,273 thousand)

  •
  Net result: USD 2,729 thousand (of which bargain purchase gain of USD 4,273 thousand)

3.5.  TEX ACQUISITION

        On April 20, 2012, Albéa signed an agreement to acquire Tex China (the official name of the company is Zhongshan Meiquan Plastic Products Co Ltd). Tex China produces fragrance and cosmetic products such as mascaras, lip gloss, lipstick, jars, and compacts. The company operates three sites located in Zhongshan (Guangdong Province) and employs 700 people. Albéa acquired all of Tex China's shares for USD 10,144 thousand from individuals (via two sub-holdings). The objective of this acquisition is to increase Albéa's molding capacities in China in the CRP segment.

In thousands $	April 20, 2012
Acquisition price (A)	10,144

ASSETS
Property, plant and equipment	7,040
Deferred tax asset	568

Total non-current assets	7,608

Inventories	2,201
Trade receivables and other	4,192
Cash and cash equivalents	2,587

Total current assets	8,980

Total assets	16,589

LIABILITIES
Deferred tax liabilities	410
Provisions	351

Total non-current liabilities	761

Trade payables and other	3,291

Total current liabilities	3,291

Total liabilities	4,052

Net attributable assets acquired (B)	12,536

Bargain purchase gain (B) - (A)	2,392

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 3 SCOPE OF CONSOLIDATION—SIGNIFICANT EVENTS (Continued)

        The Bargain purchase gain is due to very limited competition on the transaction and to the need of capital expenditures to restructure the manufacturing processes to provide the standard of quality expected by the market.

        Tex China's contribution to the consolidated income statement for the period from April 20, 2012 to December 31, 2012 is as follows:

  •
  Revenue: USD 5,631 thousand (USD 11,321 thousand including interplant revenue)

  •
  Operating profit: USD 1,523 thousand (of which bargain purchase gain of USD 2,392 thousand)

  •
  Net result: USD 1,521 thousand (of which bargain purchase gain of USD 2,392 thousand)

3.6.  REXAM PC AND HPC POLAND ACQUISITIONS

3.6.1.  Acquisition of Rexam PC

        On December 31, 2012, Albéa completed the acquisition 100% of the Rexam Personal Care Cosmetics division, a leading producer of dispensing systems and make-up packaging for the Cosmetics and Personal Care markets. The division operates 11 plants across 7 countries (France, the United States, Brazil, the Netherlands, China, Indonesia, Taiwan). Albéa controls all of the voting interests of the entities acquired.

        The Rexam Personal Care, Cosmetics division is a leading global manufacturer of cosmetics and personal care packaging for customers located worldwide. The division is among the market leaders in fragrance pumps, lotion pumps and cosmetic closures, and is the industry leader in spray samplers and one-touch, mechanical foam dispensers. The Rexam Personal Care, Cosmetics division employs about 6,500 people.

        With this new acquisition, Albéa confirms its global leadership in cosmetics and personal care by expanding its packaging solutions to dispensing systems and reinforcing its offer in tubes, cosmetic rigid packaging Tubes, Cosmetic Rigid Packaging, and beauty solutions. It also strengthens Albéa's position in emerging markets to develop its wide product portfolio across multiple market segments.

        The initial price paid for the acquisition was USD 409.5 million (including internal loan refunding for USD 21 million). The acquisition was financed by the bond issuance in October 2012 (see Notes 3.3 and 6.9). The final price adjustment has been finalized on June 19, 2013 reducing the purchase price by USD 1.8 million.

        The goodwill calculated at consolidation level is not tax deductible.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 3 SCOPE OF CONSOLIDATION—SIGNIFICANT EVENTS (Continued)

Identification of assets and liabilities at the acquisition date and goodwill calculation

        All assets and liabilities have been measured at fair value in accordance with IFRS 3—Business Combinations. December 31, 2012 balance sheet have been restated in accordance with IFRS 3.

In thousands $	December 31, 2012
Acquisition price (A)	407,628

Tangible assets	137,967
Intangible assets	125,129
Deferred tax asset	8,788
Other non-current assets	177

Total non-current assets	272,061

Inventories	67,450
Trade and other receivables	101,096
Cash and cash equivalents	13,124
Asset held for sale	18,878

Total current assets	200,547

Total assets	472,608

LIABILITIES
Deferred tax liabilities	42,651
Provisions	19,359
Other non-current liabilities	172

Total non-current liabilities	62,182

Trade and other payables	109,806

Total current liabilities	109,806

Total liabilities	171,988

Net attributable assets acquired (B)	300,620

Goodwill (A) - (B)	107,008

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 3 SCOPE OF CONSOLIDATION—SIGNIFICANT EVENTS (Continued)

3.6.2.  Acquisition of HPC Poland

        On January 8, 2013, Albéa acquired 100% of Rexam Home & Personal Care Lodz Sp. z.o.o. ("HPC Poland") from a Rose HPC Bidco's subsidiary (an affiliate of Sun Capital, which was not consolidated in Albéa's consolidated financial statements) for USD 3 million. According to the share purchase agreement, the acquisition price to be paid (USD 3 million) has been deducted from the USD 18.4 million loan lent by Albéa to Rose HPC Bidco LLC.

        The HPC Poland business acquired from the Sun affiliate was part of the HPC business which had originally been acquired by the Sun affiliate from Rexam plc in a transaction that occurred concurrently with the acquisition by Albéa of Rexam Cosmetics from Rexam plc. The acquisition of the HPC Poland business is directly linked to the acquisition of Rexam Cosmetics. These transactions have been concluded under a single share purchase agreement. This business combination has been done with Rexam PC and accounted for under the acquisition method as prescribed by IFRS 3—Business Combinations.

        HPC Poland contribution in the consolidated income statement for the period ended December 31, 2013 is not material:

  •
  Revenue: USD 9,452 thousand

  •
  Operating profit: USD (1,675) thousand

  •
  Net profit: USD (1,407) thousand

        All assets and liabilities have been measured at fair value in accordance with IFRS 3—Business Combinations.

3.6.3.  Purchase price allocation impacts on December 2012 balance sheet

        Albea management, assisted by independent qualified experts, identified and allocated the combination value to the assets acquired, liabilities and contingent liabilities assumed, including those not previously recognized by the seller. The main revaluations linked to the purchase price allocation are described below.

Intangible assets

        The following intangible assets have been recognized:

In thousands $	Fair value	Useful life
Customer relationships	34,300	10 years
Existing technologies	86,500	10 years
Other	4,329

Total intangible assets	125,129

        Tax effects on the fair value of the intangibles assets recognized amounted to USD 33.8 million (deferred tax liabilities).

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 3 SCOPE OF CONSOLIDATION—SIGNIFICANT EVENTS (Continued)

Inventories

        The net impact on the inventories was a value step-up of USD 6.7 million.

3.7.  ANNECY DISPOSAL

        On October 1, 2013 Albéa completed the transfer of its subsidiary Albéa Annecy SAS—which used to belong to the Personal Care division of Rexam—to Vacheron Industries for one euro generating a USD (5.4) million non-cash loss recognized in 2013 financial statements.

        In addition, Albéa agreed to fund cash for a total amount of USD 8 million during the 2014 and 2015 to assist the buyer in the recovery of this business. The cash-outs related to these engagements are expected during 2014 and 2015. The FY13 P&L impact of Annecy disposal was a USD (13.3) million loss.

NOTE 4 SEGMENT REPORTING

        As described below, Albéa has two operating segments, and reports the corporate costs not allocated to either of these two segments in the "Corporate" segment:

  •
  Tubes: laminate and plastic tubes for the oral care and cosmetics industry and dispensing system for Tubes

  •
  Cosmetic Rigid Plastic (CRP): skincare caps, lipstick, compacts, mascara, trading activities and dispending system for Fragrance and cosmetic

  •
  Corporate: "Holding & Corporate" costs not allocated to the two operating segments

        Albéa also presents data based on three geographical market, consisting of its three main geographic markets: Europe, Americas (of which North America—includes US and Mexican activities—and South America) and Asian countries (of which China and South Asia).

        Adjusted EBITDA excludes non-recurring income and expenses (restructuring costs and severance costs, non-recurring fees, shareholders' management fees, separation costs from Rexam, acquisitions and integration costs, other compensation and termination benefits, unrealized foreign exchange (gains) losses, (gains) losses on disposals, impairment, bargain purchase gain).

        Operating segments are reported in a manner which is consistent with the internal reporting provided to the Chief Operating Decision Maker. The Chief Operating Decision Maker, who is responsible for allocating resources and assessing the performance of the operating segments, has been identified as the executive committee that assess performance and allocates resources.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 4 SEGMENT REPORTING (Continued)

Adjusted EBITDA BRIDGE

In thousand $	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Operating Profit	17,187	2,777	33,849
Depreciation/amortization	72,071	31,040	23,956
Restructuring & project costs	46,515	49,808	28,229
Others	19,688	3,807	125

Ajusted EBITDA	155,461	87,433	86,159

Cosmetech International (equity method)	416	(55)	414

Ajusted EBITDA (management)	155,877	87,378	86,573

        The detail of the others is the following:

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
SUN management fees	4,100	3,978	4,692
Bargain purchase gain	0	(2,392)	(4,273)
Losses (gains) on disposals	2,827	(529)	38
Impairment	4,673	1,379	41
Inventory step-up release (purchase price allocation)	6,713	0	0
Unrealized losses (gains) on working capital	1,164	1,030	-787
Other	212	341	414

Others	19,688	3,807	126

4.1.  SEGMENT REPORTING AS AT DECEMBER 31, 2013

In thousands $ Period ended December 31, 2013	TUBES	CRP	Corporate	Consolidated
Consolidated Revenue	613,092	939,968	0	1,553,060

Adjusted EBITDA	72,290	94,337	(11,165)	155,461

Depreciation/amortization	(26,567)	(43,954)	(1,550)	(72,071)
Restructuring and projects costs	(9,986)	(24,060)	(12,470)	(46,515)
Others(1)	(10,568)	(15,076)	5,956	(19,688)

Operating Profit	25,168	11,247	(19,229)	17,187

Segment assets(2)	231,761	577,373	19,509	828,643

Capital expenditures of the period	(28,332)	(69,881)	(4,290)	(102,504)

(1)
See Adjusted EBITDA Bridge.

  The "Other" for the corporate includes mainly management fees recharged to the other segments.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 4 SEGMENT REPORTING (Continued)

(2)
Segment assets are reconciled with the balance sheet as follows:

Period ended December 31, 2013	TUBES	CRP	Corporate	Consolidated
Non current assets(*)	193,571	476,147	23,922	693,640
Inventories, net	55,644	116,403	(2,979)	169,069
WC—Receivables	97,724	165,622	24,707	288,053
WC—Payables	(115,178)	(180,800)	(26,142)	(322,119)

Segment assets	231,761	577,373	19,509	828,643

(*)
Intangible & tangible assets, net and goodwill

4.2.  SEGMENT REPORTING AS AT DECEMBER 31, 2012

In thousands $ Period ended December 31, 2012	TUBES	CRP	Corporate	Consolidated
Consolidated Revenue	551,310	398,514	402	950,225

Adjusted EBITDA	63,844	28,796	(5,206)	87,433

Depreciation/amortization	(20,377)	(9,461)	(1,202)	(31,040)
Restructuring and projects costs	(5,372)	(5,346)	(39,091)	(49,808)
Others(1)	(10,166)	(3,233)	9,591	(3,808)

Operating Profit	27,930	10,756	(35,909)	2,777

Segment assets(2)	220,195	546,587	(42,243)	724,539

Capital expenditures of the period	(46,079)	(26,716)	(3,300)	(76,094)

(1)
See Adjusted EBITDA Bridge

        The "Other" for the corporate includes mainly management fees recharged to the other segments.

(2)
Segment assets are reconciled with the balance sheet as follows:

Period ended December 31, 2012	TUBES	CRP	Corporate	Consolidated
Non current assets(*)	177,791	458,625	19,870	656,285
Inventories, net	48,722	111,791	(2,035)	158,478
WC—Receivables	90,574	165,041	12,532	268,147
WC—Payables	(96,892)	(188,870)	(72,610)	(358,372)

Segment assets	220,195	546,587	(42,243)	724,539

(*)
Intangible & tangible assets, net and goodwill

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 4 SEGMENT REPORTING (Continued)

4.3.  SEGMENT REPORTING AS AT DECEMBER 31, 2011

Period ended December 31, 2011	TUBES	CRP	Corporate	Consolidated
Consolidated Revenue	596,311	413,133	0	1,009,444

Adjusted EBITDA	63,032	22,869	259	86,160

Depreciation/amortization(1)	(18,427)	(5,352)	(177)	(23,956)
Restructuring and projects costs	(14,438)	(6,204)	(7,587)	(28,229)
Others(2)	(1,437)	3,028	(1,717)	(126)

Operating Profit	28,730	14,341	(9,223)	33,849

Segment assets(3)	178,984	95,251	10,009	284,244

Capital expenditures of the period	(44,921)	(15,948)	(1,443)	(62,312)

(1)
See Adjusted EBITDA Bridge.

        The "Other" for the corporate includes mainly management fees recharged to the other segments.

(2)
Segment assets are reconciled with the balance sheet as follows:

Period ended December 31, 2011	TUBES	CRP	Corporate	Consolidated
Intangible & Tangible assets, net(*)	156,184	62,985	14,297	233,466
Inventories, net	46,881	38,709	(107)	85,483
WC—Receivables	78,884	56,974	12,201	148,059
WC—Payables	(102,965)	(63,417)	(16,382)	(182,764)

Segment assets	178,984	95,251	10,009	284,244

(*)
Intangible & Tangible assets, net

4.4.  GEOGRAPHICAL INFORMATION AS AT DECEMBER 31, 2013

Period ended December 31, 2013	Europe	Americas	Asia	Corporate	Consolidated
Consolidated Revenue	751,525	578,243	223,292	0	1,553,060

Adjusted EBITDA	78,434	67,567	20,625	(11,165)	155,461

Depreciation/amortization(1)	(29,600)	(20,803)	(8,038)	(13,630)	(72,071)
Restructuring and projects costs	(16,484)	(10,927)	(6,634)	(12,470)	(46,515)
Others(2)	(14,029)	(6,796)	(4,820)	5,956	(19,688)

Operating Profit	18,321	29,041	1,132	(31,309)	17,186

Segment assets(3)	282,231	203,082	111,208	232,121	828,643

Capital expenditures of the period	(47,068)	(28,508)	(22,638)	(4,290)	(102,504)

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 4 SEGMENT REPORTING (Continued)

        Of which :

America	SALES	Adjusted EBITDA
North America	462,104	53,456
South America	116,139	14,111

	578,243	67,567

Asia	SALES	Adjusted EBITDA
China	135,071	9,691
south Asia	88,221	10,934

	223,292	20,625

(1)
Corporate depreciation/amortization includes depreciation of the customer relationship and existing technology recognized in the purchase price allocation for USD 12 million (see note 3.6.2)

(2)
See Adjusted EBITDA Bridge

(3)
Segment assets are reconciled with the balance sheet as follows

Period ended December 31, 2013	Europe	Americas	Asia	Corporate	Consolidated
Non-current assets(*)	235,886	142,477	78,743	236,534	693,640
Inventories, net	81,704	55,489	34,855	(2,979)	169,069
WC—Receivables	139,071	76,999	47,276	24,707	288,053
WC—Payables	(174,429)	(71,882)	(49,666)	(26,142)	(322,119)

Segment assets	282,231	203,082	111,208	232,121	828,643

(*)
Intangible & Tangible assets, net and goodwill

        Countries which represent more than 10% of consolidated revenue are as follows:

Period ended December 31, 2013	Consolidated Revenue	Consolidated Assets
France	428,055	161,520
USA	311,854	90,207

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 4 SEGMENT REPORTING (Continued)

4.5   GEOGRAPHICAL INFORMATION AS AT DECEMBER 31, 2012

Period ended December 31, 2012	Europe	Americas	Asia	Corporate	Consolidated
Consolidated Revenue	491,455	350,774	107,595	402	950,225

Adjusted EBITDA	45,945	34,503	12,192	(5,206)	87,433

Depreciation/amortization	(10,922)	(13,808)	(5,107)	(1,202)	(31,040)
Restructuring and projects costs	(5,253)	(4,431)	(1,034)	(39,091)	(49,808)
Others(1)	(6,777)	(7,085)	464	9,591	(3,808)

Operating Profit	22,993	9,179	6,514	(35,909)	2,777

Segment assets(2)	250,292	178,283	108,801	187,163	724,539

Capital expenditures of the period	(40,432)	(18,529)	(13,833)	(3,300)	(76,094)

        Of which :

America	SALES	Adjusted EBITDA
North America	302,020	29,744
South America	48,754	4,759

	350,774	34,503

Asia	SALES	Adjusted EBITDA
China	27,306	494
south Asia	80,288	11,698

	107,595	12,192

(1)
See Adjusted EBITDA Bridge

(2)
Segment assets are reconciled with the balance sheet as follows

Period ended December 31, 2012	Europe	Americas	Asia	Corporate	Consolidated
Non-current assets(*)	199,616	133,508	73,886	249,276	656,285
Inventories, net	77,891	52,647	29,975	(2,035)	158,478
WC—Receivables	122,747	77,371	55,497	12,532	268,147
WC—Payables	(149,962)	(85,244)	(50,556)	(72,610)	(358,372)

Segment assets	250,292	178,283	108,801	187,163	724,539

(*)
intangible & tangible assets, net and goodwill

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 4 SEGMENT REPORTING (Continued)

        Countries which represent more than 10% of the consolidated revenue are the following:

Period ended December 31, 2012	Consolidated Revenue	Consolidated Assets
France	242,647	146,581
USA	181,411	105,545

4.6   GEOGRAPHICAL INFORMATION AS AT DECEMBER 31, 2011

Period ended December 31, 2011	Europe	Americas	Asia	Corporate	Consolidated
Consolidated Revenue	535,426	373,099	100,919	0	1,009,444

Adjusted EBITDA	39,487	34,411	12,003	259	86,160

Depreciation/amortization(1)	(9,272)	(10,904)	(3,603)	(177)	(23,956)
Restructuring and projects costs	(8,947)	(10,685)	(1,010)	(7,587)	(28,229)
Others(2)	(622)	2,582	(368)	(1,717)	(126)

Operating Profit	20,646	15,404	7,022	(9,223)	33,849

Segment assets(3)	113,723	132,042	28,470	10,009	284,244

Capital expenditures of the period	(34,662)	(20,842)	(5,365)	(1,443)	(62,312)

        Of which :

Americas	SALES	Adjusted EBITDA
North America	310,803	29,696
South America	62,296	4,715

	373,099	34,411

Asia	SALES	Adjusted EBITDA
China	14,998	872
South Asia	85,921	11,131

	100,919	12,003

(1)
See Adjusted EBITDA Bridge

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 4 SEGMENT REPORTING (Continued)

(2)
Segment assets are reconciled with the balance sheet as follows

Period ended December 31, 2011	Europe	Americas	Asia	Corporate	Consolidated
Non-current assets(*)	94,860	102,472	21,837	14,297	233,466
Inventories, net	46,020	31,078	8,492	(107)	85,483
WC—Receivables	74,339	46,692	14,827	12,201	148,059
WC—Payables	(101,496)	(48,199)	(16,686)	(16,382)	(182,764)

Segment assets	113,723	132,042	28,470	10,009	284,244

(*)
Intangible & Tangible assets, net and goodwill

        Countries which represent more than 10% of the consolidated revenue are the following:

Period ended December 31, 2011	Consolidated Revenue	Consolidated Assets
France	279,788	38,578
USA	185,422	61,190

NOTE 5 NOTES TO THE INCOME STATEMENT

5.1.  REVENUE

        Revenue represents sales of goods deriving from Albéa's main activities, net of value added tax (VAT).

        The breakdown of revenue by segment and by geographic segment is presented in the Note 4.

5.2.  COST OF SALES

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Employee benefit expenses	(344,894)	(210,109)	(199,963)
Depreciation production assets	(54,322)	(29,195)	(22,030)
Other expenses	(874,677)	(544,502)	(604,096)

Total Costs of sales	(1,273,894)	(783,806)	(826,089)

        Changes in the cost of sales are directly linked to changes in revenue.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 5 NOTES TO THE INCOME STATEMENT (Continued)

        Other expenses can be broken down as follows:

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Raw materials and components (resins, film, inks, caps, etc.)	(421,240)	(319,442)	(371,469)
Purchase Goods for Resale—Trading	(193,420)	(102,341)	(109,034)
Other production consumables, energy and utilities	(59,268)	(36,336)	(35,364)
Freight out costs	(31,309)	(20,551)	(21,045)
Other costs (repairs, maintenance, services, etc.)	(169,441)	(65,832)	(67,184)

Total other expenses (from Costs of sales)	(874,677)	(544,502)	(604,096)

5.3.  SELLING AND ADMINISTRATIVE EXPENSES

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Employee benefit expenses	(115,446)	(67,694)	(76,440)
Depreciation and amortization	(3,930)	(1,962)	(1,868)
Other expenses	(65,032)	(43,125)	(45,550)

Total Selling and administrative expenses	(184,409)	(112,781)	(123,858)

5.4.  RESTRUCTURING AND PROJECT COSTS

        Restructuring and project costs include non-recurring incomes and expenses as restructuring costs and severance costs, non-recurring fees, acquisitions, integration and separation costs from Rexam and moving costs (footprint optimization).

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Allowances / reversal of Restructuring provisions (non cash)	(7,918)	83	(9,430)
Other costs for the year	(38,597)	(49,891)	(18,799)

Total restructuring and projects costs	(46,515)	(49,808)	(28,229)

At December 31, 2013, the main components of restructuring and projects costs are as follows:

  •
  USD (14.8) million, Rexam PC integration costs

  •
  USD (8) million, Rexam PC separation costs

  •
  USD (6.1) million, restructuring expenses (severance cost)

  •
  USD (7.8) million, project costs linked to footprint optimization (France, Italy)

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 5 NOTES TO THE INCOME STATEMENT (Continued)

  •
  USD (8) million, non-recurring fees (mainly fees linked to financial debt issuance project, additional fees linked to Rexam acquisition, other non-recurring consulting and advisory fees)

  •
  USD (1.5) million, relocation costs (China, France)

  •
  USD 3.2 million, release of provision

  •
  USD (3.5) million, other.

At December 31, 2012, the main components of restructuring and projects costs are as follows:

  •
  USD (35.6) million, Rexam PC acquisition costs

  •
  USD (1.2) million, restructuring costs (severance costs)

  •
  USD (1.5) million, project costs linked to footprint optimization (France, Italy)

  •
  USD (3.3) million, relocation costs (Colchester, Suape plants)

  •
  USD (5.2) million, integration costs (Albea Metal, Rexam PC, strategy consulting)

  •
  USD (1.5) million, acquisition fees (Tex China, Albea Metal)

  •
  USD (1.5) million, other.

For 31 December 2011, the main components of the restructuring costs are the following:

  •
  USD (5.3) million, non recurring fees: strategy consulting, acquisition costs (Albéa Metal).

  •
  USD (4.4) million, separation costs incurred for the separation from RioTinto.

  •
  USD (2.6) million, Brazil restructuring: relocation of the Sao Paulo plant in Mogi plant

  •
  USD (1.3) million, Brazil restructuring: Suape plant

  •
  USD (2.7) million, Brazil restructuring: future lease costs linked to the unused part of the plant

  •
  USD (1.5) million, UK: relocation costs of Colchester plant.

  •
  USD (5) million, France: restructuring costs

  •
  USD (1.2) million, France: restructuring costs

  •
  USD (2) million, Mexico: closing of Mexico City plant, relocation with Matamoros plant.

  •
  USD (2.4) million others.

5.5.  IMPAIRMENT CHARGES

        The main components of the impairment charges are the fair value adjustments of industrial buildings no longer used located in France (Ste Menehould USD (1.9) million) and of the Cotuplas business (USD (2.4) million) which have been reclassified as assets held for sale (see note 7.8).

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 5 NOTES TO THE INCOME STATEMENT (Continued)

5.6.  OTHER INCOME/(EXPENSE)

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Sun management fees	(4,100)	(3,978)	(4,692)
Stock margin release (purchase price allocation)	(6,713)	0	0
Intangible assets depreciation (purchase price allocation)	(12,080)	0	0
Gains (losses) on disposals	(2,827)	529	38
Unrealized forex gains (losses) on working capital	(1,164)	(1,030)	785
Other	501	2,412	2,218

Total of other income/(expense)	(26,383)	(2,067)	(1,651)

o/w other income	15,653	16,370	4,548
o/w other expense	(42,037)	(18,438)	(6,199)

5.7.  NET FINANCE COSTS

        Net finance costs break down as follows:

Breakdown of Financial result	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Cost of net debt	(73,780)	(23,217)	(4,793)
Interest costs on net debt	(60,195)	(14,260)	(4,061)
Amortized costs	(3,739)	(582)	0
Foreign exchange gains/(losses) on net debt	(354)	(8,375)	(732)
Impairment of the loan granted to Rose HPC Bidco LLC	(9,492)	0	0
Other financial expense	(2,594)	(4,324)	(2,341)
Interest costs on pensions	(2,569)	(2,176)	(1,847)
Other financial expense	(25)	(2,148)	(494)

Financial expenses	(76,375)	(27,541)	(7,134)

Other financial income
Unrealized foreign exchange gains/(losses) on net debt	12,954	7,721	277
Other financial income	2,365	0	267

Financial income	15,319	7,721	544

Net finance costs	(61,055)	(19,820)	(6,590)

        Interest costs on net debt are mainly due to the high yield bond USD (55.5) million (see note 6.10). The unrealized foreign exchange gains on the net debt are also linked to the bonds for

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 5 NOTES TO THE INCOME STATEMENT (Continued)

USD 15.7 million. The other financial income includes mainly interest on the loan to Rose HPC Bidco L.L.C (USD +1.5 million).

        An impairment of USD 9,492 thousand was booked in December 2013 on the loan granted to Rose HPC Bidco L.L.C (see note 6.4).

5.8.  SHARE OF PROFIT OF ASSOCIATES

        Share of profit of associates are linked to Cosmetech Mably International (HK) Ltd (see note 2.2.2).

5.9.  INCOME TAX

Analysis of the income tax expense

	Year ended at December 31, 2013	Year ended at December 31, 2012	Year ended at December 31, 2011
Current Income tax charge	(15,190)	(12,984)	(12,483)
Deferred income tax benefit (charge), net	8,414	3,858	3,547

Income tax expense	(6,776)	(9,126)	(8,936)

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 5 NOTES TO THE INCOME STATEMENT (Continued)

Reconciliation between the statutory tax rate in Luxembourg and Albéa's effective tax rate

(in thousands USD)	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Income (loss) before taxes	(43,525)	(17,137)	27,568

Standard tax rate applicable in Luxembourg (in %)	29.22%	28.80%	28.80%

Theoretical income tax (expense) benefit	12,718	4,935	(7,940)

Effect of:
—Differences in current tax rates of foreign countries	577	(994)	(385)
—Income not subject to tax or taxed at a reduced rate	695	696	515
—Income/(expenses) arising from tax losses and other deductible temporary differences due to changes in caps on tax rates during the period	(98)	505	1,046
—Unused tax losses and other deductible temporary differences for the period not recognized as deferred tax assets	(16,146)	(12,209)	(1,249)
—Utilization during the period of unused tax losses and other deductible temporary differences not previously recognized as deferred tax assets	2,367	2,957	1,695
—Deferred tax assets impairment	(169)	(2,462)	—
—Negative goodwill	—	561	1,619
—Prior year adjustments	(303)	1,960	(1,007)
—Expenses not deductible for tax purposes
—Other permanent differences	(79)	(495)	(149)
—Witholding tax	(2,402)	(2,707)	(664)
—Impacts of others Tax (French CVAE, Italian IRAP, Mexican IETU,..)	(3,936)	(1,873)	(2,417)
Actual income tax expense	(6,776)	(9,126)	(8,936)

Effective tax rate (in %)	NA	NA	NA

        The USD 16.1 million of unused tax losses as at December 2013 are mainly linked to:

  •
  losses making in entities where no taxable profit is expected in the foreseeable future (mainly Luxembourg, France),

  •
  and interest expenses which are not deductible in some countries.

        In 2013 legal tax rate applicable in Luxembourg has been increased to 29.22% compared to 28.8% in 2012.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 5 NOTES TO THE INCOME STATEMENT (Continued)

Deferred taxes recorded in the balance sheet

        Deferred taxes break down as follows by type of temporary difference. Most of these deferred taxes are long term.

	At December 31, 2013	At December 31, 2012	At December 31, 2011
Deferred tax assets	11,709	13,751	8,050
Deferred tax liabilities	(55,852)	(66,578)	(31,971)

Net balance of deferred tax	(44,143)	(52,827)	(23,921)

Deferred tax on:
Pension provisions	687	423	(187)
Fixed asset (tangible and intangible assets)	(48,371)	(56,908)	(21,609)
CPEC/PEC	(11,162)	(10,709)	(11,151)
Provisions	850	810	1,436
Tax losses carried forward	7,610	2,789	3,689
Other timing differences (accruals)	6,243	10,768	3,901

Net balance of deferred tax	(44,143)	(52,827)	(23,921)

Net balance of deferred tax at December 31, 2012	(52,827)

Deferred tax income/(expense) recognized in income statement	8,414
Deferred tax income/(expense) recognized in equity	(208)
Exchange differences	(157)
Other	635

Net balance of deferred tax at December 31, 2013	(44,143)

Net balance of deferred tax at December 31, 2011	(23,921)

Deferred tax income/(expense) recognized in income statement	3,859
Deferred tax income/(expense) recognized in equity	1,436
Scope change	6,331
Exchange differences	(167)
Business combination	(40,060)
Other	(304)

Net balance of deferred tax at December 31, 2012	(52,827)

        Unused tax losses carry forwards represented potential tax benefits of USD 141 million at December 31, 2013. The main tax entities to which these tax losses related at that date were as follows:

  •
  French subsidiaries in an amount of USD 59 million

  •
  Brazil subsidiaries in an amount of USD 10 million

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 5 NOTES TO THE INCOME STATEMENT (Continued)

  •
  Chinese subsidiaries in an amount of USD 26 million

  •
  Italian subsidiaries in an amount of USD 8 million

  •
  Russian subsidiary in an amount of USD 4 million

  •
  UK subsidiaries in an amount of USD 34 million

        No deferred taxes are recognized in respect of these tax loss carried forward.

5.10.  EMPLOYEE BENEFIT EXPENSES AND PERSONNEL EXPENSES

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Wages, salaries, social security costs and pension costs—defined contribution plans	(457,188)	(276,459)	(275,133)
Pension costs—defined benefit plans and other post-retirement benefits	(3,152)	(1,343)	(1,270)

Total employee benefit expenses	(460,340)	(277,803)	(276,403)

Staff of consolidated companies at year-end (number of employees, headcount)	15,335	9,226	9,337

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET

6.1.  GOODWILL

	At December 31, 2013	At December 31, 2012	At December 31, 2011
Betts(1)	12,746	12,431	11,843
Rexam PC(2)	103,892	107,008

Goodwill	116,638	119,439	11,843

(1)
For the purpose of impairment testing, the goodwill related to the acquisition of Betts Group has been allocated to groups of cash-generating units, which belong to Tubes segment reporting. The variance between 2011 and 2012 and 2012 and 2013 are due to forex exchange as Bett's goodwill is in GBP.

(2)
Rexam PC goodwill has been allocated to a group of CGUs which used the dispensing technology. The variance between 2012 and 2013 is due to HPC Poland acquisition (see note 3.6).

Goodwill impairment tests

        The recoverable amount of this group of cash-generating units was determined based on value in use. The calculation of the value in use is based on discounted cash flow method arising from financial budgets approved by management covering a five-year period. The valuation done with discounted cash flow method includes a terminal value based of the last flows of the plan. Assumptions used to establish financial budgets reflect past experience. Cash flows are extrapolated using a perpetuity growth rate that is consistent with long-term average growth rate for the business in which the CGU operates.

        The assumptions used for value-in-use calculations in 2013 are as follows:

  •
  Perpetuity growth rate: 2%

  •
  Discount rate after tax: 10%

        The assumptions used for value-in-use calculations in 2012 were as follows:

  •
  Perpetuity growth rate: 1.5%

  •
  Discount rate after tax: 9%

        With regards to the assessment of value-in-use of goodwill and other intangible and fixed assets, the Group believes that no reasonably possible changes in the key assumptions (including discount rate or perpetuity growth rate) would cause the carrying value of the above cash-generating units to exceed its recoverable amount.
        No impairment has been recorded in 2013. Further, no impairment charge would have been recognized in 2013 if:

  •
  discounted projected cash flows were 5% lower

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

  •
  the discount rate was increased by 50 basis points

  •
  the perpetuity growth rate was decreased by 50 basis points

6.2.  PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

At December 31, 2013

        The following table shows the opening and closing balances and the activity of property, plant and equipment and intangible assets for the year ended December 31, 2013.

	LAND	BUILDINGS	MACHINERY AND EQUIPMENT	OTHER	CONSTRUCTION IN PROGRESS	TOTAL PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS
Carrying amount at December 31, 2012	16,345	107,558	189,288	8,872	85,472	407,536	129,310
Business combinations	0	1,507	2,179	0	0	3,686	2
Disposals	(284)	(1,827)	(2,607)	0	(131)	(4,849)	0
Additions	10	10,560	28,965	0	57,451	96,986	2,341
Depreciation and amortization	(428)	(9,231)	(45,769)	(1,174)	0	(56,603)	(14,025)
Increase Finance Lease	5,106	7,014	9,957	67	1,844	23,987	0
Reclassified as assets held for sale	(468)	(3,825)	(522)	0	0	(4,815)	0
Impairment charges	(31)	(1,781)	(387)	5	(68)	(2,263)	(2,407)
Transfers in(out) from construction in progress	(25)	7,057	76,990	4,021	(93,947)	(5,904)	3,358
Foreign exchange difference	337	1,197	(1,154)	(614)	859	625	88
Other	(2)	0	(34)	0	0	(33)	(16)

Net book amount at December 31, 2013	20,560	118,229	256,904	11,175	51,482	458,351	118,651

        Construction in progress represents the value of capitalized equipment under construction and/or not yet commissioned as of December 31, 2013.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

Depreciation, impairment and amortization expense

        Total depreciation, impairment and amortization expense related to property, plant and equipment was charged to the consolidated income statement as follows:

Year ended December 31,	2013
Cost of sales	(54,322)
Selling and administrative expenses	(4,225)
Other income and expenses	(12,080)
Impairment of intangible and tangible fixed assets	(4,673)

(75,301)

At December 31, 2012

        The following table shows the opening and closing balances and the activity of property, plant and equipment and intangible assets for the year ended December 31, 2012.

	LAND	BUILDINGS	MACHINERY AND EQUIPMENT	OTHER	CONSTRUCTION IN PROGRESS	TOTAL PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS
Carrying amount at December 31, 2011	5,725	51,775	127,332	2,743	29,088	216,663	4,960
Business combinations	8,443	53,599	55,420	5,112	19,606	142,181	125,709
Disposals	0	0	0	(19)	(2,698)	(2,717)	(130)
Additions	5	12,769	33,921	1,263	26,451	74,409	1,323
Depreciation and amortization	(51)	(3,318)	(25,978)	(409)	0	(29,756)	(1,709)
Impairment charges	0	(883)	(457)	(8)	(30)	(1,378)	0
Transfers in(out) from construction in progress	90	(5,504)	(4,659)	300	11,918	2,145	(1,831)
Foreign exchange difference	142	997	4,103	(53)	1,137	6,326	986
Other	1,991	(1,877)	(394)	(57)	0	(337)	2

Net book amount at December 31, 2012	16,345	107,558	189,288	8,872	85,472	407,536	129,310

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

Depreciation, impairment and amortization expense

        The total depreciation, impairment and amortization expense related to property, plant and equipment was charged to the consolidated income statement as follows:

Year ended December 31,	2012
Cost of sales	(29,195)
Selling and administrative expenses	(2,257)
Impairment of intangible and tangible fixed assets	(1,378)

(32,830)

At December 31, 2011

        The following table shows the opening and closing balances and the activity of property, plant and equipment and intangible assets for the year ended December 31, 2011.

	LAND	BUILDINGS	MACHINERY AND EQUIPMENT	OTHER	CONSTRUCTION IN PROGRESS	TOTAL PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS
Carrying amount at December 31, 2010	5,524	43,774	76,444	989	15,965	142,696	5,054
Business combinations	348	10,766	35,467	167	1,298	48,046	560
Disposals	0	0	(2,561)	(1)	(508)	(3,070)	(52)
Additions	68	1,025	29,332	332	31,441	62,198	95
Depreciation and amortization	(57)	(3,053)	(19,461)	(526)	0	(23,097)	(1,130)
Impairment charges	0	(41)	0	(1)	0	(41)	0
Transfers in(out) from construction in progress	0	121	15,320	714	(16,904)	(748)	595
Foreign exchange difference	(169)	(2,725)	(5,281)	(87)	(1,966)	(10,228)	(177)
Other	10	1,907	(1,928)	1,155	(236)	907	15

Net book amount at December 31, 2011	5,725	51,775	127,332	2,743	29,088	216,663	4,960

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

Depreciation, impairment and amortization expense

        The total depreciation, impairment and amortization expense related to property, plant and equipment was charged to the consolidated income statement as follows:

Year ended December 31,	2011
Cost of sales	(22,030)
Selling and administrative expenses	(2,197)
Impairment of intangible and tangible fixed assets	(41)

(24,268)

Impairment tests for property, plant and equipment

        Albea has organized its management operation and reporting structure into ten clusters which represents the CGUs: Tubes Europe, Tube Americas, CRP North America, China, Indonesia, India, Brazil, Beauty Solutions, Dispensing systems and CRP Europe. These clusters have a dedicated management (cluster manager, finance, HR, sales). Operating measurement and resource allocation are carried out by management on this structure.

        At the end of each period, Albéa assesses whether there is an indication that an asset (other than a financial asset) or a cash generating unit (CGU) may be impaired.

        The recoverable amount of property, plant and equipment is based primarily on calculations using value in use. These calculations use post-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates presented below. The key assumptions used for value-in-use calculations for each CGU are as follows:

        The assumptions used for value-in-use calculations in 2013 are as follows:

  •
  Perpetuity growth rate: 2%

  •
  Discount rate after tax: 10%

        The assumptions used for value-in-use calculations in 2012 were as follows:

  •
  Perpetuity growth rate: 1.5%

  •
  Discount rate after tax: 9%

        Management determined average gross margins based on past performance and its expectations of market development. The weighted average growth rates used are consistent with the forecasts included in industry reports. The discount rate is the rate used by comparable companies.

        No impairment has been recorded neither in 2013, nor in 2012 and nor in 2011. Further, no impairment charge would have been recognized in 2013 if :

  •
  discounted projected cash flows were 5% lower

  •
  the discount rate was increased by 50 basis points

  •
  the perpetuity growth rate was decreased by 50 basis points

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

6.3.  OTHER FINANCIAL RECEIVABLES

        It includes:

  •
  USD 14.2 million, China compensation to be received in 2014 after handing keys (see note 6.15).

  •
  USD 5.9 million, Rose HPC Bidco L.L.C. loan (see 6.4).

6.4.  OTHER FINANCIAL ASSETS

	At December 31, 2013	At December 31, 2012	At December 31, 2011
Loan granted to Rose HPC Bidco LLC	0	18,404	0
Deposits	2,107	1,480	2,024
Restricted cash	0	0	393
Employees loans (from French "1% Logement")	3,542	3,422	3,908
Investments in non-consolidated companies	529	535	586
Other non-current assets	1,082	499	522

Total other financial assets	7,260	24,341	7,433

        Albéa lent USD 18.4 million to Rose HPC Bidco L.L.C, an affiliate of Sun Capital, for the acquisition by Sun Capital of Rexam HPC on December 31, 2012 (see Note 3.6). In 2013, HPC Poland acquisition price (USD 3 million) has been deducted from the loan as well as the price adjustment linked to HPC Rose (USD 0.7 million).

        On May 30, 2014, Coveris Holding Corp., an affiliate of SUN Capital, purchased for $1 Rose HPC Bidco L.L.C. In connection with this transaction, Twist Beauty Packaging was offered the opportunity to receive a lump sum of USD 4.6 million in cash as total payment for all amounts that remained due and payable under this loan. At the same time, Albea negociated the acquisition of equipment for USD 666 thousand and the cancellation of HPC Poland debt of USD 609 thousand due to an affiliate of Rose HPC Bidco L.L.C. These three amounts have been deducted from the loan for USD 5,875 thousand. Accordingly, an impairment of USD 9,492 thousand was booked as at December 31, 2013 on the loan granted to Rose HPC Bidco L.L.C. (see note 5.7).

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

6.5.  INVENTORIES

	At December 31, 2013	At December 31, 2012	At December 31, 2011
Work in Progress	32,098	23,026	14,625
Finished goods	72,399	76,358	32,333
Raw Materials	81,577	76,317	45,965
Provision / Impairment on Inventories	(17,005)	(17,222)	(7,440)

Total inventories	169,069	158,478	85,483

        The amounts shown above include provisions and the elimination of the intercompany margin in finished goods inventory for Albéa entities. Rexam inventories have been reevaluated at fair value (purchase price allocation) as December 31, 2012. The impact is a value step-up of USD 6.7 million on December 2012 inventories (see note 3.6.3).

6.6.  TRADE RECEIVABLES AND OTHER DEBTORS

	At December 31, 2013	At December 31, 2012	At December 31, 2011
Trade receivables, gross	219,155	224,140	127,259
Less : impairment	(3,346)	(18,081)	(14,951)

Trade receivables, net	215,809	206,060	112,308
Operating Working Capital—assets	44,459	35,512	35,751
Non operating Working Capital—assets	27,785	26,576	0

Other debtors	72,244	62,088	35,751

Total Trade receivables and other debtors	288,053	268,148	148,059

        An old doubtful receivable impaired at 100% has been written off in the second quarter for USD 13 million.

        Due to their short-term maturities, the fair value of Trade receivables and other is close to its carrying amount. None of Albéa's trade receivables is interest bearing.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

        The ageing of Albéa's past due trade receivables is as follows:

Ageing of Albéa's past due trade receivables	At December 31, 2013	At December 31, 2012	At December 31, 2011
Not due	201,781	192,781	97,671
0 day	1,082	0	0
Less than 1 month	11,731	11,467	11,373
Between 31 days and 60 days	1,162	1,930	1,282
Between 61 days and 90 days	53	(119)	612
Between 91 days and 180 days	0	0	1,370
Between 181 days and 365 days	0	0	0
More than 365 days	0	0	0

Total past due trade receivables	215,809	206,060	112,308

        Additions to and reversals of provisions for bad debt have been included in selling and administrative expenses in the consolidated income statement. When a trade receivable is deemed uncollectible, it is written off against the provision for bad debt account. Subsequent recoveries of amounts previously written off are credited against selling and administrative expenses in the consolidated income statement.

6.7.  CASH AND CASH EQUIVALENTS

        Cash and cash equivalents comprise cash in bank accounts and on hand, short-term deposits held on call with banks and highly liquid investments that are readily convertible into known amounts of cash and which are subject to insignificant risk of changes in value, less bank overdrafts that are repayable on demand.

	At December 31, 2013	At December 31, 2012	At December 31, 2011
Cash in bank accounts and on hand	81,199	223,120	26,970
Short-term bank deposits and investments	4,093	1,877	1,402

Cash and cash Equivalents	85,292	224,997	28,372
Less: Bank overdrafts repayable on demand	(1,660)	(4,125)	(976)

Net Cash and cash Equivalents	83,633	220,872	27,396

        Bank overdrafts are included in current borrowings.

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

6.8.  ASSETS/LIABILITIES HELD FOR SALE

        It includes :

  •
  buildings held for sale in France and China

  •
  Cotuplas assets and liabilities. As of February 17, 2014, Albea has completed the sale of Cotuplas to AISA (see note 7.8). The entity has not been classified as discontinued.

6.9.  CAPITAL STOCK

        The capital of Twist Beauty S.à r.l. & Partners S.C.A. amounts to EUR 217,458 and is represented by 1 management share, 202,217 class A shares, 12,320 class B0 shares with a nominal value of EUR 1, 1,750 class B1 shares with a nominal value of EUR 1 and 1,170 class B2 shares with a nominal value of EUR 1, each fully paid.

6.10.  BORROWINGS AND OTHER FINANCIAL LIABILITIES

	At December 31, 2013	At December 31, 2012	At December 31, 2011
Asset Based Lending / Factoring	52,109	63,336	64,485
PEC—Preferred Equity Certificates	2,512	2,410	2,601
Bonds, net(1)	638,070	623,734	0
Finance lease liabilities(2)	36,718	15,599	0
Others(3)	36,052	27,060	3,926

Borrowings	765,461	732,139	71,012

Of which current	86,869	81,447	46,287
Of which non current	678,591	650,692	24,726

Asset Based Factoring Europe and Factoring are linked to the factoring operations carried out by Albéa. These operations are with recourse, so the receivables and inventories concerned are not derecognized in the financial statements.

(1)
Bonds, net of amortized financing fees (USD 22.5 million)

(2)
Includes USD 23.6 million in finance leases linked to the new plant in Tubes France (Ste Menehould)

(3)
The main components of the other borrowings are as follows:
  •
  Poland: USD 1.7 million

  •
  Italy: USD 5.4 million

  •
  India: USD 2.7 million

  •
  UK: USD 0.8 million

  •
  Brazil :USD 7.8 million

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

  •
  China : USD 3.3 million

  •
  France : USD 2.4 million

  •
  Accrued interest on bonds: USD 10 million

  •
  Bank overdrafts: USD 1.7 million

Net debt

	At December 31, 2013	At December 31, 2012	At December 31, 2011
Asset Based Lending / Factoring	52,109	63,336	64,485
PEC/CPEC	2,512	2,410	2,601
Bonds, net	638,070	623,734	0
Finance lease liabilities, face value	36,718	15,599	0
Other (excluding bank facilities and bank overdraft)	34,392	22,934	2,950

Borrowings (A)	763,802	728,013	70,036

Short-term bank deposits and investments	4,093	1,877	1,402
Cash and cash Equivalents	81,199	223,120	26,970
Bank facilities and bank overdraft	(1,660)	(4,125)	(976)

Cash net (B)	83,633	220,872	27,396

Debt Net (A) - (B)	680,169	507,142	42,640

The maturity schedule of the borrowings is as follows:

At December 31, 2013	Less than one year	Between 1 and 3 years	Between 3 and 5 years	More than five years	Total
Asset Based Lending / Factoring	52,109	0	0	0	52,109
PEC—Preferred Equity Certificates	0	0	0	2,512	2,512
Bonds	0	0	0	660,599	660,599
Finance lease liabilities	6,602	9,579	3,995	16,542	36,718
Others	28,917	6,562	311	262	36,052

Borrowings	87,628	16,142	4,306	679,915	787,991

Amortized financing fees	(758)	(6,468)	(3,626)	(11,678)	(22,530)

Borrowings	86,870	9,674	680	668,237	765,461

Convertible Preferred Equity Certificates

Issued in 2010

        On June 30, 2010, the Company issued 19,090,147 Convertible Preferred Equity Certificates (CPECS) with an initial par value of EUR 1 and an aggregate par value of EUR 19.1 million. They are

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

held by an affiliate of Sun Capital Partners. The repayment of the nominal value is payable on the 49th anniversary of the issue date of the CEPCS which are yield free.

Issued in 2011

        On June 23, 2011, Twist Beauty Packaging S.à r.l. issued Convertible Preferred Equity Certificates ("CPECS") for EUR 9.3 million which are held by an affiliate of Sun Capital Partners. The repayment of the nominal value is payable on the 49th anniversary of the issue date of the CEPCS which are yield free.

CPECS restructuring in 2012

        On October 29, 2012, the above-mentioned CPECS which were issued by the Company and by Twist Beauty Packaging S.à r.l. were cancelled and replaced by the issuance on November 26 of 28,497,971 new CPECS held by an affiliate of Sun Capital Partners.

        The key features of the convertible preferred equity certificates (CPECS) are as follows:

  •
  A total of 28,497,971 CPECS were issued at a par value of EUR 1 each;

  •
  The CPECS are non-interest bearing;

  •
  The certificates carry no voting rights.

        At any time, upon the approval of a majority of shareholders representing at least two thirds of the share capital, the holder is entitled to convert any or all of its CPECS into ordinary shares with a value equal to the conversion price (one share for one CPEC). At any time, the issuer shall be entitled to repurchase any or all of the CPECS at the redemption price. The redemption price shall be:

  •
  upon maturity date or liquidation, the par value or,

  •
  upon optional redemption, the greater of (a) the par value for such outstanding CPECS and (b) the fair value of one share.

        On December 31, 2012, 1,356,566 CPECS were redeemed for a fair value of USD 27,299 thousand to remove from Albéa the shares of Rose HPC Holding L.L.C, which is currently an affiliate of Sun Capital. At December 31, 2012, this entity was not consolidated in Albéa's financial statements (see Note 3).

        As the CPECS are classified in equity, the redemption was recognized as a reduction of shareholders' equity (USD 26,636 thousand).

Accounting policy

        The accounting treatment under IFRS (see accounting policy in Note 2.3.4) requires the nominal value of the CPECS plus the interest over the 49-year term of the PECS to be discounted to a net present carrying amount using a cost of debt measured at fair value. As of December 31, 2013, the discounted carrying amount of the CPECS was USD 0.1 million and was classified in borrowings. The other portion was classified in equity for an amount net of deferred tax for USD 28.7 million. The financial expense representing the change in the discounted nominal value of the CPECS during the

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

period was not deemed material and no financial expense was recognized to the consolidated statement of comprehensive income.

Preferred Equity Certificates

        On June 30, 2010, the Company issued preferred equity certificates with an aggregate par value of EUR 3.8 million. The mandatory redemption date is June 30, 2059 and the redemption price is equal to the par value for each outstanding PEC plus the accrued unpaid interest, if any, on each outstanding PEC. The Company accounts for the PECS as non-current borrowings.

        The key features of the preferred equity certificates (PECS) are:

  •
  At December 31, 2010, there were 3,398,924 Series 1 PECS, 96,177 Series 2 PECS and 419,800 Series 3 PECS in issue at a par value of EUR 1, USD 1 and CAD 1 respectively;

  •
  The PECS are interest bearing, with a coupon rate of 5.5% per annum;

  •
  The certificates carry no voting rights;

  •
  There is no option to convert the certificates to equity;

  •
  Unless redeemed earlier, the PECS must be redeemed at par plus any unpaid interest after 49 years.

        On October 30, 2012, 270,000 Series 1 PECS (EUR 270 thousand) have been redeemed.

        The accounting treatment under IFRS requires the nominal value of the PECS plus interest over the 49-year term of the PECS to be discounted to a net present carrying amount using a cost of debt measured at fair value. The Fair Value was calculated using cash flows discounted at a rate based on the borrowing rate of 12.1%. The liability component of the PECS at December 31, 2013, amounted USD 2.5 million.

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

6.11.  PENSIONS AND OTHER LONG-TERM EMPLOYEE BENEFITS OBLIGATIONS

	Pensions	Other long-term employee benefits obligations	Termination benefits	Total
Pensions at December 31, 2012	56,053	6,964	2,700	65,717

Current service costs	2,572	362	230	3,164
Interest costs	2,425	144	0	2,569
Benefits paid	(2,337)	(276)	(494)	(3,106)
Acquisition / Divestitures	(1,144)	0	0	(1,144)
Change in exchange variation	1,124	91	95	1,311
Actuarial gains and losses on benefit obligations	(1,214)	(395)	0	(1,610)
Other adjustments	(105)	(480)	(0)	(585)

Pensions at December 31, 2013	57,373	6,410	2,531	66,315

	Pensions	Other long-term employee benefits obligations	Termination benefits	Total
Pensions at December 31, 2011	35,871	4,273	0	40,144

Current service costs	1,334	102	0	1,436
Interest costs	2,142	34	0	2,176
Benefits paid	(1,319)	(323)	0	(1,642)
Acquisition / Divestitures	7,451	980	0	8,431
Change in exchange variation	802	(104)	24	722
Actuarial gains and losses on benefit obligations	6,134	29	0	6,163
Other adjustments	(787)	607	2,653	2,473
Business combination	4,425	1,366	23	5,814

Pensions at December 31, 2012	56,053	6,964	2,700	65,717

Description of plans

        Albéa operates a number of pension plans. Some of these plans are defined contribution plans and some are defined benefit plans (France, Germany, Indonesia, and Italy). Valuations of these plans are produced and updated annually at December 31, 2013 by qualified actuaries.

Pension plans

        The majority of Albéa's pension obligations relate to unfunded defined benefit pension plans mostly in France and Germany, and lump-sum indemnities payable upon retirement to employees in France. Pension benefits are generally based on the employee's service and highest average eligible compensation before retirement, and are periodically adjusted for increases in the cost of living, either by Albéa practices, collective agreements or statutory requirements.

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

Termination

        Termination plan concerns only German early retirement program.

Main Assumptions (rates per annum)

        The main assumptions used in the valuations of the plans are set out below:

        The Iboxx AA rate has been used as reference to determine the discount rate of the euro zone.

Total expense recognized in the consolidated income statement

	FRANCE	GERMANY
At December 31, 2013
Rate of increase in salaries	2.0% + nominal rate between 0.25% to 3.5%	0.0%
Rate of increase in pensions	N/A	2.0%
Discount rate	3.25%	3.4%
Inflation	2.0%	0.0%
Duration	14 years	17 years
At December 31, 2012
Rate of increase in salaries	2.0% + nominal rate between 0% and 3.5%	0.0%
Rate of increase in pensions	N/A	2.0%
Discount rate	3.0%	3.0%
Inflation	2.0%	0.0%
Duration	14 years	17 years
At December 31, 2011
Rate of increase in salaries	2.0% + nominal rate between 0% and 3.5%	0.0%
Rate of increase in pensions	N/A	2.0%
Discount rate	4.30%	4.3%
Inflation	2.0%	0.0%

Year ended December 31, 2013	Total defined benefit plans
Current employer service cost for defined benefit plans	3,152
Pensions Interests costs (Other than Normal Service costs)	2,569
Total expenses	5,721

Year ended December 31, 2012	Total defined benefit plans
Current employer service cost for defined benefit plans	1,343
Pensions Interests costs (Other than Normal Service costs)	2,176
Total expenses	3,520

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

Year ended December 31, 2011	Total defined benefit plans
Current employer service cost for defined benefit plans	1,270
Pensions Interests costs (Other than Normal Service costs)	1,847
Total expenses	3,117

Reconciliation between the provisions and present values of the defined benefit obligation/fair value of plans assets

At December 31, 2013

Post-employment benefits

Year ended December 31, 2013	France	Germany	Other	Total
Present value of obligation	30,216	20,068	10,183	60,467
Fair value of plan assets	0	(3,094)	0	(3,094)

Net provision recognized	30,216	16,974	10,183	57,373

Other long-term employee benefits

Year ended December 31, 2013	France	Germany	Other	Total
Present value of obligation	5,846	0	564	6,410
Fair value of plan assets	0	0	0	0

Net provision recognized	5,846	0	564	6,410

Termination benefits

Year ended December 31, 2013	France	Germany	Other countries	Total
Present value of obligation	0	2,513	18	2,531
Fair value of plan assets	0	0	0	0

Net provision recognized	0	2,513	18	2,531

At December 31, 2012

Post-employment benefits

Year ended December 31, 2012	France	Germany	Other countries	Total
Present value of obligation	29,548	21,432	9,119	60,099
Fair value of plan assets	0	(4,046)	0	(4,046)

Net provision recognized	29,548	17,386	9,119	56,053

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

Other long-term employee benefits

Year ended December 31, 2012	France	Germany	Other	Total
Present value of obligation	5,883	0	1,081	6,964
Fair value of plan assets	0	0	0	0

Net provision recognized	5,883	0	1,081	6,964

Termination benefits

Year ended December 31, 2012	France	Germany	Other countries	Total
Present value of obligation	0	2,700	0	2,700
Fair value of plan assets	0	0	0	0

Net provision recognized	0	2,700	0	2,700

At December 31, 2011

Pensions

Year ended December 31, 2011	France	Germany	Other	Total
Present value of obligation	15,455	17,251	7,149	39,855
Fair value of plan assets	0	(3,985)	0	(3,985)

Net provision recognized	15,455	13,266	7,149	35,870

Other long-term employee benefits obligations

Year ended December 31, 2011	France	Germany	Other	Total
Present value of obligation	3,805	0	468	4,273
Fair value of plan assets	0	0	0	0

Net provision recognized	3,805	0	468	4,273

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

Sensitivity analyses

        The present value of Albéa's obligation for pensions and other post-employment benefits is sensitive to changes in discount rates. An increase of 25 basis points in the discount rate would have the following impacts on the present value of Albéa's defined benefit obligation (DBO):

Pensions

Year ended December 31, 2013	In thousand of $	In % of DBO
France	1,071	3.5%
Germany	770	3.9%
Other countries	N/A

Total	1,841

Other long-term employee benefits obligations

Year ended December 31, 2013	In thousand of $	In % of DBO
France	138	2.3%
Germany	N/A
Other countries	N/A

Total	138

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

6.12.  PROVISIONS

(Excluding pension and OPEB)	At December 31, 2012	Allowances	Reversals of provisions used	Reclassified as Liabilities held for sale	Reversals of provisions not used	Annecy disposal	Foreign exchange impact	Other	At December 31, 2013
Restructuring	5,462	11,219	(3,464)	0	(3,302)	(1,936)	10	2,853	10,842
Other provisions for risks and contingencies	11,903	2,054	(1,532)	(227)	(610)	0	138	(2,678)	9,050

Total	17,365	13,273	(4,996)	(227)	(3,912)	(1,936)	148	175	19,892

Current portion	8,403								16,380
Non-current portion	8,963								3,512

        The provision for restructuring mainly includes restructuring plan launches in several sites.

        Provisions for litigation and claims were recognized for all litigation (mainly, commercial USD 2.8 million, employees USD 4.9 million, and tax-related USD 0.7 million) identified at December 31, 2013.

(Excluding pension and OPEB)	At December 31, 2011	Allowances	Reversals of provisions used	Reclassified as Liabilities held for sale	Reversals of provisions not used	Business combinations	Foreign exchange impact	Other	At December 31, 2012
Restructuring	7,635	876	(4,357)	0	(959)	2,766	(161)	(338)	5,462
Other provisions for risks and contingencies	13,379	1,344	(577)	0	(3,748)	1,901	250	(645)	11,903

Total	21,013	2,219	(4,933)	0	(4,707)	4,667	89	(983)	17,365

Current portion	7,357								8,403
Non-current portion	13,653								8,963

6.13.  TRADE PAYABLES AND OTHER

	At December 31, 2013	At December 31, 2012	At December 31, 2011
Trade payables	170,810	146,849	97,952

Other payables	73,202	128,102	39,621
Employee payables	78,107	83,420	45,192

Total Trade and other payables	322,119	358,372	182,765

        Other payables in December 2012 included USD 56 million of acquisition/financing fees which were paid in 2013.

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

        The ageing of Albéa's past due trade payables is as follows:

Ageing of Albéa's past due trade payables	At December 31, 2013	At December 31, 2012	At December 31, 2011
Not due	121,174	123,433	82,236
0 day	18,236	0	0
Less than 1 month	17,742	14,476	13,335
Between 31 days and 60 days	9,062	6,248	1,396
Between 61 days and 90 days	1,937	1,427	338
Between 91 days and 180 days	2,659	1,265	647
Between 181 days and 365 days	0	0	0
More than 365 days	0	0	0

Total past due trade payables	170,810	146,849	97,952

6.14.  FINANCIAL INSTRUMENTS

        The information below relates to Albéa's financial instruments, and excludes those of joint ventures accounted for under the equity method of accounting.

At December 31, 2013

	Carrying amount	Fair value hierarchy level	Fair value	Assets available for sale	Loans and receivables	Assets held to maturity	Debt at amortised cost	Derivate instruments
Other financial assets	7,260				7,260
Other financial receivables	20,148				20,148
Trade receivables	288,053				288,053
Cash and cash equivalents	85,292				85,292
Assets held for sale	29,023			29,023

Assets	429,776		0	29,023	400,753	0	0	0

Bonds	638,070	1	695,659
Other borrowings	127,391				127,662			(271)
Trade payables and other	322,119				322,119
Other financial liabilities	35,414				35,414
Liabilities held for sale	4,355			4,355

Liabilities	489,279		695,659	4,355	485,195	0	0	(271)

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

At December 31, 2012

	Carrying amount	Fair value hierarchy level	Fair value	Assets available for sale	Loans and receivables	Assets held to maturity	Debt at amortised cost	Derivate instruments
Other financial assets	24,341				24,341
Trade receivables	268,147				268,147
Cash and cash equivalents	224,997				224,997
Assets held for sale	18,878			18,878

Assets	536,362		0	18,878	517,485	0	0	0

Bonds	623,734	1	679,550
Borrowings	108,405				108,405
Trade payables and other	358,372				358,372
Other financial liabilities	1,182				1,182
Liabilities held for sale	0

Liabilities	467,959		679,550	0	467,959	0	0	0

At December 31, 2011

	Carrying amount	Fair value hierarchy level	Fair value	Assets available for sale	Loans and receivables	Assets held to maturity	Debt at amortised cost	Derivate instruments
Other financial assets	7,433			586	6,847
Trade receivables	148,059				148,059
Cash and cash equivalents	28,372		28,372

Assets	183,864		28,372	586	154,906	0	0	0

Borrowings	71,013						71,013
Trade payables and other	182,764				182,764

Liabilities	253,777		0	0	182,764	0	71,013	0

Fair value Hierarchy

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

        The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. The quoted market price used for financial assets held by the Group is the current bid price; the appropriate quoted market price for financial liabilities is the current asking price. This valuation method is referred to as Level 1 in the hierarchy established by IFRS 13.

        The fair value of financial instruments that are not traded in an active market is determined by using valuation models incorporating various inputs including the credit quality of counterparties, foreign exchange spot and forward rates and forward interest rate curves. The assumptions used are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This valuation method is referred to as Level 2 in the hierarchy established by IFRS 13.

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

6.15.  OTHER FINANCIAL PAYABLES

        At December 31, 2013, the main components of financial payables:

  •
  USD 32.2 million, deferred Chinese compensation revenue

        An agreement has been signed on April 24, 2013 with the Chinese government for the compensation on Shanghai factory relocation (USD 49.7 million). As at December 31, 2013, USD 35.5 million have been received in cash, of which USD 17.5 million have been used by Albéa to compensate the relocation expenditures incurred in 2013.

  •
  USD 3.3 million, Annecy liabilities

        Albea sold Annecy business as at 1st October 2013. The selling price is one euro. In addition, Albea have to pay USD 8 million from now to 2015 to help the buyer to succeed in the recovery of this business. USD 4.7 million have been paid in 2013.

NOTE 7 ADDITIONAL INFORMATION

        Albéa's capital management objectives are to safeguard Albéa's ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

7.1.  FINANCIAL RISK MANAGEMENT

7.1.1.  Risk management objectives and policies

        Albéa is exposed to various types of risk:

  •
  Foreign exchange risk

  •
  Interest rate risk

  •
  Liquidity risk

  •
  Covenants

  •
  Counterparty risk

  •
  Raw material price risks

        Albéa's risk management is coordinated at its headquarters, in close cooperation with the executive committee, and focuses on securing Albéa's short- to medium-term cash flows by minimizing exposure to financial markets.

        Albéa faces a number of risks, among which the main ones are market, environmental, social as well as financial risks. Risk management is an issue addressed by every employee and Albéa is committed to running its operations in a responsible and sustainable manner. Albéa has put in place a risk management framework. Albéa's approach to risk management is to identify relevant risks affecting its strategy and operations, report them throughout the organization and mitigate these risks.

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Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION (Continued)

7.1.2.  Foreign exchange risk

Operating flows

        Albéa operates in 14 countries through consolidated subsidiaries. Albéa's net investments, earnings and cash flows are influenced by a wide variety of currencies due to the geographic diversity of Albéa's sales and the countries in which it operates.

        Albéa records its financial position and income in the relevant local currency, and then converts these figures into US dollars at the applicable exchanges rates for the purpose of consolidation in Albéa's financial statements (see Note 2.3.1).

        Part of the main currencies in the 2013 revenue breaks down as follows by currency:

Main currencies		At December 31, 2013
Brasilian real	BRL	116,139	7.5%
Canadian dollar	CAD	1,959	0.1%
Yuan Chine	CNY	95,956	6.2%
Euro	EUR	653,710	42.1%
Pound sterling	GBP	54,631	3.5%
Hong kong dollar	HKD	9,082	0.6%
Indonesia rupiahs	IDR	30,905	2.0%
Indian rupees	INR	23,912	1.5%
Mexican peso	MXN	23,190	1.5%
Polish zlotych	PLN	75,586	4.9%
Russian ruble	RUR	12,303	0.8%
US dollar	USD	455,688	29.3%

		1,553,060	100.0%

        Operating profit is mainly influenced by the currencies of those countries in which Albéa's operating plants are located. The Euro and US dollar are the currencies that influence operating profit the most.

        Due to the low proportion of financial assets and liabilities that are not denominated in the subsidiaries' functional currency, Albéa is not significantly exposed to transactional foreign exchange risk. However Albéa remains exposed to foreign exchange risk through the translation of the financial statements of its entities from functional currencies to US dollars. Moreover Albéa is slightly exposed to the following foreign exchange risks:

  •
  Albéa has chosen to manufacture products that are sold in the euro and USD zones in low-cost countries (Poland, Mexico, Indonesia, and China). As a result, Albéa is exposed to the impact of changes in the PLN/EUR, MXN/USD, IDR/USD and CNY/USD rates. The "transactional risk" part of this exposure is not hedged since Albéa considers that over time the cost of hedging would be greater than the benefits derived from smoothing out the impact of fluctuations in the exchange rate.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION (Continued)

  •
  Albéa is exposed to the impact of changes in the CAD/USD rate as a result of the production in Canada of the webbing used to manufacture tubes sold in the USA. Albéa also considers that over time the cost of hedging would be greater than the benefits derived from smoothing out the impact of the fluctuations in the exchange rate.

  •
  The trading business unit (Beauty Solutions) imports products from Asia, purchased in USD, to Europe and as a result is exposed to the impact of fluctuations in the USD/EUR rate.

  •
  Within Albéa, support services are mostly provided from the European head office, exposing Group companies outside of the eurozone to the impact of fluctuations in the EUR exchange rate. Albéa's policy is to leave exposures resulting from intercompany cash flows unhedged.

        The following table shows the trade receivables and payables for the main currencies to which Albéa is exposed as at December 31, 2013, 2012 and 2011 (figures in thousands of USD).

December 31, 2013	Euro	United States Dollar	Pound sterling	Other
WC—Receivables	147,180	50,822	8,373	81,678
WC—Payables	(175,802)	(52,470)	(13,941)	(79,906)

Net Balance Sheet position	(28,622)	(1,648)	(5,568)	1,772

December 31, 2012	Euro	United States Dollar	Pound sterling	Other
WC—Receivables	132,836	49,211	4,039	82,061
WC—Payables	(179,309)	(57,948)	(13,766)	(107,349)

Net Balance Sheet position	(46,472)	(8,737)	(9,727)	(25,288)

December 31, 2011	Euro	United States Dollar	Pound sterling	Other
WC—Receivables	88,247	16,896	3,902	39,014
WC—Payables	(116,785)	(18,968)	(9,576)	(37,435)

Net Balance Sheet position	(28,538)	(2,072)	(5,674)	1,679

Financing flows

        Borrowings per currency are the following:

Borrowings	December 31, 2013	December 31, 2012	December 31, 2011
US Dollar	392,587	398,001	42,364
Euro	354,582	317,551	26,776
Pound sterling	3,513	6,113	458
Other currencies	14,780	10,474	1,414

Total	765,461	732,139	71,012

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION (Continued)

Sensitivity to changes in exchange rates for the main exposure

        For Albéa the main exposure is the variation of the exchange rate USD/EUR.

        As of December 31, 2013, the sensibility of consolidated revenue and operating profit to this exchange rate is as follows:

At December 31, 2013	5% Increase	10% Increase
Impact of revenues	32,685	65,371
Impact on operating profit	(377)	(754)

7.1.3.  Interest rate risk

        Interest rate risk refers to the risk that the value of financial instruments that are held by Albéa and are subject to variable rates or the cash flows associated with such instruments that will fluctuate due to changes in market interest rates.

At December 31, 2013	Carrying amount	Of which fixed rate	Of which variable rate	Of non-interest bearing
Asset Based Lending / Factoring	52,109	0	48,223	3,886
PEC—Preferred Equity Certificates	2,512	2,512	0	0
Bonds, net of amortized costs	638,070	638,070	0	0
Finance lease liabilities	36,718	0	36,718	0
Others	36,052	10,497	15,854	9,699

Borrowings	765,461	651,078	100,796	13,585

        Borrowings under our Asset Based Lending facility and European Invoice Discounting facility had a weighted average interest rate of 5.13% and 2.65%, respectively, as at December 31, 2013.

        The main Finance Lease is related to the new plant in Tubes France (Ste Menehould) for USD 23 million. The duration is 12 years for the first tranche and 7 years for the second. The interest rate is Euribor 3M+2.9%.

        Albéa is not significantly exposed to interest rate risk since only a limited portion of its financing is subject to variable rates. An increase in the variable rate of 100 basis points would have a negative impact of about USD 1,000 thousand on financial income.

At December 31, 2012	Carrying amount	Of which fixed rate	Of which variable rate	Of non-interest bearing
Asset Based Lending / Factoring	63,336	0	63,336	0
PEC—Preferred Equity Certificates	2,410	2,410	0	0
Bonds, net of amortized costs	623,734	623,734	0	0
Finance lease liabilities	15,599	0	15,599	0
Others	27,060	1,522	16,231	9,306

Borrowings	732,139	627,666	95,166	9,306

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION (Continued)

At December 31, 2011	Carrying amount	Of which fixed rate	Of which variable rate	Of non-interest bearing
Asset Based Lending / Factoring	64,485	0	64,485	0
PEC—Preferred Equity Certificates	2,601	2,601	0	0
Bonds, net of amortized costs	0	0	0	0
Finance lease liabilities		0	0	0
Others	3,927	464	3,329	134

Borrowings	71,013	3,065	67,814	134

        Borrowings under our Asset Based Lending facility and European Invoice Discounting facility had a weighted average interest rate of 5.4% and 2.25%, respectively, as at December 31, 2012.

7.1.4.  Liquidity risk

        Risks concern Albéa's ability to access financing and future development. Albéa's shareholder supports the strategy to be implemented, and Albéa has put in place a funding facility to support its current operations.

        The following table shows the contractual maturity of the Group's financial liabilities:

At December 31, 2013	Less than one year	Between 1 and 3 years	Between 3 and 5 years	More than five years	Total
Asset Based Lending / Factoring	52,109	0	0	0	52,109
PEC—Preferred Equity Certificates	0	0	0	2,512	2,512
Bonds	0	0	0	660,599	660,599
Finance lease liabilities	6,602	9,579	3,995	16,542	36,718
Others	28,917	6,562	311	262	36,052

Borrowings	87,628	16,142	4,306	679,915	787,991

Amortized financing fees	(758)	(6,468)	(3,626)	(11,678)	(22,530)

Borrowings	86,870	9,674	680	668,237	765,461

        Albéa's principal uses of cash have been to finance working capital, capital expenditure, debt service and repayments, and acquisitions.

        Albéa's principal sources of liquidity have historically been net cash provided by operating activities and borrowings under our European Invoice Discounting revolving facility (European Factoring) and Asset Based Lending facility (ABL facility) in the USA and Canada.

        In order to finance the Rexam PC acquisition, Albéa issued a bond for USD 385 million and €200 million on October 31, 2012.

        As at December 31, 2013, Albéa had USD 83,6 million of cash and cash equivalents and USD 84,3 million of the undrawn Asset Based Lending facility and European Invoice Discounting facility. Also, Albéa has additional borrowing capacity in excess of approximately USD 5 million (overdraft facility).

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION (Continued)

7.1.5.  Covenants

        The bond is not subject to covenants which could trigger its redemption. Albéa is only subject to covenants which may limit the issuance of additional debt.

        For the other borrowings, while Albéa respects its covenants, the related amounts are not significant enough to generate a liquidity issue should Albéa have to immediately reimburse them.

        Based on the current level of operations, anticipated sales growth and operating improvements, Albéa believes that the cash generated from operations, available cash and available borrowings will be sufficient to meet working capital requirements, anticipated capital expenditure and scheduled debt payments for at least the next 12 months. This belief, however, is subject to operating performance, which if significantly adversely impacted, would adversely impact the availability of funds.

7.1.6.  Counterparty risk

        Counterparty risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. Albéa is exposed to counterparty risk from its operating activities (primarily from customer receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments. The maximum exposure to counterparty risk at the reporting date is the carrying amount of each class of financial assets as described in Note 6.14 "Financial instruments". Albéa does not generally hold any collateral as security.

Counterparty risks related to receivables

        Customer credit ratings are carefully monitored by Albéa's credit management organization.

        Other risks are monitored and addressed carefully by the Finance Department.

Counterparty risk related to financial instruments and cash deposits

        Counterparty risk from balances with banks and financial institutions is managed by Albéa's Treasury Department

7.1.7.  Raw material price risk

        Rises in raw material prices may affect Albéa's profitability. In order to minimize this risk, a large part of Albéa sales are indexed on raw material prices with escalation/de-escalation mechanisms.

7.2.  COMMERCIAL RISKS

        Albéa's top ten customers represent 51% of the Group's sales. Therefore losing one of these customers would deeply impact Albéa's profitability. Only one customer represents about 16% of total sales and the other customers represent less than 7%.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION (Continued)

7.3.  CONTINGENCIES AND COMMITMENTS

Bond contingencies and commitments

        As part of its ordinary course of business, Albéa Beauty Holdings S.A. has entered into arrangements and incurred obligations that will impact the Company's future operations and liquidity, some of which are reflected as liabilities in the consolidated financial statements at year-end.

        Albéa Beauty Holdings S.A. main commitments are in the form of debt and interest repayments in relation to Albéa's financing, mainly Albéa Beauty Holdings S.A. senior secured notes (EUR 200 million at 8.75% and USD 385 million at 8.375%) maturing on November 1, 2019. The Company also has operating lease commitments relating to corporate offices and factories.

        USD 650 million equivalent aggregate principal amount of the EUR and USD notes and interest payments thereon of circa USD 55 million per year are guaranteed on a senior secured basis by subsidiary guarantors. The notes are guaranteed by substantially all of the Company's subsidiaries operating in Brazil, Canada, Germany, Hong Kong, Luxembourg, Mexico, Poland, the United Kingdom and the United States, as well as by Twist Beauty Packaging Holding France S.A.S., Twist Beauty Packaging Holdings Netherlands B.V. and Rexam Plastics Nederland B.V., on a joint and several basis. Each note guarantee is a full and unconditional guarantee of the issuer's obligations under the notes, subject to limitations under applicable law with respect to maintenance of share capital, corporate benefits, fraudulent conveyance and other legal restrictions applicable to note guarantors and their respective shareholders, directors and general partners.

        The notes are secured on a first-priority basis by Albéa's collateral, subject to certain exceptions including the collateral securing the North American senior secured credit facility. The Group's collateral is made up of assets owned by the note guarantors including real estate assets, fixed assets, equipment and other goods, intellectual property, investment property (including capital stock), share capital of subsidiaries, intercompany loans, accounts receivable, inventories and related assets, certain deposit and securities accounts, letters of credit rights and general intangibles. The collateral is subject to exclusions for assets already secured, or subject to a negative pledge, under our European Accounts Receivable Discounting facility or under other existing credit facilities, as well as to a number of exclusions for other motives (e.g. leasehold interests in Poland, the United Kingdom, Canada or Brazil). The notes are secured on a second-priority basis by the collateral securing indebtedness under our North American senior secured credit facility.

        Pursuant to a share pledge agreement dated December 31, 2012, the Company has pledged, all its rights, titles and benefits, present and future, in, to and under its present and future CPECs, PECs and shares issued by Twist Beauty Packaging S.à r.l. and Albéa Beauty Holdings S.A. to Wilmington Trust (London) Limited as Security Trustee, and all its rights, titles, interests and benefits, present and future, in and to all rights, moneys, powers and property whatsoever which may from time to time and at any time be distributed or derived from, or accrue on or arise in respect of or related to said CPECs, PECs and shares to Wilmington Trust (London) Limited.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION (Continued)

Bond redemption

        At any time on or prior to November 1, 2015, the Company may redeem any or all of the Senior Secured Notes at 100% of their principal amount plus accrued and unpaid interest, if any, plus a "make whole" redemption premium.

        In addition, prior to November 1, 2015, the Bond Issuer is entitled, at its option, on one or more occasions to redeem the Senior Secured Notes in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Senior Secured Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 108.750% of the principal amount thereof in the case of the Euro Notes and 108.375% of the principal amount thereof in the case of the Dollar Notes, in each case, plus accrued and unpaid interest to the redemption date, so long as at least 60% of the original aggregate principal amount of the Senior Secured Notes remains outstanding immediately after each such redemption and each such redemption occurs within 120 days after the date of the relevant equity offering.

        On or after November 1, 2015, the Senior Secured Notes Issuer may redeem all or a part of the Senior Secured Notes at the redemption prices set out below, if redeemed during the twelve month period beginning on November 1 of the years indicated below :

Year	Euro Notes Redemption Price	Dollar Notes Redemption Price
2015	106.563%	106.281%
2016	104.375%	104.188%
2017	102.188%	102.094%
2018 and thereafter	100.000%	100.000%

Other contingencies and commitments

At December 31, 2013
Banks and corporate guarantees	17,779
Pledges	41,182
Other	595
Unconditional purchase/sell obligation	10,840

Commitments given	70,396

        In addition, the company has granted a third-party guarantee to Natixis in relation with a leasing contracted by Albea Tubes France SAS up to a total amount of USD 26,760 thousand (finance lease liability included in the borrowing).

Cotuplas sale commitments

        As part of the sale of Cotuplas, Albea has undertaken to maintain its volume of trading with Cotuplas over the next years and to accept a gradual increase in machine prices to improve Cotuplas profitability.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION (Continued)

        Albea committed to buy from Cotuplas a minimum of €4.7 million of equipment and services annually in 2014 and 2015, in line with the average of recent years. The minimum purchase commitment then goes to €3.2 million for year 2016 and €0.7 million annually in 2017 and 2018. Should Albea fail to meet its commitment, it will provide an indemnity to Cotuplas amounting to 45% Cotuplas turn-over shortfall.

        The equipment price increase agreed with Cotuplas amounts to 2.5% annually in 2014 and 2015, with the principle of a further increase (to be discussed) in 2016 agreed.

Annecy sale commitments

        As part of the sale of Annecy, Albea gave a bank guarantee of €2.6 million to secure the payment Albea has to do to the buyer (see Note 6.15).

Seller warranties

Rio Tinto Alcan

        In connection with the acquisition of the beauty packaging business of Rio Tinto Alcan in July 2010, Rio Tinto France SAS and the other Selling Parties have agreed to indemnify Albea, subject to certain limitations, for certain liabilities. The Sellers warranties are subject to certain deductibles, caps, exclusions and procedural requirements. Most of these warranties are now expired. The main surviving warranties are currently the tax indemnity clause, which will expire in June 2016, and hold harmless provisions on environmental liabilities related to the Washington, New Jersey site (including any liability incurred in connection with the Pohatcong Valley Superfund Site), and to the Semarang, Indonesia, site.

Rexam plc

        In connection with the Rexam Acquisition, Rexam plc has agreed to indemnify us, subject to certain limitations, for certain liabilities. Most of these warranties are already expired or will expire by year-end 2014. The tax indemnification clauses will expire gradually as the underlying tax obligations related to year 2012 and earlier reach the statute of limitations. Sellers warranties on the historical environmental liabilities and related to the Annecy site (divested since by Albea) are not bound by time limits.

US environmental litigations

        Our current manufacturing facility located in Washington, New Jersey ("Washington Facility") has soil and groundwater contamination which is migrating offsite from the property and into the indoor air within the facility. The risk has been estimated at USD 27.3 million. Pursuant to the July 2, 2010 agreement by which the Beauty Packaging Business was acquired from Rio Tinto Alcan, they agreed to perform all remedial action required at the Washington Facility and to indemnify us for losses or claims we may incur associated with historical environmental conditions at the Washington Facility and the Pohatcong Valley Superfund Site.

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION (Continued)

7.4.  LEASE COMMITMENTS

        Minimum future lease payments on non-cancellable operating leases:

Payments due by maturity	At December 31, 2013
Within 1 year	7,803
Between 1 and 5 years	20,643
Beyond 5 years	3,384

Operating lease	31,830

7.5.  EARNINGS PER SHARE

Year ended december 31	2013	2012	2011
Number of shares:
Total number of shares	217,458	216,288	214,538

Net profit:
Net profit attribuable to owners of the group (in thousands of USD)	(50,300)	(26,161)	17,183

Basic earning per share (in USD)	(231.31)	(120.95)	80.09

7.6.  RELATED PARTIES

        Related-party transactions include:

  •
  The PEC and CPEC debt component issued in 2010 and 2012 and the associated interest cost with entities controlled by Sun Capital (see Note 6.10 "Borrowings and other financial liabilities").

  •
  Management fees invoiced by Sun Capital Partners Management V, L.L.C for an amount of USD 4.1 million in relation with consulting agreements. In case of termination of these agreements, Albéa could have to pay to Sun Capital or its affiliates a termination fee.

  •
  Albéa lent USD 5.8 million to Rose HPC Bidco L.L.C an affiliate of Sun Capital for the acquisition of HPC business (see Note 6.4);

  •
  Operating purchases (resins) to Sun Capital affiliates for USD 3.1 million.

7.7.  EXECUTIVE COMMITTEE TOTAL REMUNERATION

        The amount paid in 2013 for the total remuneration of the Executive Committee was USD 5,762 thousand (including social security costs).

7.8.  SUBSEQUENT EVENTS

        On February 18th, 2014, Albea announced the divestment of its wholly-owned subsidiary Cotuplas to AISA Automation Industrielle SA. Cotuplas is an Albéa subsidiary, based in Sainte Ménehould

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION (Continued)

(France) and employing 30 people. It is specialized in the design and manufacturing of machinery equipment for Albéa's cosmetics and personal care laminate and plastic tube business.

        On May 30, 2014, Coveris Holding Corp., an affiliate of Sun Capital, purchased for $1 Rose HPC Bidco L.L.C. In connection with this transaction, Twist Beauty Packaging was offered the opportunity to receive a lump sum for the loan done with Rose HPC Bidco L.L.C in 2012. Accordingly, an impairment of USD 9,492 thousand has been booked as at December 31, 2013 on the loan granted to Rose HPC Bidco L.L.C. (see note 5.7).

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 8 COMPANIES INCLUDED IN THE CONSOLIDATION SCOPE

8.1.  SCOPE OF CONSOLIDATION AS AT DECEMBER 31, 2013

        The following subsidiaries and joint ventures were legal entities held by Albéa at December 31, 2013.

SUBSIDIARIES	DESCRIPTION OPERATING SEGMENT	COUNTRY OF INCORPORATION	PERCENTAGE OF CONTROL	PERCENTAGE OF INTEREST
Albéa do Brasil Embalagens Ltda	CRP	Brazil	100%	100%
Betts Brasil Tubos Laminados Ltda	CORPORATE	Brazil	100%	100%
Beauty Packaging Canada Holdings, Inc	CORPORATE	Canada	100%	100%
Albéa Canada, Inc	TUBES	Canada	100%	100%
Rexam Dispensing Systems Shanghai Co., Limited	DISPENSING	China	100%	100%
Rexam Plastic Metallizing Technology Shanghai Co. Limited	CRP	China	100%	100%
Rexam Plastic Processing Shanghai Co., Limited	CRP	China	100%	100%
Rexam Plastic Molds Shanghai Co., Limited	CRP	China	100%	100%
Rexam Plastic Products Shanghai Co., Limited	CRP	China	100%	100%
Rexam Plastic Decoration Shanghai Co., Limited	CRP	China	100%	100%
Rexam Plastic Packaging Shenzen Co., Limited	CRP	China	100%	100%
Rexam Plastic Packaging Shanghai Co., Limited	CRP	China	100%	100%
Albéa (Packaging) Suzhou Co. Limited	CRP	China	100%	100%
Cebal (Zhongshan) Co., Limited	TUBES	China	90%	90%
Zhongshan Meiquan Plastic Products Co., Limited	CRP	China	100%	100%
Albéa Deutschland GmbH	TUBES	Germany	100%	100%
Twist Beauty Packaging Holding Germany GmbH	CORPORATE	Germany	100%	100%
Albea Le Treport	DISPENSING	France	100%	100%
Albea Dispensing Lacrost	DISPENSING	France	100%	100%
Albea Simandre	CRP	France	100%	100%
Twist Beauty Packaging Holding France S.A.S	CORPORATE	France	100%	100%
Albea Tubes France SAS	TUBES	France	100%	100%
Albea Beauty Solutions Europe SAS	Beauty Solutions	France	100%	100%
Albéa Cosmetics France S.A.S.	CRP	France	100%	100%
SFG—Société Française de Galvanoplastie S.A.S.	CRP	France	100%	100%
Albea Services SAS	CORPORATE	France	100%	100%
Rexam Asia Ltd	CRP	Hong Kong	100%	100%
Rexam Make Up Hong kong Ltd	CORPORATE	Hong Kong	100%	100%
Albea Hong Kong	CRP	Hong Kong	100%	100%
Twist Beauty Packaging Holding Hong Kong Limited	CORPORATE	Hong Kong	100%	100%
Rexam Plastics Packaging Hong Kong Limited	CRP	Hong Kong	100%	100%
Cosmetech Mably International (HK) Limited	Beauty Solutions	Hong Kong	51%	51%
PT Albéa Rigid Packaging Surabaya	CRP	Indonesia	100%	100%
PT Betts Indonesia	TUBES	Indonesia	100%	100%
PT Techpack Asia	CRP	Indonesia	100%	100%
Betts India Private Limited	TUBES	India	100%	100%
Albea Tubes Italy S.p.A.	TUBES	Italy	100%	100%
Albea Cosmetics Italy S.p.A	CRP	Italy	100%	100%
Twist Beauty Packaging sarl (Luxembourg Bidco)	CORPORATE	Luxembourg	100%	100%
Iona Luxembourg Sarl	CORPORATE	Luxembourg	100%	100%
Twist Beauty Sarl & Partner SCA	CORPORATE	Luxembourg	100%	100%
Albea Beauty Holdings SA	CORPORATE	Luxembourg	100%	100%
Twist Beauty International Holdings SA	CORPORATE	Luxembourg	100%	100%
Albea Beauty PIK	CORPORATE	Luxembourg	100%	100%
Albéa Servicios De México SA de CV	CORPORATE	Mexico	100%	100%
Twist Beauty Packaging Holding Mexico S. De R.L. de CV	CORPORATE	Mexico	100%	100%
Cebal Americas Recursos Humanos S de R.L de CV	TUBES	Mexico	100%	100%

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 8 COMPANIES INCLUDED IN THE CONSOLIDATION SCOPE (Continued)

SUBSIDIARIES	DESCRIPTION OPERATING SEGMENT	COUNTRY OF INCORPORATION	PERCENTAGE OF CONTROL	PERCENTAGE OF INTEREST
Cebal Americas deReynosa S. de RL De CV	TUBES	Mexico	100%	100%
Albea Cepillos de Matamoros	CRP	Mexico	100%	100%
Albea Packaging De México SA de CV	CRP	Mexico	100%	100%
TPI Mexicana SA de CV	TUBES	USA	100%	100%
Twist Beauty Packaging Holdings Netherlands B.V.	CORPORATE	Nederland	100%	100%
Twist Beauty Packaging Nederland B.V	CORPORATE	Nederland	100%	100%
Albéa Alkmaar B.V.	DISPENSING	Nederland	100%	100%
Twist Beauty Packaging Airspray N.V.	DISPENSING	Nederland	100%	100%
Twist Beauty Packaging Airspray Engineering B.V.	DISPENSING	Nederland	100%	100%
Twist Beauty Packaging Airspray Development B.V	DISPENSING	Nederland	100%	100%
Twist Beauty Packaging Plastics Netherlands B.V.	CORPORATE	Nederland	100%	100%
Twist Beauty Packaging HPC Netherlands B.V.	CORPORATE	Nederland	100%	100%
Albéa HPC Sp. Zoo	TUBES	Poland	100%	100%
Albéa Warsaw Sp. Zoo	TUBES	Poland	100%	100%
Albéa Poland Sp. Zoo	TUBES	Poland	100%	100%
Albéa RUS LLC	TUBES	Russia	100%	100%
Rexam Taiwan Co	CRP	Taiwan	100%	100%
Albea Colchester	TUBES	United Kingdom	100%	100%
UK Bidco	CORPORATE	United Kingdom	100%	100%
Board (Betts UK Ltd)	CORPORATE	United Kingdom	100%	100%
Iona Topco Ltd	CORPORATE	United Kingdom	100%	100%
Iona Bidco Ltd	CORPORATE	United Kingdom	100%	100%
Betts Group Holdings Ltd	CORPORATE	United Kingdom	100%	100%
Betts Global Ltd	CORPORATE	United Kingdom	100%	100%
Betts Ltd	CORPORATE	United Kingdom	100%	100%
Betts Central Europe Holdings Ltd	CORPORATE	United Kingdom	100%	100%
Betts International Ltd	CORPORATE	United Kingdom	100%	100%
Betts Acquisition 2009 Ltd	CORPORATE	United Kingdom	100%	100%
Central European Region	CORPORATE	United Kingdom	100%	100%
Albea Thomaston	DISPENSING	USA	100%	100%
Betts USA	CORPORATE	USA	100%	100%
Betts USA Holdings	CORPORATE	USA	100%	100%
Twist Beauty Packaging Holding Corp	CORPORATE	USA	100%	100%
Albéa Metal Americas Inc	CRP	USA	100%	100%
Albea Beauty Solutions USA LLC	Beauty Solutions	USA	100%	100%
Albea Texas Holding	CORPORATE	USA	100%	100%
Albea America	TUBES	USA	100%	100%
Albea Cosmetics Americas Inc	CRP	USA	100%	100%
Honeycomb Int. Ltd	CORPORATE	Western Samoa	100%	100%
Jade River Int. Lte	CORPORATE	Western Samoa	100%	100%

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 8 COMPANIES INCLUDED IN THE CONSOLIDATION SCOPE (Continued)

8.2.  SCOPE OF CONSOLIDATION AS AT DECEMBER 31, 2012

        The following subsidiaries and joint ventures were legal entities held by Albéa at December 31, 2012.

SUBSIDIARIES	DESCRIPTION/ OPERATING SEGMENT	COUNTRY OF INCORPORATION	PERCENTAGE OF CONTROL	PERCENTAGE OF INTEREST
Albea Americas Inc.	Tubes	USA	100%	100%
Twist Beauty Packaging S.A.R.L	Corporate	Luxembourg	100%	100%
Albea Canada Inc.	Tubes	Canada	100%	100%
Twist Beauty Packaging Holding Mexico SRL de CV	Corporate	Mexico	100%	100%
Twist Beauty Packaging Holding Hong Kong Ltd	Corporate	Hong Kong	100%	100%
Twist Beauty Packaging Holding Germany GmbH	Corporate	Germany	100%	100%
Twist Beauty Packaging Holding France SAS	Corporate	France	100%	100%
Twist Beauty Packaging Holding Corp	Corporate	USA	100%	100%
Twist Beauty Packaging UK LTD	Corporate	United Kingdom	100%	100%
Betts Saint Petersburg	Corporate	Russia	100%	100%
Albea RUS LLC	Tubes	Russia	100%	100%
TPI Molplastic Ltda	Tubes / Cosmetic Rigid Packaging	Brazil	100%	100%
TPI Mexicana SA de CV	Cosmetic Rigid Packaging	Mexico	100%	100%
Albea Cosmetics Americas Inc.	Cosmetic Rigid Packaging	USA	100%	100%
Société Française de Galvanoplastie S.A.S	Cosmetic Rigid Packaging	France	100%	100%
PT Techpack Asia	Cosmetic Rigid Packaging	Indonesia	100%	100%
Albea Cosmetics France S.A.S.	Cosmetic Rigid Packaging	France	100%	100%
Albea Beauty Solutions USA LLC	Cosmetic Rigid Packaging	USA	100%	100%
Abéa HK Ltd	Corporate / Cosmetic Rigid Packaging	Hong Kong	100%	100%
Cosmetech Mably International HK Ltd.	Cosmetic Rigid Packaging	Hong Kong	51%	51%
Albea Beauty Solutions Europe S.A.S.	Cosmetic Rigid Packaging	France	100%	100%
Cepillos de Matamaros SA de CV	Cosmetic Rigid Packaging	Mexico	100%	100%
Albea Packaging Zhongshan Co Ltd	Tubes	China	90%	90%
Albea Deutschland GmbH	Tubes	Germany	100%	100%
Albea Poland SP. Zoo.	Tubes	Poland	100%	100%
Albea Tubes France S.A.S.	Tubes	France	100%	100%
Albéa Mexicana LP	Tubes	USA	100%	100%
Cebal Mexicana LLC	Tubes	USA	100%	100%
Albea Tubes Italy S.P.A	Tubes	Italy	100%	100%
Albea America Reynosa S. de RL de CV	Tubes	Mexico	100%	100%
Albea Cosmetics Italy S.P.A.	Cosmetic Rigid Packaging	Italy	100%	100%
Beauty Packaging Canada Holdings Inc.	Corporate	Canada	100%	100%
Betts Swidnica	Corporate	China	100%	100%
TEX ZongShan Meiquan Plastic	Tubes	China	100%	100%
Albea Packaging (Suzhou) Co Ltd	Cosmetic Rigid Packaging	China	100%	100%
PT Betts Indonesia	Tubes	Indonesia	100%	100%
Iona Topco Ltd	Corporate	United Kingdom	100%	100%
Iona Luxembourg S.A.R.L	Corporate	Luxembourg	100%	100%
Iona Bidco Ltd	Corporate	United Kingdom	100%	100%
Cotuplas S.A.S.	Tubes	France	100%	100%
Boddington IP Ltd	Corporate	United Kingdom	100%	100%
Betts USA Inc.	Tubes	USA	100%	100%
Betts USA Holdings Inc.	Corporate	USA	100%	100%
Betts Servicios SA de CV	Tubes	Mexico	100%	100%

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 8 COMPANIES INCLUDED IN THE CONSOLIDATION SCOPE (Continued)

SUBSIDIARIES	DESCRIPTION/ OPERATING SEGMENT	COUNTRY OF INCORPORATION	PERCENTAGE OF CONTROL	PERCENTAGE OF INTEREST
Betts International Ltd	Corporate	United Kingdom	100%	100%
Betts India Private Ltd.	Tubes	India	100%	100%
Betts Group Holdings Ltd	Corporate	United Kingdom	100%	100%
Betts Global Ltd	Corporate	United Kingdom	100%	100%
Betts Central Europe Holdings Ltd	Corporate	United Kingdom	100%	100%
Betts Brasil Tubos Laminados Ltda	Tubes	Brazil	100%	100%
Betts Acquisition (2009) Ltd	Corporate	United Kingdom	100%	100%
Albea Warsaw sp. z.o.o.	Tubes	Poland	100%	100%
Albea UK Ltd	Corporate	United Kingdom	100%	100%
Albea Services S.A.S.	Corporate	France	100%	100%
Albea Plastic Packaging Texas Inc.	Corporate	USA	100%	100%
Albea Metal Real Estate Americas Inc.	Corporate	USA	100%	100%
Albea Metal Holding Corp.	Corporate	USA	100%	100%
Albea Metal Americas Inc.	Fragrance & Cosmetics	USA	100%	100%
Twist Beauty S.A.R.L & Partners S.C.A	Corporate	Luxembourg	100%	100%
Rexam Dispensing SMT SASU	Fragrance & Cosmetics	France	100%	100%
Rexam Simandre SASU	Fragrance & Cosmetics	France	100%	100%
Rexam Reboul SASU	Fragrance & Cosmetics	France	100%	100%
PT Rexam Plastic Packaging Indonesia	Fragrance & Cosmetics	Indonesia	100%	100%
Rexam Dispensing Systems Shanghai Co Ltd	Fragrance & Cosmetics	China	100%	100%
Rexam Plastic Metallizing Technologies Shanghai Co Ltd	Fragrance & Cosmetics	China	100%	100%
Rexam Plastic Processing Shanghai Co Ltd	Fragrance & Cosmetics	China	100%	100%
Rexam Plastic Molds Shanghai Co Ltd	Fragrance & Cosmetics	China	100%	100%
Rexam Plastic Products Shanghai Ltd	Fragrance & Cosmetics	China	100%	100%
Rexam Plasic Decoration Shanghai Co Ltd	Fragrance & Cosmetics	China	100%	100%
Rexam Plastic Packaging Shenzhen Co Ltd	Fragrance & Cosmetics	China	100%	100%
Rexam Plastic Packaging Shanghai Co Ltd	Fragrance & Cosmetics	China	100%	100%
Rexam Beauty Asia Holding Ltd	Corporate	United Kingdom	100%	100%
Rexam Taiwan Co	Fragrance & Cosmetics	Taiwan	100%	100%
Rexam Asia Ltd	Fragrance & Cosmetics	Hong Kong	100%	100%
Rexam Make Up Hong kong Ltd	Corporate	Hong Kong	100%	100%
Rexam Plastic Packaging Hong Kong Ltd	Fragrance & Cosmetics	Hong Kong	100%	100%
Rexam do Brasil Embalagens Ltda	Fragrance & Cosmetics	Brazil	100%	100%
Rexam Dispensing System SASU	Fragrance & Cosmetics	France	100%	100%
Rexam Plastic Nederland BV	Corporate	Netherland	100%	100%
Rexam Airspray NV	Fragrance & Cosmetics	Netherland	100%	100%
Rexam Airspray BV	Fragrance & Cosmetics	Netherland	100%	100%
Rexam Airspray Engineering BV	Fragrance & Cosmetics	Netherland	100%	100%
Rexam Airspray Develpment BV	Fragrance & Cosmetics	Netherland	100%	100%
Rexam Beauy & Closures Inc.	Fragrance & Cosmetics	USA	100%	100%
Rexam Beauty Alliance	Fragrance & Cosmetics	France	100%	100%
Twist Beauty Packaging Holdings Netherlands B.V.	Corporate	Netherland	100%	100%
Betts Switzerland	Corporate	Switzerland	100%	100%
Betts South Africa	Corporate	South Africa	100%	100%

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 8 COMPANIES INCLUDED IN THE CONSOLIDATION SCOPE (Continued)

8.3.  SCOPE OF CONSOLIDATION AS AT DECEMBER 31, 2011

        The following subsidiaries and joint ventures were legal entities held by Albéa at December 31, 2011.

SUBSIDIARIES	DESCRIPTION/ OPERATING SEGMENT	COUNTRY OF INCORPORATION	PERCENTAGE OF CONTROL	PERCENTAGE OF INTEREST
Albea Americas Inc.	Tubes	USA	100%	100%
Twist Beauty Packaging S.A.R.L	Corporate	Luxembourg	100%	100%
Albea Canada Inc.	Tubes	Canada	100%	100%
Twist Beauty Packaging Holding Mexico SRL de CV	Corporate	Mexico	100%	100%
Twist Beauty Packaging Holding Hong Kong Ltd	Corporate	Hong Kong	100%	100%
Twist Beauty Packaging Holding Germany GmbH	Corporate	Germany	100%	100%
Twist Beauty Packaging Holding France SAS	Corporate	France	100%	100%
Twist Beauty Packaging Holding Corp	Corporate	USA	100%	100%
Twist Beauty Packaging UK LTD	Corporate	United Kingdom	100%	100%
Albea RUS LLC	Tubes	Russia	100%	100%
TPI Molplastic Ltda	Tubes / Cosmetic Rigid Packaging	Brazil	100%	100%
TPI Mexicana SA de CV	Cosmetic Rigid Packaging	Mexico	100%	100%
Albea Cosmetics Americas Inc.	Cosmetic Rigid Packaging	USA	100%	100%
Société Française de Galvanoplastie S.A.S	Cosmetic Rigid Packaging	France	100%	100%
PT Techpack Asia	Cosmetic Rigid Packaging	Indonesia	100%	100%
Twist Beauty Packaging Holding S.A (Luxembourg)	Corporate	Luxembourg	100%	100%
Albea Cosmetics France S.A.S.	Cosmetic Rigid Packaging	France	100%	100%
Albea Beauty Solutions USA LLC	Cosmetic Rigid Packaging	USA	100%	100%
Cosmetech Mably International HK Ltd.	Cosmetic Rigid Packaging	Hong Kong	51%	51%
Albea Beauty Solutions Europe S.A.S.	Cosmetic Rigid Packaging	France	100%	100%
Cepillos de Matamaros SA de CV	Cosmetic Rigid Packaging	Mexico	100%	100%
Albea Packaging Zhongshan Co Ltd	Tubes	China	90%	90%
Albea Deutschland GmbH	Tubes	Germany	100%	100%
Albea Poland SP. Z.o.o.	Tubes	Poland	100%	100%
Albea Tubes France S.A.S.	Tubes	France	100%	100%
Albéa Mexicana LP	Tubes	USA	100%	100%
Cebal Mexicana LLC	Tubes	USA	100%	100%
Albea Tubes Italy S.P.A	Tubes	Italy	100%	100%
Albea America Reynosa S. de RL de CV	Tubes	Mexico	100%	100%
Albea Cosmetics Italy S.P.A.	Cosmetic Rigid Packaging	Italy	100%	100%
Beauty Packaging Canada Holdings Inc.	Corporate	Canada	100%	100%
Albea Packaging (Suzhou) Co Ltd	Cosmetic Rigid Packaging	China	100%	100%
TPI Plasmitec SA	Cosmetic Rigid Packaging	Argentina	51%	51%
PT Betts Indonesia	Tubes	Indonesia	100%	100%
Iona Topco Ltd	Corporate	United Kingdom	100%	100%
Iona Luxembourg S.A.R.L	Corporate	Luxembourg	100%	100%
Iona Bidco Ltd	Corporate	United Kingdom	100%	100%
Cotuplas S.A.S.	Tubes	France	100%	100%
Betts USA Inc.	Tubes	USA	100%	100%
Betts USA Holdings Inc.	Corporate	USA	100%	100%
Betts Servicios SA de CV	Tubes	Mexico	100%	100%
Betts Mexico SA de CV	Tubes	Mexico	100%	100%
Betts International Ltd	Corporate	United Kingdom	100%	100%

ALBEA

Notes to the 2013 Consolidated Financial Statements (Continued)

In thousands of USD

NOTE 8 COMPANIES INCLUDED IN THE CONSOLIDATION SCOPE (Continued)

SUBSIDIARIES	DESCRIPTION/ OPERATING SEGMENT	COUNTRY OF INCORPORATION	PERCENTAGE OF CONTROL	PERCENTAGE OF INTEREST
Betts India Private Ltd.	Tubes	India	100%	100%
Betts Group Holdings Ltd	Corporate	United Kingdom	100%	100%
Betts Global Ltd	Corporate	United Kingdom	100%	100%
Betts Central Europe Holdings Ltd	Corporate	United Kingdom	100%	100%
Betts Brasil Tubos Laminados Ltda	Tubes	Brazil	100%	100%
Betts Acquisition (2009) Ltd	Corporate	United Kingdom	100%	100%
Albea Warsaw sp. z.o.o.	Tubes	Poland	100%	100%
Albea uk Ltd	Corporate	United Kingdom	100%	100%
Albea Services S.A.S.	Corporate	France	100%	100%
Albea Plastic Packaging Texas Inc.	Corporate	USA	100%	100%
Albea Metal Real Estate Americas Inc	Corporate	USA	100%	100%
Albea Metal Holding Corp.	Corporate	USA	100%	100%
Albea Metal Americas Inc.	Cosmetic Rigid Packaging	USA	100%	100%
Albea America Recursos Humanos SRL de CV	Tubes	Mexico	100%	100%

Rexam Cosmetics

Combined Financial Statements

For the year ended December 30, 2012

Independent Auditor's Report

To the board of directors and to the shareholders
Twist Beauty S.à r.l. & Partners S.C.A.

        We have audited the accompanying combined financial statements of the cosmetics business of Rexam plc ("Rexam Cosmetics"), which was acquired by Twist Beauty S.à r.l. & Partners S.C.A. and its subsidiaries (the "Company") on December 31, 2012 and January 8, 2013, which comprise the combined balance sheet as of December 30, 2012 and January 1, 2012 and the related combined statements of income, comprehensive income, changes in equity and cash flows for the year ended December 30, 2012 (the "Combined Financial Statements").

Management's Responsibility for the Combined Financial Statements

        The Company's management is responsible for the preparation and fair presentation of the Combined Financial Statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the Combined Financial Statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Financial Statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Combined Financial Statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the Combined Financial Statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the Combined Financial Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Combined Financial Statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

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PricewaterhouseCoopers Audit SA, 63, rue de Villiers 92208 Neuilly-sur-Seine Cedex
Téléphone: +33 (0)1 56 57 58 59, Fax: +33 (0)1 56 57 58 60, www.pwc.fr
Société d'expertise comptable inscrite au tableau de l'ordre de Paris - Ile de France. Société de commissariat aux comptes membre de la compagnie régionale de
Versailles.Société Anonyme au capital de 2 510 460 €. Siège social : 63, rue de Villiers 92200 Neuilly-sur-Seine. RCS Nanterre 672 006 483. TVA n° FR 76 672 006 483.
Siret 672 006 483 00362. Code APE 6920 Z. Bureaux : Bordeaux, Grenoble, Lille, Lyon, Marseille, Metz, Nantes, Neuilly-Sur-Seine, Nice, Poitiers, Rennes, Rouen,
Strasbourg, Toulouse.

Opinion

        As more fully described in Note 2.1, the Combined Financial Statements exclude comparative figures as of and for the year ended December 31, 2011, which are required by International Financial Reporting Standards.

        In our opinion, except for the effects of the matter described in the preceding paragraph, the Combined Financial Statements referred to above present fairly, in all material respects, the financial position of Rexam Cosmetics at December 30, 2012, and the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Neuilly-sur-Seine, July 2, 2014

/s/PricewaterhouseCoopers Audit

David Clairotte

COMBINED INCOME STATEMENT

In thousands of USD	Note	Year ended December 30, 2012
Revenue	5.1	519,212
Cost of sales	5.2	(425,165)

Gross profit		94,047
Selling and administrative expenses	5.3	(86,359)
Restructuring and project costs	5.4	(16,840)
Impairment charges	6.1	(87,899)
Other income/(expense)	5.5	11,228

Operating profit (loss)		(85,822)
Financial income	5.6	41
Financial expense	5.6	(2,800)

Financial result		(2,758)
Profit (loss) before income taxes		(88,581)
Income tax expense	5.7	(30,000)

Profit/(loss)		(118,581)
Attributable to:
Owners of the parent		(118,581)

The notes are an integral part of the combined financial statements.

COMBINED STATEMENT OF COMPREHENSIVE INCOME/(LOSS)

In thousands of USD	Year ended December 30, 2012
Profit/(Loss) for the year	(118,581)

Other comprehensive income/(loss):
Items that will not be reclassified to profit or loss
Actuarial gains/(losses) on post-employment benefit plans	(1,224)

Items that will not be reclassified to profit or loss	(1,224)

Items that will may be reclassified subsequently to profit or loss
Change in value of available for sale financial assets
Net change in foreign currency translation adjustments	508

Items that will may be reclassified to profit or loss	508

Total other comprehensive income for the period, net tax	(716)

Total comprehensive income/(loss)	(119,298)

Attributable to:
i) Owners of the parent	(119,298)

The notes are an integral part of the combined financial statements.

COMBINED BALANCE SHEET—ASSETS

In thousands of USD	Note	Year ended December 30, 2012	January 1, 2012
Non-current assets
Intangible assets	6.1	1,142	1,880
Property, plant and equipment, net	6.1	143,861	219,543
Deferred tax assets	5.7	1,760	8,379
Other financial assets	6.6	482	13,749

Total non-current assets		147,245	243,552
Current assets
Other financial receivables	6.2	0	8,508
Inventories	6.3	63,153	67,251
Trade and other receivables	6.4	102,635	115,658
Cash and cash equivalents	6.5	15,459	9,756

Total current assets		181,248	201,174

Total assets		328,493	444,726

The notes are an integral part of the combined financial statements.

COMBINED BALANCE SHEET—EQUITY AND LIABILITIES

In thousands of USD	Note	Year ended December 30, 2012	January 1, 2012
Parent's net investment		180,144	313,747
Other comprehensive income		(6,371)	(5,655)

Parent's net investment		173,773	308,092
Non-current liabilities
Deferred tax liabilities	5.7	0	1,621
Pensions	6.8	11,877	10,874
Other long-term employee benefit obligations	6.8	2,345	1,656
Termination benefits	6.8	23	24
Non-current provisions	6.9	5,322	1,483

Total non-current liabilities		19,567	15,658
Current liabilities
Borrowings	6.7	12,498	12,743
Other financial payables		190	232
Trade and other payables	6.10	107,762	98,467
Income taxes payable		10,792	1,994
Current provisions	6.9	3,911	7,541

Total current liabilities		135,153	120,976

Total liabilities		154,720	136,634

Total parent's net investment and liabilities		328,493	444,726

The notes are an integral part of the combined financial statements.

COMBINED CASH FLOW STATEMENT

In thousands of USD	Note	Year ended December 30, 2012
Profit (loss) from the period		(118,581)
Adjustments for:
Income tax expense recognized in profit or loss		30,000
Net finance costs	5.6	2,758
Depreciation, amortization and impairment		118,898
Net (gain)/loss on disposal of assets		(10,232)
Movements in working capital	6.4/6.10	19,949
Movements in working capital—inventories		6,589
Movements in working capital—receivables		6,185
Movements in working capital—payables		7,175
Change in provisions	6.9	(103)
Income taxes paid		(14,930)

Cash flow from operating activities		27,760

Acquisitions of assets		(39,868)
Loans advances/repayments (third and related parties)		125
Disposal of assets		7,480
Tianjian disposal	(1)	20,740
Other		(852)

Cash flow used in investing activities		(12,375)

Flows with shareholders		3,242
Interest paid	5.6	(3,203)

Cash flow from (used in) financing activities		40

Net increase/(decrease) in cash and cash equivalents		15,425

Cash and cash equivalents at beginning of the period		(2,290)
Effects of exchange rate variations on the cash balance held in foreign currencies		262

Cash and cash equivalents at end of the period	6.5	13,397

(1)
Tianjian entity disposal for USD 20.7 million in October 2012.

The notes are an integral part of the combined financial statements.

COMBINED STATEMENT OF CHANGES IN EQUITY

In thousands $	Parent's net investment	Unrealized gains (losses)	Cumulative translation adjustments	Total Parent's net investment
January 1, 2012	313,747	(5,655)		308,092

Net income	(118,581)			(118,581)
Other comprehensive income		(1,224)	508	(716)

Total comprehensive income	(118,581)	(1,224)	508	(119,298)

Other variations with shareholders	(15,022)			(15,022)

December 30, 2012	180,144	(6,879)	508	173,773

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements

In thousands of USD

Notes to the Combined Financial Statements

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements

In thousands of USD

NOTE 1 GENERAL INFORMATION

General information

        Rexam Cosmetics (the "Group") designs, manufactures and sells packaging products for the cosmetics industry with a primary focus on dispensing systems (such as fragrance pumps, lotion pumps and foam pumps) as well as rigid cosmetic packaging. Rexam Cosmetics has 11 manufacturing facilities located around the world and employs about 6,500 people.

        On December 31, 2012, Albea, an affiliate of Sun Capital Partners, completed the acquisition of Rexam Personal Care from Rexam Group plc. Rexam Home & Personal Care Lodz sp z.o.o. ("HPC Poland") was acquired on December 31, 2012 by Rose HPC Bidco, another Sun Capital affiliate, and was subsequently acquired by Albéa. Albéa and Rose HPC Bidco are entities under the common control of Sun Capital Partners. The two businesses acquired form "Rexam Cosmetics".

        The accompanying Combined Financial Statements for the period from January 1, 2012 to December 30, 2012 have been prepared in connection with the above transaction.

        For practical reasons, the accounting period, from January 1, 2012 to December 30, 2012 will be named "Year ended December 30, 2012" in these Rexam Cosmetics combined financial statements.

NOTE 2 ACCOUNTING POLICIES

2.1.  STATEMENT OF COMPLIANCE

        The combined financial statements of Rexam Cosmetics have been prepared in accordance with IFRS (International Financial Reporting Standards) as issued by the International Accounting Standards Board (IASB).

        The combined financial statements do not include comparative figures for the year ended December 31, 2011, as required by IAS 1, Presentation of financial statements.

        Rexam Cosmetics Combined financial statements for the year ended December 30, 2012 were prepared in accordance with the international accounting standards as adopted by the IASB. These international accounting standards include International Financial Reporting Standards (IFRS) and International Accounting Standards (IAS) and the related interpretations as prepared by the International Financial Reporting Interpretations Committee (IFRIC).

        The standards and interpretations applied to prepare the December 30, 2012 combined financial statements are those published by the IASB as at December 31, 2013.

2.2   DESCRIPTION OF THE ACCOUNTING OPTIONS RELATED TO FIRST-TIME ADOPTION OF IFRS

        In accordance with the provisions of IFRS 1, First-time adoption of International Financial Reporting Standards, which offer first-time adopters certain exemptions, Rexam Cosmetics elected to apply the following optional accounting treatments.

  •
  Rexam Cosmetics elected not to fair value their properties, plants and equipments at the January 1, 2012 IFRS transition date.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

  •
  Actuarial gain and loss on retirement, pension plans and other post-employment benefit: all unrecognized actuarial gains and losses at the January 1, 2012 IFRS transition date were recognized in Equity at that date in accordance with the optional treatment allowed by IFRS 1.

  •
  Currency translation differences: Rexam Cosmectics selected the exemption stated by IFRS 1—D13 by which the cumulative translation differences for all foreign operations are deemed to be zero at the date of transition to IFRS, January 1, 2012.

2.3.  BASIS OF PREPARATION

2.3.1.  General principle

        The preparation of financial statements in compliance with IFRS requires the use of certain critical accounting estimates. The areas involving a higher degree of judgment or complexity or areas where assumptions and estimates are significant to the combined financial statements are disclosed in note 2.4.4.

2.3.2.  New accounting principles

        Since January 1, 2012, Rexam Cosmetics has applied the following new amendments, standards and interpretations as issued by the IASB. Their application had no material effect on the Group's financial statements.

A) IAS 19 R

        In June 2011, the IASB published amendments to IAS 19—Employee Benefits regarding the recognition of defined benefit plans. The main amendments of the standard are:

  •
  IAS 19 revised requires immediate recognition of actuarial gains and losses in OCI and eliminates corridor or other deferred recognition approaches.

  •
  IAS 19 revised requires immediate recognition of prior service costs in the income statement. Therefore, it is no longer possible to amortize prior service costs resulting from amendments over the remaining work life of the employee concerned.

  •
  IAS 19 revised replaces the interest cost on the defined benefit obligation and the expected return on plan assets with a net interest cost based on the net defined benefit asset or liability applying the discount rate.

  •
  Actuarial gains and losses have been recorded through the Equity (please refer to the combined statement of comprehensive income).

B) IAS 1 amendment

        This amendment improves the consistency and clarity of the presentation of items of other comprehensive income (OCI). It requires presenting separately the items that have to be reclassified to profit and loss. When items of OCI are presented before tax, tax effect must split on the same basis (see Combined statement of comprehensive income).

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

C) IAS 16 amendment

        Amendment to IAS 16 clarifies the classification of spare parts and servicing equipment.

D) IAS 32 amendment

        Amendment to IAS 32 clarifies the accounting for the tax effect of distributions to holders of equity instruments. Income tax related to distributions is recognized in the income statement, and income tax related to the costs of equity transactions is recognized in equity.

E) IFRS 10

        IFRS 10 "Combined Financial Statements" provides a single consolidation model that identifies control as the basis for consolidation for all types of entities. IFRS 10 supersedes IAS 27 "Combined and Separate Financial Statements" and SIC-12 "Consolidation—Special Purpose Entities".

F) IFRS 13

        IFRS 13 "Fair Value Measurement" defines fair value, sets out in a single IFRS framework for measuring fair value and requires disclosures about its measurements. IFRS 13 applies when other IFRSs require or permit fair value measurements. It does not introduce any new requirements to measure an asset or a liability at fair value, change what is measured at fair value in IFRSs or address how to present changes in fair value. The impact of this amendment is not material.

G) IFRIC 21

        IFRIC 21 "Levies" clarifies what the obligating events are that give rise to a liability to pay a levy and when a liability should be recognized. This interpretation is applicable for financial years beginning on January 1, 2014. The potential impact is still under review.

2.4.  SIGNIFICANT ACCOUNTING POLICIES

2.4.1.  Combination

Basis of combination

        The combined financial statements include all of the assets, liabilities, revenue, expenses and cash flows of Rexam Cosmetics.

Subsidiaries

        Subsidiaries constitute all entities (including special purposes entities) over which Rexam Cosmetics has control, where control is defined as the power to govern the entities' financial and operating policies in order to obtain benefits from their activities. Control is presumed to exist when Rexam Cosmetics owns more than fifty percent of the voting rights (which does not always equate to percentage ownership) unless it can be demonstrated that ownership does not constitute control. Generally, the Company has a shareholding of more than one half of the voting rights in its subsidiaries. The impact of potential voting rights that are currently exercisable is considered when

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

assessing whether control exists. Subsidiaries are fully combined from the date control is transferred to the Company, and are de-combined from the date control ceases.

Combination method

        The Rexam Cosmetics Combined Financial Statements include the revenues and expenses of the legal entities and reporting entities that have been sold to Albéa (see note 1—General information) and the detailed combination perimeter described in note 8).

Inter-company transactions between subsidiaries

        Intercompany transactions between Rexam Cosmetics entities have been eliminated, as well as any unrealized gains on sale of assets. Transactions with other Rexam plc entities outside of the Rexam Cosmetics business are not eliminated.

Foreign currency translation

Functional and presentation currency

        Items included in the financial statements of each of Rexam Cosmetic's entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The combined financial statements are presented in US dollars, which is Rexam Cosmetics' presentation currency.

Transactions and balances

        The recognition and measurement of foreign currency transactions are defined by IAS 21—The Effects of Changes in Foreign Exchange Rates.

        Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction or valuation in the case of items that are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement, except when deferred in other comprehensive income as qualifying cash flow hedges and qualifying net investment hedges.

        Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within Financial income or Financial expense. All other foreign exchange gains and losses are presented in the income statement within Other income/(expense). Translation differences related to changes in amortized cost are recognized in profit or loss, and other changes in carrying amount are recognized in other comprehensive income.

        As an exception to the rule described above, translation differences arising on long-term intra-group financing transactions that can be considered to form part of the net investment in a foreign subsidiary are recognized under transaction differences as a separate component of equity until the net investment is de-combined.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

Group companies

        The results and financial position of all Rexam Cosmetics entities (none of which has the currency of a hyper-inflationary economy) whose functional currency differs from the presentation currency are translated into the presentation currency as follows:

  (a)
  assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

  (b)
  income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and

  (c)
  all resulting exchange differences are recognized in other comprehensive income. On combination, exchange differences arising from the translation of net investments in foreign operations, and of borrowings and other currency instruments designated as hedges of such investments, are taken to other comprehensive income. When a foreign operation is partially disposed of or sold, exchange differences that were recorded in equity are recognized in the income statement as part of the gain or loss on sale. Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

2.4.2.  Income statement items

Revenue recognition

        Revenue from product sales comprises sales to third parties at invoiced amounts. Amounts billed to customers in respect of shipping and handling are classified as sales revenue where Rexam Cosmetics is responsible for carriage, insurance and freight. All shipping and handling costs incurred by Rexam Cosmetics are recognized as operating costs within cost of sales. Delivery is considered to have occurred when title and risk of loss have transferred to the customer.

        Revenue from product sales, net of trade discounts, allowances and volume-based incentives is recognized once delivery has occurred provided that persuasive evidence exists that all of the following criteria are met:

  •
  the significant risks and rewards of ownership of the product have been transferred to the buyer;

  •
  neither continuing managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold, has been retained by Rexam Cosmetics;

  •
  the amount of revenue can be measured reliably;

  •
  it is probable that the economic benefits associated with the sale will flow to Rexam Cosmetics; and

  •
  costs incurred or to be incurred in respect of the sale can be measured reliably.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

Cost of sales

        Cost of sales correspond to the amount paid for the direct costs of running the business including direct costs of materials, appropriate salaries and the amount due to external third parties for services directly related to revenue.

Restructuring and project costs

        Restructuring and project costs include non-recurring incomes and expenses as restructuring costs and severance costs, non-recurring fees, acquisitions, integration and separation costs, moving costs.

Interest income and expenses

        Financial expenses comprise mainly interest payable on borrowings and interest expense component of finance lease payments. These financial expenses are recognized in profit or loss using the effective interest rate method.

        Financial income comprises mainly interest on loans receivable from related parties and on the interest bearing components of its cash and cash equivalents.

        Interest income is recognized using the effective interest method. When loans and receivables are impaired, Rexam Cosmetics reduces the carrying amount to its recoverable amount, corresponding to the estimated future cash flow discounted at the original effective interest rate of the instrument, and continues unwinding the discount as interest income is recognized. Interest income on impaired loans and receivables are recognized using the original effective interest rate.

Income tax

        Income tax on the profit or loss for the period presented includes current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly equity, in which case it is recognized in equity.

        The current income tax charge is the expected tax payable on the taxable income for the year and calculated on the basis of the tax laws enacted or substantively enacted at the reporting date in the countries where Rexam Cosmetics subsidiaries and associates operate and generate taxable income.

        Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

        The impact on deferred tax assets and liabilities of a change in tax rates and laws is recognized in income in the period that the rate change is substantively enacted except to the extent that the tax arises from a transaction or event which is recognized, in the same or a different period, outside profit or loss (other comprehensive income or directly in equity) or a business combination.

        Deferred tax assets and liabilities are measured using tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on the tax rates and laws that have been enacted or substantively enacted at the reporting date.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

        A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available to recover this asset. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized and reflected through a valuation allowance recognized against deferred tax assets.

        Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets and liabilities and when they relate to income tax levied by the same tax jurisdiction and the Rexam Cosmetics intends to settle its current tax assets and liabilities on a net basis.

        Significant judgment is required in determining the worldwide provision for income taxes and recording the related assets and liabilities. Rexam Cosmetics establishes tax reserves and accrues interest thereon in expectation that some of Rexam Cosmetic's positions may be challenged. Management believes that Rexam Cosmetics' accruals for tax liabilities are sufficient to settle the probable outcome of all material tax litigations.

2.4.3.  Balance sheet items

Intangible assets

        Intangible assets other than goodwill are carried at cost less accumulated amortization and impairment losses recognized.

        They are made up of software and other IT licenses. They are depreciated over the estimated useful life of the related assets using the straight-line method.

        Rexam Cosmetics incurs certain development costs in connection with producing and delivering products for specific customer needs.

        Development costs that are directly attributable to these specific products are recognized as intangible assets when the following criteria are met:

  •
  it is technically feasible to complete the product so that it will be available for use;

  •
  management intends to complete the product and use or sell it;

  •
  there is an ability to use or sell the product;

  •
  it can be demonstrated how the product will generate probable future economic benefits;

  •
  adequate technical, financial and other resources to complete the development and to use or sell the product are available; and

  •
  the expenditure attributable to the product during its development can be reliably measured.

        Research costs and development costs that do not meet the above criteria, are expensed as incurred.

Property, plant and equipment

        Property, plant and equipment are carried at cost less any depreciation and impairment losses recognized.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

        The cost of property, plant and equipment is composed of its purchase price and any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

        Major improvements that extend the useful life of an asset are capitalized and depreciated. On-going regular maintenance costs related to property, plant and equipment are expensed as incurred.

        Property, plant and equipment are depreciated over the estimated useful lives of the related assets using the straight-line method. The principal annual depreciation rates used by Rexam Cosmetics range from 2% to 10% for buildings, from 6% to 10% for plant machinery and equipment and from 12.5% to 20% for vehicles, office and computer equipment and software (included within machinery and equipment).

Impairment on property, plant and equipment

        When a test for impairment is conducted, the recoverable amount is assessed by reference to the higher of "value in use" (corresponding to the net present value of the expected future cash flows of the relevant cash-generating unit) and "fair value less costs to sell". Where there is no binding sale agreement or active market, fair value less costs to sell is based on the best information available to reflect the amount Rexam Cosmetics could receive for the cash-generating unit in an arm's length transaction. The estimates of future cash flows used for impairment tests are based on management's estimate of the present value of expected future revenue, costs and costs to sell. As a result of impairment tests, an impairment loss would be recognized in the amount of any excess of the carrying amount over the fair value less costs to sell of a non-current asset or disposal group held for sale.

        The expected future cash flows of cash-generating units reflect long-term plans which are based on detailed research, analysis and iterative modeling to optimize the level of return from investment. Cost levels incorporated in the cash flow forecasts are based on the current long-term plan for the cash-generating unit. For impairment tests, recent cost levels are considered, together with expected changes in costs that are compatible with the current condition of the business and which meet the requirements of IAS 36—Impairment of Assets. IAS 36 includes a number of restrictions on the future cash flows that can be recognized in value in use assessments in respect of future restructurings and improvement-related capital expenditures.

        The discount rate applied in determining the net present value is based upon the expected market rate of return for a similar investment, regardless of the sources of financing.

Leases

        Rexam Cosmetics leases various buildings, machinery and equipment from third parties under operating lease agreements. Under such operating lease agreements, total rent expense for each lease is recognized on a straight-line basis over the primary term of the lease agreement, and is included in Rexam Cosmetics' combined financial statements (Cost of sales or Selling and administrative expenses), depending on the nature of the leased assets, in Rexam Cosmetics' combined income statement.

        Rexam Cosmetics also leases various buildings, machinery, and equipment from third parties under capital lease agreements. Under such capital lease agreements, upon inception of the lease, assets are

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

stated at an amount equal to the fair value of the leased property or, if this is lower, the present value of the minimum lease payments at inception of the lease, less accumulated depreciation (see below) and impairment losses. Minimum lease payments are apportioned between the finance expense and the reduction of the outstanding liability. Assets under capital leases are amortized on a straight-line basis over the shorter of the useful lives of the assets or the primary lease term. Each lease payment is allocated between liabilities and financial expense. The corresponding rental obligations, net of financial expense, are included in other long-term payables. The interest element of the finance cost is recognized in the income statement over the lease period in order to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Inventories

        Inventories are valued at the lower of cost or net realizable value, primarily on a weighted average cost basis. The weighted average cost of raw materials, work in progress and finished goods is calculated using the costs incurred in the current period (including purchase price of materials; freight, duties and customs; the cost of production, which includes labor costs, materials and other expenses which are directly attributable to the production process; and production overheads) and similar costs in opening inventory.

        If the carrying amount of inventories is higher than their realizable value at year-end, an impairment loss is booked.

Trade receivables

        Trade receivables are initially recognized at fair value and are subsequently reduced by provisions for impairment. A provision for impairment of trade receivables is established when there is objective evidence that Rexam Cosmetics will not be able to collect all amounts due. Indications of impairment would include financial difficulties of the debtor, likelihood of the debtor's insolvency, default in payment or a significant deterioration in creditworthiness. Any impairment is recognized in the combined income statement within selling and administrative expenses. When a trade receivable is deemed uncollectible, it is written off against the provision for impairment account. Subsequent recoveries of amounts previously written off are credited against selling and administrative expenses in the combined income statement.

Cash and cash equivalents

        Cash and cash equivalents (with original maturities at inception of less than three months) comprise cash in hand and demand deposits as well as other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

        For the purpose of the cash flow statement, cash and cash equivalents comprise cash at bank, cash in hand, short-term deposits with an original maturity of three months or less held for the purpose of meeting short-term cash commitments and bank overdrafts.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

Post-employment benefits

        Amounts recognized as defined benefit liabilities correspond to the difference between the present value of defined benefit obligations and the fair value at the end of the reporting period of plan assets (if any) on the combined balance sheet. Any recognized assets are restricted, where applicable, to the present value of any amounts Rexam Cosmetics expects to recover by way of refunds from the plan or reductions in future contributions. Actuarial gains and losses arising in the year are charged or credited to other comprehensive income. For this purpose, actuarial gains and losses comprise both the impact of changes in actuarial assumptions and experience adjustments arising due to differences between previous actuarial assumptions and what has actually occurred.

        Other movements in the net surplus or deficit are recognized in the combined income statement, including current service costs, past service costs and the impact of any curtailments or settlements. The net interest expenses (income) relating to the discounting of the net funded position (defined benefit obligation less plan assets) is presented in net financial expenses in the income statement.

        The most significant assumptions used in accounting for pension plans are the discount rate and mortality assumptions. The actual return on plan assets is used to calculate interest income on pension assets. The discount rate is used to determine the net present value of future liabilities. Each year, the unwinding of the discount on these liabilities is charged to interest expense, included in Net finance costs. The mortality assumption is used to project the future stream of benefit payments, which is then discounted to arrive at a net present value of liabilities.

        The values attributed to plan liabilities are assessed in accordance with the advice of qualified actuaries.

        Rexam Cosmetics' contributions related to defined contribution pension plans are charged to the combined income statement in the period to which the contributions are made.

Trade payables

        Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Long-term employee benefits

        Provisions for jubilee and other long-service benefits paid during the employees' service period are valued based on similar actuarial calculations to those used for post-employment benefits. Actuarial gains and losses are recognized in the other comprehensive income.

Provisions

        Rexam Cosmetics records provisions for the estimated present value of liabilities of uncertain timing or amount, as defined in IAS 37—Provisions, Contingent Liabilities and Contingent Assets. The ultimate cost to settle these liabilities is uncertain and cost estimates can vary in response to many factors. In addition, the expected timing of expenditure can also change. As a result, there could be

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

significant adjustments to Rexam Cosmetics provisions, which could result in additional expenses or recoveries affecting future results of operations.

        Provisions for restructuring are recorded when Rexam Cosmetics management is demonstrably committed to the restructuring plan and where such liabilities can be reasonably estimated. These costs are charged to restructuring costs in the combined income statement.

Other litigation and potential claims

        Provisions for other litigation and potential claims are made when it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated. Depending on their nature, these costs may be charged to Cost of sales or Other income/(expense) in the combined income statement.

Financial assets and liabilities

Financial assets

        Rexam Cosmetics classifies its financial assets in the following categories: (a) at fair value through profit or loss, (b) as loans and receivables, and (c) as available-for-sale securities. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets at initial recognition.

  a)
  Financial assets at fair value through profit or loss: derivatives are included in this category. Generally, Rexam Cosmetics does not acquire financial assets for the purpose of selling in the short-term. Financial assets carried at fair value through profit or loss are initially recognized at fair value and transaction costs are expensed in the combined income statement.

  b)
  Loans and receivables: loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are classified as current or non-current assets based on their maturity date. Loans and receivables are included in Trade receivables and other, or Other financial assets or Cash and cash equivalents in the combined balance sheet. Loans are carried at amortized cost using the effective interest method, less any impairment.

Financial liabilities

        Borrowings and other financial liabilities are recognized initially at fair value, net of transaction costs incurred, and are subsequently carried at amortized cost using the effective interest method. Any difference between the amounts originally received (net of transaction costs) and the redemption value is recorded to the combined balance sheet and subsequently amortized or accreted into income over the period to maturity using the effective interest method.

        The effective interest rate is the rate that exactly discounts the expected stream of future cash flows through to maturity to the current net carrying amount of the liability on initial recognition. When calculating the effective interest rate of a financial liability, future cash flows are determined on the basis of contractual commitments.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

        Transaction costs are incremental costs that are directly attributable to the issue of the credit line. They include fees and commissions paid to agents and advisers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Transaction costs do not include debt premiums, or allocations of internal administrative or overhead expenses.

        For financial liabilities that are carried at amortized cost, transaction costs are included in the calculation of amortized cost using the effective interest rate method and, in effect, amortized through the income statement over the life of the instrument.

2.4.4.  Judgments in applying accounting policies and key sources of estimation uncertainty

        Many of the amounts included in the combined financial statements involve the use of judgment and/or estimation. These judgments and estimates are based on management's best knowledge of the relevant facts and circumstances, taking into account previous experience, but actual results may differ from the amounts included in the combined financial statements.

        The preparation of financial statements in compliance with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors including expectations of future events that are considered to be reasonable and relevant under the circumstances. Actual results may differ from these estimates.

        The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below.

Impairment of property, plant and equipment

        Assets are subject to impairment tests whenever changes in events or circumstances indicate that impairment may have occurred. Assets are written down to the higher of (a) fair value less costs to sell or (b) value in use. Value in use is calculated by discounting the expected cash flows from the asset at an appropriate discount rate which uses management's assumptions and estimates of the future performance of the asset. Differences between expectations and actual cash flows will result in differences in the amount of impairment charges required.

Inventories

        Inventories are carried at the lower of cost or net realizable value, which requires the estimation of the future sales price of goods. Any differences between the expected and actual sales price achieved will be recognized in the income statement in the period in which the sale is made.

Provisions

        The amounts of provisions recognized represent management's best estimates of the liabilities at the reporting date. Expectations will be revised each period until the actual liability is settled, with any difference accounted for in the period in which the revision is made.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 2 ACCOUNTING POLICIES (Continued)

Income tax

        Rexam Cosmetics is subject to income tax in a number of jurisdictions. Significant judgment is required in determining the provision for income tax as there are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Rexam Cosmetics recognizes liabilities based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were recorded, such differences will impact the current and deferred income tax provisions and results of operations in the period in which such determination is made.

Deferred tax

        The carrying amount of deferred tax assets is reviewed at each reporting date and increased or reduced as appropriate to reflect changes in the likelihood that a taxable profit will become available against which the deferred tax asset can be utilized. To assess the likelihood that a taxable profit will become available, the following factors are taken into account: results in previous years, forecasts of future results, non-recurring items that are unlikely to arise again in the future and the tax planning strategy. As a result, a substantial amount of judgment is involved in assessing Rexam Cosmetics' ability to utilize its tax loss carry forwards. If future results were substantially different from those expected, Rexam Cosmetics would have to increase or decrease the carrying amount of its deferred tax assets, which could have a material impact on its balance sheet and income statement.

Pension and post-employment benefits

        The present value of Rexam Cosmetics' defined benefit obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the defined benefit obligations and net pension costs include the expected long-term rate of return on the relevant plan assets and the discount rate. Any changes in these assumptions may impact the amounts recorded in Rexam Cosmetics' combined financial statements.

NOTE 3 SCOPE OF COMBINATION—SIGNIFICANT EVENTS

3.1.  LE TREPORT PARTIAL CONTRIBUTION OF ASSETS

        In the context of the divestment of Rexam Cosmetics by Rexam Group plc, the entity Le Tréport has been split between Personal Care activities, acquired by Albéa, and Health Care activities sold by Rexam Cosmetics le Tréport to Rexam group plc through a partial contribution of assets. The net assets sold generated a taxable profit which incurred a tax expense of USD 15.2 million and an exceptional employee profit sharing of USD 6.5 million.

3.2.  TIANJIAN ENTITY DISPOSAL

        On October 31, 2012 Rexam Plastic Packaging (Hong Kong) completed the disposal of the entity Tianjian to Rexam Overseas Limited. The gain of disposal amounted to USD 8.1 million.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 4 SEGMENT REPORTING

        Rexam Cosmetic has only one operating segment which is Cosmetic Rigid Plastic (mainly skincare caps and dispensing systems for Fragrance and Cosmetic). Rexam Cosmetics provides only information by geographic zone.

        Rexam Cosmetics presents data based on three geographical zones, consisting of its three main geographic markets: Europe, Americas (of which North America—includes US and Mexican activities—and South America) and Asian countries (of which China and South Asia).

        Adjusted EBITDA excludes non-recurring income and expenses (restructuring costs and severance costs, non-recurring fees, shareholders' management fees, separation costs from Rexam, acquisitions and integration costs, other compensation and termination benefits, unrealized foreign exchange (gains) losses, (gains) losses on disposals, impairment).

        Operating segment is reported in a manner which is consistent with the internal reporting provided to Management.

Adjusted EBITDA BRIDGE

In thousand $	Period ended December 30, 2012
Operating Profit/(loss)	(85,822)
Depreciation/amortization	32,664
Restructuring & project costs	16,840
Others	77,572

Adjusted EBITDA	41,253

        The detail of the others is the following:

Period ended December 30, 2012
(Gains) losses on disposals	(10,232)
Impairment	87,899
Unrealized (Gains) losses on working capital	(94)
Other	(1)

Others	77,572

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 4 SEGMENT REPORTING (Continued)

4.1   GEOGRAPHICAL INFORMATION AS AT DECEMBER 30, 2012

Period ended 30 December 2012	Europe	Americas	Asia	Corporate	Consolidated
Consolidated Revenue	203,016	198,454	117,741	0	519,212

Adjusted EBITDA	17,243	32,445	8,059	(16,493)	41,253

Depreciation/amortization	(14,756)	(6,390)	(11,518)	0	(32,664)
Restructuring and projects costs	(8,744)	(685)	(3,822)	(3,590)	(16,840)
Others(1)	(36,047)	(14,707)	(39,466)	12,648	(77,572)

Operating Profit/(loss)	(42,303)	10,663	(46,747)	(7,436)	(85,822)

Segment assets(2)	97,370	58,263	56,573	(9,177)	203,030

Capital expenditures of the period	(20,092)	(15,358)	(4,418)	0	(39,868)

        Of which:

Americas	SALES	Adjusted EBITDA
North America	135,635	21,538
South America	62,820	10,908

	198,454	32,445

Asia	SALES	Adjusted EBITDA
China	109,174	7,740
South Asia	8,566	319

	117,741	8,059

(1)
See Adjusted EBITDA Bridge.

  The "Other" for the corporate includes mainly management fees recharged to the other segments.

(2)
Segment assets are reconciled with the balance sheet as follows:

Period ended 30 December 2012	Europe	Americas	Asia	Corporate	Consolidated
Non current assets(*)	76,378	32,221	36,404	0	145,003
Inventories, net	26,740	20,998	17,350	(1,935)	63,153
WC—Receivables	44,581	27,139	30,755	161	102,635
WC—Payables	(50,328)	(22,096)	(27,935)	(7,403)	(107,762)

Segment assets	97,370	58,263	56,573	(9,177)	203,030

(*)
Intangible & Tangible assets, net and goodwill

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 5 NOTES TO THE INCOME STATEMENT

5.1.  REVENUE

        Revenue represents sales of goods deriving from Rexam Cosmetic's main activities, net of value added tax (VAT). The breakdown of revenue by geographic zone is presented in the note 4.

5.2.  COST OF SALES

Year ended December 30, 2012
Employee benefit expenses	(139,156)
Depreciation production assets	(28,862)
Other expenses	(257,147)

Total Costs of sales	(425,165)

        Changes in the cost of sales are directly linked to changes in revenue.

        Other expenses can be broken down as follows:

Year ended December 30, 2012
Raw materials and components (resins, film, inks, caps, etc.)	(155,504)
Purchase Goods for Resale—Trading	(31,704)
Other production consumables, energy and utilities	(18,840)
Freight out costs	(8,102)
Other costs (repairs, maintenance, services, etc.)	(42,998)

Total other expenses (from Costs of sales)	(257,147)

5.3.  SELLING AND ADMINISTRATIVE EXPENSES

Year ended December 30, 2012
Employee benefit expenses	(46,528)
Depreciation and amortization	(2,137)
Other expenses	(37,693)

Total Selling and administrative expenses	(86,359)

        The other expenses includes mainly Rexam Group management fees for USD 17,9 million.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 5 NOTES TO THE INCOME STATEMENT (Continued)

5.4.  RESTRUCTURING AND PROJECT COSTS

        Restructuring and project costs include non-recurring income and expenses as restructuring costs and severance costs, non-recurring fees, acquisitions, integration and separation costs and moving costs (footprint optimization) .

Year ended December 30, 2012
Allowances/reversal of Restructuring provisions (non cash)	(254)
Other costs for the year	(16,586)

Total restructuring and projects costs	(16,840)

        At December 30, 2012, the main components of restructuring and projects costs are as follows:

  •
  USD (6) million, retention bonus and other recurring bonuses

  •
  USD (6.5) million, exceptional employee profit sharing in Le Tréport

  •
  USD (0.9) million, relocation costs

  •
  USD (1.6) million, restructuring costs (France)

  •
  USD (1.8) million, other.

5.5.  OTHER INCOME/(EXPENSE)

Year ended December 30, 2012
Gains on disposals	10,232
Unrealized forex gains (losses) on working capital	94
Other	903

Total of other income/(expense)	11,228

o/w other income	12,153
o/w other expense	(925)

        Gain on disposals includes:

  •
  the capital gain on real estate in France for USD 2.6 million.

  •
  the gain on disposal of Tianjian by Rexam Plastic Packaging (Hong Kong) which amounted to USD 8.1 million

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 5 NOTES TO THE INCOME STATEMENT (Continued)

5.6.  NET FINANCE COSTS

        Net finance costs break down as follows:

Breakdown of Financial result	Year ended December 30, 2012
Cost of net debt	(1,945)
Interest costs on net debt	(1,851)
Foreign exchange gains/(losses) on net debt	(93)
Other financial expense	(855)
Interest costs on pensions	(172)
Other financial expense	(683)

Financial expenses	(2,800)

Other financial income, net
Unrealized foreign exchange gains/(losses) on net debt	41

Financial income	41

Net finance costs	(2,758)

5.7.  INCOME TAX

Analysis of the income tax expense

Year ended December 30, 2012
Current income tax charge	(24,997)
Deferred income tax benefit (charge), net	(5,003)

Income tax expense	(30,000)

        The tax expense includes one off impacts such as:

  •
  USD 15.2 million on Le Tréport following the partial contribution of assets,

  •
  USD 7 million of deferred tax impairment.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 5 NOTES TO THE INCOME STATEMENT (Continued)

Reconciliation between the statutory tax rate in Luxembourg and Rexam Cosmetic effective tax rate

(in thousands USD)	2012
Income before taxes	(88,581)

Standard tax rate applicable in Luxembourg (in %)	28.80%

Theoretical income tax (expense) benefit	25,511

Effect of:
—Differences in current tax rates of foreign countries	(1,062)
—Unused tax losses and other deductible temporary differences for the period not recognized as deferred tax assets	(32,716)
—Deferred tax assets impairment	(7,016)
—Prior year adjustments	(1,166)
—Other permanent differences	(12,183)
—Withholding tax	(105)
—Impacts of others Tax (French CVAE, Italian IRAP, Mexican IETU, ..)	(1,262)
Actual income tax expense	(30,000)

        The USD 32.7 million of unused tax losses are mainly linked to:

  •
  losses carried forward in entities where no taxable profit is expected in the foreseeable future (France, China),

  •
  impairment charges booked without tax benefit effect as the related entities have no projected taxable profit in the foreseeable future.

        The other permanent differences include mainly the income tax paid for USD 15.2 million on Le Tréport following the partial contribution of assets.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 5 NOTES TO THE INCOME STATEMENT (Continued)

Deferred taxes recorded in the balance sheet

        Deferred taxes break down as follows by type of temporary differences. Most of these deferred taxes are long term.

	At December 30, 2012	At January 1, 2012
Deferred tax assets	1,760	8,379
Deferred tax liabilities		1,621

Net balance of deferred tax	1,760	6,758

Deferred tax on:
Pension provisions	51	35
Fixed asset	1,709	2,103
Tax losses carried forward	—	1,979
Other timing differences (accruals)	—	2,641

Net balance of deferred tax	1,760	6,758

Changes in net balance of deferred tax:

Net balance of deferred tax at January 1, 2012	6,758

Deferred tax income/(expense) recognized in income statement	(5,003)
Exchange differences	(91)
Other	96

Net balance of deferred tax at December 30, 2012	1,760

5.8.  EMPLOYEE BENEFIT EXPENSES AND PERSONNEL EXPENSES

Year ended December 30, 2012
Wages, salaries, social security costs and pension costs—defined contribution plans	(185,243)
Pension costs—defined benefit plans and other post-retirement benefits	(441)

Total employee benefit expenses	(185,684)

Staff of combined companies at year-end (number of employees, headcount)	6,500

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET

6.1.  PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

At December 30, 2012

        The following table shows the opening and closing balances and the activity of property, plant and equipment and intangible assets for the year ended December 30, 2012.

	Land	Buildings	Machinery and equipment	Other	Construction in progress	Total property, plant and equipment	Intangible assets
Carrying amount at January 1, 2012	2,691	68,541	117,366	1,913	29,033	219,543	1,880

Disposals	0	(4,431)	(930)	0	(4)	(5,365)	(297)
Additions	0	659	4,023	1,499	34,106	40,288	122
Depreciation and amortization	(52)	(4,186)	(23,362)	(48)	(2,096)	(29,743)	(1,256)
Impairment charges	0	(10,522)	(77,144)	0	0	(87,666)	0
Transfers in(out) from construction in progress	4,494	796	35,631	2,134	(36,693)	6,364	611
Foreign exchange difference	84	1,186	(91)	(43)	(648)	488	33
Other	0	1	(244)	0	196	(47)	48

Net book amount at December 30, 2012	7,217	52,043	55,251	5,456	23,895	143,861	1,142

        Construction in progress represents the value of capitalized equipment under construction and/or not yet commissioned as of December 30, 2012.

Depreciation, amortization and impairment expense

        Total depreciation, amortization and impairment expense related to property, plant and equipment was charged to the combined income statement as follows:

Year ended December 30, 2012
Cost of sales	(28,862)
Selling and administrative expenses	(2,137)
Impairment of tangible fixed assets	(87,666)

(118,665)

Impairment tests for property, plant and equipment

        Rexam Cosmetics entities have been affected to two Cash Generating Units ("CGUs"): Dispensing systems and Rigid Packaging.

        The recoverable amount of property, plant and equipment is based primarily on calculations using value in use. These calculations used cash flow projections based on the business plan done by Rexam Cosmetics for the purpose of the sale and reviewed by an external advisor. This plan covers four-years

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

period. Cash flows beyond the four-year period are extrapolated using the estimated growth rates presented below.

        The assumptions used for value-in-use calculations in 2012 are as follows:

  •
  Perpetuity growth rate: 2.5%

  •
  Discount rate after tax: 11.6%

        Based on the business plan of Rexam Cosmetics, an assets impairment over property, plants and equipments was recorded in 2012 for USD 74.8 million on the Rigid Packaging CGU. In addition, an impairment was recorded for USD 10.5 million on buildings, based on the external valuation of the real estate properties.

6.2.  OTHER FINANCIAL RECEIVABLES

        It includes short term loans with Rexam group plc.

6.3.  INVENTORIES

	At December 30, 2012	At January 1, 2012
Work in Progress	7,087	14,187
Finished goods	31,188	32,927
Raw Materials	33,502	28,628
Provision/Impairment on Inventories	(8,623)	(8,491)

Total inventories	63,153	67,251

        The amounts shown above include provisions and the elimination of the intercompany margin in finished goods inventory for Rexam Cosmetics entities.

6.4.  TRADE RECEIVABLES AND OTHER DEBTORS

	At December 30, 2012	At January 1, 2012
Trade receivables, gross	87,287	87,068
Less: impairment	(1,932)	(1,270)

Trade receivables, net	85,355	85,798
Operating Working Capital—assets	9,272	8,088
Non operating Working Capital—assets	8,008	21,772

Other debtors	17,280	29,860

Total Trade receivables and other debtors	102,635	115,658

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

Details of the other debtors	At December 30, 2012	At January 1, 2012
Employee receivables	87	49
VAT on Accounts Payables	6,407	7,756
Other operating receivables	2,777	283
Current tax receivables	317	0
A/R Other non operating receivables	3,159	19,593
Prepaids & Other Deferred Assets	4,532	2,179

Total other debtors	17,280	29,860

        Due to their short-term maturities, the fair value of Trade receivables and other is close to their carrying amount. None of Rexam Cosmetics' trade receivables is interest bearing.

        Rexam Cosmetic has no overdues over 12 months.

        Additions to and reversals of provisions for bad debt have been included in selling and administrative expenses in the combined income statement. When a trade receivable is deemed uncollectible, it is written off against the provision for bad debt account. Subsequent recoveries of amounts previously written off are credited against selling and administrative expenses in the combined income statement.

6.5.  CASH AND CASH EQUIVALENTS

        Cash and cash equivalents comprise cash in bank accounts and on hand, short-term deposits held on call with banks and highly liquid investments that are readily convertible into known amounts of cash and which are subject to insignificant risk of changes in value, less bank overdrafts that are repayable on demand.

	At December 30, 2012	At January 1, 2012
Cash in bank accounts and on hand	15,459	9,756

Cash and cash Equivalents	15,459	9,756
Less: Bank overdrafts repayable on demand	(2,062)	(12,046)

Net Cash and cash Equivalents	13,397	(2,290)

        Bank overdrafts are included in current borrowings.

6.6.  OTHER FINANCIAL ASSETS

        As at January 1, 2012, it includes an investment in Tianjian entity which has been sold in 2012.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

6.7.  BORROWINGS AND OTHER FINANCIAL LIABILITIES

	At December 30, 2012	At January 1, 2012
Internal loan	10,419	0
Bank facilities and bank overdraft	2,062	12,046
Other	17	697

Borrowings	12,498	12,743

Of which current	12,498	12,743
Of which non current	0	0

The maturity schedule of the borrowings is as follows:

At December 30, 2012	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years	Total
Internal loan	10,419	0	0	0	10,419
Bank facilities and bank overdraft	2,062	0	0	0	2,062
Other	17	0	0	0	17

Borrowings	12,498	0	0	0	12,498

6.8.  PENSIONS AND OTHER LONG-TERM EMPLOYEE BENEFIT OBLIGATIONS

	Pension	Other long term employee benefits obligations	Termination	Total
Pensions at January 1, 2012	10,874	1,656	24	12,555

Current service costs	372	69	0	441
Interest costs	156	16	0	172
Benefits paid	(303)	(16)	0	(319)
Change in exchange variation	152	22	(1)	172
Actuarial gains and losses on benefit obligations	626	598	0	1,224

Pensions et December 30, 2012	11,877	2,345	23	14,245

Description of plans

        Rexam Cosmetics has a number of pension plans. Some of these plans are defined contribution plans and some are defined benefit plans (France, Indonesia).The pensions plans are all legal schemes. Valuations of these plans was updated at December 30, 2012 by qualified actuaries.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

Pension plans

        The majority of Rexam Cosmetics' pension obligations relate to unfunded defined benefit pension plans mostly in France and lump-sum indemnities payable upon retirement to employees in France. Pension benefits are generally based on the employee's service and highest average eligible compensation before retirement, and are periodically adjusted for increases in the cost of living, either by Rexam Cosmetics practices, collective agreements or statutory requirements.

Main Assumptions (rates per annum)

        The main assumptions used in the valuations of the plans are set out below:

At 30 December 2012	France
Rate of increase in salaries	2.0% + nominal rate between 0% and 3.5%
Rate of increase in pensions	N/A
Discount rate	3.0%
Inflation	2.0%
Duration	14 years

        The Iboxx AA rate has been used as reference to determine the discount rate of the euro zone.

Total expense recognized in the combined income statement

Year ended December 30, 2012	Total defined benefit plans
Current employer service cost for defined benefit plans	441
Pensions Interests costs (Other than Normal Service costs)	172

Total expenses	613

Sensitivity analyses

        The present value of Rexam Cosmetics' obligation for pensions and other post-employment benefits is sensitive to changes in discount rates. An increase of 25 basis points in the discount rate would have the following impacts on the present value of Rexam Cosmetic's defined benefit obligation (DBO):

Pensions

Year ended December 30, 2012	In thousand of $	In % of DBO
France	386	3.3%
Other countries	N/A

Total	386

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

Other long-term employee benefits obligations

Year ended December 30, 2012	In thousand of $	In % of DBO
France	76	3.3%
Other countries	N/A

Total	76

6.9.  PROVISIONS

Excluding pension and OPEB	At January 1, 2012	Allowances	Reversals of provisions used	Reversals of provisions not used	Foreign exchange impact	Other	At December 30, 2012
Restructuring	3,990	594	(1,379)	(340)	131	3	2,998
Other provisions for risks and contingencies	5,034	1,732	(763)	0	7	227	6,236

Total	9,023	2,325	(2,143)	(340)	138	230	9,234

Current portion	7,541						3,911
Non-current portion	1,483						5,322

        The provision for restructuring mainly includes restructuring plan launches in several sites.

        Provisions for litigation and claims were recognized for all litigation (employee USD 1 million, commercial and other USD 1.6 million) identified at December 30, 2012.

6.10.  TRADE PAYABLES AND OTHER PAYABLES

	At December 30, 2012	At January 1, 2012
Trade payables	44,453	63,353

Other payables	26,915	12,628
Employee payables	36,394	22,486

Total Trade and other payables	107,762	98,467

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 6 NOTES TO THE BALANCE SHEET (Continued)

6.11.  FINANCIAL INSTRUMENTS

        The information below relates to Rexam Cosmetics' financial instruments.

At December 30, 2012

At December 30, 2012	Carrying amount	Fair value hierarchy level	Fair value	Loans and receivables
Other financial assets	482			482
Trade receivables	102,635			102,635
Cash and cash equivalents	15,459			15,459

Assets	118,577			118,577

Borrowings	12,498			12,498
Trade and other payables	107,762			107,762
Other financial liabilities	190			190

Liabilities	120,450			120,450

        The fair values of Rexam Cosmetics' financial assets and liabilities (including borrowings) are close to their carrying amounts, mainly as a result of their short maturity.

Fair value Hierarchy

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

        The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. The quoted market price used for financial assets held by the Group is the current bid price; the appropriate quoted market price for financial liabilities is the current ask price. This valuation method is referred to as Level 1 in the hierarchy established by IFRS 13.

        The fair value of financial instruments that are not traded in an active market is determined by using valuation models incorporating various inputs including the credit quality of counterparties, foreign exchange spot and forward rates and forward interest rate curves. The assumptions used are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This valuation method is referred to as Level 2 in the hierarchy established by IFRS 13.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION

        Rexam Cosmetics' capital management objectives are to safeguard Rexam Cosmetics' ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

7.1.  FINANCIAL RISK MANAGEMENT

7.1.1.  Risk management objectives and policies

        Rexam Cosmetics is exposed to various types of risk:

  •
  Foreign exchange risk

  •
  Interest rate risk

  •
  Liquidity risk

  •
  Counterparty risk

  •
  Raw material price risks

        Rexam Cosmetics faces a number of risks, among which the main ones are market, environmental, social as well as financial risks. Risk management is an issue addressed by every employee and Rexam Cosmetics is committed to running its operations in a responsible and sustainable manner.

7.1.2.  Foreign exchange risk

Operating flows

        Rexam Cosmetics operates in 7 countries through combined subsidiaries. Rexam Cosmetics' net investments, earnings and cash flows are influenced by a wide variety of currencies due to the geographic diversity of Rexam Cosmetics sales and the countries in which it operates.

        Rexam Cosmetics records its financial position and income in the relevant local currency, and then converts these figures into US dollar at the applicable exchanges rates for the purpose of combination in Rexam Cosmetics' Combined Financial Statements.

        Part of the main currencies in the 2012 revenue breaks down as follows by currency:

Main currencies		At December 30, 2012
Brasilian real	BRL	62,820	12.1%
Yuan Chine	CNY	83,482	16.1%
Euro	EUR	219,801	42.3%
Indonesia rupiahs	IDR	8,566	1.6%
Polish zlotych	PLN	8,908	1.7%
US dollar	USD	135,635	26.1%

		519,212	100.0%

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION (Continued)

        Operating profit is mainly influenced by the currencies of those countries in which Rexam Cosmetics' operating plants are located. The euro and US dollar are the currencies that influence operating profit the most.

        Due to the low proportion of financial assets and liabilities that are not denominated in the subsidiaries' functional currency, Rexam Cosmetics is not significantly exposed to transactional foreign exchange risk. However Rexam Cosmetics remains exposed to foreign exchange risk through the translation of the financial statements of its entities from functional currencies to US dollars.

7.1.3.  Interest rate risk

        As at December 30, 2012, Rexam Cosmetics is cash positive. Rexam Cosmetics is not exposed to material interest rate risk.

7.1.4.  Liquidity risk

        As at December 30, 2012, Rexam Cosmetics is cash positive. Rexam Cosmetics is not exposed to liquidity risk.

7.1.5.  Raw material price risk

        Rises in raw material prices may affect Rexam Cosmetics' profitability.

7.2.  COMMERCIAL RISKS

        Rexam Cosmetics' top ten customers represent more than 50% of the Rexam Cosmetics' sales. Therefore losing one of these customers would deeply impact Rexam Cosmetics' profitability. Only one customer represents about 17% of total sales and the other customers represent less than 10%.

7.3.  CONTINGENCIES AND COMMITMENTS

        The business is occasionally involved in lawsuits relating to ongoing operations, investigations by regulatory and fiscal authorities and obligation arising under environmental legislation. Insurance coverage is generally maintained and estimated costs are recorded for claims and suits of this nature. It is the opinion of management that one of these will have a material adverse effect on the financial position, result of operation or cash flows of the business. Costs related to such matters are not considered to be material in the years presented.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 7 ADDITIONAL INFORMATION (Continued)

7.4.  LEASE COMMITMENTS

        Minimum future lease payments on non-cancellable operating leases are mainly linked to building leases in the USA and Brazil.

Payments due by maturity	December 30, 2012
Within 1 year	1,778
Between 1 and 5 years	7,162
Beyond 5 years	8,421

Operating lease	17,362

7.5.  RELATED PARTIES

        The significant related parties transactions identified in the period are:

  •
  Management fees with Rexam Group plc entities (refer to note 5.3)

  •
  Partial contribution of assets at Le Tréport with Rexam Group plc (refer to note 3.1)

  •
  Short term loans with Rexam Group plc entities (refer to note 6.2)

7.6.  SUBSEQUENT EVENTS

        On December 31, 2012, Rexam Group plc completed the sale to Albéa Group of the Rexam Personal Care Division which is a leader producer of dispensing systems and make-up packaging for the Cosmetics and Personal Care markets. The division operates 11 plants across 7 countries (France, the United States, Brazil, the Netherlands, China, Indonesia, Taiwan). The selling price was USD 407.6 million. Rexam Home & Personal Care Lodz sp z.o.o. ("HPC Poland") was sold on December 31, 2012 to Rose HPC Bidco, another Sun Capital affiliate, and subsequently sold to Albéa.

Rexam Cosmetics

Notes to the 2012 Combined Financial Statements (Continued)

In thousands of USD

NOTE 8 COMPANIES INCLUDED IN THE COMBINATION SCOPE

Scope of combination as at December 30, 2012

        Rexam Cosmetics Combined Financial Statement includes the revenues and expenses of the following legal entities and reporting entities :

			2012
Subsidiaries	Description/ Operating segment	Country of incorporation	Percentage of control	Percentage of interest
Rexam do Brasil Embalagens Ltda	Cosmetic Rigid Packaging	France	100%	100%
Rexam Dispensing Systems Shanghai Co Ltd	Cosmetic Rigid Packaging	France	100%	100%
Rexam Plastic Metallizing Technologies Shanghai Co Ltd	Cosmetic Rigid Packaging	France	100%	100%
Rexam Plastic Processing Shanghai Co Ltd	Cosmetic Rigid Packaging	Indonesia	100%	100%
Rexam Plastic Molds Shanghai Co Ltd	Cosmetic Rigid Packaging	China	100%	100%
Rexam Plastic Products Shanghai Ltd	Cosmetic Rigid Packaging	China	100%	100%
Rexam Plasic Decoration Shanghai Co Ltd	Cosmetic Rigid Packaging	China	100%	100%
Rexam Plastic Packaging Shenzhen Co Ltd	Cosmetic Rigid Packaging	China	100%	100%
Rexam Plastic Packaging Shanghai Co Ltd	Cosmetic Rigid Packaging	China	100%	100%
Rexam Dispensing Systems SASU	Cosmetic Rigid Packaging	China	100%	100%
Rexam Beauty Alliance	Cosmetic Rigid Packaging	China	100%	100%
Rexam Dispensing SMT SASU	Cosmetic Rigid Packaging	China	100%	100%
Rexam Simandre SASU	Corporate	United Kingdom	100%	100%
Rexam Reboul SASU	Cosmetic Rigid Packaging	Poland	100%	100%
Rexam Asia Ltd	Cosmetic Rigid Packaging	Taiwan	100%	100%
Rexam Make Up Hong Kong Ltd	Cosmetic Rigid Packaging	Hong Kong	100%	100%
Rexam Plastic Packaging Hong Kong Ltd	Cosmetic Rigid Packaging	Hong Kong	100%	100%
PT Rexam Plastic Packaging Indonesia	Cosmetic Rigid Packaging	Hong Kong	100%	100%
Rexam Plastic Nederland BV	Cosmetic Rigid Packaging	Brazil	100%	100%
Rexam Airspray NV	Cosmetic Rigid Packaging	France	100%	100%
Rexam Airspray BV	Corporate	Netherland	100%	100%
Rexam Airspray Engineering BV	Cosmetic Rigid Packaging	Netherland	100%	100%
Rexam Airspray Develpment BV	Cosmetic Rigid Packaging	Netherland	100%	100%
Rexam Home & Personal Care Zevenhuiszen BV	Cosmetic Rigid Packaging	Netherland	100%	100%
Rexam Consumer Plastic Netherland BV	Cosmetic Rigid Packaging	Netherland	100%	100%
Rexam Home & Personal Care Lodz sp zoo	Cosmetic Rigid Packaging	Netherland	100%	100%
Rexam Taiwan Co	Cosmetic Rigid Packaging	Netherland	100%	100%
Rexam Beauty Asia Holding Ltd	Cosmetic Rigid Packaging/corporate	USA	100%	100%
Rexam Beauy & Closures Inc	Cosmetic Rigid Packaging/corporate	France	100%	100%

Until                        ,             (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

Ordinary Shares

Albéa S.A.

PROSPECTUS

BofA Merrill Lynch	J.P. Morgan	Goldman, Sachs & Co.
Baird	Barclays	BMO Capital Markets

                        , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Pursuant to Luxembourg law on agency, agents are entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part. Luxembourg law on agency is applicable to the mandate of directors and agents of the Issuer.

        Pursuant to Luxembourg law, a company is generally liable for any violations committed by employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.

        Prior to the completion of this offering, our articles of association will provide that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by them in connection with any claim, action, suit or proceeding in which they are involved by virtue of their being or having been a director or officer and against amounts paid or incurred by them in the settlement thereof.

        No indemnification will be provided against any liability to us or our shareholders (i) by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the Issuer or (iii) in the event of a settlement, unless approved by a court or the board of directors.

        Prior to completion of this offering, we will enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our articles of association. These agreements, among other things, provide for indemnification of our directors and executive officers to the fullest extent permitted by Luxembourg law for expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or executive officer or at our request, subject to certain limitations. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

        We also agreed to indemnify certain officers of the Issuer for adverse tax consequences they may suffer pursuant to their employment agreements.

        The indemnification rights set forth above shall not be exclusive of any other right which any of our former or current directors and officers may have or hereafter acquire under any statute, provision of our articles of association, agreement, vote of shareholders or disinterested directors or otherwise.

        We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

        The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 7.    Recent Sales of Unregistered Securities.

        Prior to the completion of this offering, we will issue 675 Class B3 shares with a nominal value of €1.00 per share.

        On January 9, 2014 we issued 570 class B2 shares (in aggregate) with nominal value of €1.00 per share to Richard Poyol and Jose Thame Xavier de Brito Neto.

        On December 31, 2013 we issued 1,170 class B2 shares (in aggregate) with nominal value of €1.00 per share to Xavier Leclerc de Hauteclocque, Thierry Sarfati, Jean-Jacque Alexis and Guillaume de Demandolx.

        On June 29, 2012 we issued 1,750 class B1 shares (in aggregate) with nominal value of €1.00 per share to Xavier Leclerc de Hauteclocque, Thierry Rabu, Olivier Boiteau, Lionel Quenet and Adrian Haughton.

        On July 19, 2011 we issued 470 class B0 shares (in aggregate) with nominal value of €1.00 per share to Ramesh Pitchai, Lester Pinto, Kristina Christensen, Subrata Bose, Vincent Thibault, Gianluca Barcellona, Charles Henri Perret and Aurelie Bourgey.

        On July 1, 2011 we issued 11,850 class B0 shares (in aggregate) with nominal value of €1.00 per share to several managers.

        On June 29, 2011 we issued 171,217 class A shares with nominal value of €1.00 per share to Neuheim Lux Group Holding V.

        On June 22, 2011, we issued 1 management share with nominal value of €1.00 per share to Twist Beauty S.à r.l. and 31,000 class A shares to Neuheim Lux Group Holding V.

        We also have shareholder funding instruments in the form of preferred equity certificates ("PECs") and yield-free convertible preferred equity certificates ("CPECS") in an aggregate of €3.5 million of PECs outstanding and €27.1 million of CPECs outstanding, $2.5 million of which were accounted for as non-current borrowings (as of December 31, 2013). See "Certain Relationships and Related Party Transactions—Shareholder Funding Instruments."

Item 8.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

        The exhibit index attached hereto is incorporated herein by reference.

  (b)
  Financial Statement Schedules

        All schedules are omitted because the required information is not applicable or included in the registrant's financial statements in the Prospectus part of this registration statement.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2)
  for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Luxembourg, Grand Duchy of Luxembourg on July 2, 2014.

Twist Beauty S.à r.l.,
in its capacity as general partner and sole manager of Twist Beauty S.à r.l. & Partners S.C.A.
By:	/s/ BENJAMIN BUERSTEDDE
Name:	Benjamin Buerstedde
Title:	Class A Manager
By:	/s/ ISABELLE ARKER
Name:	Isabelle Arker
Title:	Class B Manager
By:	/s/ ANITA LYSE
Name:	Anita Lyse
Title:	Class B Manager
By:	/s/ NOËLLA ANTOINE
Name:	Noëlla Antoine
Title:	Class B Manager
By:	/s/ LAURA SPITONI
Name:	Laura Spitoni
Title:	Class B Manager

 POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each officer, manager and representative of Twist Beauty S.à r.l., acting as general partner and sole manager of Twist Beauty S.à r.l. & Partners S.C.A., and each officer, manager and representative of Twist Beauty S.à r.l. & Partners S.C.A. whose signature appears below constitutes and appoints François Luscan, Xavier Leclerc de Hauteclocque and Charles-Antoine Roucayrol, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ FRANÇOIS LUSCAN François Luscan	Chief Executive Officer (Principal Executive Officer)	July 2, 2014
/s/ XAVIER LECLERC DE HAUTECLOCQUE Xavier Leclerc de Hauteclocque	Chief Financial Officer (Principal Financial Officer)	July 2, 2014
/s/ PHILIPPE POURQUERY Philippe Pourquery	Deputy Chief Financial Officer (Controller/Principal Accounting Officer)	July 2, 2014
/s/ BENJAMIN BUERSTEDDE Benjamin Buerstedde	Class A Manager of Twist Beauty S.à r.l.	July 2, 2014
/s/ ISABELLE ARKER Isabelle Arker	Class B Manager of Twist Beauty S.à r.l.	July 2, 2014
/s/ ANITA LYSE Anita Lyse	Class B Manager of Twist Beauty S.à r.l.	July 2, 2014
/s/ LAURA SPITONI Laura Spitoni	Class B Manager of Twist Beauty S.à r.l.	July 2, 2014

Signature	Title	Date

/s/ NOËLLA ANTOINE Noëlla Antoine	Class B Manager of Twist Beauty S.à r.l.	July 2, 2014
/s/ JOSE FILIPE Jose Filipe	Authorized Representative in the United States of America.	July 2, 2014

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

3.1	*	Articles of Association of Albéa S.A., as currently in effect.

3.2	*	Form of Amended and Restated Articles of Association of Albéa S.A. to be effective upon completion of this offering.

4.1	*	Form of Specimen Certificate Evidencing Ordinary Shares.

4.2	*	Indenture, dated as of October 31, 2012, as supplemented on December 31, 2012, by and among Albéa Beauty Holdings S.A., as issuer, the guarantors party thereto, Wilmington Trust, National Association, as trustee, registrar, transfer agent and paying agent for the US dollar denominated senior secured notes, Citibank, N.A., London Branch, as principal paying agent and transfer agent for the euro denominated senior secured notes, Citigroup Global Markets Deutschland AG, as registrar for the euro denominated senior secured notes and Wilmington Trust (London) Limited, as security agent.

4.3	*	Form of euro denominated senior secured note and US dollar denominated senior secured note (included in Exhibit 4.2 hereto).

5.1	*	Opinion of Loyens & Loeff Luxembourg S.à r.l.

10.1	*	Consulting services agreement between certain Albéa group companies and Sun Capital Partners Management V, LLC, dated October 30, 2012.

10.2	*	Consulting services agreement between certain Albéa group companies and Sun Capital Partners Management V, LLC, dated October 30, 2012.

10.3	*	Consulting services agreement between certain Albéa group companies and Sun Capital Partners Management V, LLC, dated October 31, 2012.

10.4	*	North American ABL Facility Agreement, dated as of December 17, 2010, among Albéa Americas, Inc., Albéa Mexicana, L.P., Albéa Cosmetics America, Inc., Albéa Beauty Solutions USA, LLC and Albéa Canada Inc., the other entities and guarantors named therein, with PNC Bank, General Electric Capital Corporation and certain other lenders from time to time party thereto, which has subsequently been amended on January 18, 2011, August 31, 2011, November 10, 2011, August 28, 2012, October 5, 2012 and September 26, 2013.

10.5	*	European Receivables Facility Agreement, dated as of July 6, 2010, among Albéa Beauty Solutions Europe S.A.S., Albéa Tubes France S.A.S., Albéa Cosmetics France S.A.S.U., Albéa Poland Sp. z o.o., Albéa Tubes Italy S.p.A., Albéa Cosmetics Italy S.p.A., Albéa Deutschland GmbH and certain additional borrowers and guarantors named therein, with La Compagnie Générale d'Affacturage as factor, which has subsequently been amended on December 6, 2010, March 25, 2011, October 5, 2012 (effective as of November 1, 2012) and January 31, 2013.

21.1	*	List of subsidiaries of Albéa S.A.

23.1		Consent of PricewaterhouseCoopers (Audit), independent registered public accounting firm.

23.2	*	Consent in relation to the opinion of Loyens & Loeff Luxembourg S.à r.l. (included in Exhibit 5.1).

23.3		Consent of Euromonitor International Ltd.

Exhibit Number	Description
23.4	Consent of Arthur D. Little.

23.5	Consent of Smithers Pira.

24.1	Powers of Attorney (included in the signature pages hereto).

99.1	Consent of Timothy Stubbs, director nominee.

99.2	Consent of Markus Nagel, director nominee.

*
To be filed by amendment.

+
Indicates a management contract or compensatory plan or arrangement.